   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2003

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              U.S. CAN CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3411                                  06-1094196
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                             ---------------------

                           UNITED STATES CAN COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3411                                  06-1145011
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                             ---------------------

                       USC MAY VERPACKUNGEN HOLDING INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3411                                  36-4335392
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                             ---------------------

                      700 EAST BUTTERFIELD ROAD, SUITE 250
                            LOMBARD, ILLINOIS 60148
                           TELEPHONE: (630) 678-8000
                           FACSIMILE: (630) 678-8135
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                             ---------------------

                                 SANDRA VOLLMAN
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                           UNITED STATES CAN COMPANY
                      700 EAST BUTTERFIELD ROAD, SUITE 250
                            LOMBARD, ILLINOIS 60148
                           TELEPHONE: (630) 678-8000
                           FACSIMILE: (630) 678-8135
  (Name and address, including zip code, and telephone number, including area code, of agent for service of process for each registrant)
                             ---------------------

                                    COPY TO:

                            JANE D. GOLDSTEIN, ESQ.
                                ROPES & GRAY LLP
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                           TELEPHONE: (617) 951-7000
                           FACSIMILE: (617) 951-7050
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT(1)          OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
10 7/8% Series B Senior Secured Notes due
  2010.....................................     $125,000,000              100%              $125,000,000            $10,113
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 7/8% Series B Senior
  Secured Notes due 2010...................     $125,000,000              (2)                   (2)                 None(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) No further fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.
                             ---------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED SEPTEMBER 19, 2003

PROSPECTUS

                                  [USCAN LOGO]

                           UNITED STATES CAN COMPANY
                       OFFER TO EXCHANGE ALL OUTSTANDING
                     10 7/8% SENIOR SECURED NOTES DUE 2010
           ($125,000,000 AGGREGATE PRINCIPAL FOR AMOUNT OUTSTANDING)
                                      FOR
                 10 7/8% SERIES B SENIOR SECURED NOTES DUE 2010

                      GUARANTEED BY U.S. CAN CORPORATION,
                                ITS PARENT, AND
                       USC MAY VERPACKUNGEN HOLDING INC.,
                          ITS WHOLLY-OWNED SUBSIDIARY
                               ------------------
    We are offering to exchange our 10 7/8% Series B Senior Secured Notes due 2010, or the exchange notes, for all of our outstanding 10 7/8% Senior Secured Notes due 2010, or the notes. We refer to this offer as the exchange offer. We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We have registered the exchange notes under the Securities Act of 1933, while we have not registered the notes. The form and terms of the notes and the exchange notes are identical in all material respects, except for various transfer restrictions and registration rights relating to the notes.

    The exchange offer will remain open for not less than 20 business days from the date we mail notice of the exchange offer to note holders. We do not expect to keep the exchange offer open for more than 30 business days from the mailing date, including all extensions. We will accept for exchange all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City
time, on           , 2003, unless we extend this exchange offer. You may
withdraw the tender of your notes at any time prior to this date and time. Although our offer is subject to customary conditions, it is not conditioned upon any minimum principal amount of notes being tendered for exchange.

    Information about the exchange notes:

    - The exchange notes will mature on July 15, 2010.

    - We will pay interest on the exchange notes every six months, on January 15 and July 15 of each year, beginning on January 15, 2004.

    - We may redeem the exchange notes at any time on or after July 15, 2007.

    - On or before July 15, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of specified public offerings of common equity by us.

    - If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the exchange notes.

    - The exchange notes are our secured obligations and rank equal in right of payment with all of our unsubordinated indebtedness and senior to all of our future indebtedness that by its terms is subordinated to the exchange notes.

    We will not receive any proceeds from the issuance of the exchange notes. We will pay all the expenses incurred by us in connection with this exchange offer and the issuance of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes. See "Plan of Distribution."

    YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 11 IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or our offer of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS               .

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   11
Use of Proceeds.............................................   22
Capitalization..............................................   22
Ratio of Earnings to Fixed Charges..........................   23
Selected Financial Data.....................................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   42
Management..................................................   52
Security Ownership of Certain Beneficial Owners and
  Management................................................   60
Certain Relationships and Related Party Transactions........   62
Description of Certain Indebtedness.........................   64
Description of the Exchange Notes...........................   67
The Exchange Offer..........................................  111
Material United States Federal Income Tax Considerations....  120
Plan of Distribution........................................  126
Legal Matters...............................................  127
Independent Auditors........................................  127
Where You Can Find More Information.........................  127
Index to Consolidated Financial Statements..................  F-1

                             ---------------------

     This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but are qualified in their entirety by reference to the full and complete text of the related documents. We will make copies of these documents, which are not filed as exhibits to the registration statement in which this prospectus is included, available to you at your request.

     This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

     All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.

     THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES.

                             ---------------------

                            MARKET AND INDUSTRY DATA

     Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. The Chemical Specialties Product Association, European Aerosol Federation and Can Manufacturers Institute were the primary sources for third party industry data. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates, while we believe they are reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

                                   TRADEMARKS

     U.S. Can(R) and Plastite(R) are our trademarks. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including the factors described under the heading "Risk Factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

     - general economic and business conditions;

     - our substantial amount of debt and our ability to generate sufficient cash flow to service our debt;

     - our compliance with the financial covenants contained in our various debt agreements;

     - changes in competitive conditions in the markets or countries where we operate;

     - changes in demand for our products;

     - the level of cost reductions achieved through restructuring and capital expenditure programs;

     - raw material costs and availability, particularly tin-plated steel;

     - reductions in the market prices of our products;

     - the loss of any significant customer;

     - risks associated with international operations, including foreign currency fluctuations and devaluations and political instability in our foreign markets;

     - increases in our leverage;

     - changes in interest rates;

     - our ability to effectively integrate acquisitions;

     - changes in our business strategy or development plans;

     - the timing and cost of plant closures;

     - our ability to successfully implement new manufacturing technology; and

     - increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

     There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section. Except as otherwise required by the context, references in this prospectus to "our company," "we," "us," or "our" refer to U.S. Can Corporation and all of its subsidiaries. All references to "U.S. Can" refer to U.S. Can Corporation, references to the "Company" refer to United States Can Company and references to "May" refer to May Verpackungen, one of our subsidiaries.

                           UNITED STATES CAN COMPANY

     We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans, oblong containers and a large number of custom and specialty products and plastic containers for industrial and consumer products. We have long-standing customer relationships with many leading consumer products companies in the United States and Europe, including Reckitt Benckiser, Sherwin Williams, S.C. Johnson, Unilever and L'Oreal. In steel aerosol cans, we hold the number one market position in the United States and the number two market position in Europe. We also hold the number two market position in paint cans in the United States. We attribute our market leadership to our ability to consistently provide high-quality products and service at competitive prices, while continually improving our product-related technologies.

     For the fiscal year ended December 31, 2002, we reported net sales of $796.5 million, and for the six month period ended June 29, 2003, we reported net sales of $409.2 million. Our aerosol products globally represented approximately 60% of our net sales for the same periods. Our domestic operations represented approximately 70% of our net sales, with the remainder generated by our European operations.

     We have four business segments: Aerosol Products; International Operations; Paint, Plastic and General Line Products and Custom and Specialty Products.

     Our principal executive offices are located at 700 East Butterfield Road, Suite 250, Lombard, Illinois 60148 (Telephone Number: (630) 678-8000).

                                THE REFINANCING

     We used the $125 million in proceeds from the original offering of the notes to prepay a portion of our senior secured credit facility. In addition, in connection with the original offering of the notes, we amended our senior secured credit facility to:

     - permit the issuance of the notes and the second-priority liens securing the notes;

     - amend the levels we must achieve under our financial covenants relating to our leverage ratio, interest coverage ratio, fixed charge coverage ratio and minimum EBITDA, as defined under the senior secured credit facility;

     - allow us to apply the proceeds from the original offering of the notes to make the required prepayment of our Tranche A term loan in direct order of maturity;

     - allow us to apply up to $55 million of the proceeds from the original offering of the notes to repayment of our revolving credit facility instead of our term loans; and

     - permit us to re-borrow a portion of the aforementioned $55 million repayment for potential repurchases of our outstanding 12 3/8% senior subordinated notes due 2010.

We have incurred and re-borrowed approximately $6.4 million under our senior secured credit facility in connection with the fees and expenses related to the original offering of the notes and the amendment of our senior secured credit facility. In addition, we expect to incur and re-borrow an additional $1.2 million for other fees and expenses related to the original offering of the notes. We refer to the original offering of the notes, the application of the proceeds from that offering, the amendment of our senior secured credit facility and the payment of associated fees and expenses in this prospectus as the "refinancing."

                               THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $125,000,000 aggregate principal amount of our outstanding 10 7/8% Senior Secured Notes due 2010 for an equal aggregate principal amount of our new 10 7/8% Series B Senior Secured Notes due 2010. The exchange notes will be obligations of United States Can Company entitled to the benefits of the indenture governing the outstanding notes.

Registration Rights
Agreement.....................   You are entitled to exchange your notes for
                                 exchange notes with terms that are identical in all material respects to the notes. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you may no longer be entitled to the benefits of the rights granted under the registration rights agreement that we entered into as part of the offering of the notes.

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of notes that were issued on July 22, 2003 in a transaction exempt from registration under the Securities Act.
                                 Each of your notes must be properly tendered and accepted in order to be exchanged. We will exchange all notes that are properly tendered and not validly withdrawn.

                                 As of the date of this prospectus, there are $125,000,000 in aggregate principal amount of notes outstanding.

                                 We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Expiration Date...............   The exchange offer will expire at 12:00
                                 midnight, New York City time, on           ,
                                 unless we decide to extend the exchange offer.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to the condition
                                 that it does not violate applicable law or interpretations of the staff of the Commission.
                                 If we determine that applicable federal law does not permit the exchange offer, we may terminate the offer. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. The holders of notes have rights under the registration rights agreement should we fail to consummate the exchange offer.

                                 Persons who acquire the exchange notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

Resales of the Exchange
Notes.........................   We believe that you may offer for resale,
                                 resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the
                                 Securities Act if you:

                                 - acquire the exchange notes issued in the
                                   exchange offer in the ordinary course of your business;

                                 - are not participating, do not intend to
                                   participate and have no arrangement or
                                   undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - are not an "affiliate" of ours as defined in
                                   Rule 405 of the Securities Act.

                                 We have based our belief on the interpretations of the staff of the Commission set forth in no-action letters issued to other companies. We have not, however, requested the Commission to issue an interpretation with respect to resales of the exchange notes, and we do not expect to do so in the future.

                                 If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur. Each broker-dealer that receives exchange notes for its own account in exchange for notes, where the notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

                                 This offer is not being made to, nor will we accept surrenders for exchange from, holders of notes in any jurisdiction in which this offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction. Furthermore, persons who acquire the exchange notes are responsible for compliance with these securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

Accrued Interest on the
Exchange Notes and the
Notes.........................   Interest on each exchange note will accrue from
                                 the last date on which interest was paid on the note being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering.
                                 Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on January
                                 15, 2004 (the first interest payment date with respect to the notes and the exchange notes to be issued pursuant to the exchange offer) that they would have received had they not accepted the exchange offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Procedures for Tendering
Exchange Notes................   If you wish to tender your notes for exchange
                                 pursuant to the exchange offer, you must transmit to Wells Fargo Bank Minnesota,
                                 National Association, as exchange agent, on or prior to the expiration date either:

                                 - a properly completed and duly executed copy
                                   of the letter of transmittal accompanying this prospectus, or a facsimile of the letter of transmittal, together with your notes and any other documentation required by this letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

                                 - if you are effecting delivery by book-entry
                                   transfer, a computer-generated message
                                   transmitted by means of the Automated Tender
                                   Offer Program System of The Depository Trust
                                   Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

                                 In addition, you must deliver to the exchange agent on or prior to the expiration date:

                                 - if you are effecting delivery by book-entry
                                   transfer, a timely confirmation of book-entry transfer of your notes into the account of the exchange agent at The Depository Trust Company pursuant to the procedures for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering;" or

                                 - if necessary, the documents required for
                                   compliance with the guaranteed delivery
                                   procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

                                 By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things, (i) the person receiving the exchange notes pursuant to the exchange offer, whether or not this person is the holder, is receiving them in the ordinary course of business, (ii) neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes, and (iii) neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of notes and your
                                 name does not appear on a security listing of The Depository Trust Company as the holder of those notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
Procedures....................   If you wish to tender your notes and time will
                                 not permit the letter of transmittal or any of the documents required by the letter of transmittal to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for your notes cannot be delivered on time, you may tender your notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading
                                 "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Shelf Registration
Statement.....................   If any changes in law or of the applicable
                                 interpretation of the staff of the Commission do not permit us to effect the exchange offer, we do not complete the exchange offer within 180 days of the original offering of the notes or upon the request of any holder of the notes under specified circumstances, we have agreed to register the notes on a shelf registration statement and to use our best efforts to cause this shelf registration statement to be declared effective by the Commission. We have agreed to maintain the effectiveness of the shelf registration statement for, under specified circumstances, at least two years from the date the shelf registration statement is declared effective.

Withdrawal Rights.............   You may withdraw the tender of your notes at
                                 any time prior to 12:00 midnight, New York City time, on the expiration date.

Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   Subject to certain conditions, we will accept
                                 for exchange any and all notes that are
                                 properly tendered and not validly withdrawn.
                                 The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

U.S. Federal Income Tax
Consequences..................   The exchange of notes for the exchange notes
                                 should not be a taxable exchange for United
                                 States federal income tax purposes. See
                                 "Certain United States Federal Tax
                                 Considerations."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes. We will pay all of our expenses relating to the exchange offer.

Exchange Agent................   Wells Fargo Bank Minnesota, National
                                 Association is serving as exchange agent in connection with the exchange offer. The exchange agent can be reached at: Sixth and Marquette, MAC N9303-120, Minneapolis,
                                 Minnesota 55479. For more information with respect to the exchange offer, please contact the exchange agent at (800) 344-5128 or send your questions by facsimile to the exchange agent at (612) 667-4927.

                               THE EXCHANGE NOTES

GENERAL.......................   The form and terms of the exchange notes are
                                 identical in all material respects to the form and terms of the notes except that:

                                 - the exchange notes will bear a Series B
                                   designation;

                                 - we will have registered the exchange notes
                                   under the Securities Act and, therefore, they generally will not bear legends restricting their transfer; and

                                 - the holders of exchange notes will not be
                                   entitled to rights under the registration rights agreement.

                                 The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture under which the notes were issued.

Issuer........................   United States Can Company.

Notes Offered.................   $125.0 million principal amount of 10 7/8%
                                 Series B Senior Secured Notes due 2010.

Maturity Date.................   July 15, 2010.

Interest Payment Dates........   January 15 and July 15, commencing January 15,
                                 2004.

Ranking.......................   The exchange notes will be our secured
                                 obligations and will rank pari passu in right of payment with all of our unsubordinated indebtedness and senior in right of payment to all of our future indebtedness that by its terms is junior or subordinated in right of payment to the exchange notes. As of June 29, 2003, after giving effect to the refinancing, we would have had approximately $575.5 million of outstanding indebtedness, $175.9 million of which would have been subordinated to the exchange notes.

Collateral....................   The exchange notes will be secured by
                                 second-priority liens, subject to certain exceptions and permitted liens, on substantially all of our, our domestic subsidiaries' and our parent's existing and after-acquired assets for which a first priority lien has been granted to the lenders under our senior secured credit facility, which we refer to in this prospectus as the "collateral."

                                 The indenture and the security documents relating to the exchange notes permit us to incur additional debt and other obligations which may also be secured by liens on the collateral that are senior to or pari passu with the second-priority lien securing the exchange notes subject to certain restrictions. No appraisals of any collateral have been prepared by us or on our behalf in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

                                 The first-priority liens on all or a portion of the collateral may be released as more fully provided under the security documents governing the senior secured credit facility, whereupon under certain circumstances the second-priority lien that secures the exchange notes on such released collateral shall automatically be released without the consent of the holders of the exchange notes. In addition, the lenders under the senior secured credit facility will have the sole ability to control the exercise of remedies with respect to the collateral. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the senior secured credit facility or the exchange notes. See "Risk Factors -- Risks Related to Your Investment in the Exchange Notes -- The value of the collateral securing the exchange notes may not be sufficient to satisfy obligations under the exchange notes and the collateral securing the exchange notes may be reduced or diluted under certain circumstances" and "-- The lenders under our senior secured credit facility will have the sole right to exercise remedies against the collateral for so long as the senior secured credit facility is outstanding, including releasing the collateral securing the exchange notes." You should read "Description of the Exchange Notes -- Security" for a more complete description of the security granted to the holders of the exchange notes.

Optional Redemption...........   At any time and from time to time on or after
                                 July 15, 2007, we may redeem the exchange notes in whole or in part, at redemption prices set forth in the section entitled "Description of the Exchange Notes -- Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Some
Equity Offerings..............   At any time and from time to time on or before
                                 July 15, 2006, we may use the proceeds of a prior equity offering to redeem up to 35% of the aggregate principal amount of the exchange notes at a redemption price equal to 110.875% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption if at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding immediately after giving effect to the redemption.

Change of Control.............   Upon a change of control, as defined under the
                                 section entitled "Description of the Exchange
                                 Notes -- Change of Control," you will have the right, as a holder of exchange notes, to require us to repurchase all or part of your exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Guarantee.....................   United States Can Company's obligations under
                                 the exchange notes will be guaranteed on a senior secured basis by its parent, U.S. Can, and all of its domestic subsidiaries, which we collectively refer to as the guarantors. None of our foreign subsidiaries will guarantee the exchange notes. The guarantees will be general secured obligations of the guarantors and will rank pari passu with all existing and future indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees. See "Description of the Exchange Notes -- Parent and Subsidiary
                                 Guarantees."

Restrictive Covenants.........   The indenture governing the exchange notes
                                 limits our ability and the ability of our restricted subsidiaries to:

                                 - incur more debt;

                                 - create liens;

                                 - repurchase stock, repurchase subordinated
                                   debt and make certain investments;

                                 - pay dividends, make loans or transfer
                                   property or assets;

                                 - enter into sale and leaseback transactions;

                                 - transfer or dispose of substantially all of
                                   our assets; and

                                 - engage in transactions with affiliates.

                                 These covenants are subject to a number of important exceptions and limitations that are described under the heading "Description of the Exchange Notes."

Risk Factors..................   You should consider carefully all of the
                                 information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in the exchange notes.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                  OF U.S. CAN CORPORATION AND ITS SUBSIDIARIES

     The following tables present our summary financial data. The summary historical financial data for the years ended December 31, 1998 through 2002 have been derived from our audited consolidated financial statements. The summary financial data for the six months ended June 30, 2002 and June 29, 2003 have been derived from our unaudited interim condensed consolidated financial statements, which in our opinion include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 29, 2003 are not necessarily indicative of results that may be expected for the entire year or any future period.

     We have not provided separate financial statements or data for the Company in this prospectus. U.S. Can's only assets are its investment in and advances to the Company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the Company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

     The following summary historical financial data should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                            SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,              -------------------
                                           ---------------------------------------------   JUNE 30,   JUNE 29,
                                            1998     1999     2000      2001      2002       2002       2003
                                           ------   ------   -------   -------   -------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $731.0   $732.9   $ 809.5   $ 772.2   $ 796.5   $ 389.7    $ 409.2
Cost of sales............................   638.9    630.4     693.2     695.5     710.4     347.8      363.1
                                           ------   ------   -------   -------   -------   -------    -------
Gross income.............................    92.1    102.5     116.3      76.7      86.1      41.9       46.1
Selling, general and administrative
  expenses...............................    34.5     35.5      45.9      46.6      37.9      19.2       18.4
Special charges(1).......................    35.9       --       3.3      36.2       8.7        --        1.6
Recapitalization charge(2)...............      --       --      18.9        --        --        --         --
                                           ------   ------   -------   -------   -------   -------    -------
Operating income (loss)..................    21.7     67.0      48.2      (6.1)     39.5      22.7       26.1
Interest expense.........................    34.9     29.9      40.5      57.3      55.4      27.9       28.3
Loss from early extinguishment of
  debt(3)................................      --      2.1      24.2        --        --        --         --
                                           ------   ------   -------   -------   -------   -------    -------
Income (loss) before income taxes........   (13.2)    35.0     (16.5)    (63.4)    (15.9)     (5.2)      (2.2)
Provision (benefit) for income taxes.....    (5.7)    13.8      (5.0)    (23.0)     37.6      (1.9)       2.9
                                           ------   ------   -------   -------   -------   -------    -------
Income (loss) from continuing operations
  before discontinued operations and
  cumulative effect of accounting
  change.................................    (7.5)    21.2     (11.5)    (40.4)    (53.5)     (3.3)      (5.1)
Net loss on sale of discontinued
  business(4)............................    (8.5)      --        --        --        --        --         --
Cumulative effect of accounting change,
  net of income taxes(5).................      --       --        --        --     (18.3)    (18.3)        --
Preferred stock dividend requirement.....      --       --      (2.6)    (11.3)    (12.5)     (6.0)      (6.6)
                                           ------   ------   -------   -------   -------   -------    -------
Net income (loss) attributable to common
  stockholders...........................  $(16.0)  $ 21.2   $ (14.1)  $ (51.7)  $ (84.3)  $ (27.6)   $ (11.7)
                                           ======   ======   =======   =======   =======   =======    =======
OTHER FINANCIAL DATA:
Depreciation and amortization............    35.4     31.9      33.7      34.6      36.1      17.7       18.3
Capital expenditures.....................    22.8     31.0      24.5      19.5      27.2      11.0        7.4
Ratio of earnings to fixed charges(6)....       *      2.1x        *         *         *         *          *

                                                                                            SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,              -------------------
                                           ---------------------------------------------   JUNE 30,   JUNE 29,
                                            1998     1999     2000      2001      2002       2002       2003
                                           ------   ------   -------   -------   -------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents................  $ 18.1   $ 15.7   $  10.8   $  14.7   $  11.8   $  16.5    $  19.0
Working capital..........................    76.1     37.7      74.2      64.3      44.5      72.6       53.3
Total assets.............................   555.6    663.6     637.9     634.4     578.8     641.1      608.1
Total debt...............................   316.7    359.3     495.0     536.8     549.7     554.8      567.9
Redeemable Preferred Stock...............      --       --     109.3     120.6     133.1     126.7      139.8
Stockholders' equity/(deficit)...........    50.2     68.6    (174.3)   (247.1)   (343.8)   (275.2)    (345.5)

---------------

(1) In 1998, we established a restructuring provision for closure of the Green Bay, Wisconsin aerosol assembly plant, the Alsip, Illinois general line plant, and the Columbiana, Ohio specialty plant; a write-down to estimated proceeds for the sale of the metal closure business located in Glen Dale, West Virginia; and selected closures and realignment of facilities servicing the lithography needs of our core businesses. In 2000, we announced a reduction in force program. In 2001, we initiated several restructuring programs that consisted of a voluntary termination program, the closure of five manufacturing facilities and the consolidation of two other facilities into a new facility in Atlanta, Georgia. See Note (4) of the audited consolidated financial statements for a description of the 2002, 2001 and 2000 special charges and Note (3) to our unaudited consolidated financial statements as of June 29, 2003 for a discussion of the special charge in the first six months of 2003.

(2) See Note (3) to the audited consolidated financial statements.

(3) In April of 2002, the FASB issued Statement of Financial Accounting Standard No. 145 (SFAS No. 145) related to gains and losses on extinguishment of debt. We have adopted SFAS No. 145 and have determined that the losses in 2000 and 1999 do not meet the criteria in Opinion 30 for classification as an extraordinary item. As such, we have reported our 2000 and 1999 losses from early extinguishment of debt as deductions from income before income taxes. See Note (2)(n) to the audited consolidated financial statements for further details on SFAS No. 145. See Note (6) to the audited consolidated financial statements for further details relating to the early extinguishment of debt.

(4) On November 9, 1998, we sold our commercial metal services business for net cash proceeds of $28 million. We recorded an incremental $8.5 million after-tax charge for the loss on this sale.

(5) See Note (15) to the audited consolidated financial statements.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings represents earnings from continuing operations plus fixed charges. Fixed charges include interest expense on indebtedness, amortization of debt discount and the portion of rent deemed representative of an interest factor and preferred stock dividend requirements. Approximately, $13.2 million, $18.1 million, $70.4 million and $23.6 million of additional pre-tax earnings for the fiscal years ended December 31, 1998, 2000, 2001 and 2002, respectively, and approximately $8.9 million and $6.3 million of additional pre-tax earnings for the first six months of 2002 and 2003, respectively, would have been required for us to have achieved a ratio of earnings to fixed charges of 1.0x for those periods.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information set forth in this prospectus before investing in the exchange notes.

             RISKS RELATED TO YOUR INVESTMENT IN THE EXCHANGE NOTES

WE HAVE SUBSTANTIAL DEBT THAT COULD NEGATIVELY IMPACT OUR BUSINESS BY, AMONG OTHER THINGS, INCREASING OUR VULNERABILITY TO GENERAL ADVERSE ECONOMIC AND INDUSTRY CONDITIONS AND PREVENTING US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     As a result of the refinancing, we have significant debt outstanding. As of June 29, 2003, after giving effect to the refinancing, we would have had total consolidated debt outstanding of $575.5 million and $55.7 million of unused commitment under our revolving credit facility.

     Our high level of debt could:

     - make it difficult for us to satisfy our obligations, including making interest payments under the exchange notes and our other debt obligations;

     - limit our ability to obtain additional financing to operate our business;

     - limit our financial flexibility in planning for and reacting to industry changes;

     - place us at a competitive disadvantage as compared to less leveraged companies;

     - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

     - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

     We may borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

IF WE DO NOT GENERATE SUFFICIENT POSITIVE CASH FLOWS, WE MAY BE UNABLE TO SERVICE OUR DEBT, INCLUDING THE EXCHANGE NOTES.

     Our ability to pay principal and interest on the exchange notes and our other indebtedness depends on our future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond our control. Consequently, we cannot assure you that we will have sufficient cash flows to service our debt.

     If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would enable us to satisfy our scheduled debt service obligations.

     If we cannot make scheduled payments on our debt, we will be in default and, as a result:

     - our debt holders could declare all outstanding principal and interest to be due and payable;

     - our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

     - we could be forced into bankruptcy or liquidation.

THE TERMS OF OUR DEBT MAY SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

     Our senior secured credit facility, our 12 3/8% senior subordinated notes due 2010 and the indenture governing the exchange notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

     - incur liens or make negative pledges on our assets;

     - merge, consolidate or sell our assets;

     - issue additional debt;

     - pay dividends or redeem capital stock and prepay other debt;

     - enter into sale and leaseback transactions;

     - make investments and acquisitions;

     - enter into transactions with affiliates;

     - make capital expenditures;

     - materially change our business;

     - amend our debt and other material agreements;

     - issue and sell capital stock;

     - restrict distributions from our subsidiaries; or

     - prepay specified indebtedness.

     Our debt requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our business could be adversely impacted.

THE VALUE OF THE COLLATERAL SECURING THE EXCHANGE NOTES MAY NOT BE SUFFICIENT TO SATISFY OBLIGATIONS UNDER THE EXCHANGE NOTES AND THE COLLATERAL SECURING THE EXCHANGE NOTES MAY BE REDUCED OR DILUTED UNDER CERTAIN CIRCUMSTANCES.

     The exchange notes will be secured by second priority liens on the collateral described in this prospectus. The collateral also secures on a first priority basis our obligations under our senior secured credit facility, as well as other indebtedness to the extent permitted by the terms of the indenture governing the exchange notes. As of June 29, 2003, we and our subsidiaries had approximately $36.8 million of secured indebtedness outside of our senior secured credit facility, including outstanding capital leases, other purchase money indebtedness, mortgages and indebtedness of our foreign subsidiaries. These obligations are generally secured by a first priority lien on the underlying assets relating to such obligations and in some instances, a second priority lien has been granted for the benefit of the lenders under our senior secured credit facility. As a result, the exchange notes will be secured by a third-priority security interest in such assets. In addition, your rights to the collateral would be diluted by any future increases in the indebtedness secured by the collateral.

     In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the exchange notes may not be sufficient to satisfy the exchange notes. This is because proceeds from a sale of the collateral would be distributed to satisfy indebtedness and all other obligations under the senior secured credit facility and any other indebtedness secured by a first priority lien on the collateral before any such proceeds are distributed in respect of the exchange notes. Only after all of our obligations under the senior secured credit facility and any such other first priority indebtedness have been satisfied will proceeds from the sale of collateral be available to holders of the exchange notes.

     The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral and our industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or third parties enjoy liens (including statutory liens), such holders or third parties may have rights and remedies with respect to the collateral securing the exchange notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the exchange notes. See "Description of the Exchange Notes -- Security -- Intercreditor Agreement."

     The indenture governing the exchange notes and the senior secured credit facility may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the exchange notes by the unrestricted subsidiary or any or its subsidiaries will be released under the indenture but not under the senior secured credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released and the exchange notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce the collateral available to secure the exchange notes.

THE EXCHANGE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE EXCHANGE NOTES.

     The exchange notes will be our direct obligations and will be guaranteed by substantially all of our domestic subsidiaries. None of our foreign subsidiaries are guarantors of the exchange notes. Our cash flow and our ability to service our debt, including the exchange notes, depend partly upon the earnings of our non-guarantor subsidiaries. As of June 29, 2003, our non-guarantor subsidiaries had approximately $138.3 million of total liabilities outstanding, including trade payables and excluding intercompany indebtedness.

     Our subsidiaries are separate and distinct legal entities. Our ability to repatriate cash from our subsidiaries may be limited. Except for the guarantors, our subsidiaries have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be effectively subordinated to the claims of any such subsidiary's creditors, including, without limitation, bank and trade creditors. This means that such creditors of any of our subsidiaries would have a claim prior to that of the holders of the exchange notes with respect to the assets of that non-guarantor subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     As of June 29, 2003, our non-guarantor subsidiaries represented approximately 38% of our consolidated assets. To the extent we expand our foreign operations, a larger percentage of our consolidated assets, net sales and operating income may be derived from non-guarantor subsidiaries and as discussed above, our ability to repatriate cash from such subsidiaries may be limited.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF THE EXCHANGE NOTES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     The indenture requires that certain future domestic subsidiaries guarantee the exchange notes. These considerations will also apply to their guarantees.

     We cannot assure you as to what standard a court would apply in determining whether a guarantor would be considered to be insolvent. If a court determined that a guarantor was insolvent after giving effect to the guarantees, it could void the guarantees of the exchange notes by one or more of our subsidiaries and require you to return any payments received from such subsidiaries.

OUR SENIOR DEBT BEARS INTEREST AT A FLOATING RATE, AND IF INTEREST RATES RISE, OUR PAYMENTS WILL INCREASE AND WE MAY INCUR LOSSES.

     Outstanding amounts under our senior secured credit facility bear interest at a floating rate. Current interest rates are low and our financial results have benefited from these low rates. If interest rates rise, our senior debt interest payments also will increase, which could make it more difficult for us to satisfy our debt obligations and further reduce availability of our cash flow for operations and other purposes. For example, based on the amount of floating rate debt outstanding during the six months ended June 29, 2003 and without giving effect to our interest rate protection agreements, we expect that a 1% increase in interest rates would have increased our interest expense for the six months ended June 29, 2003 by $3.7 million to $32.0 million. We currently have certain interest rate protection agreements in place but these agreements expire in October 2003. Although we may use interest rate protection agreements from time to time to reduce our exposure to interest rate fluctuations in some cases, we may not elect or have the ability to implement these agreements or, if we do implement them, they may not achieve the desired effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE LENDERS UNDER OUR SENIOR SECURED CREDIT FACILITY HAVE THE SOLE RIGHT TO EXERCISE REMEDIES AGAINST THE COLLATERAL FOR SO LONG AS THE SENIOR SECURED CREDIT FACILITY IS OUTSTANDING, INCLUDING RELEASING THE COLLATERAL SECURING THE EXCHANGE NOTES.

     The intercreditor agreement provides that the lenders under our senior secured credit facility have the exclusive right to manage, perform and enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the intercreditor agreement, the lenders under the senior secured credit facility may, under certain circumstances, release all or any portion of the collateral securing the senior secured credit facility, including, without limitation, in connection with certain sales of assets. The collateral so released will no longer secure our obligations under the exchange notes. In addition, if an event of default has occurred, the lenders under the senior secured credit facility may release collateral in connection with the foreclosure, sale or other disposition of such collateral to satisfy obligations under the senior secured credit facility. Any collateral released would cease to act as security for the exchange notes and the guarantees of the exchange notes, as well as our obligations under the senior secured credit facility.

     In addition, since the lenders under the senior secured credit facility control the disposition of the collateral securing the senior secured credit facility and the exchange notes, if there were an event of default under the exchange notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facility. In such event, the only remedy available to the holders of the exchange notes would be to sue for payment on the exchange notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

MAY MAY BE UNABLE TO REFINANCE ITS CREDIT FACILITIES.

     May has various bank facilities originating under loan agreements dated between 1996 and 1999. These agreements provide for up to ten-year terms with floating interest rates, and among other things, include provisions for the banks to terminate the credit lines upon giving notice and rightfully demand security for the credit lines. During April 2003, a formal demand for security was made by the lenders under May's credit facilities. On April 30, 2003, May granted two of its banks a collateral interest in its inventory and accounts receivable in exchange for their agreement to allow the continuation of facilities in the amount of E11.8 million through June 30, 2003. In addition, we made payments of E1.5 million on May 7, 2003 and E1.0 million on June 30, 2003 in full payment of term loans for which one of May's lenders demanded early payment in accordance with terms of the borrowings. These term loans were guaranteed by U.S. Can. May has initiated discussions with several banks to secure a new facility that would replace the existing facilities and allow it to meet its seasonal borrowing needs. May has received a proposal from its existing lenders to extend the existing facilities through October 31, 2003. This new facility is expected to be in an amount comparable to historical credit lines and secured in the same manner as the existing borrowings. If we are unable to secure adequate substitute financing for May or May defaults on payments of debt under its borrowing agreements, we will need to provide financing for May from other sources. There can be no assurance that the existing banks will extend or replace the current facilities, that new banks will extend the required level of credit, that May will not default under its borrowing agreements or that funds will be available from other sources to finance May's requirements, each of which could have a material adverse effect on our financial position.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY OUR INDENTURE.

     The indenture provides that, upon a change in control of our company or U.S. Can, we will be required to offer to repurchase all of the outstanding exchange notes at 101% of the principal amount thereof, plus accrued interest. This provision will not necessarily protect exchange note holders in a highly leveraged transaction or certain other transactions. In addition, our financial resources may limit our ability to repurchase the exchange notes or repay our outstanding debt under the senior secured credit facility. For example, our senior secured credit facility prohibits our repurchase of the exchange notes if we have outstanding debt under the facility. Furthermore, any future debt that we incur would also likely limit our ability to repurchase the exchange notes.

     We currently anticipate that we will need additional financing to pay the principal of the exchange notes or to repurchase the exchange notes upon a change of control as required under the indenture. We may obtain such financing by refinancing our debt, selling our equity securities or selling the equity securities or assets of our subsidiaries. We cannot assure you that upon a change of control we will have sufficient funds, or will be permitted by our outstanding debt, to purchase the exchange notes tendered by holders. See "Description of the Exchange Notes -- Change of Control."

THERE MAY BE NO ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES. FURTHER, RESALES OF THE EXCHANGE NOTES MUST COMPLY WITH THE APPLICABLE STATE SECURITIES LAWS.

     The exchange notes are new securities for which there currently is no market. Although Citigroup, the initial purchaser of the notes, has informed us that it intends to make a market in the exchange notes, it is not obligated to do so and it may discontinue any market making activities at any time without notice. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

     In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See "Description of Exchange Notes" and "The Exchange Offer."

     All resales must be made in compliance with state securities or "blue sky" laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

YOUR FAILURE TO EXCHANGE YOUR NOTES IN THE EXCHANGE OFFER WILL RESTRICT YOUR ABILITY TO RESELL THEM.

     Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

     - you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

     - the notes will bear a legend restricting transfer in the absence of registration or an exemption; and

     - a holder of the notes who wants to sell or otherwise dispose of all or any part of its notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

     Except under limited circumstances, we have no obligation to register any notes that are not tendered in the exchange offer.

BERKSHIRE PARTNERS OWNS A CONTROLLING INTEREST IN OUR VOTING SECURITIES AND ITS INTERESTS COULD BE INCONSISTENT WITH THE INTERESTS OF THE NOTE HOLDERS.

     Berkshire Partners and its affiliates own approximately 77.3% of our total common equity. Subject to certain limitations contained in our stockholders agreement, Berkshire Partners controls us. Accordingly, Berkshire Partners and its affiliates will control the power to elect directors and to approve many actions requiring the approval of our stockholders, such as adopting most amendments to our certificate of incorporation and approving mergers, sales of all or substantially all of our assets and other corporate transactions that could result in a change of control of our company. We cannot assure you that Berkshire Partners' interests will be consistent with the note holders' interests.

                         RISKS RELATED TO OUR BUSINESS

WE FACE COMPETITIVE RISKS FROM MANY SOURCES THAT MAY NEGATIVELY IMPACT OUR BUSINESS.

     The can and container industry is highly competitive and some of our competitors have greater financial resources than we do. Quality, service and price are the principal methods of competition in our industry. Because our customers have the ability to buy similar products from our competitors, we are limited in our ability to increase prices. We believe our capital investments have improved our operating efficiencies, and consequently, improved profitability, but we cannot assure you that we will continue to improve profit margins in this manner. In addition, our business could be adversely affected if we are unable to meet our customers' quality and service demands.

     We also face competitive risks from substitute products, such as aluminum, glass and plastic containers. The market for such substitute products has grown substantially over the past several years and from time to time our customers, including some of our larger customers, have switched from steel containers to these substitute products to package their products. Our business also is affected by changes in consumer demand for our customers' products. A decrease in the costs of substitute products, a widespread introduction of substitute products by our customers as a substitute for steel containers or a decline in consumer demand for our customers' products could reduce our customers' orders and adversely affect our business.

OUR FAILURE TO IMPLEMENT OUR COST SAVINGS STRATEGY COULD NEGATIVELY IMPACT OUR BUSINESS.

     A significant element of our business strategy is the improvement of our operating efficiencies and a reduction of our operating costs. We have and will continue to consider opportunities to consolidate our manufacturing plants, implement programs to lower our operating costs, implement new manufacturing technology and continue our focus on overhead reductions. Our failure to successfully implement this strategy could negatively impact our business and our results of operations.

INCREASES IN TIN-PLATED STEEL PRICES COULD CAUSE OUR PRODUCTION COSTS TO INCREASE, WHICH COULD REDUCE OUR ABILITY TO COMPETE EFFECTIVELY.

     Tin-plated steel is the most significant raw material used to make our products. Negotiations with our domestic and European tin-plated steel suppliers generally occur once per year. Failure to negotiate favorable tin-plated steel prices in the future could result in an increase in production costs and a negative impact on our results of operations.

     The President of the United States imposed 30% ad valorem tariffs under
Section 201 of the Trade Act of 1974 on tin mill imports from most foreign producers effective March 30, 2002. These tariffs are scheduled to remain in effect for three years, declining to 24% in 2003 and 18% in 2004. Tin mill imports from Canada, Mexico and certain developing counties are excluded from these tariffs. However, we do purchase the vast majority of our domestic steel from domestic sources and since the tariffs curtail foreign competition, a negative impact to us could arise from price increases from domestic suppliers.

     In response to the U.S. tariffs imposed under Section 201 of the Trade Act of 1974, in March 2002, the European Union established a steel safeguard initiative whereby imports of steel into the European Union from designated countries are assessed a duty of 17% versus the previous duty of 1%. The new duty on some European imports remains in effect for the duration of the U.S. imposed tariffs under Section 201. Due to the fact that our European operations do not import steel from any of the countries affected by the new European duty, our international operations were not affected by the new duty in 2002.

     Some customer contracts allow us to pass tin-plated steel price increases through to our customers. However, these contracts generally limit pass-throughs and also may require us to match other competitive bids. If we cannot pass through all future tin-plated steel price increases to our customers or match other packaging suppliers' bids, our financial condition may be adversely affected. See "Business -- Raw Materials."

THE LOSS OF A KEY CUSTOMER COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS.

     A significant percentage of our sales are made to a limited number of customers. Our largest customer accounted for approximately 8.6% of our sales in 2002. The loss of a key customer could adversely affect our business because we may be unable to lower our operating costs or replace the sales revenue with new customers quickly enough to offset the resulting sales decrease.

     In addition, several of our manufacturing plants are dependent on high volume orders from customers. The loss of any of these customers or a decrease in demand for their products that are packaged in our containers could adversely affect our business and force us to close manufacturing plants.

OUR PRINCIPAL MARKETS ARE SUBJECT TO OVERCAPACITY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     The worldwide steel container markets have experienced limited growth in demand in recent years. Steel containers are standardized products, allowing for relatively little differentiation among competitors. This led to overcapacity and price competition among steel container producers, as capacity growth outpaced the growth in demand for steel containers. The North American steel container market, in particular, is considered to be a mature market, characterized by stable growth and a sophisticated distribution system. Price-driven competition has increased as producers seek to capture more sales volume in order to keep their plants operating at optimal levels and reduce unit costs.

     Competitive pricing pressures, overcapacity or any failure to develop new product designs and technologies could cause us to lose existing business or opportunities to generate new business and could result in decreased profitability.

WE HAVE SIGNIFICANT UNDERFUNDED PENSION PLAN OBLIGATIONS AND SIGNIFICANT UNFUNDED POST-RETIREMENT OBLIGATIONS.

     We sponsor a noncontributory defined benefit pension plan covering a portion of our domestic hourly workforce. In 2001, we contributed $1.5 million to this plan, but made no contributions in 2002 and minimal contributions in the first six months of 2003. We currently anticipate our 2003 aggregate funding requirements to be approximately $1.1 million.

     We rely upon actuarial models to calculate our pension benefit obligations and the related effects on operations. Accounting for pension plans requires the use of estimates and assumptions regarding numerous factors, including discount rate, the long-term rate of return on plan assets, retirement ages, mortality and employee turnover. On an annual basis, we evaluate these critical assumptions and make changes to them as necessary to reflect our experience. Two of the critical assumptions in determining our reported expense or liability for pensions are the discount rate and the long-term expected rate of return on plan assets. The use of a lower discount rate and a lower long-term expected rate of return on plan assets would increase the present value of benefit obligations and increase pension expense and postretirement benefit expense. In 2002, we reduced our discount rate to reflect market interest rate conditions.

     As of December 31, 2002, the latest date for which information is available, our accumulated benefit obligation with respect to our domestic noncontributory defined benefit pension plan exceeded the fair value of our plan assets by approximately $12.4 million. If the market interest rates that we use to determine our discount rate decline from current levels, our pension expense and cash contributions will most likely increase in future years. Likewise, a deterioration in the plan's investment portfolio performance will also cause increases to our pension expense and cash contributions. Finally, our pension liability would be increased if the pension plan were terminated immediately, because the interest rate assumption used to value the benefits and the value of the assets on a termination basis would most likely be lower than the current funding assumptions. While our pension plan continues in effect, we continue to incur additional pension obligations. Our pension plan is subject to the Employee Retirement Income

Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event our pension plan is terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, determined on a termination basis. We do not have any reason to believe that the PBGC will terminate our plan in the foreseeable future.

     We also sponsor defined benefit plans in certain of our international operations. The largest plan is significantly underfunded, and the remaining plans are unfunded. We made contributions of $0.9 million to these plans in the first six months of 2003 and $0.8 million and $1.1 million for the years ended December 31, 2002 and 2001, respectively. We currently anticipate our 2003 aggregate funding requirement to be approximately $1.7 million. As of December 31, 2002, the latest date for which information is available, our projected benefit obligation exceeded the fair value of our plan assets by approximately $29.8 million. If the market interest rates that we use to determine our discount rate decline from current levels, our pension expense and cash contributions will most likely increase in future years. Likewise, a deterioration in the plan's investment portfolio performance will also cause increases to our pension expense and cash contributions.

     Hourly employees at four plants are covered by union-sponsored collectively bargained, multi-employer pension plans. We contributed to these plans and charged to expense approximately $1.1 million in each of 2001 and 2002, and approximately $0.5 million in the first six months of 2003. The contributions are generally determined in accordance with the provisions of the negotiated labor contracts and are generally based on a per employee, per week amount. Our liability, if any, is not presently determinable and therefore no amount has been recorded for any contingent unfunded liability.

     We also provide post-retirement medical and life insurance benefits for certain domestic retired employees in connection with collective bargaining agreements. As of December 31, 2002, our unfunded "accumulated post-retirement benefit obligation" calculated in accordance with generally accepted accounting principles for retiree medical benefits was approximately $32.2 million, based on assumptions set forth in our consolidated financial statements.

OUR BUSINESS IS SUBJECT TO SOME SEASONAL FLUCTUATIONS, WHICH MAY INCREASE OUR BORROWING NEEDS AT VARIOUS POINTS IN THE YEAR.

     Our business has some seasonal variations. Quarterly sales and earnings tend to be slightly stronger starting in early spring (second quarter) through late summer (third quarter). Aerosol sales have minor increases in the spring and summer related to increased sales of containers for household products and insect repellents. Paint container sales tend to be stronger in spring and early summer due to the favorable weather conditions. Portions of the custom and specialty products line tend to vary seasonally, because of holiday sales late in the year. May's food can sales generally peak in the third and fourth quarters. These seasonal variations may lead to increased working capital requirements and borrowing needs. Our results of operations could be adversely affected if we are required to substantially increase our borrowings or if we are unable to accurately predict our working capital needs and secure the necessary credit lines in connection with seasonal variations.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

     We operate facilities and sell products in several countries outside the United States. We have significant foreign operations, including plants and sales offices in Denmark, France, Germany, Italy, Spain and the United Kingdom. In addition, we have a joint venture with an aerosol can manufacturer located in Argentina. Our international operations subject us to risks associated with selling and operating in foreign countries. In Europe, these risks include:

     - fluctuations in currency exchange rates;

     - restrictions on dividend payments and other payments by our foreign subsidiaries;

     - withholding and other taxes on dividend payments and other payments by our foreign subsidiaries; and

     - investment regulation and other restrictions by foreign governments.

     In Argentina, these risks include:

     - limitations on conversion of foreign currencies into U.S. dollars;

     - hyperinflation; and

     - political instability.

     We may enter into transactions to hedge the risk of exchange rate fluctuations or take other steps to protect against these risks. However, we cannot assure you that we can protect ourselves against these risks or that these risks will not adversely affect our business.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL ENVIRONMENTAL REMEDIATION AND COMPLIANCE COSTS.

     Our operations are subject to federal, state, local and foreign laws and regulations relating to pollution, the protection of the environment, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. In particular, our lithography operations' air emissions are strictly regulated. We spend significant funds each year to upgrade emissions control equipment to comply with changes in environmental regulations and increase the efficiencies of our manufacturing operations. Changes in applicable environmental regulations could increase the capital expenditures necessary to bring manufacturing facilities into compliance with changing environmental laws.

     We also could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of, or liabilities under, environmental laws or non-compliance with environmental permits required for our production facilities. Occasionally, contaminants from current or historical operations have been detected at some of our present and former sites. Although we are not currently aware of any material claims or obligations with respect to these sites, the detection of additional contaminants or the imposition of cleanup obligations at existing or unknown sites of contamination could result in significant liability.

     We cannot predict the amount or timing of costs imposed under environmental laws. Liability under certain environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis (i.e., one liable party could be held liable for all costs at a site). We have been named as a potentially responsible party for costs incurred in the clean up of a regional groundwater plume partially extending underneath property located in San Leandro, California, formerly a site of one of our can assembly plants. We have agreed to indemnify the owner of this property against this matter. We do not believe the past operations of our can assembly plant caused or contributed to this groundwater plume. However, any liability in connection with this or other environmental matters could adversely affect our business.

OUR FORMER INDEPENDENT PUBLIC ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS BEEN FOUND GUILTY OF A FEDERAL OBSTRUCTION OF JUSTICE CHARGE, AND YOU MAY BE UNABLE TO EXERCISE EFFECTIVE REMEDIES AGAINST IT IN ANY LEGAL ACTION.

     Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for fiscal periods through December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements included elsewhere in this prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the Commission.

     Arthur Andersen LLP has not reissued its audit report with respect to our audited consolidated financial statements included in this prospectus. Furthermore, Arthur Andersen LLP has not consented to the inclusion of its audit report in this prospectus and Arthur Andersen LLP will not consent to the inclusion of its audit report in any registration statement we may file with respect to the exchange notes following the completion of this offering or in other filings we make with the Commission following this offering. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are included in this prospectus, any registration statement with respect to the exchange notes following this offering or any other filing we may make with the Commission, including any claim under Section 11 of the Securities Act. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements. In addition, in connection with any future capital markets transaction in which we are required to include financial statements that were audited by Arthur Andersen LLP, as a result of the foregoing, investors may elect not to participate in any such offering or, in the alternate, may require us to obtain a new audit with respect to previously audited financial statements. Consequently, our financing costs may increase or we may miss attractive capital market opportunities.

A SIGNIFICANT PORTION OF OUR WORKFORCE IS UNIONIZED AND LABOR DISRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     As of June 29, 2003, we had approximately 3,700 employees. Nearly 1,550 of our U.S. employees are subject to collective bargaining agreements. In keeping with common practice, virtually all manufacturing employees at our European plants are unionized. Although we consider our current relations with our employees to be generally good, if we do not maintain these good relations, or if major work disruptions were to occur, our production costs could increase. See "Business -- Labor."

                                USE OF PROCEEDS

     There will be no proceeds from the issuance of the exchange notes.

     In connection with the original offering of the notes, we used the $125.0 million of proceeds to repay $23.3 million of our Tranche A term loan under our senior secured credit facility that, at the time of the repayment, bore interest at a weighted average rate of 5.77% and matures on January 4, 2006, repay $46.7 million of our Tranche B term loan under our senior secured credit facility that, at the time of the repayment, bore interest at a weighted average rate of 6.00% and matures on January 4, 2006 and repay $55.0 million of our revolving credit facility that, at the time of the repayment, bore interest at a weighted average rate of 5.72% and matures on January 4, 2006. We have incurred and re-borrowed approximately $6.4 million under our senior secured credit facility in connection with the fees and expenses related to the original offering of the notes and the amendment of our senior secured credit facility. In addition, we expect to incur and re-borrow an additional $1.2 million for other fees and expenses related to the original offering of the notes and we may re-borrow additional amounts for working capital and other general corporate purposes, including potential repurchases of our outstanding 12 3/8% senior subordinated notes due 2010.

                                 CAPITALIZATION

     The following table sets forth as of June 29, 2003 our actual capitalization and our capitalization as adjusted to give effect to the refinancing.

                                                               AS OF JUNE 29, 2003
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $  19.0     $  19.0
                                                              =======     =======
Debt:
  Senior secured credit facility:
     Revolving credit facility(1)...........................  $  90.0     $  42.6
     Tranche A term loan....................................     64.0        40.7
     Tranche B term loan....................................    177.5       130.8
     Tranche C term loan....................................     20.0        20.0
  Other senior debt.........................................     40.5        40.5
  Notes offered in the original offering....................       --       125.0
  Senior subordinated notes.................................    175.9       175.9
                                                              -------     -------
       Total debt...........................................    567.9       575.5
Preferred stock.............................................    139.8       139.8
Stockholders' equity (deficit)..............................   (345.5)     (345.5)
                                                              -------     -------
       Total capitalization.................................  $ 362.2     $ 369.8
                                                              =======     =======

---------------

(1) Our revolving credit facility provides for up to $110.0 million of borrowings. The amounts shown for the revolving credit facility do not include $11.7 million in outstanding letters of credit that reduce the amounts available for borrowing under the facility.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of U.S. Can and its consolidated subsidiaries for each of the periods indicated.

SIX MONTHS ENDED                                    FISCAL YEAR ENDED DECEMBER 31,
------------------------------------------------   --------------------------------
PRO FORMA
JUNE 29, 2003(1)   JUNE 29, 2003   JUNE 30, 2002   2002   2001   2000   1999   1998
----------------   -------------   -------------   ----   ----   ----   ----   ----
       *                 *               *          *      *       *    2.1     *

---------------

 * Approximately, $13.2 million, $18.1 million, $70.4 million and $23.6 million of additional pre-tax earnings for the fiscal years ended December 31, 1998, 2000, 2001 and 2002, respectively, and approximately $8.9 million, $6.3 million and $11.7 million of additional pre-tax earnings for the first six months of 2002 and 2003 and the pro forma first six months of 2003, respectively, would have been required for us to have achieved a ratio of earnings to fixed charges of 1.0x for those periods.

(1) The pro forma ratio of earnings to fixed charges for the six months ended June 29, 2003 gives effect to the principal reduction of our senior secured credit facility from the proceeds we received from the original issuance of the notes as if (a) the receipt of such proceeds and (b) the principal reduction of our senior secured credit facility had both occurred on January 1, 2003.

     For purposes of computing the ratio of earnings to fixed charges, earnings represents earnings from continuing operations plus fixed charges. Fixed charges include interest expense on indebtedness, amortization of debt discount, the portion of rent deemed representative of an interest factor and preferred stock dividend requirements.

                            SELECTED FINANCIAL DATA

INTRODUCTION

     The following consolidated selected financial data as of and for each of the fiscal years in the five years ended December 31, 2002, were derived from our audited consolidated financial statements. The following consolidated selected financial data as of and for each of the six-month periods ended June 30, 2002 and June 29, 2003 were derived from our unaudited interim consolidated financial statements. We believe that the selected financial data as of and for the six months ended June 30, 2002 and June 29, 2003, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information included therein. You should not regard the results of operations for the six months ended June 29, 2003 as indicative of the results that may be expected for the full year.

     We have not provided separate financial statements or data for the Company in this prospectus. U.S. Can's only assets are its investment in and advances to the Company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the Company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

     You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the years ended December 31, 2002, 2001 and 2000 and for the six months ended June 29, 2003 and June 30, 2002, contained elsewhere in this prospectus.

                                                                                           SIX MONTHS ENDED
                                                 FOR THE YEAR ENDED DECEMBER 31,          -------------------
                                          ---------------------------------------------   JUNE 30,   JUNE 29,
                                           1998     1999     2000      2001      2002       2002       2003
                                          ------   ------   -------   -------   -------   --------   --------
                                                                 (DOLLARS IN MILLIONS)
OPERATING DATA:
Net sales...............................  $731.0   $732.9   $ 809.5   $ 772.2   $ 796.5   $ 389.7    $ 409.2
Cost of sales...........................   638.9    630.4     693.2     695.5     710.4     347.8      363.1
                                          ------   ------   -------   -------   -------   -------    -------
Gross income............................    92.1    102.5     116.3      76.7      86.1      41.9       46.1
Selling, general and administrative
  expenses..............................    34.5     35.5      45.9      46.6      37.9      19.2       18.4
Special charges(a)......................    35.9       --       3.3      36.2       8.7        --        1.6
Recapitalization charge(b)..............      --       --      18.9        --        --        --         --
                                          ------   ------   -------   -------   -------   -------    -------
Operating income (loss).................    21.7     67.0      48.2      (6.1)     39.5      22.7       26.1
Interest expense........................    34.9     29.9      40.5      57.3      55.4      27.9       28.3
Loss from early extinguishment of
  debt(c)...............................      --      2.1      24.2        --        --        --         --
                                          ------   ------   -------   -------   -------   -------    -------
Income (loss) before income taxes.......   (13.2)    35.0     (16.5)    (63.4)    (15.9)     (5.2)      (2.2)
Provision (benefit) for income taxes....    (5.7)    13.8      (5.0)    (23.0)     37.6      (1.9)       2.9
                                          ------   ------   -------   -------   -------   -------    -------
Income (loss) from continuing operations
  before discontinued operations and
  cumulative effect of accounting
  change................................    (7.5)    21.2     (11.5)    (40.4)    (53.5)     (3.3)      (5.1)
Net loss on sale of discontinued
  business(d)...........................    (8.5)      --        --        --        --        --         --
Cumulative effect of accounting change,
  net of income taxes(e)................      --       --        --        --     (18.3)    (18.3)        --
Preferred stock dividend requirement....      --       --      (2.6)    (11.3)    (12.5)     (6.0)      (6.6)
                                          ------   ------   -------   -------   -------   -------    -------
Net income (loss) attributable to common
  stockholders..........................  $(16.0)  $ 21.2   $ (14.1)  $ (51.7)  $ (84.3)  $ (27.6)   $ (11.7)
                                          ======   ======   =======   =======   =======   =======    =======

                                                                                           SIX MONTHS ENDED
                                                 FOR THE YEAR ENDED DECEMBER 31,          -------------------
                                          ---------------------------------------------   JUNE 30,   JUNE 29,
                                           1998     1999     2000      2001      2002       2002       2003
                                          ------   ------   -------   -------   -------   --------   --------
                                                                 (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Total assets............................  $555.6   $663.6   $ 637.9   $ 634.4   $ 578.8   $ 641.1    $ 608.1
Total debt..............................   316.7    359.3     495.0     536.8     549.7     554.8      567.9
Redeemable preferred stock..............      --       --     109.3     120.6     133.1     126.7      139.8
Stockholders' equity/(deficit)..........    50.2     68.6    (174.3)   (247.1)   (343.8)   (275.2)    (345.5)

---------------

(a) In 1998, we established a restructuring provision for closure of the Green Bay, Wisconsin aerosol assembly plant, the Alsip, Illinois general line plant, and the Columbiana, Ohio specialty plant; a write-down to estimated proceeds for the sale of the metal closure business located in Glen Dale, West Virginia; and selected closures and realignment of facilities servicing the lithography needs of our core businesses. In 2000, we announced a reduction in force program. In 2001, we initiated several restructuring programs that consisted of a voluntary termination program, the closure of five manufacturing facilities and the consolidation of two other facilities into a new facility in Atlanta, Georgia. See Note (4) of the audited consolidated financial statements for a description of the 2002, 2001 and 2000 special charges and Note (3) to our unaudited consolidated financial statements as of June 29, 2003 for a discussion of the special charge in the first six months of 2003.

(b) See Note (3) to the audited consolidated financial statements.

(c) In April of 2002, the FASB issued Statement of Financial Accounting Standard No. 145 (SFAS No. 145) related to gains and losses on extinguishment of debt. We have adopted SFAS No. 145 and have determined that the losses in 2000 and 1999 do not meet the criteria in Opinion 30 for classification as an extraordinary item. As such, we have reported our 2000 and 1999 losses from early extinguishment of debt as deductions from income before income taxes. See Note (2)(n) to the audited consolidated financial statements for further details on SFAS No. 145. See Note (6) to the audited consolidated financial statements for further details relating to the early extinguishment of debt.

(d) On November 9, 1998, we sold our commercial metal services business. Our metal services business included one plant in each of Chicago, Illinois; Trenton, New Jersey; Brookfield, Ohio; and Alsip, Illinois.

(e) See Note (15) to the audited consolidated financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

SUMMARY

     We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe. We also are a manufacturer of plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans, oblong containers and a large number of custom and specialty products, and plastic containers, such as plastic pails for industrial and consumer products. We own or lease 13 facilities in the United States and eight facilities in Europe.

     The following discussion summarizes the significant factors affecting the consolidated operating results and financial condition of our company and our subsidiaries for the three years ended December 31, 2002 and the six months ended June 29, 2003. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements.

     We have not provided separate financial statements or data for the Company in this prospectus. U.S. Can's only assets are its investment in and advances to the Company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the Company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

RESTRUCTURING OVERVIEW

     We initiated several restructuring programs in 2001, consisting of a voluntary termination program offered to corporate office salaried employees, the closure of five manufacturing facilities and the additional consolidation of two other facilities into one new facility. As part of these programs,

     - we eliminated approximately 600 employee positions;

     - we closed a paint can manufacturing facility and a warehouse in Baltimore, Maryland in 2001;

     - we ceased manufacturing operations in Dallas, Texas in 2001;

     - we closed a custom and specialty plant located in the Baltimore, Maryland area in 2002;

     - we closed our manufacturing facility located in Southall, England in 2002;

     - we closed two plastics facilities in Georgia and transferred production from these facilities to a new facility in Atlanta, Georgia in 2002; and

     - we closed our lithography facility located in Burns Harbor, Indiana in the fourth quarter of 2002.

     While the majority of the restructuring programs were completed in 2002, certain portions of the programs will not be completed until 2003, and we do not expect to realize the full benefits until 2004. Certain long-term liabilities (approximately $3.7 million as of June 29, 2003) resulting from these programs, consisting primarily of employee termination costs and future ongoing facility carrying costs, will be paid over several years.

CRITICAL ACCOUNTING POLICIES; USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to: allowance for doubtful accounts; inventory valuation; purchase accounting allocations; restructuring amounts; asset impairments; depreciable lives of assets; goodwill impairments; pension assumptions and tax valuation allowances. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of management's current best reasonable judgment based on facts available. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as more information is obtained and our operating environments change. Significant business or customer conditions could cause material changes to the amounts reflected in our financial statements. Accounting policies requiring significant management judgments include those related to revenue recognition, inventory valuation, accounts receivable allowances, goodwill impairment, restructuring reserves, tax valuation allowances, pension benefit obligations and interest rate exposure.

     Our critical accounting policies are described in Note (2) to our audited consolidated financial statements. Significant business or customer conditions could cause material changes to the amounts reflected in our financial statements. For example, we enter into contractual agreements with certain of our customers for rebates, generally based on annual sales volumes. Should our estimates of the customers' annual sales volumes vary materially from the sales volumes actually realized, revenue may be materially impacted. Similarly, a large portion of our inventory is manufactured to customer specifications. Other inventory is generally less specific and saleable to multiple customers. However, losses may result should we manufacture customized products which we are unable to sell. Management also estimates allowances for collectibility related to our accounts receivable. These allowances are based on the customer relationships, the aging and turns of accounts receivable, credit worthiness of customers, credit concentrations and payment history. Despite our best efforts, the inability of a particular customer to pay its debts could impact collectibility of receivables and could have an impact on future revenues if the customer is unable to arrange other financing.

     We adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. We identify potential impairments of goodwill by comparing an estimated fair value for each applicable business unit to its respective carrying value. Although the values were assessed using a variety of internal and external sources, future events may cause reassessments of these values and related goodwill impairments.

     During the first six months of 2002, we completed the initial transitional goodwill impairment test as of January 1, 2002 required under SFAS No. 142, and reported that a non-cash impairment charge was required in the Custom and Specialty and International segments. During the fourth quarter of 2002, we determined the amount of the goodwill impairment and recorded a pre-tax goodwill impairment charge of $39.1 million ($18.3 million, net of tax) relating to the Custom and Specialty and International segments. The charge has been presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002 and is primarily due to competitive pressures in the Custom and Specialty and International segment marketplaces. To determine the amount of goodwill impairment, we measured the impairment loss as the excess of the carrying amount of goodwill over the implied fair value of goodwill. The impairment charge has no impact on covenant compliance under our senior secured credit facility. As of June 29, 2003, we had $27.4 million of goodwill remaining on our balance sheet.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. We adopted this pronouncement on January 1, 2002. In accordance with SFAS 144, we continually review whether events and circumstances subsequent to the acquisition of any long-lived assets have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be recoverable. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows or operating income (before amortization) on an undiscounted basis related to the tested assets is likely to exceed the recorded carrying amount of those assets, to determine if a write-down is appropriate. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the impaired assets exceeds their fair values as determined by valuation techniques appropriate in the circumstances that could include the use of similar projections on a discounted basis.

     As more fully described in Note (4) to our audited consolidated financial statements and Note (3) to our unaudited consolidated financial statements as of June 29, 2003, several restructuring programs were implemented in order to streamline operations and reduce costs. We have established reserves and recorded charges against such reserves, to cover the costs to implement the programs. The estimated costs were determined based on contractual arrangements, quotes from contractors, similar historical activities and other judgmental determinations. Actual costs may differ from those estimated. In 2003, an additional charge of $1.6 million was recorded related to position elimination costs in the U.S. and Europe. We recorded the charge in accordance with SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 supercedes the guidance of Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which required that liabilities for exit costs be recognized at the date of an entity's commitment to an exit plan. The adoption of SFAS No. 146 did not have a material effect on the timing of the special charges recorded in the first half of 2003.

     We account for income taxes using the asset and liability method under which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating losses and tax credit carry forwards. On an ongoing basis, we evaluate our deferred tax assets to determine whether it is more likely than not that such assets will be realized in the future and records valuation allowances against the deferred tax assets for amounts which are not considered more likely than not to be realized. The estimate of the amount that is more likely than not to be realized requires the use of assumptions concerning the amounts and timing of our future income by taxing jurisdiction. Actual results may differ from those estimates.

     Due to a history of operating losses in certain countries coupled with the deferred tax assets that arose in connection with the restructuring programs and goodwill impairment charges, we have determined that we cannot conclude that it is "more likely than not" that all of the deferred tax assets of certain of our foreign operations will be realized in the foreseeable future. Accordingly, during the fourth quarter of 2002, we established a valuation allowance of $44.7 million to provide for the estimated unrealizable amount of our net deferred tax assets as of December 31, 2002. We will continue to assess the valuation allowance and, to the extent it is determined that such allowance is no longer required, these deferred tax assets will be recognized in the future.

     We rely upon actuarial models to calculate our pension benefit obligations and the related effects on operations. Accounting for pensions and postretirement benefit plans using actuarial models requires the use of estimates and assumptions regarding numerous factors, including discount rate, the long-term rate of return on plan assets, health care cost increases, retirement ages, mortality and employee turnover. On an annual basis, we evaluate these critical assumptions and makes changes to them as necessary to reflect our experience. In any given year, actual results could differ from actuarial assumptions made due to economic and other factors which could impact the amount of expense or liability for pensions or postretirement benefits we report.

     Two of the critical assumptions in determining our reported expense or liability for pensions or postretirement benefits are the discount rate and the long-term expected rate of return on plan assets. The use of a lower discount rate and a lower long-term expected rate of return on plan assets would increase the present value of benefit obligations and increase pension expense and postretirement benefit expense. In 2002, we reduced our United States and foreign discount rates to reflect market interest rate conditions.

     To manage interest rate exposure, we enter into interest rate agreements. The net interest paid or received on these agreements is recognized as interest income or expense. Our interest rate agreements are reported in our financial statements at fair value using a mark-to-market valuation. Changes in the fair value of the contracts are recorded each period as a component of other comprehensive income. Gains or losses on our interest rate agreements are reclassified as earnings or losses in the period in which earnings are affected by the underlying hedged item. This may result in additional volatility in reported earnings, other comprehensive income and accumulated other comprehensive income. Our interest rate swaps and collars were entered into in 2000, when interest rates were higher than current rates. Accordingly, these contracts are "out of the money" and may require future payments if market interest rates do not return to historical levels. These contracts expire in October 2003. In addition, if rates do increase above historical levels and the counterparties to the agreements default on their obligations under the agreements, our interest expense would increase. We do not use financial instruments for trading or speculative purposes.

RESULTS OF OPERATIONS

  THREE MONTH PERIOD ENDED JUNE 29, 2003, AS COMPARED TO THE THREE MONTH PERIOD ENDED JUNE 30, 2002

  Net Sales

     Consolidated net sales for the three months ended June 29, 2003 were $210.3 million as compared to $203.6 million in 2002, an increase of 3.3%. Along business segment lines, Aerosol net sales for the second quarter of 2003 decreased to $94.8 million from $96.9 million for the same period in 2002, a 2.2% decrease, due principally to decreased unit volume in the second quarter of 2003 ($4.6 million), offset partially by changes in product pricing and mix ($2.5 million). International net sales increased to $70.8 million for the second quarter of 2003 from $57.4 million for the second quarter of 2002, an increase of $13.4 million or 23.3%. The increase in International net sales was primarily due to the positive impact of the translation of sales made in foreign currencies ($12.6 million) based upon using the same average U.S. dollar exchange rates in effect during the second quarter of 2002 along with increased European aerosol unit volume ($0.8 million). Paint, Plastic and General Line net sales decreased $1.6 million, from $32.7 million for the second quarter of 2002 to $31.1 million for the second quarter of 2003. This decrease was due primarily to a decrease in volume ($2.7 million) partially offset by a change in product mix and increasing resin prices in our plastics business, which are contractually passed on to customers ($1.1 million). In the Custom and Specialty segment, sales decreased 17.9% from $16.6 million for the second quarter of 2002 to $13.6 million for the second quarter of 2003, driven primarily by a decline in volume ($5.5 million) partially offset by the positive impact of a change in the mix of products sold in the second quarter of 2003 ($2.5 million).

  Cost of Goods Sold

     Consolidated cost of goods sold increased $4.9 million to $185.6 million for the three months ended June 29, 2003 from the same quarter in 2002. The principal reasons for the increase included the foreign currency translation impact on costs ($12.1 million) based upon using the same average U.S. dollar exchange rates in effect during the second quarter of 2002 and production inefficiencies at May ($1.3 million). The increase was partially offset by decreased costs resulting from a decline in metal paint volume ($5.5 million) combined with operating efficiencies resulting from restructuring programs ($3.0 million).

  Gross Income

     Gross income of $24.7 million for the three-month period ended June 29, 2003 increased $1.8 million, or 7.9%, versus the corresponding period of 2002. Gross profit margin of 11.7% in the second quarter of 2003 increased 0.5 percentage points from the second quarter of 2002. Gross profit margin was positively impacted by operating efficiencies resulting from restructuring programs (1.4 percentage points) and was negatively impacted by decreased volume (0.3 percentage points) and production inefficiencies at May (0.6 percentage points).

  Selling, General and Administrative Costs

     Selling, general and administrative costs decreased from $9.9 million for the second quarter of 2002 to $8.7 million in the second quarter of 2003 primarily due to positive results from Company-wide cost saving programs.

  Special Charges

     During the second quarter of 2003, we recorded a restructuring charge of $0.6 million related to potential additional severance costs for a previously terminated employee of May. The employee sued us for unfair dismissal requesting additional severance in accordance with his employment agreement. In June 2003, we were informed that the courts intended to rule in favor of the terminated employee and we recorded a charge for the additional severance. In August 2003, the appeals court issued an opinion finding that the judgment could not be overturned. We currently are evaluating the appeals court opinion to determine whether grounds for further review exist. See Note (10) to the consolidated financial statements for further information.

     Total cash payments in the second quarter of 2003 were $1.6 million (primarily severance and facility shut down costs) and we anticipate spending another $11.3 million over the next several years.

                                         MARCH 31, 2003      NET        CASH     JUNE 29, 2003
                                            BALANCE       ADDITIONS   PAYMENTS      BALANCE
                                         --------------   ---------   --------   -------------
Employee Separation....................      $ 7.6          $0.6       $(0.7)        $ 7.5
Facility Closing Costs.................        4.7            --        (0.9)          3.8
                                             -----          ----       -----         -----
Total..................................      $12.3          $0.6       $(1.6)        $11.3(a)
                                             =====          ====       =====         =====

---------------

(a) Includes $3.7 million classified as other long-term liabilities as of June 29, 2003.

  Interest and Other Expenses; Preferred Stock Dividend Requirements

     Interest expense in the second quarter of 2003 increased $0.1 million to $14.2 million from the same period of 2002 primarily due to higher average borrowings ($0.5 million) offset by lower interest rates ($0.4 million).

     Income tax expense was $2.3 million for the second quarter of 2003 versus an income tax benefit of $0.2 million for the second quarter of 2002. During the fourth quarter of 2002, we recorded a valuation allowance as we could not conclude that it is "more likely than not" that all of the deferred tax assets of certain of our foreign operations will be realized in the foreseeable future. Accordingly, we did not record an income tax benefit related to the second quarter 2003 losses of those operations.

     Payment in kind dividends of $3.4 million and $3.1 million on the redeemable preferred stock were recorded for the second quarters of 2003 and 2002, respectively.

  SIX MONTH PERIOD ENDED JUNE 29, 2003, AS COMPARED TO THE SIX MONTH PERIOD ENDED JUNE 30, 2002

  Net Sales

     Net sales for the six-month period ended June 29, 2003, totaled $409.2 million, a 5.0% increase versus the corresponding period in 2002. Along business segment lines, Aerosol net sales were relatively flat between periods with sales of $183.5 million recorded in the first half of 2003 versus $183.4 million recorded in the same period of 2002. International sales increased to $133.9 million for the first half of 2003 from $112.0 million for the first half of 2002, an increase of $21.9 million or 19.6%. The increase in International net sales was primarily due to the positive impact of the translation of sales made in foreign currencies ($23.4 million) based upon using the same average U.S. dollar exchange rates in effect during the first half of 2002 along with the positive impact of a change in product mix ($1.3 million). These increases were partially offset by a decrease in International volume ($2.8 million) for the first six months of 2003. Paint, Plastic and General Line segment sales increased 1.3% to $62.4 million for the first six months of 2003 from $61.6 million for the same period in 2002. This increase was due primarily to an increase in plastics volume ($1.7 million) and a change in product mix and increasing resin prices in our plastics business ($1.4 million) which are contractually passed on to customers but are partially offset by the negative impact of a decrease in paint volume ($1.8 million) and changes in product mix ($0.5 million). Custom and Specialty sales of $29.4 million decreased from the $32.8 million for the first half of 2002, driven primarily by a decline in volume ($2.5 million) combined with the negative impact of a change in the mix of products sold over the first six months of 2003 ($0.9 million).

  Cost of Goods Sold

     Consolidated cost of goods sold of $363.1 million for the first half of 2003 increased $15.3 million, or 4.4%, from the same period in 2002. The principal reasons for the increase included the foreign currency translation impact on costs ($22.5 million) based upon using the same average U.S. dollar exchange rates in effect during the first six months of 2002 and International production inefficiencies ($3.4 million). The increase was partially offset by decreased costs resulting from a decline in metal paint and plastics product volume ($4.8 million) along with operating efficiencies resulting from restructuring programs ($5.8 million).

  Gross Income

     Gross income of $46.1 million for the six-month period ended June 29, 2003 increased $4.2 million, or 10.0%, versus the corresponding period of 2002. Gross profit margin of 11.3% for the first six months of 2003 increased 0.6% from the same period in 2002. The increase in gross margin percentage was primarily due to domestic operating efficiencies resulting from restructuring programs (1.4 percentage points) partially offset by International inefficiencies (0.8 percentage points).

  Selling, General and Administrative Costs

     Selling, general, and administrative expenses were $18.3 million in the first half of 2003, a $0.9 million decrease in comparison to the same period of 2002 due to positive results from Company-wide cost saving programs.

  Special Charges

     During the first half of 2003, we recorded a restructuring charge of $1.6 million. A $1.0 million charge was recorded in the first quarter of 2003 related to position elimination costs in the U.S. and Europe. The position eliminations consisted of 16 employees, including two management level employees and an early termination program in one European facility. As discussed previously, a $0.6 million charge was recorded in the second quarter of 2003 related to potential additional severance costs for a previously terminated employee of May.

     Total cash payments in the first six months of 2003 were $6.0 million (primarily severance and facility shut down costs) and we anticipate spending another $11.3 million over the next several years. The remaining reserve consists primarily of employee termination benefits paid over time for approximately 29 salaried and 51 hourly employees (approximately 600 positions were originally identified for elimination) and other ongoing facility exit costs. We recorded the charges in accordance with SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the commitment date. The adoption of SFAS No. 146 did not have a material effect on the timing of the special charge recorded in the second quarter of 2003.

     The table below presents the reserve categories and related activity as of June 29, 2003:

                                         JANUARY 1, 2003      NET        CASH     JUNE 29, 2003
                                             BALANCE       ADDITIONS   PAYMENTS      BALANCE
                                         ---------------   ---------   --------   -------------
Employee Separation....................       $ 9.2          $1.6       $(3.3)        $ 7.5
Facility Closing Costs.................         6.5            --        (2.7)          3.8
                                              -----          ----       -----         -----
Total..................................       $15.7          $1.6       $(6.0)        $11.3(a)
                                              =====          ====       =====         =====

---------------

(a) Includes $3.7 million classified as other long-term liabilities as of June 29, 2003.

  Interest and Other Expenses; Preferred Stock Dividend Requirements

     Interest expense increased $0.4 million from $27.8 million for the first six months of 2002 to $28.3 million for the same period in 2003 primarily due to higher average borrowings ($1.0 million) partially offset by lower interest rates ($0.6 million).

     Income tax expense was $2.9 million for the first half of 2003 versus an income tax benefit of $1.9 million for the first half of 2002. During the fourth quarter of 2002, we recorded a valuation allowance as we could not conclude that it is "more likely than not" that all of the deferred tax assets of certain of our foreign operations will be realized in the foreseeable future. Accordingly, we did not record an income tax benefit related to the first half of 2003 losses of those operations.

     Payment in kind dividends of $6.6 million and $6.1 million on the redeemable preferred stock were recorded in the first half of 2003 and 2002, respectively.

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

  Net Sales

     Consolidated net sales for the year ended December 31, 2002 were $796.5 million as compared to $772.2 million in 2001, an increase of 3.1%. Along business segment lines, Aerosol net sales in 2002 increased to $364.1 million from $334.7 million in 2001, an increase of 8.8%, due principally to increased unit volume ($37.4 million) partially offset by the pricing impacts resulting from a change in customer mix and the 2002 effect of pricing concessions granted in 2001 ($8.0 million). International net sales increased to $241.2 million in 2002 from $229.5 million in 2001, an increase of $11.7 million or 5.1% primarily due to the positive impact of the translation of sales made in foreign currencies based upon using the same average U.S. dollar exchange rates in effect during the year ended December 31, 2001. Paint, Plastic and General Line net sales decreased 8.0%, from $130.4 million in 2001 to $120.0 million in 2002. This decrease was due to changes in product and customer mix along with falling resin prices in our plastics business that are contractually passed on to customers ($11.3 million) and decreased paint volume ($2.2 million) offset by increased volume in plastics ($3.1 million). In 2002, we reduced manufacturing capacity in our paint business as part of our restructuring programs. In the Custom and Specialty segment, sales decreased 8.2% from $77.6 million in 2001 to $71.2 million in 2002 driven primarily by a change in product mix ($7.6 million) partially offset by an increase in volume ($1.2 million).

  Cost of Goods Sold

     Consolidated cost of goods sold increased $14.9 million to $710.4 million for 2002. The principal reasons for the increase were increased volume experienced in our domestic aerosol business ($32.1 million), operating inefficiencies in the U.K. and Germany ($3.2 million) and the foreign currency translation impact on costs ($11.9 million) based upon using the same average U.S. dollar exchange rates in effect during the year ended December 31, 2001. These increases were partially offset by cost containment programs and changes in product mix in U.S. production facilities ($30.6 million) and the decline in resin prices ($2.0 million). As anticipated, the tariffs imposed in 2001 on imported steel did not have a material impact on our cost of goods sold in 2002. The impact of higher steel prices due to the tariffs will increase our costs of goods sold in 2003, however we cannot determine the effect on steel purchase prices for 2004 and later years. For further discussion on the tariffs see "Business -- Raw Materials."

  Gross Income

     Gross profit margin of 10.8% in 2002 increased 0.9 percentage points from 2001. The increase in the gross margin rate is due to the $9.6 million of benefits achieved from the restructuring programs

(1.2 percentage points), volume related efficiencies (0.4 percentage points) partially offset by operating costs and inefficiencies in the U.K. and Germany (0.7 percentage points).

  Selling, General and Administrative Costs

     Selling, general and administrative costs decreased from $46.6 million in 2001 to $37.9 million in 2002 due to the lack of goodwill amortization during the year and positive results from management's focus on Company-wide cost saving programs initiated in 2001. As previously discussed, we have ceased the amortization of goodwill. Goodwill amortization for the year ended December 31, 2001 was $2.8 million.

  Special Charges

     During 2002, we substantially completed the restructuring programs initiated in 2001. We offered voluntary termination programs to corporate office salaried employees, closed five manufacturing facilities and consolidated two other facilities into a new facility in Atlanta, Georgia. In addition, during the fourth quarter of 2002, we sold our Daegeling, Germany facility.

     During 2002, we recorded a net charge of $8.7 million related to restructuring. The net charge of $8.7 million consists of new restructuring reserves of $11.9 million less reversals of $3.2 million due to the reassessment of restructuring reserves established in 2001. Included in the 2002 net restructuring charge are executive position elimination costs and the loss on the sale of the Daegeling, Germany facility. While the majority of the restructuring initiatives have been completed in 2002, certain portions of the programs will not be completed until 2003, and we do not expect to realize the full earnings benefits until 2004. Certain long-term liabilities (approximately $3.7 million as of December 31, 2002), consisting primarily of employee termination costs and future ongoing facility carrying costs will be paid over many years. We initiated the restructuring programs in 2001 and recorded a net restructuring charge of $36.2 million for the year.

     The table below presents the reserve categories and related activity as of December 31, 2002 (in millions):

                              JANUARY 1, 2002       NET                                   DECEMBER 31, 2002
                                  BALANCE       ADDITIONS(D)   DEDUCTIONS(C)   OTHER(B)        BALANCE
                              ---------------   ------------   -------------   --------   -----------------
Employee Separation.........       $21.2            $4.9          $(17.6)        $0.7           $ 9.2
Facility Closing Costs......        10.7             3.8            (9.6)         1.6             6.5
                                   -----            ----          ------         ----           -----
Total.......................       $31.9            $8.7          $(27.2)        $2.3           $15.7(a)
                                   =====            ====          ======         ====           =====

---------------

(a) Includes $3.7 million classified as other long-term liabilities as of December 31, 2002.

(b) Non-cash foreign currency translation impact and the reversal of $1.5 million of asset write-offs previously expensed in 2001.

(c) Includes cash payments of $20.8 million. The remaining non-cash deductions represent increased pension and post-retiree benefits transferred to Other Long-Term Liabilities and the non-cash loss recorded on the sale of the Daegeling facility.

(d) Includes reversals of $3.2 million due to the re-assessment of reserves.

  Interest Expense; Preferred Stock Dividend Requirements

     Interest expense in 2002 decreased 3.4%, or $1.9 million, versus 2001 due to lower interest rates ($3.4 million) partially offset by the interest expense impact of higher average borrowings ($1.5 million). See Note (6) to our audited consolidated financial statements for a further discussion of debt position.

     Payment in kind dividends of $12.5 million and $11.3 million on the redeemable preferred stock issued in connection with the recapitalization were recorded in 2002 and 2001, respectively. See Note (12) to our audited consolidated financial statements.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

  Net Sales

     Consolidated net sales for the year ended December 31, 2001 were $772.2 million as compared to $809.5 million in 2000, a decrease of 4.6%. Along business segment lines, Aerosol net sales in 2001 decreased to $334.7 million from $357.7 million in 2000, a 6.4% decline, due principally to decreased unit volume ($13.6 million), a change in the mix of sales volume towards lower selling value products ($4.0 million) and pricing concessions granted in the first half of 2001 ($5.3 million). The pricing concessions granted in the first part of the year will continue to negatively impact the first half of 2002, both in sales and gross profit. International net sales decreased to $229.5 million in 2001 from $239.6 million in 2000, a decrease of $10.1 million or 4.2%. There was a $9.7 million negative impact in 2001 due to U.S. dollar translation on sales made in foreign currencies. Paint, Plastic and General Line net sales decreased 4.1%, from $136.1 million in 2000 to $130.4 million in 2001 due primarily to decreased unit volume of paint and general line products. In the Custom and Specialty segment, sales increased 2.0% from $76.1 million in 2000 to $77.6 million in 2001, due to additional sales as the result of the acquisition of Olive Can ($12.1 million see Note (5) to our audited consolidated financial statements) offset by the sale of the Wheeling metal closure and Warren lithography businesses ($3.4 million) and an overall decline in volume ($6.5 million).

  Cost of Goods Sold

     Consolidated cost of goods sold increased $2.3 million to $695.5 million for 2001. The principal reasons for the increase included additional volume as a result of the Olive Can acquisition ($11.8 million) and a one-time inventory write-off relating to discontinued Custom and Specialty products ($3.2 million) offset by decreased costs caused by volume and mix ($12.7 million).

  Gross Income

     Gross profit margin of 9.9% in 2001 decreased 4.5 percentage points from 2000. The primary reasons for the decline in gross margin rate include the impact of volume declines (0.5 percentage points), selling price and product mix (2.0 percentage points) and manufacturing inefficiencies resulting from volume softness (0.9 percentage points) and the delay in the sale of the Southall, U.K. facility (0.4 percentage points).

  Selling, General and Administrative Costs

     Selling, general and administrative costs increased from $45.9 million in 2000 to $46.6 million in 2001. We expect a reduction to selling, general and administration costs as a result of our offering a voluntary termination program in connection with the restructuring initiatives discussed in Note (4) to our audited consolidated financial statements.

  Special Charges

     During 2001, we initiated several restructuring programs. These programs resulted in (a) the closure of five manufacturing facilities, (b) the additional consolidation of two other facilities into one new facility, (c) the reversal of a previous decision to close a custom and specialty lithography facility due to changing business needs and (d) the elimination of approximately 600 jobs. The restructuring programs, which are more fully described in Note (4) to our audited consolidated financial statements, resulted in a net charge of $36.2 million in 2001. The programs are expected to result in improved operating income in 2002 and future years as a result of reduced payroll costs and the elimination of fixed overhead costs. A pre-tax charge of $3.4 million for severance and other termination-related costs was recorded in the third quarter of 2000. There also was an $18.9 million charge in the fourth quarter of 2000 related to the recapitalization. See Notes (3) and (4) to our audited consolidated financial statements for further discussion on the recapitalization and the special charge, respectively.

     The tables below present the reserve categories and related activity as of December 31, 2001 respectively (in millions):

                                JANUARY 1, 2001                                  DECEMBER 31, 2001
                                    BALANCE       ADDITIONS(A)   DEDUCTIONS(C)        BALANCE
                                ---------------   ------------   -------------   -----------------
Employee Separation...........       $ 6.1           $19.8          $ (4.7)            $21.2
Facility Closing Costs........         9.3            11.2            (9.8)             10.7
Other Asset Write-Offs........          --             5.2            (5.2)(d)            --
                                     -----           -----          ------             -----
Total.........................       $15.4           $36.2          $(19.7)            $31.9(b)
                                     =====           =====          ======             =====

---------------

(a) Includes a re-assessment of prior programs of $7.2 million

(b) Includes $6.0 million of other long-term liabilities as of December 31, 2001

(c) Includes cash payments of $8.3 million

(d) Net of proceeds from sale of Southall facility of $11.7 million

  Interest Expense; Preferred Stock Dividend Requirements

     Interest expense in 2001 increased 41.6%, or $16.8 million, versus 2000 due to borrowings made in connection with the recapitalization transactions that occurred in October 2000. The recapitalization resulted in increased borrowings for all 2001 versus the fourth quarter of 2000. See "Liquidity and Capital Resources" and Notes (3), (5) and (6) to our audited consolidated financial statements for a further discussion of the recapitalization and our debt position.

     Payment in kind dividends of $11.3 million and $2.6 million on the redeemable preferred stock issued in connection with the recapitalization were recorded in 2001 and 2000, respectively. See Note (12) to our audited consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     During the first half of 2003, liquidity needs were met through borrowings made under credit lines and proceeds from the sale of a facility. Principal liquidity needs included operating costs, working capital and capital expenditures. Cash flow used by operations was $6.0 million for the six months ended June 29, 2003, compared to cash used of $4.2 million for the six months ended June 30, 2002. The increased use of cash by operations is due primarily to increases in working capital. During 2002, liquidity needs were met through internally generated cash flow and borrowings made under lines of credit. Principal liquidity needs included operating costs, working capital, including restructuring costs and capital expenditures. Cash flow provided by operations was $6.2 million for the year ended December 31, 2002, compared to cash used of $7.0 million for the year ended December 31, 2001. The decreased use of cash is primarily due to the decrease in the net loss before income taxes.

     Net cash used in investing activities was $2.0 million for the first half of 2003 as compared to $10.6 million (primarily capital spending) for the first half of 2002. First half of 2003 investing activities included capital spending of $7.4 million, including $1.6 million in conjunction with our restructuring programs, offset by the proceeds received from the sale of property of $5.4 million. Proceeds received from the sale of property during the first half of 2003 are composed primarily of the payment received for the sale of our Daegeling, Germany facility, which was sold at the end of 2002. In 2002, net cash used in investing activities was $21.7 million, as compared to $24.4 million in 2001. Investing activities for 2002 relate primarily to capital spending of $27.2 million, including $11.5 million in conjunction with our restructuring programs, offset by the proceeds received from the sale of property of $5.7 million, including the final payment received for the sale of our Southall facility of $4.8 million. Total capital expenditures in 2001 were $19.5 million. Base capital expenditures are expected to range from $20.0 million to $24.0 million each year during the five years commencing 2003. Capital expenditures in 2003 will include approximately $3.0 million to complete our 2001 restructuring programs. Capital expenditures are expected to be funded from cash on hand, operations and borrowings under the revolving credit facility. Capital investments have historically yielded reduced operating costs and improved profit margins, and management believes that the strategic deployment of capital will enable overall profitability to improve by leveraging the economies of scale inherent in the manufacturing of containers.

     Net cash used by financing activities in the first six months of 2003 was $16.7 million, versus net cash provided of $17.0 million for the same period in 2002. The primary financing sources were borrowings under the revolving credit portion of our senior secured credit facility and unsecured revolving lines of credit granted by various banks to fund the seasonal working capital requirements of May. In 2002, net cash provided from financing activities was $12.0 million versus $35.1 million in 2001. The primary financing sources in 2002 were borrowings under the revolving credit portion of our senior secured credit facility and unsecured revolving lines of credit granted by various banks to fund the seasonal working capital requirements of May. See Note (6) to our audited consolidated financial statements for further discussion of our debt obligations.

     On July 22, 2003, we completed the offering of $125 million of the notes. The notes are secured, on a second priority basis, by substantially all of the collateral that currently secures our senior secured credit facility.

     We also amended our senior secured credit facility to permit the offering of the notes and adjust certain financial covenants, among other things. These amendments also permit, from time to time and subject to certain conditions, us to make borrowings under our revolving credit facility for repurchases of a portion of our outstanding 12 3/8% senior subordinated notes in open market or privately negotiated purchases.

     We used the $125 million in proceeds generated from the offering of the notes to prepay $23.3 million of our Tranche A term loan, $46.7 million of our Tranche B term loan and to reduce our borrowings under our revolving credit facility by $55.0 million. The repayments under the revolving credit facility did not reduce the $110.0 million amount available for borrowings under the facility. We have incurred and re-borrowed approximately $6.4 million under our senior secured credit facility in connection with the fees and expenses related to the offering and the amendment of our senior secured credit facility. In addition, we expect to incur and re-borrow an additional $1.2 million for other fees and expenses related to the original offering of the notes.

     At June 29, 2003, prior to the refinancing, $90.0 million had been borrowed under the $110.0 million revolving loan portion of the senior secured credit facility. Letters of Credit of $11.7 million were also outstanding securing our obligations under various insurance programs and other contractual agreements. In addition, we had $19.0 million of cash and cash equivalents at quarter end. As discussed previously, we reduced our borrowings under the revolving loan portion of the facility with $55 million of the proceeds of the notes. After payment of a portion of the fees and expenses, borrowings under the revolver were $36.3 million (excluding letters of credit) at the close of business on July 22, 2003.

     Primary sources of liquidity are cash flow from operations and borrowings under revolving credit facilities. We are permitted to re-borrow additional amounts under our revolving credit facility to fund working capital requirements, capital expenditures and other general corporate purposes, including potential repurchases of our outstanding 12 3/8% senior subordinated notes due 2010.

     Principal repayments required under our senior secured credit facility will be $0.3 million for the remainder of 2003, increasing to $169.4 million at the maturity date in 2006. Any amounts outstanding at that time under our revolving credit facility will also be due in 2006. Additionally, our senior secured credit facility requires a prepayment in the event that excess cash flow (as defined) exists and following certain other events, including certain asset sales and issuances of debt and equity.

     Amounts outstanding under our senior secured credit facility bear interest at a rate per annum equal to either: (1) the base rate (as defined in our senior secured credit facility) or (2) the LIBOR rate (as defined in our senior secured credit facility), in each case, plus an applicable margin. The applicable margins are subject to future reductions based on the achievement of certain leverage ratio targets and on the credit rating of our senior secured credit facility.

     We also issued $175.0 million aggregate principal amount of 12 3/8% senior subordinated notes due October 1, 2010. The 12 3/8% senior subordinated notes are our unsecured obligations and are subordinated in right of payment to all of our senior indebtedness. The 12 3/8% senior subordinated notes are guaranteed by U.S. Can and all of our domestic restricted subsidiaries.

     Our senior secured credit facility, the notes and the 12 3/8% senior subordinated notes contain a number of financial and restrictive covenants. Under our senior secured credit facility, we are required to meet certain financial tests, including achievement of a minimum EBITDA level, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. The restrictive covenants limit our ability to incur debt, pay dividends or make distributions, sell assets or consolidate or merge with other companies. We are in compliance with all of the required financial ratios and other covenants under both facilities, as amended, at June 29, 2003, and anticipate being in compliance with the covenants as further amended in connection with the refinancing during the remainder of 2003.

     May has various bank facilities originating under loan agreements dated between 1996 and 1999. These agreements provide for up to ten-year terms with floating interest rates, and among other things, include provisions for the banks to terminate the credit lines upon giving notice, rightfully demand security for the credit lines, have a negative pledge from May not to grant security without the bank's approval and the requirement that any bank lending to May be treated on terms no less favorable than any other bank's borrowings by May.

     During April 2003, a formal demand for security was made by the lenders under May's credit facilities. On April 30, 2003, May granted two of its banks a collateral interest in its inventory and accounts receivable in exchange for their agreement to allow the continuation of facilities in the amount of E11.8 million through June 30, 2003. In addition, we made payments of E1.5 million on May 7, 2003 and E1.0 million on June 30, 2003 in full payment of term loans for which one of May's lenders demanded early payment in accordance with terms of the borrowings. These term loans were guaranteed by U.S. Can. May has initiated discussions with several banks to secure a new facility that would replace the existing facilities and allow it to meet its seasonal borrowing needs. May has received a proposal from its existing lenders to extend the existing facilities through October 31, 2003. This facility is expected to be in an amount comparable to historical credit lines and secured in the same manner as the existing borrowings. Management believes that it will be able to secure adequate financing to meet May's working capital needs. If we are unable to secure adequate substitute financing for May or May defaults on payments of debt under its borrowing agreements, we will need to provide financing for May from other sources available to us, including currently existing or new lines of credit in the United States and Europe. There can be no assurance that the existing banks will extend or replace the current facilities, that new banks will extend the required level of credit, that May will not default under its borrowing agreements or that funds will be available from other sources to finance May's requirements, each of which could have a material adverse effect on our financial position.

     At existing levels of operations and assuming the renegotiation of the May facilities, cash generated from operations together with amounts to be drawn from the revolving credit facility, are expected to be adequate to meet anticipated debt service requirements, restructuring costs, capital expenditures and working capital needs. Future operating performance and the ability to service or refinance the notes, to service, extend or refinance the senior secured credit facility and to redeem or refinance our preferred stock will be subject to future economic conditions and to financial, business and other factors, many of which are beyond management's control.

     We have a number of contractual commitments to make future cash payments. Under existing agreements, contractual obligations as of December 31, 2002 are as follows (000's omitted):

                                                          PAYMENTS DUE BY PERIOD
                                           ----------------------------------------------------
CONTRACTUAL OBLIGATIONS                    1ST YEAR   2-3 YEARS       4-5 YEARS   AFTER 5 YEARS
-----------------------                    --------   ---------       ---------   -------------
Long Term Debt...........................  $25,074     $52,601(1)     $291,140      $179,000
Capital lease obligations................    1,079         788              --            --
Operating leases.........................    4,997       8,209           5,952         3,628
                                           -------     -------        --------      --------
Total Contractual Commitments............  $31,150     $61,598        $297,092      $182,628
                                           =======     =======        ========      ========

---------------

(1) Includes a mortgage of $16.5 million on our property at Merthyr Tydfil, U.K. that is due in December 2003. We expect that we will refinance this mortgage prior to its due date.

INFLATION

     Tin-plated steel represents the primary component of our raw materials requirement. Historically, we have not always been able to immediately offset increases in tinplate prices with customer price increases. Our capital spending programs and manufacturing process upgrades are designed to increase operating efficiencies and mitigate the impact of inflation on our cost structure.

     Effective March 20, 2002, the President of the United States imposed 30% ad valorem tariffs under Section 201 of the Trade Act of 1974 on tin mill imports from most foreign producers. The tariffs are scheduled to remain in effect for three years, declining to 24% in the second year and 18% in the third year. Tin mill imports from Canada, Mexico and certain developing countries are excluded from the tariffs. The tariffs did not materially effect our costs for 2002. However, we do purchase the vast majority of our domestic steel from domestic sources and since the tariffs curtails foreign competition, a negative impact to us could arise from price increases from domestic suppliers.

     In response to the U.S. tariffs imposed under Section 201 of the Trade Act of 1974, in March of 2002 the European Union established a steel safeguard initiative whereby imports of steel into the European Union from designated countries are assessed a duty of 17% versus the previous duty of 1%. The new duty on some European imports remains in effect for the duration of the U.S. imposed tariffs under Section 201. Due to the fact that our European operations do not import steel from any of the countries affected by the new European duty, our international operations were not affected by the new duty in 2002. Likewise, we do not anticipate the new duty to affect our operations in 2003 as we have no plans to begin purchasing steel from these countries.

     Tin-plate prices have increased slightly over the last five years. While there is some long-term variability, tin-plate prices have generally been stable and price increases have historically been announced several months before implementation. This stability has enhanced our ability to communicate and negotiate required selling price increases with our customers and minimizes fluctuations of our gross margins. Many of our domestic and some of our international multi-year supply agreements with our customers permit us to pass through tin-plate price increases and, in some cases, other raw material costs. The tariffs implemented in 2002 did not have a material effect on our costs for the year but we have experienced increases in steel costs in 2003 which we believe to be a result of the tariffs. We cannot assess the impact of the tariffs on our steel prices in 2004 or later years. We have not always been able to immediately offset increases in tin-plate prices with price increases on our products. Further, the tariffs could jeopardize this pricing stability, and could negatively impact our gross margins as we may not have the ability to immediately or fully pass through tinplate price increases to all of our customers. We are unable to determine the long term effects the tariffs will have on steel prices or resource availability. However, we will continue to explore other sourcing alternatives to limit any potential negative impact of the tariffs.

NEW ACCOUNTING PRONOUNCEMENTS

     During July 2001, the Financial Accounting Standards Board (FASB) issued and we adopted SFAS No. 141 "Business Combinations." SFAS No. 141 modifies the method of accounting for business combinations entered into after June 30, 2001 and addresses the accounting for acquired intangible assets. All business combinations entered into after June 30, 2001, are accounted for using the purchase method.

     We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. This standard provides accounting and disclosure guidance for acquired intangibles. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. Effective January 1, 2002, we ceased amortization of our goodwill. We recorded goodwill amortization of $2.8 million and $2.9 million for the years ended December 31, 2001 and 2000. SFAS No. 142 required us to make an initial assessment of goodwill impairment within six months after the adoption date. The initial step was designed to identify potential goodwill impairment by comparing an estimated fair value for each applicable reporting unit to its respective carrying value. For the reporting units where the carrying value exceeds fair value, a second step was performed by to measure the amount of the goodwill impairment.

     During the first six months of 2002, we completed the initial transitional goodwill impairment test as of January 1, 2002, and reported that a non-cash impairment charge was required in the custom and specialty and international segments. During the fourth quarter of 2002, we determined the amount of the goodwill impairment and recorded a pre-tax goodwill impairment charge of $39.1 million relating to the custom and specialty and international segments. The charge has been presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002 and is primarily due to competitive pressures in the custom and specialty and international segment marketplaces. To determine the amount of goodwill impairment, we measured the impairment loss as the excess of the carrying amount of goodwill over the implied fair value of goodwill. The impairment charge has no impact on covenant compliance under our senior secured credit facility. For further discussion of the goodwill impairment charge see Note (15) to our audited consolidated financial statements.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. We adopted this pronouncement on January 1, 2002. There was no impact to our financial position and results of operations as a result of the adoption.

     SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 46, Amendment of FASB Statement No. 13, and Technical Corrections" was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002. This statement eliminates the current requirement that gains and losses on extinguishment of debt be classified as extraordinary items in the statement of operations. Instead, the statement requires that gains and losses on extinguishment of debt be evaluated against the criteria in APB Opinion 30 to determine whether or not such gains or losses should be classified as an extraordinary item. The statement also contains other corrections to authoritative accounting literature in SFAS 4, 44 and 46. In accordance with the pronouncement, we have adopt the standard for the year ended December 31, 2003.

     The FASB issued SFAS No. 146 "Accounting for Costs Associated With Exit or Disposal Activities," in July 2002. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 supercedes the guidance of Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which required that liabilities for exit costs be recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We have adopted SFAS No. 146 as of January 1, 2003. The adoption of SFAS No. 146 did not have a material effect on the timing of the special charge recorded in the first half of 2003.

     In December of 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for companies who voluntarily change to the fair value based method of accounting for stock-based employee compensation. The statement also increases stock-based compensation quarterly and annual disclosure requirements for all companies and is effective for financial statements of companies with fiscal years ending after December 15, 2002. We adopted this statement in December of 2002 and there was no impact to our financial position and results of operations as a result of the adoption. See Note (2) to our audited consolidated financial statements for the additional disclosures required by this pronouncement.

     In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments including certain derivative instruments embedded in other contracts and hedging activities under SFAS No.
133. It is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. At June 29, 2003, we had $139.8 million of redeemable preferred stock. As our redeemable preferred stock does not contain an unconditional obligation requiring us to redeem it by transferring assets at a specified or determinable date, or upon an event certain to occur, the adoption of SFAS No. 150 will have no impact on our balance sheet or statement of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  FOREIGN CURRENCY RISK

     We have engaged in transactions that carry some degree of foreign currency risk. As such, a series of forward hedge contracts were entered into to mitigate the foreign currency risks associated with the financing of a production facility in the United Kingdom. Pursuant to the agreement under which the contracts had been issued, the counterparty elected to terminate the contracts in January 2003. In connection with the termination, we paid $1.0 million to the counterparty which will be reflected in 2003 interest expense in accordance with the original contract terms.

     We bear foreign exchange risk because much of the financing is currently obtained in U.S. dollars, but a portion of our revenues and expenses are earned in the various currencies of our foreign subsidiaries' operations. The revolving credit facility allows certain foreign subsidiaries to borrow up to $75 million in British Pounds Sterling and Euros. We have not made borrowings in any of these currencies.

  INTEREST RATE RISK

     Interest rate risk exposure results from our floating rate borrowings. A portion of the interest rate risks have been hedged by entering into swap and collar agreements. Since the counterparties to the agreements are also lenders under our senior secured credit facility, obligations under these agreements are subject to the security interest under our senior secured credit facility.

     The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps and collars, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract.

                               2003     2004     2005      2006     2007    THEREAFTER    FAIR VALUE
                               -----    -----    -----    ------    ----    ----------    ----------
                                                       (DOLLARS IN MILLIONS)
Debt Obligations
Fixed rate...................  $16.2    $17.8    $ 0.6    $  1.4    $1.3      $175.0        $115.7
Average interest rate........   8.14%    8.35%    6.12%     8.58%   6.10%      12.38%
Variable rate................  $10.0    $14.0    $21.0    $288.5    $ --      $  4.0        $337.5
Average interest rate........   5.43%    5.42%    5.41%     5.64%   0.00%       1.40%
Interest Rate Swaps --
  Variable to Fixed
  Notional Amount............  $83.3    $  --    $  --    $   --    $ --      $   --        $ (3.4)
Pay/receive rate.............   6.63%      --       --        --      --          --
Interest Rate Collars
  Notional Amount............  $41.7       --       --        --      --          --        $ (1.5)
Cap Rate.....................   7.25%      --       --        --      --          --
Floor Rate...................   6.10%      --       --        --      --          --

     The interest rate swaps and collars were entered into in 2000, when interest rates were higher than current rates. Accordingly, these contracts are "out-of-the-money" and may require future payments if market interest rates do not return to historical levels. These contracts expire in October 2003 and we do not anticipate replacing them. In addition, if rates do increase above historical levels and the counterparties to the agreements default on their obligations under the agreements, our interest expense would increase. We do not use financial instruments for trading or speculative purposes. No quoted market value is available (except on the 12 3/8% senior subordinated notes due 2010). Fair value amounts, because they do not include certain costs such as prepayment penalties, do not represent the amount we would have to pay to reacquire and retire all of our outstanding debt in a current transaction. See "Risk
Factors -- Risks Related to the Exchange Notes -- Our senior debt bears interest at a floating rate, and if interest rates rise, our payments will increase and we may incur losses."

                                    BUSINESS

OUR BUSINESS

  GENERAL

     We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans, oblong containers and a large number of custom and specialty products and plastic containers for industrial and consumer products. We attribute our market leadership to our ability to consistently provide high-quality products and service at competitive prices, while continually improving our product-related technologies.

     We have long-standing relationships with many leading consumer products companies in the United States and Europe, including Reckitt Benckiser, Sherwin Williams, S. C. Johnson, Unilever and L'Oreal. In steel aerosol cans, we hold the number one market position, based on sales volume, in the United States and the number two market position in Europe. We also hold the number two market position in steel paint cans in the United States, by unit volume.

     For the fiscal year ended December 31, 2002, we reported net sales of $796.5 million and for the six month period ended June 29, 2003, we reported net sales of $409.2 million. Our aerosol products globally represented approximately 60% of our net sales for the same periods. Our domestic operations represented approximately 70% of our net sales, with the remainder generated by our European operations.

     We have four business segments: Aerosol Products; International Operations; Paint, Plastic and General Line Products; and Custom and Specialty Products.

  AEROSOL PRODUCTS

     As the largest producer of steel aerosol cans in the United States by sales volume, we have a leading position in all of the major aerosol consumer product lines, including personal care, household, automotive and spray paint cans. We offer a wide range of steel aerosol cans that enhance our customers' product offerings, including stylized necked-in cans and barrier-pack cans used for products that cannot be mixed with a propellant, such as shaving gel. Most of the aerosol cans that we produce employ a lithography process that consists of printing our customers' designs and logos on the cans. Examples of products using our steel aerosol cans include Lysol disinfectant, Suave hairspray, Easy-Off oven cleaner, Reddi-Whip whipped cream and Krylon spray paint.

     Steel aerosol cans in the United States represent our largest business segment and accounted for approximately 46% of our net sales for the fiscal year ended December 31, 2002, and approximately 45% of our net sales for the six month period ended June 29, 2003. In 2002, we manufactured approximately 55% of the steel aerosol containers produced in the United States in 2002.

  INTERNATIONAL OPERATIONS

     Our international operations primarily produce steel aerosol cans for the European market. In 2002, we manufactured over 30% of the steel aerosol cans produced. We also supply steel aerosol cans to customers in Latin America through Formametal S.A., our Argentinean joint venture. In addition, we participate in the metal food packaging market through our wholly-owned subsidiary, May, a leading European food can producer with more than 30% of the German food can market, by sales volume. May has long-term relationships with several lending consumer products companies in Europe, including Mars and Nestle.

     International operations represents our second largest business segment and accounted for approximately 30% of our net sales for the fiscal year ended December 31, 2002, and approximately 33% of our net sales for the six month period ended June 29, 2003.

  PAINT, PLASTIC AND GENERAL LINE PRODUCTS

     Our primary paint, plastic and general line products include steel paint and coating containers, oblong cans for products such as turpentine and charcoal lighter fluid, plastic pails and drums for industrial products, such as spackle and dry wall compounds, and consumer products, such as swimming pool chemicals and paint. Among our largest customers for these products are PPG Industries and Behr. Examples of products using our containers include Thompson's Water Seal and Arch pool chemicals.

     Our paint, plastic and general line products accounted for approximately 15% of our net sales for the fiscal year ended December 31, 2002 and for the six month period ended June 29, 2003. We hold the number two market position in the United States in the steel paint can market.

  CUSTOM AND SPECIALTY PRODUCTS

     We believe that we offer the industry's widest range of decorative and specialty products. Our primary products include functional and decorative containers, tins and collectible items that are typically produced in smaller quantities than our other products. Our customers in this segment include Wyeth Nutritionals, America Online and Liz Claiborne Cosmetics. Examples of products packaged with our containers include holiday tins sold by mass merchandisers such as Wal-Mart, infant formula packaging for Wyeth Nutritionals, tins for America Online compact discs and Liz Claiborne Cosmetics fragrance gift boxes.

     Our custom and specialty products accounted for approximately 9% of our net sales for the fiscal year ended December 31, 2002, and approximately 7% of our net sales for the six month period ended June 29, 2003.

RESTRUCTURINGS

     We initiated several restructuring programs in 2001, consisting of a voluntary termination program offered to corporate office salaried employees, the closure of five manufacturing facilities and the additional consolidation of two other facilities into one new facility. As part of these programs:

     - we eliminated approximately 600 employee positions;

     - we closed a paint can manufacturing facility and a warehouse in Baltimore, Maryland in 2001;

     - we ceased manufacturing operations in Dallas, Texas in 2001;

     - we closed a custom and specialty plant located in the Baltimore, Maryland area in 2002;

     - we closed our manufacturing facility located in Southall, England in 2002;

     - we closed two plastics facilities in Georgia and transferred production from these facilities to a new facility in Atlanta, Georgia in 2002; and

     - we closed our lithography facility located in Burns Harbor, Indiana in the fourth quarter of 2002.

     While the majority of the restructuring programs were completed in 2002, certain portions of the programs will not be completed until 2003, and we do not expect to realize the full benefits until 2004. Certain long-term liabilities (approximately $3.7 million as of June 29, 2003) resulting from these programs, consisting primarily of employee termination costs and future ongoing facility carrying costs, will be paid over several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITIVE STRENGTHS

     We believe that we are well-positioned within the global container industry due to a number of competitive strengths, which include our:

     - Market Leadership. Domestically, we hold the number one market position in our steel aerosol can lines and the number two market position in our steel paint product lines. In Europe, we are the second largest manufacturer of steel aerosol cans. Collectively, our steel aerosol can and paint and general line product lines represent approximately 70% of our annual sales. We believe our product quality, customer service, low cost position and technological innovation have resulted in an approximately 55% share of the U.S. steel aerosol container market in 2002.

     - Long-Standing Customer Relationships. We have long-standing relationships with many of our customers and have been able to expand our market share with many key customers. Our market share makes us an important supplier to the leading users of steel aerosol and paint cans, while our scale allows us to respond quickly to customer demands. We believe our long-standing customer relationships have developed as a result of our ability to provide high quality, competitively priced products and global supply services to multi-national consumer products companies.

     - Improved Cost Position. Since 2001, we initiated several restructuring programs designed to improve both efficiencies in our production capability and our cost structure. Specifically, we have closed five manufacturing facilities, consolidated two other facilities into one new facility, implemented a voluntary termination program for corporate salaried employees, and taken action to improve inventory management at a number of our manufacturing facilities. When fully realized in 2004, we believe these restructuring programs collectively will provide additional gross profit of approximately $20 million to $22 million on an annualized basis. These initiatives, together with earlier capacity rationalization programs and investments in new technology, have resulted in a significantly lower-cost, more efficient manufacturing base and have allowed us to improve product quality and customer service. We expect that these initiatives will continue to enhance our manufacturing efficiencies and our customer service capabilities, further improving our cost position.

     - Strategically-Located, Efficient Manufacturing Facilities. We operate our business through a number of strategically-located manufacturing facilities, with 13 facilities in the United States and eight facilities in Europe. We believe our U.S. and European presence allows us to reduce costs, improve delivery times and meet our customers' growing needs for global supply solutions. We also supply steel aerosol cans to customers in Latin America from two facilities through our Argentinean joint venture. Over the last several years, we have invested in manufacturing equipment and systems in order to improve our manufacturing quality and efficiency. We believe that these investments will improve the quality of our products and lower our production costs.

     - Focused and Disciplined Management Team. Our management team consists of highly qualified senior managers with significant industry experience. In February 2003, we appointed John Workman to the position of Chief Executive Officer and Sandra Vollman to the position of Chief Financial Officer. In addition, we implemented a team-oriented and integrated reporting structure to give our management team added visibility to customer needs. We expect this enhanced structure to increase our operational performance and continue to allow our management to focus on improving earnings and cash flow, reducing debt levels and increasing our financial flexibility.

BUSINESS STRATEGY

     We believe we are well-positioned to improve our profitability and cash flow through a focused strategy based on the following:

     - Improving Operating Efficiencies and Cost Structure. We plan to continue to reduce manufacturing costs and enhance operating efficiencies by further reconfiguring our manufacturing base, improving our efficiency in purchasing, investing in new equipment and technology and focusing our resources on our key product lines. Operating efficiency improvements are an on-going part of the competitive nature of the container manufacturing industry, and we continually evaluate all areas of our operations for ways to improve profitability and overall performance, including, among other things, acquisitions, divestitures, capacity realignments and alternative capital structures. We believe our program of continuous operational improvements will better enable us to compete in the marketplace.

     - Focusing on Customer Service. By providing enhanced customer service and support, we believe that we can enhance our market share with existing customers and further distinguish ourselves in the container and packaging industry. We are currently implementing new systems and technology, including just-in-time delivery, custom order tracking and demand forecasting that will further enhance our value-added service offerings.

     - Leveraging our Market-Leading Positions. We believe that we can improve our financial and operational results by expanding on our leadership positions in certain key businesses, including steel aerosol cans and steel paint cans in the United States, where we hold leading market positions, and steel aerosol cans in Europe, where we hold the number two market position. These product and market segments have historically provided the most opportunity for growth and profitability in our business, and we believe that our continued focus in these areas will yield additional growth and profit improvement opportunities.

     - Reducing Indebtedness. We are focused on managing our business to increase cash flow and operating income and reduce our indebtedness. We believe further debt reduction will provide us with increased financial flexibility and allow us to manage our business more effectively and improve our overall operating performance.

PRODUCTS

     We believe that we offer the widest range of aerosol, round, general line and specialty metal containers in the U.S. general packaging industry. In 2002, we produced approximately 4.1 billion metal cans. We emphasize quality and breadth of product line in marketing our steel aerosol cans. We offer full-color, quality lithographed cans in a wide range of styles and sizes. Our necked-in cans (aerosol cans where the plastic cap is flush with the metal exterior of the can) offer a distinctive look and feel to our customers' products. Our barrier packaging cans (cans that separate the product from the can's propellant) provide our customers with an effective solution for delivering a complex product.

     Our European operations produced over 30% of the estimated 2.8 billion steel aerosol cans produced in Europe in 2002. These aerosol cans cover the most popular size diameters in Europe and, when supplemented by various heights, enable our European subsidiaries to offer customers a full range of cost efficient sizes.

     We offer round paint cans, oblong containers, plastic pails and specialty containers in the industry's widest choice of sizes. Our containers range from one-quarter pint to six and one-half gallons, and feature a variety of interior linings, making them suitable for a wide variety of applications. Our general line product offerings also include a wide range of open-top and AccuPor metal cans used primarily for automotive products. Additionally, we offer plastic paint cans, open head pails, screw top pails and drums.

     Our custom and specialty products consist of a wide array of functional and decorative containers, tins, metal housewares and collectible items. We also provide containers for the cosmetic and retail accessory markets. We believe that we offer the industry's widest range of related products within this product grouping.

     We also provide tin-plated packaging for the European food market. We produce packaging in various sizes for whipped cream, pet food, snack products, ready-to-serve soups and other meals, meat products and fruits and vegetables. Our food containers are specially coated to maintain the quality of their contents.

CUSTOMERS AND SALES FORCE

     As of June 29, 2003, we had approximately 5,100 customers worldwide, with our largest customer accounting for 8.6% of our total net sales in 2002. To the extent possible, we enter into one-year or multi-year supply agreements with our major customers. Some of these agreements specify the number of containers a customer will purchase (or the mechanism for determining such number), pricing, volume discounts (if any) and, in the case of many of our domestic and some of our international multi-year supply agreements, a provision permitting us to pass through price increases in certain raw material and other costs.

     Our relationships with our customers are critical to our business. A significant portion of our annual net sales is attributable to repeat customers. Set forth below is a representative sampling of our customers and their products.

SEGMENT                                              CUSTOMER                  CUSTOMER PRODUCTS
-------                                     ---------------------------   ---------------------------
Aerosol Products..........................  Reckitt Benckiser             Wizard Air Freshener, Easy-
                                                                          Off Oven Cleaner, Resolve
                                                                          Carpet Cleaner, Lysol
                                                                          Disinfectant
                                            Unilever                      Finesse, Aqua Net, and
                                                                          Suave Hair Sprays, Suave
                                                                          Deodorant
                                            SC Johnson                    Scrubbing Bubbles, Shout,
                                                                          Pledge and Edge Shave Gel
                                            Sherwin                       Krylon Spray Paint
                                            Williams/Diversified Brands
                                            Spectrum                      Cutter Outdoorsman insect
                                                                          repellent, Hot Shot and
                                                                          Real Kill insecticides
                                            RPM Companies                 Rustoleum
                                            CCL Custom Manufacturing      Contract filler for
                                                                          products such as Secret
                                                                          deodorant, Crisco, Niagara
                                                                          spray starch, Woolite
                                                                          products
International.............................  McBride/APL/Yplon             Private label consumer
                                                                          products
                                            Henkel/Schwarzkopf            Taft hairspray
                                            L'Oreal                       Mennen shave foam, Graphic
                                                                          hairspray
                                            Masterfoods                   Sheba and Whiskas cat food,
                                                                          Pedigree dog food
                                            Felix                         Ultje brand nuts
Paint, Plastic and General Line
  Products................................  Behr Process Corporation      Behr paints
                                            Arch Chemical                 Olin pool chemicals
                                            W M Barr                      Solvents and strippers
                                            Valspar Corporation           Paints sold at leading home
                                                                          improvement centers
Custom and Specialty Products.............  Liz Claiborne Cosmetics       Curve Fragrance gift boxes
                                            Wyeth Nutritionals            Infant formula
                                            Weaver Popcorn Company        Popcorn tins

     We market our products primarily through a sales force comprised of inside and outside sales representatives dedicated to each segment. As of June 29, 2003, we had 68 sales representatives in the United States and 19 sales representatives in Europe. Each sales representative is responsible for growing sales in a specific geographic region and is compensated by a salary and a bonus based on sales volume targets.

COMPETITION

     Quality, service and price are the principal methods of competition in the rigid metal and plastic container industry. To compete effectively, we must strategically locate supply facilities to reduce the added cost of shipping cans long distances and accordingly, we maintain East Coast, Midwest, Southern and West Coast manufacturing facilities. In addition, price competition and overcapacity in our industry may limit our ability to raise prices for many of our top products.

     In the U.S. steel aerosol can market, we compete primarily with Crown Cork & Seal and BWAY Corporation. Our European subsidiaries compete with Crown Cork & Seal, Impress Metal Packaging and a group of other smaller regional producers. Crown Cork & Seal and Impress are larger and may have greater financial resources than we do. Because steel aerosol cans are pressurized and are used for personal care, household and other packaged products, they are more sensitive to quality, can decoration and other consumer-oriented features than some of our other products.

     In metal paint and general line products, we compete primarily with BWAY Corporation and one smaller, regional manufacturer. Our plastic products line competes with many regional companies.

     Our custom and specialty products compete with a large number of container manufacturers, but we do not compete across the entire product spectrum with any single company. Competition is based principally on quality, service, price, geographical proximity to customers and production capability, with varying degrees of intensity according to the specific product category.

     We also face competition from substitute products, such as aluminum, glass and plastic containers.

RAW MATERIALS

     Our principal raw materials are tin-plated steel, referred to as tin-plate, and coatings and inks used to print our customers' designs and logos onto tin-plate. Tin-plate represents our largest raw material cost. Our domestic operations purchase tin-plate principally from domestic steel manufacturers, with a smaller portion purchased from foreign suppliers. Our European operations purchase tin-plate principally from European suppliers. Our largest domestic steel suppliers are United States Steel, Weirton Steel and Wheeling-Pitt, while Corus, Arcelor and Rasselstein supply the largest volume in Europe.

     The President of the United States imposed 30% ad valorem tariffs under
Section 201 of the Trade Act of 1974 on tin mill imports from most foreign producers effective March 20, 2002. These tariffs are scheduled to remain in effect for three years, declining to 24% in the second year and 18% in the third year. Tin mill imports from Canada, Mexico and certain developing countries are excluded from the tariffs. We purchase the vast majority of our domestic steel from domestic sources and since the tariffs curtail foreign competition, a negative impact to us could arise from price increases from domestic suppliers.

     In response to the U.S. tariffs imposed under Section 201 of the Trade Act of 1974, in March of 2002 the European Union established a steel safeguard initiative whereby imports of steel into the European Union from designated countries are assessed a duty of 17% versus the previous duty of 1%. The new duty on some European imports remains in effect for the duration of the U.S. imposed tariffs under Section 201. Due to the fact that our European operations do not import steel from any of the countries affected by the new European duty, in 2002 our international operations were not affected by the new duty. Likewise, we do not anticipate the duty will affect our operations in 2003 as we have no plans to begin purchasing steel from these countries.

     Our domestic and European operations purchase approximately 400,000 tons of tin-plate annually. We believe that adequate quantities of tin-plate will continue to be available from steel manufacturers, however, potential seasonal shortages may occur from domestic suppliers as foreign sourcing is effectively no longer available due to the tariffs.

     Tin-plate prices have increased slightly over the last five years. While there is some long-term variability, tin-plate prices have generally been stable and price increases have historically been announced several months before implementation. This stability has enhanced our ability to communicate and negotiate required selling price increases with our customers and minimizes fluctuations of our gross margins. Many of our domestic and some of our international multi-year supply agreements with our customers permit us to pass through tin-plate price increases and, in some cases, other raw material costs. The tariffs implemented in 2002 did not have a material effect on our costs for the year but we have experienced increases in steel costs in 2003 that we believe to be a result of the tariffs. We cannot assess the impact of the tariffs on our steel prices in 2004 or later years. We have not always been able to immediately offset increases in tin-plate prices with price increases on our products. Further, the tariffs could jeopardize this pricing stability, and could negatively impact our gross margins as we may not have the ability to immediately or fully pass through tinplate price increases to all of our customers. We are unable to determine the long term effects the tariffs will have on steel prices or resource availability. However, we will continue to explore other sourcing alternatives to limit any potential negative impact of the tariffs.

     Coatings and inks, which are used to coat tin-plate and print designs and logos, represent our second largest raw material expense. We purchase coatings and inks from regional suppliers in the United States and Europe. These products historically have been readily available, and we expect to be able to meet our needs for coatings and inks in the foreseeable future.

     Our plastic products are produced from two main types of resins, which are petroleum or natural gas-based products. High-density polyethylene resin is used to make pails, drums and agricultural products. We use 100% post-industrial and post-consumer use, recycled polypropylene resin in the production of the Plastite(R) line of paint cans. The price of resin fluctuates significantly, and we believe that it is standard industry practice, as well as a provision of many of our customer contracts, to pass on increases and decreases in resin prices to our customers.

SEASONALITY

     Our business has some seasonal variations. Quarterly sales and earnings tend to be slightly stronger starting in early spring (second quarter) through late summer (third quarter). Aerosol sales have minor increases in the spring and summer related to increased sales of containers for household products and insect repellents. Paint container sales tend to be stronger in spring and early summer due to the favorable weather conditions. Portions of the Custom and Specialty products line tend to vary seasonally, because of holiday sales late in the year. May's food can sales generally peak in the third and fourth quarters.

LABOR

     As of June 29, 2003, we employed approximately 2,400 salaried and hourly employees in the United States. Of our total U.S. workforce, approximately 1,550 employees, or 65%, were members of various labor unions, including the United Steelworkers of America, the International Association of Machinists and the Graphic Communications International Union. Labor agreements covering approximately 400 employees were successfully negotiated in 2002.

     On June 4, 2003, the National Labor Relations Board, Region Six issued a Notice of Representation Hearing, Case 6-BC-12232, indicating that the Graphic Communications International Union, Local 24, or the GCIU, was seeking to organize 31 full and regular part-time production and maintenance employees at our New Castle, Pennsylvania facility. On August 7, 2003, these employees elected the GCIU as their exclusive bargaining representative. We formally objected to the representation election on the grounds that representation by the GCIU, which is currently seeking another union to merge with, raises questions regarding continuity of representation. The objection is currently pending before the National Labor Relations Board. The GCIU may not act as the bargaining representative until the objection is resolved.

     As of June 29, 2003, our European subsidiaries employed approximately 1,300 people. In line with common European practices, all plants are unionized.

     We have followed a labor strategy designed to enhance our flexibility and productivity through constructive relations with our employees and collective bargaining units. Our practice is to deal directly with labor unions on employment contract issues and other employee concerns. We believe that we and our employees have benefited from this approach, and we intend to continue this practice in the future. This practice also has the effect of staggering renewal negotiations with the various bargaining units.

     As discussed previously, the restructuring programs initiated in 2001 have resulted in a reduction of the salaried and hourly work force. We have worked closely with the various labor unions and their collective bargaining units to ensure provisions for termination, severance and pension eligibility were in accordance with the respective collective bargaining agreements. Our relationship with represented employees is generally good and there have been no labor strikes, slow-downs, work stoppages or other material labor disputes threatened or pending against us for at least the past ten years.

PROPERTIES

     We have 13 facilities located in the United States, many of which are strategically positioned near principal customers and suppliers. Through our European subsidiaries, we also have production locations in the largest regional markets in Europe, including Denmark, France, Germany, Italy, Spain and the United Kingdom. The following table sets forth certain information with respect to our principal plants as of June 29, 2003.

LOCATION                                                     SIZE (IN SQ. FT.)    STATUS
--------                                                     -----------------   ---------
UNITED STATES
Commerce, CA...............................................       215,860         Leased
Newnan, GA.................................................       185,122         Leased
Tallapoosa, GA.............................................       249,480          Owned(1)
Danville, IL...............................................       100,000          Owned(1)
Elgin, IL..................................................       481,346          Owned(1)
Elgin, IL,.................................................       144,578         Leased
Baltimore, MD..............................................       232,172         Leased
Baltimore, MD..............................................       137,000          Owned(1)
Alliance, OH...............................................        52,000         Leased
Hubbard, OH................................................       174,970          Owned(1)
Horsham, PA................................................       132,000          Owned(1)
New Castle, PA.............................................        22,750          Owned(1)
Weirton, WV................................................       108,000         Leased

EUROPE
Esbjerg, Denmark...........................................        66,209          Owned
Laon, France...............................................       220,000          Owned
Erfstadt, Germany..........................................       369,000         Leased
Itzehoe, Germany...........................................        80,730          Owned
Schwedt, Germany...........................................        35,500         Leased
Voghera, Italy.............................................        45,200         Leased
Reus, Spain................................................       182,250          Owned
Merthyr Tydfil, United Kingdom.............................       320,000         Leased(2)

---------------

(1) The plants that we own in the United States (a) are subject to a lien in favor of Bank of America, N.A., as collateral agent for the lenders under the senior secured credit facility and (b) will be subject to a second priority lien in favor of the trustee, as collateral agent for the holders of the exchange notes.

(2) The property at Merthyr Tydfil is subject to a 999-year lease with a pre-paid option to buy that becomes exercisable in January 2007. Up to that time, the landowner may require us to purchase the property for a payment of one Pound Sterling. Currently, the leasehold interest in, and personal property located at, Merthyr Tydfil is subject to a pledge to secure amounts outstanding under a credit agreement with General Electric Capital Corporation.

     In connection with our restructuring initiatives, we have closed several manufacturing facilities, some which have been subleased. We have reserved for on-going costs associated with these closed facilities and they are not included in the above listing.

     We believe our facilities are adequate for our present needs and that our properties are generally in good condition, well-maintained and suitable for their intended use. We continuously evaluate the composition of our various manufacturing facilities in light of current and expected market conditions and demand, and may further consolidate our plant operations in the future.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws in the United States and abroad, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and similar state and foreign laws. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, among other developments, additional or more stringent requirements relevant to our operations are promulgated.

     Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed under these statutes regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time of the occurrence. We are not aware of any current material claims under CERCLA or similar state statutes against us. We have been, however, designated as a potentially responsible party ("PRP") at various superfund sites in the United States. As a potentially responsible party, we are or may be legally responsible, strictly, jointly and severally with other members of the PRP group, for the cost of environmental remediation of these sites. Based on currently available data, we believe our contribution to these sites was, in most cases, minimal.

     We have been named as a PRP for costs incurred in the clean-up of a regional groundwater plume partially extending underneath a property located in San Leandro, California, formerly a site of one of our can assembly plants. We have indemnified the owner of the property with respect to this matter. Extensive soil and groundwater investigative work has been performed at this site. We, along with other PRPs, participated in a coordinated sampling event in 1999. In November 2002, as part of a larger sampling scheme, the State of California requested that we sample existing monitoring wells at the San Leandro property. We completed the sampling in December 2002. The 2002 sampling results generally show that the concentration of contamination is declining, which we view as a positive development. While the State has not yet commented on either the 1999 or the 2002 sampling results, we believe that the source of contamination is unrelated to our past operations.

     Through corporate due diligence and our compliance management system, we identified potential noncompliance with the environmental laws at our New Castle, Pennsylvania facility related to the possible use of a coating or coatings inconsistent with the conditions in the facility's Clean Air Act Title V permit. In February 2001, we voluntarily self-reported the potential noncompliance to the Pennsylvania Department of Environmental Protection ("PDEP") and the Environmental Protection Agency ("EPA") in accordance with PDEP's and EPA's policies. We undertook a full review and determined that we had not exceeded our emissions cap for any reporting year. In September 2001, we reported to PDEP and EPA certain deviations from the requirements of our Title V permit related to the use of non-compliant coatings and corresponding recordkeeping and reporting obligations, and certain recordkeeping deviations stemming from the malfunction of the temperature recorder for an oxidizer. On May 21, 2002, we met with PDEP officials and reached an agreement to resolve the past reported deviations by entering into a Consent Assessment of Civil Penalty for $30,000. We and PDEP signed a definitive agreement in October 2002. We paid the first installment of the penalty in October 2002 and the final installment in April 2003, which resolves this matter.

LITIGATION

     We are involved in litigation from time to time in the ordinary course of our business. In our opinion, none of this litigation is material to our financial condition or results of operations.

     Walter Schmidt, former finance director at May sued for unfair dismissal following termination of his employment contract. The contract had a five-year term and Schmidt remains in pay status through its notice period, ending January 31, 2005. Mr. Schmidt claims that he also is due a severance settlement of five years' salary at the end of the notice period. In July 2002, the labor courts of first instance ruled that Mr. Schmidt's notice date and termination should be effective December 31, 2005, and that the severance settlement is due at that time. On January 7, 2003, May appealed this ruling. In June 2003, a German appeals court heard the appeal and advised the parties that it would rule in Schmidt's favor. In August 2003, the appeals court issued an opinion finding that the judgment could not be overturned. We currently are evaluating the appeals court opinion to determine whether grounds for further review exist.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age as of June 29, 2003 and position of each of our directors, executive officers and other key employees. Each of our directors will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Our officers are elected by our Board of Directors and serve at the discretion of the Board of Directors.

NAME                   AGE                               POSITION
----                   ---   -----------------------------------------------------------------
Carl Ferenbach.......  61    Director, Chairman of the Board
John L. Workman......  51    Director, Chief Executive Officer
Thomas A. Scrimo.....  55    Executive Vice President and General Manager, Aerosol, Paint and
                             General Line
Larry S. Morrison....  49    Senior Vice President and General Manager, Plastics, Lithography
                             and Specialty Products
James J. Poehling....  56    Senior Vice President, North American Sales and Channel
                             Development
Francois J.            43    Senior Vice President, International and President of European
  Vissers............        Operations
Sandra K. Vollman....  45    Senior Vice President and Chief Financial Officer
W. Brien Berberich...  53    Vice President, Supply Chain Management
Sarah T. Macdonald...  38    Vice President, Global Accounts
Emil P. Obradovich...  56    Vice President and Chief Technical Officer
Thomas J. Olander....  54    Vice President, Human Resources
Sheleen Quish........  54    Chief Information Officer and Vice President, Corporate Marketing
George V. Bayly......  61    Director
Richard K. Lubin.....  57    Director
Philip R. Mengel.....  58    Director
Francisco A. Soler...  57    Director
Louis B. Susman......  65    Director

     CARL FERENBACH. Mr. Ferenbach became our Chairman of the Board in October 2002. Mr. Ferenbach, who was one of our founding directors in 1983 and served as a member of our Board of Directors until February 2000, was elected as a Director at the time of the recapitalization. Mr. Ferenbach is also a Managing Director of Berkshire Partners, which he co-founded in 1986. He has been a director of many of Berkshire Partners manufacturing, transportation and telecommunications investments and serves as a director of Crown Castle International Corporation, of which he was formerly Chairman, and is currently Chairman of English, Welsh & Scottish Railway.

     JOHN L. WORKMAN. Mr. Workman was named our Chief Executive Officer in February 2003. Mr. Workman served as our Chief Operating Officer from October 2002 to February 2003. From August 1998 to October 2002, Mr. Workman served as our Executive Vice President and Chief Financial Officer. Prior to joining our company, Mr. Workman served as Executive Vice President and Chief Restructuring Officer at Montgomery Ward Holding Corporation. Montgomery Ward was one of the nation's largest privately-held retailers. Mr. Workman joined Montgomery Ward in 1984 as a general auditor and held a variety of financial positions with Montgomery Ward, including Vice President -- Controller, Vice
President -- Finance and Chief Financial Officer. Prior to joining Montgomery Ward, Mr. Workman was a partner in Main Hurdman, a CPA firm that subsequently merged with KPMG.

     THOMAS A. SCRIMO. Mr. Scrimo became our Executive Vice President and General Manager for Aerosol, Paint and General Line in February 2003. From November 2002 to February 2003, Mr. Scrimo served as our Senior Vice President and General Manager of Operations, Americas. Mr. Scrimo served as our Senior Vice President and General Manager, Aerosol Operations and Business Support from February 2000 to November 2002. From August 1998 to February 2000, Mr. Scrimo served as our Vice President, Business Support Operations. Prior to joining our company, he served as Vice President of Operations for Greenfield Industries, Inc., an international tool manufacturer, from January 1997 to August 1998.

     LARRY S. MORRISON. Mr. Morrison became our Senior Vice President and General Manager for Plastics, Lithography and Specialty Products in February 2003. From June 2002 to February 2003, Mr. Morrison served as our Vice President of Specialty Products and Litho Services. From February 2000 to June 2002, Mr. Morrison served as our Vice President, Operational Excellence. From 1998 to February 2000, Mr. Morrison served as our Vice President and General Manager, Custom & Specialty Products. From July 1995 to 1998, Mr. Morrison served as our Vice President of Manufacturing of Custom & Specialty Products.

     JAMES J. POEHLING. Mr. Poehling was named our Senior Vice President, North American Sales and Channel Development in February 2003. From May 2002 to February 2003, Mr. Poehling served as our Senior Vice President, North American Sales and Marketing. From September 2001 to May 2002, Mr. Poehling served as our Senior Vice President North American Sales and Channel Development. From 1990 until joining our company in September 2001, Mr. Poehling held senior management positions of Vice President Sales and Marketing and Vice President and General Manager Indexable Cutting Tools for Greenfield Industries, Inc., an international tool manufacturer. Prior to working for Greenfield Industries, Inc., Mr. Poehling spent 21 years with General Electric in various sales and marketing assignments.

     FRANCOIS VISSERS. Mr. Vissers was named our Senior Vice President, International and President of European Operations in February 2003. From September 2002 to February 2003, Mr. Vissers served as Vice President Europe and Managing Director May Verpackungen. From May 2001 to September 2002, Mr. Vissers served as our Vice President, Aerosol Division -- Europe. Before joining our company in May 2001, he held various senior management positions with GE Plastics in Europe, a plastics manufacturing company based in Europe, including General Manager for the European ABS business from 2000 through May 2001, European productivity leader from 1999 through 2000 and global process improvement leader from 1997 through 1999.

     SANDRA K. VOLLMAN. Ms. Vollman was named our Senior Vice President and Chief Financial Officer in February 2003. Ms. Vollman served as our Primary Financial Officer from October 2002 to February 2003. From February 2002 to October 2002, Ms. Vollman served as our Senior Vice President -- Finance. She joined our company in July 1999 as Vice President -- Business Development and was named Vice President -- Finance in September 2000. From 1997 to 1999, Ms. Vollman was Vice President and Corporate Controller for Montgomery Ward and Co., a privately held retailer.

     W. BRIEN BERBERICH. Mr. Berberich has served as our Vice President, Supply Chain Management since September 2001. Prior to joining our company in September 2001, Mr. Berberich held various positions with Emerson Electric Company, a manufacturer of electrical products and systems, in St. Louis, Missouri from 1993 through 2001. He was Director, Material and Logistics from 1998 through 2001 and Manager, Materials and Logistics from 1995 through 1998 and Manager of Material Planning from 1993 through 1995.

     SARAH T. MACDONALD. Ms. Macdonald has been our Vice President, Global Accounts since May 2001. From August 2000 to May 2001, she served as our Vice President, Marketing, Aerosol and Paint, Plastic & General Line and our Vice President, Marketing, Paint, Plastic & General Line from December 1999 to August 2000. From October 1998 to December 1999, Ms. Macdonald served as the Sales and Marketing Director of our U.K. operations. Before joining our company, Ms. Macdonald held a number of different sales and marketing positions with Crown, Cork & Seal and Carnaud Metalbox, each of which are container manufacturers.

     EMIL P. OBRADOVICH. Mr. Obradovich has served as our Vice President and Chief Technical Officer since February 2000. From 1996 to February 2000, Mr. Obradovich served as our Managing Director of Technical Services.

     THOMAS J. OLANDER. Mr. Olander became our Vice President Human Resources in March 2003. From December 1999 to March 2003, Mr. Olander served as our Vice President Organization & Staffing, Compensation & Benefits. Prior to joining our company in December 1999, Mr. Olander held positions as Vice President Human Resources for Draper and Kramer, Inc., a Chicago-based real estate firm from 1996 through 1999.

     SHELEEN QUISH. Ms. Quish was named our Chief Information Officer and Vice President, Corporate Marketing in February 2003. From December 2000 to February 2003, Ms. Quish served as our Vice President and Chief Information Officer. Prior to joining our company in December 2000, Ms. Quish served as Managing Director of Leapnet, an Internet company, from June 2000 to December 2000, and as Senior Vice President of Administration and Systems of Unitrin, an insurance and financial services company, from 1998 through 2000. From 1996 through 1998, Ms. Quish served as Executive Vice President, Corporate Planning and Information Services of Signature Financial/Marketing Inc., a direct response marketing company.

     GEORGE V. BAYLY. Mr. Bayly has served as a Director since August 1, 2003. Mr. Bayly has been a principal of Whitehall Investors, LLC, a consulting and venture capital firm, since 2002. From 1991 to 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a container and packaging manufacturer. Mr. Bayly is also a director of General Binding Corporation, Packaging Dynamics Inc. and Huhtamaki.

     RICHARD K. LUBIN. Mr. Lubin has served as a Director since the recapitalization. Mr. Lubin is a Managing Director of Berkshire Partners, which he co-founded in 1986. He has been a director of many of Berkshire Partners' manufacturing, retailing and transportation investments and currently serves as a director of The Holmes Group, Inc., English Welsh & Scottish Railway and Fresh Start Bakeries, Inc.

     PHILIP R. MENGEL. Mr. Mengel was elected a Director in 2001. Mr. Mengel has been the Chief Executive Officer of English Welsh & Scottish Railway, a rail freight operator in Britain, since January 2000. From 1996 to January 2000 Mr. Mengel was the Chief Executive Officer of Ibstock plc, an international building products company. Mr. Mengel is also a director of The Economist Newspaper Group.

     FRANCISCO A. SOLER. Mr. Soler has served as a Director since 1983. Since 1985, Mr. Soler has served as the Chairman of International Bancorp of Miami, Inc., the holding company for The International Bank of Miami, N.A. Mr. Soler is also President of Harbour Club Milano Spa and a director of various industrial and commercial companies in the United Kingdom and El Salvador.

     LOUIS B. SUSMAN. Mr. Susman has served as a Director since 1998. Mr. Susman is a Vice Chairman of Investment Banking and a Managing Director of Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) and Chairman of the Citigroup North American Customer Committee. Prior to joining Salomon Brothers Inc (one of the predecessors of Citigroup Global Markets Inc.) in June 1989, Mr. Susman was a senior partner at the St. Louis-based law firm of Thompson & Mitchell. Mr. Susman is a Director of Drury Inns and has previously served on the boards of the St. Louis National Baseball Club, Inc., Silver Eagle, Inc., Hasco International, PennCorp Financial, Avery, Inc. and other publicly-held corporations.

COMPENSATION OF DIRECTORS

  Directors Fees

     Each outside director of U.S. Can receives an annual retainer of $30,000 and full Board meeting fees of $1,500 for meetings attended in person or telephonically. Directors are also reimbursed for reasonable expenses incurred in the course of their service. There are five regularly scheduled full Board meetings each year and at least one regularly scheduled board meeting is held each quarter.

  Committee Fees

     The Board of Directors has standing Audit, Compensation and Nominating Committees. Each outside director serving on a committee receives meeting fees of $1,000 for meetings attended in person and $500 for meetings attended telephonically. Committee members are also reimbursed for reasonable expenses incurred in the course of their service.

EXECUTIVE COMPENSATION

     The following tables set forth information concerning compensation paid to our Chief Executive Officer and our other four most highly compensated executive officers, who we refer to as the named executive officers in this prospectus, during fiscal years 2002, 2001 and 2000. Information is also included for our former Chief Executive Officer, who would have been among the most highly compensated officers but for his resignation in October 2002.

SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                          -----------------------------------------
                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION               YEAR    SALARY     BONUS     COMPENSATION
---------------------------               ----   --------   --------   ------------
John L. Workman.........................  2002   $424,723   $ 45,000      $7,215
Chief Executive Officer                   2001    412,915     20,000       7,215
                                          2000    398,088     39,000       7,521

Thomas A. Scrimo........................  2002    252,677     35,000       5,506
Executive Vice President and G.M.,        2001    245,754     12,000       5,506
Aerosol, Paint & Business Support         2000    225,919     22,000       6,685

James J. Poehling(f)....................  2002    242,292     80,000       5,506
Senior Vice President, North American     2001     71,282     35,000       2,169
Sales and Channel Development

Francois Vissers(f).....................  2002    270,948     31,209       5,457
Senior Vice President, International      2001    240,085     20,530       3,291
and President of European Operations

Roger B. Farley(g)......................  2002    249,569     24,500       6,194
Senior Vice President,                    2001    244,877     12,000       6,194
Human Resources                           2000    234,992     22,600       7,521

Paul W. Jones(h)........................  2002    625,292    112,100       6,105
Former President and                      2001    653,108     32,500       7,215
Chief Executive Officer                   2000    614,473    122,000       7,521

                                                 LONG TERM COMPENSATION
                                          ------------------------------------
                                                 AWARDS              PAYOUT
                                          ---------------------   ------------
                                          SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                OPTIONS/SARS(#)(C)     COMPENSATION
---------------------------               ---------------------   ------------
John L. Workman.........................            none           $   24,148(a)
Chief Executive Officer                             none               46,600(b)
                                                 353.669            1,055,782(d)

Thomas A. Scrimo........................            none               14,478(a)
Executive Vice President and G.M.,                  none               22,016(b)
Aerosol, Paint & Business Support                339.522              360,548(d)

James J. Poehling(f)....................            none               87,461(a)
Senior Vice President, North American             50.000                9,751(b)
Sales and Channel Development

Francois Vissers(f).....................            none                   --(e)
Senior Vice President, International              25.000                   --(e)
and President of European Operations

Roger B. Farley(g)......................            none               22,962(a)
Senior Vice President,                              none               35,398(b)
Human Resources                                     none              771,785(d)

Paul W. Jones(h)........................            none              157,186(a)
Former President and                                none              103,098(b)
Chief Executive Officer                          212.202            2,351,037(d)

---------------

(a) 2002 amounts shown for Messrs. Jones, Workman, Scrimo, Poehling and Farley include contributions or payments for their benefit to U.S. Can Corporation's Salaried Employee Savings and Retirement Accumulation Plan (the "SRAP") and pursuant to nonqualified retirement plans ($41,660, $24,148, $14,478, $8,423 and $15,327 respectively). Amounts for Mr. Jones and Mr. Farley include the cost of life insurance in excess of our standard benefit of $3,934 and $5,635, respectively and payments for personal financial planning of $5,150 and $2,000, respectively. The 2002 amount for Mr. Jones also includes payments made by us of $106,442 to Mr. Jones in accordance with his Severance Agreement. The 2002 amount shown for Mr. Poehling includes reimbursement for relocation expenses claimed under his Employment Agreement of $79,038.

(b) 2001 amounts shown for Messrs. Jones, Workman, Scrimo, Poehling and Farley include contributions or payments for their benefit to the SRAP and pursuant to nonqualified retirement plans ($92,995,

    $46,600, $22,016, $987 and $27,036 respectively). Amounts for Mr. Jones and Mr. Farley include the cost of life insurance in excess of our standard benefit of $5,803 and $6,362, respectively and payments for personal financial planning of $4,300 and $2,000, respectively. The amount for Mr. Poehling represents reimbursements for relocation expenses claimed under his employment agreement of $8,764, respectively.

(c) Options granted in 2000 exclude options for 50.000, 30.000 and 20.000 shares issued to Messrs. Jones, Workman and Scrimo, respectively, under the plans in effect prior to the recapitalization. All of the foregoing options were cancelled at the time of the recapitalization, and each holder received a cash payment equal to the product of (i) the $20.00 price per share paid to shareholders in connection with the recapitalization less the exercise price of the option and (ii) the number of shares of common stock subject to the option. Options reflected in this table for 2000 were granted on October 4, 2000 under the U.S. Can Corporation 2000 Equity Incentive Plan in connection with the recapitalization and were restated for the reverse stock split.

(d) The 2000 amounts include one-time bonuses in connection with the recapitalization of $697,500, $309,000, $103,400 and $226,100 for Messrs.
    Jones, Workman, Scrimo and Farley respectively, cash proceeds from the cancellation of employee stock options in the recapitalization of $1,291,312, $624,713, $208,945 and $470,437 for Messrs. Jones, Workman,
    Scrimo and Farley respectively, distribution of cash from U.S. Can Corporation's executive deferred compensation program to the extent not reported as 1999 bonuses, of $124,384, $38,852, $13,462 and $23,712 for
    Messrs. Jones, Workman, Scrimo and Farley, respectively, contributions or payments for their benefit to U.S. Can Corporation's Salaried Employee Savings and Retirement Accumulation Plan ("SRAP") of $10,200 for each named executive officer and $214,538, $68,614, $24,541 and $33,201 for Messrs.
    Jones, Workman, Scrimo and Farley respectively, pursuant to nonqualified retirement plans. The 2000 amounts shown for Mr. Jones and Mr. Farley include the cost of life insurance in excess of our standard benefit ($5,803 and $5,635, respectively) and the imputed value of Mr. Workman's company-provided life insurance benefit of $810. The 2000 amounts shown for Messrs. Jones, Workman and Farley include payments for personal financial planning of $7,300, $3,593 and $2,500, respectively.

(e) Mr. Vissers is compensated partially in euros and partially in British pounds. The amounts shown for Mr. Vissers have been converted to U.S. dollars at the applicable exchange rate in effect as of the calendar year-end for the year in which payment was made. During 2002 and 2001, we did not make any contributions for the benefit of Mr. Vissers to any type of executive retirement plan or overseas employee benefit trust. All such contributions are made by Mr. Vissers through salary deductions.

(f) Mr. Poehling joined us in September 2001. Mr. Vissers joined us in May 2001.

(g) Mr. Farley retired on April 1, 2003.

(h) Mr. Jones' employment terminated on October 24, 2002.

OPTION GRANTS

     There were no option or stock appreciation right grants to the named executive officers in 2002.

AGGREGATED OPTION/SAR EXERCISES IN 2002 AND 2002-END OPTION/SAR VALUES

     No shares were acquired as a result of option exercises by the named executive officers during 2002. The numbers shown in the below table are after the reverse stock split on December 20, 2002.

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                2002-YEAR END(#)           2002-YEAR END($)(A)
NAME                                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                        -------------------------   -------------------------
John L. Workman...........................       28.294/325.375                   $0/$0
Thomas A. Scrimo..........................       90.540/248.983                   $0/$0
James J. Poehling.........................       10.000/50.000                    $0/$0
Francois Vissers..........................        5.000/20.000                    $0/$0
Roger B. Farley...........................        0.000/0.000                     $0/$0
Paul W. Jones.............................       28.294/56.587                    $0/$0

---------------

(a) There was no established trading market for U.S. Can's common stock as of December 31, 2002. Management has determined that the fair market value of the common stock underlying these options did not exceed $1,000.00 (the exercise price of these options) and, accordingly, none of the options were in-the-money.

TRANSACTIONS WITH MANAGEMENT

  Executive Severance Plan

     Several of our executive officers are eligible to participate in our executive severance plan. The executive severance plan provides an executive with a severance payment equal to 12 months (18 months for certain executives) of the executive's base salary in the event the executive is terminated without cause or leaves for good reason. In the cases of Messrs. Scrimo and Workman, the executive severance plan will not provide a severance benefit if these executives are entitled to receive a severance benefit under their change in control agreements (described below).

  U.S. Can Corporation 2000 Equity Incentive Plan

     In connection with the recapitalization, the Board of Directors and stockholders of U.S. Can approved the U.S. Can Corporation 2000 Equity Incentive Plan. The Board of Directors administers the plan and may, from time to time, grant option awards to directors of U.S. Can, including directors who are not employees of U.S. Can, all executive officers of U.S. Can and its subsidiaries, and other employees, consultants, and advisers who, in the opinion of the Board, are in a position to make a significant contribution to the success of our company. The Board of Directors may grant options that are time-vested and options that vest based on the attainment of performance goals specified by the Board of Directors.

  Change in Control Agreements

     Mr. Obradovich is a party to a change in control agreement. The agreement with Mr. Obradovich provides that upon termination by us or constructive termination by Mr. Obradovich within two years of a change in control, he will be entitled to:

     - a severance payment equal to one times the greater of his current annual base salary or the annual base salary immediately before the change in control;

     - a pro-rated bonus based on the target bonus; and

     - continuation of health and welfare benefits for one year following termination.

  Employment Agreements with Messrs. Scrimo, Workman and Farley

     In October of 2002, we renewed our existing employment agreements with Messrs. Scrimo, Workman and Farley, referred to as the executives, for an additional year. Under the terms of these employment agreements, Messrs. Scrimo, Workman and Farley will be paid an annual base salary of at least $220,000, $390,000 and $226,000 respectively, which have been adjusted to $285,000, $525,000 and $245,000, respectively. Each executive's base salary and other compensation will be reviewed annually by that executive's supervisor. Each executive also participates in our management incentive plan with an opportunity to receive a bonus payment equal to 50% of his or her base salary. We also agreed to provide each executive with term life insurance coverage with death benefits at least equal to twice his or her base salary, an automobile allowance and employee benefits comparable to those provided to our other senior executives.

     In the event of the termination of an executive's employment with us due to his death or permanent disability, we will pay him or his estate:

     - an amount equal to one year's base salary reduced by any amounts received from any life or disability insurance provided by us; and

     - if the executive is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

     In the event an executive terminates his employment for good reason or we terminate his employment without cause, we will pay him:

     - his base salary and benefits for the earliest to occur of 18 months, his death or the date that he breaches the provisions of his employee agreement (relating to non-competition, confidentiality and inventions); and

     - if the executive is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

     If an executive's employment is terminated for cause or by voluntary resignation, he will receive no further compensation.

  Separation Agreement with Mr. Jones

     We entered into a severance agreement with Mr. Jones on November 26, 2002, who resigned on October 24, 2002. We refer to the date of Mr. Jones's resignation as the separation date. Under the terms of this severance agreement, we agreed to provide to Mr. Jones severance benefits, including:

     - his salary for a period of 18 months after the separation date;

     - an award, if any, to him under our Management Incentive Plan for the performance period in which the separation date occurred, subject to a pro rata reduction for the period following the separation date;

     - an extension of his ability to exercise vested options beyond the period provided for in our 2000 Equity Incentive Plan;

     - an aggregate of $10,000 for reasonable attorneys' fees, costs and expenses;

     - up to $25,000 for reasonable outplacement services until he obtains other employment;

     - continuing his participation and that of his eligible dependents in our medical and dental plans for 18 months following the separation date, if he was enrolled as of the separation date, at a level of coverage no less favorable than that offered to our other executives; and

     - waiving our exercise of the call right of any securities held by him on the separation date.

     Mr. Jones also agreed to standard confidentiality, nonsolicitation, nondisparagement and release provisions.

  Separation Agreement with Mr. Farley

     We entered into a severance agreement with Mr. Farley on March 27, 2003, under which he resigned on April 1, 2003. We refer to the date of Mr. Farley's resignation as the separation date. Under the terms of this severance agreement, we agreed to provide to Mr. Farley severance benefits, including:

     - his salary for a period of 18 months after the separation date;

     - an award, if any, to him under our Management Incentive Plan for the performance period in which the separation date occurred, subject to a pro rata reduction for the period following the separation date;

     - an aggregate of $5,000 for reasonable attorneys' fees, costs and expenses;

     - continuing his participation in our medical and dental plans for 9 months following the separation date, if he was enrolled as of the separation date, at a level of coverage no less favorable than that offered to our other executives; and

     - waiving our exercise of the call right of any securities held by him on the separation date.

     Mr. Farley also agreed to standard confidentiality, nonsolicitation, nondisparagement and release provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     U.S. Can owns all of the shares of issued and outstanding common stock of the Company.

     On December 20, 2002, U.S. Can amended its certificate of incorporation to
(i) effect a reverse stock split which, upon filing with the Secretary of State of the State of Delaware, reclassified and converted each preexisting share of common stock and Series A preferred stock into 1/1000th of a share of common and preferred stock, respectively, and (ii) a corresponding reduction in the number of its authorized shares of common stock from 100,000,000 shares to 100,000 shares and in the number of its authorized shares of preferred stock from 200,000,000 shares to 200,000 shares. The reverse stock split did not affect the relative percentages of ownership for any shareholders.

     U.S. Can's preferred stock, which has no voting rights other than those provided by Delaware law, is owned by Berkshire Partners and its co-investors, Citigroup and affiliates of Francisco Soler.

     The following table sets forth information, as of August 22, 2003, regarding the beneficial ownership, after giving effect to the reverse stock split, of U.S. Can's common stock by:

     - each person or "group," as that term is defined in Section 13(d)(3) of the Securities Exchange Act, that beneficially owns more than 5% of the outstanding common stock;

     - each of U.S. Can's directors;

     - each of U.S. Can's named executive officers; and

     - all of U.S. Can's directors and executive officers as a group.

     Unless otherwise indicated below, the address for each listed director and executive officer is c/o U.S. Can Corporation, 700 E. Butterfield Road, Suite 250, Lombard, IL 60148. Beneficial ownership shown is determined in accordance with the rules of the Commission and, as a result, includes voting and investment power with respect to shares. The information in the table was furnished by the persons listed. The stockholders agreement governs the stockholders' exercise of their voting rights with respect to the election of directors and other material events. See "Certain Relationships and Related Party Transactions -- Stockholders Agreement." The percentage of ownership of common stock for each stockholder is based on 53,333.333 shares of U.S. Can common stock outstanding as of August 22, 2003. The number of shares of U.S. Can common stock outstanding used in calculating the percentage for each listed person includes the shares of U.S. Can common stock underlying the options, warrants or convertible exchange notes beneficially owned by that person that are exercisable within 60 days following August 22, 2003.

                                                                                 PERCENT
BENEFICIAL OWNER                                             NUMBER OF SHARES   OWNERSHIP
----------------                                             ----------------   ---------
Berkshire Partners LLC(1)..................................     41,229.278        77.30%
Paul W. Jones(2)...........................................      1,961.628         3.68
John L. Workman(3).........................................      1,042.440         1.95
Roger B. Farley(4).........................................        533.333         1.00
Thomas A. Scrimo(5)........................................        349.143            *
James J. Poehling(6).......................................         20.000            *
Francois Vissers(6)........................................         10.000            *
George V. Bayly............................................             --            *
Carl Ferenbach(7)..........................................     41,229.278        77.30
Richard K. Lubin(7)........................................     41,229.278        77.30
Philip R. Mengel...........................................             --            *
Francisco A. Soler(8)......................................        951.485         1.78
Louis B. Susman(9).........................................      2,613.332         4.90
All officers and directors as a group (16 persons)(10).....     46,420.904        87.04

---------------

  *  Less than 1%.

 (1) Includes 25,847.737 shares of common stock held by Berkshire Fund V Limited Partnership; 2,584.771 shares of common stock held by Berkshire Investors LLC; and 12,796.770 shares of common stock held by Berkshire Fund V Coinvestment Fund, Limited Partnership. The address of Berkshire Partners LLC is One Boston Place, Suite 3300, Boston, Massachusetts 02108.

 (2) Includes 28.294 shares subject to currently exercisable options.

 (3) Includes 42.440 shares subject to currently exercisable options and 14.147 options that are exercisable within 60 days following August 22, 2003.

 (4) Roger B. Farley retired on April 1, 2003.

 (5) Includes 90.540 shares subject to currently exercisable options and 45.270 options that are exercisable within 60 days following August 22, 2003.

 (6) Number of shares represents currently exercisable options and options that are exercisable within 60 days following August 22, 2003.

 (7) Mr. Ferenbach and Mr. Lubin are Managing Directors of Berkshire Partners
     LLC.

 (8) Mr. Soler beneficially owns 951.485 shares of common stock as a result of his relationship to (i) Windsor International Corporation, a company of which Mr. Soler is a director and executive officer and which is the record holder of 424.460 shares, (ii) Atlas World Carriers S.A., a company of which Mr. Soler is a director and executive officer and which is the record holder of 250.172 shares, (iii) The World Financial Corporation S.A., a company of which Mr. Soler is a director and executive officer and which is the record holder of 250.172 shares, and (iv) Scarsdale Company N.V., Inc., a company of which Mr. Soler is an executive officer and which is the record holder of 26.681 shares.

 (9) Mr. Susman beneficially owns 2,613.332 shares of common stock as a result of his relationship to Citigroup. Mr. Susman is a Vice Chairman of Investment Banking and Managing Director of Citigroup Global Markets Inc. Citigroup and its affiliates are the record holder of 2,613.332 shares of common stock.

(10) Includes 271.983 shares subject to currently exercisable options and
     141.492 options that are exercisable within 60 days following August 22, 2003.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH BERKSHIRE PARTNERS

     Berkshire Partners has been actively involved in our company through Carl Ferenbach, a founding partner of Berkshire Partners. Mr. Ferenbach was one of our founding directors in 1983 and served as a member of our Board of Directors until February 2000. In addition, Mr. Lubin is a managing director of Berkshire Partners and Mr. Mengel is Chief Executive Officer of a Berkshire Partners portfolio company. Upon the completion of the recapitalization, Berkshire Partners received a fee of $2.0 million. In addition, Berkshire Partners receives a management fee of $750,000 per year.

     The second amendment to our senior secured credit facility includes an additional Tranche C term loan of up to $25.0 million, of which $20.0 million is presently outstanding. Under certain circumstances, Berkshire Partners may be required to cash collateralize and ultimately purchase a participation in the Tranche C term loan facility. In consideration for Berkshire's agreement to purchase a participation in the Tranche C term loan under certain circumstances, we have agreed to accrue for and pay to Berkshire an annual fee of 2.75% of the amount of the Tranche C term loan then outstanding, which initially was $550,000. This fee is payable in advance, is non-refundable and may not be paid in cash (without the requisite senior lenders' consent) so long as our current senior bank debt is outstanding. If Berkshire were required to purchase a Tranche C term loan participation in the future, we would be required to pay Berkshire the amount of such Tranche C term loan, plus accrued interest, to the extent of Berkshire's participation. We also agreed to reimburse Berkshire's out-of-pocket costs and expenses incurred in connection with the purchase agreement and the second amendment to the credit agreement.

RELATIONSHIP WITH CITIGROUP

     Citigroup Inc. and its affiliates currently beneficially own 4.90% of our common stock and provide investment banking and financial advisory services to us from time to time. Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) was paid $2.0 million in fees for financial advisory services provided in connection with our September 2000 recapitalization and received customary compensation as an initial purchaser of our 12 3/8% senior subordinated notes that were offered in connection with the recapitalization. In addition, Citibank, N.A. was an agent under our senior secured credit facility, for which it received customary compensation. Mr. Susman is a Vice Chairman of Investment Banking and Managing Director of Citigroup Global Markets Inc. Other than for customary fees and payments under our senior secured credit facility, we did not make any payments to Citigroup in 2001 or 2002 and have not agreed to make any payments to it in 2003, other than for such customary fees and payments and compensation as the initial purchaser in connection with the original offering of the notes.

STOCKHOLDERS AGREEMENT

     In connection with the recapitalization that was completed on October 4, 2000, we entered into a stockholders agreement with stockholders which provides for, among other things, certain restrictions and rights related to the transfer, sale or purchase of common stock and preferred stock. The stockholders agreement has the following provisions:

     - Prior to October 4, 2003, no stockholder may transfer shares of U.S. Can capital stock (other than limited exceptions including permitted transfers to an affiliate or in connection with estate planning).

     - After October 4, 2003, a stockholder may only transfer shares of U.S. Can capital stock (other than limited exceptions including permitted transfers to an affiliate or in connection with estate planning) after the transferring stockholder first gives U.S. Can, and then the other stockholders on a pro rata basis, a right of first refusal to purchase all or a portion of the shares at the same price.

     - U.S. Can has the right to purchase U.S. Can equity securities held by a management stockholder (as defined) in the event the management stockholder's employment with U.S. Can is terminated for any reason.

     - If a management stockholder's employment with U.S. Can is terminated by virtue of death, disability or retirement in accordance with U.S. Can policy, the management stockholder will have the right to require U.S. Can to purchase his or her equity securities of U.S. Can.

     - If, at any time, specified stockholders holding 75% of the outstanding common stock equivalents (as defined) (i.e., Berkshire Partners, its affiliates and another stockholder) elect to consummate the sale of 50% or more of the common stock of U.S. Can to an unaffiliated third party, the remaining stockholders will be obligated to consent to and take all actions necessary to complete the proposed sale of the same proportion of their stock on the same terms.

     - After October 4, 2003, a stockholder (or a group of stockholders together) owning more than 4% of the outstanding shares of U.S. Can capital stock may only (other than in connection with estate planning transfers) transfer the shares to an unaffiliated third party, so long as other stockholders are given the option to participate in the proposed transfer on the same terms and conditions on a pro rata basis (except in connection with transfers permitted by the stockholders agreement).

     - The stockholders have agreed to elect directors of U.S. Can such that the Board of Directors will consist of two designees of Berkshire and its affiliates so long as the Berkshire stockholders maintain ownership of at least 25% of the U.S. Can common stock, two designees of management stockholders, Louis Susman, Ricardo Poma, Francisco Soler (or another designee of the Scarsdale Group if Francisco Soler and Ricardo Poma both no longer serve on the Board of Directors so long as the Scarsdale Group owns at least 5% of the U.S. Can common stock) and up to two other independent directors acceptable to the other directors. Mr. Poma resigned from membership on the Board in April 2001 and chose not to designate a replacement.

     - Following an initial public offering of U.S. Can common stock, specified stockholders will have either one or two demand registration rights. The stockholders will be entitled to "piggy-back" registration rights on all registrations of U.S. Can common stock by U.S. Can or any other stockholder, subject to customary underwriter cutback.

     - So long as U.S. Can is not paying default interest under any of its financing arrangements, an 80% vote of the common stockholders will be required to approve and adopt mergers, acquisitions, charter or bylaw amendments, extraordinary borrowings, dividends, stock issuances and other specified matters. An 80% vote will be required at all times for a financial restructuring that treats the management stockholders differently and adversely from the rest of the common stockholders.

     - Stockholders have pre-emptive rights to subscribe for newly issued shares on a pro rata basis, subject to certain exclusions.

     Most of the restrictions contained in the stockholders agreements terminate upon consummation of a qualified initial public offering of common stock by U.S. Can or specified changes in control of U.S. Can.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     As part of the refinancing, we amended our senior secured credit facility with Bank of America, N.A., Citicorp North America, Inc. and certain other lenders. The description of the terms senior secured credit facility reflects this amendment. In addition, certain specific terms of the amendment are more fully described below in "-- Specific Terms of the Amendment of the Senior Secured Credit Facility."

     General. After giving effect to the refinancing, as of June 29, 2003, there would have been approximately $245.8 million (including $11.7 million of letters of credit) of outstanding indebtedness under the senior secured credit facility and approximately $55.7 million of unused commitment under the senior secured credit facility for working capital and other corporate purposes. As of June 29, 2003, after giving affect to the refinancing, the amounts outstanding under the senior secured credit facility included the following:

     - $40.7 million of borrowings outstanding under the Tranche A term loan;

     - $130.8 million of borrowings outstanding under the Tranche B term loan;

     - $20.0 million of borrowings outstanding under the Tranche C term loan;
       and

     - $42.6 million of borrowings outstanding under the $110.0 million revolving credit facility.

     Subject to certain conditions, up to $75.0 million of the revolving credit facility may be made available in certain foreign currencies, including British Pounds Sterling, Euros and other foreign currencies approved by the lenders for borrowings by certain of our foreign subsidiaries.

     Interest. Amounts outstanding under the senior secured credit facility bear interest, at our option, at a rate per annum equal to either: (1) the base rate (as defined in the senior secured credit facility) or (2) the LIBOR rate (as defined in the senior secured credit facility), in each case, plus an applicable margin. The applicable margins were increased in connection with the 2001 amendments to the senior credit facility and are subject to future reductions based on the achievement of certain leverage ratio targets and on the credit rating of the senior secured credit facility. As of June 29, 2003, our borrowings under the senior secured credit facility bear interest at rates ranging from 2.85% to 7.00%. The interest rate otherwise payable under the senior secured credit facility will increase by 2% per annum during the continuance of a payment default or any other event of default for which the requisite number of lenders have taken affirmative action.

     Maturity and Mandatory Prepayments. Borrowings under the Tranche A term loan are due and payable in quarterly installments of approximately $4.0 million for the first three quarters of 2005 and one installment of $8 million due December 31, 2005. The final balance is due on January 4, 2006. Borrowings under the Tranche B term loan are due and payable in quarterly installments (the quarterly payments due on and before December 31, 2005 being in nominal amounts), with the final balance due on January 4, 2006. Borrowings under the Tranche C term loan are due and payable on January 4, 2006. The revolving credit facility is available until January 4, 2006. In addition, we are required to prepay the facilities under the senior secured credit facility in an amount equal to:

     - 100% of the net cash proceeds from certain asset sales by us subject to certain baskets and reinvestment provisions;

     - 75% (if our senior debt/EBITDA ratio is equal to or greater than 3.0:1.0) or 50% (if our senior debt/EBITDA ratio is less than 3.0:1.0) of excess cash flow (as defined);

     - 100% of the net cash proceeds from the issuance of any debt by us, subject to certain exceptions; and

     - 50% of the net cash proceeds from our issuance of equity, excluding, among other things, (i) any equity invested by Berkshire Partners and the rollover stockholders and (ii) equity invested in connection with a permitted acquisition.

     Security and Guarantees. Subject to certain exceptions and permitted liens, the senior secured credit facility is secured by a first priority security interest in all our existing and after-acquired assets and all of our direct and indirect domestic subsidiaries' existing and after-acquired assets, including, without limitation, real property and all of the capital stock owned by us and our direct and indirect domestic subsidiaries (including 65% of the capital stock of their direct foreign subsidiaries). In addition, any loans made to our foreign subsidiaries under the senior secured credit facility are secured by the existing and after-acquired assets of certain of our foreign subsidiaries. All of our obligations under the senior secured credit facility are fully and unconditionally guaranteed by U.S. Can, our parent company, and all of our present and future domestic subsidiaries. In addition, U.S. Can, our company, each guarantor and, to the extent permitted by law, each subsidiary and parent of any foreign subsidiary authorized to borrow amounts under the senior secured credit facility guarantee any borrowings by any designated foreign subsidiaries permitted to borrow amounts under the senior secured credit facility.

     Covenants. The senior secured credit facility requires us to meet certain financial tests, including, without limitation:

     - minimum interest coverage;

     - minimum EBITDA;

     - minimum fixed charge coverage; and

     - maximum leverage.

     The senior secured credit facility contains certain covenants which, among other things, limit:

     - the incurrence of additional debt;

     - investments;

     - dividends;

     - transactions with affiliates;

     - capital expenditures;

     - asset sales;

     - acquisitions, mergers and consolidations;

     - prepayments of other debt (including the exchange notes);

     - amendments to the terms of any debt (including the exchange notes) that would be adverse to the lenders; and

     - liens, encumbrances and negative pledges.

     Events of Default. The senior secured credit facility contains customary events of default, including, among other things:

     - payment defaults;

     - breaches of representations and warranties;

     - covenant defaults;

     - cross-defaults to certain other debt (including the exchange notes);

     - certain events of bankruptcy and insolvency;

     - failure of the subordination provisions in our outstanding 12 3/8% senior subordinated notes due 2010 to be effective;

     - failure of the intercreditor agreement to be effective;

     - judgment defaults;

     - failure of any guarantee or security document supporting the senior secured credit facility to be in full force and effect; and

     - a change of control of the Company or U.S. Can, our parent company.

     Waiver and Modification. The terms of our senior secured credit facility may be waived or modified upon approval by the Company and the required percentage of the senior lenders and without the consent of the holders of the exchange notes.

     Specific Terms of the Amendment of the Senior Secured Credit Facility. The amendment to our senior secured credit facility also:

     - permitted the issuance of the notes and the second-priority liens securing the notes;

     - amended the levels we must achieve under our financial covenants relating to our leverage ratio, interest coverage ratio, fixed charge coverage ratio and minimum EBITDA;

     - allowed us to apply the proceeds from the original offering of the notes to make the required prepayment of our Tranche A term loan in direct order of maturity;

     - allowed us to apply up to $55 million of the proceeds from the original offering of the notes to the repayment of our revolving credit facility instead of our term loans; and

     - permits us to re-borrow a portion of the aforementioned $55 million repayment for potential repurchases of our outstanding 12 3/8% senior subordinated notes due 2010.

12 3/8% SENIOR SUBORDINATED NOTES DUE 2010

     The 12 3/8% senior subordinated notes due 2010 in the aggregate principal amount of $175.0 million are our unsecured obligations. The 12 3/8% senior subordinated notes will mature on October 1, 2010. Interest is payable semi-annually on April 1 and October 1 of each year. The 12 3/8% senior subordinated notes may be redeemed at any time after October 1, 2005 at specified prices and do not have the benefit of any sinking fund. In addition, the 12 3/8% senior subordinated notes are guaranteed by U.S. Can and all of the Company's domestic restricted subsidiaries.

     We currently have $175.0 million of these securities outstanding. The indenture governing the 12 3/8% senior subordinated notes contains customary covenant provisions that include, among others, a limitation on our ability to incur debt, pay dividends and make other distributions, grant liens and sell assets or consolidate or merge with or into other companies.

                       DESCRIPTION OF THE EXCHANGE NOTES

     For purposes of this section of the prospectus, United States Can Company is referred to as the "Company." Other capitalized terms used in this section of the prospectus are defined later under the heading "Definitions."

     The exchange notes will be issued under an indenture to be dated July 22, 2003 (the "Indenture") among the Company, the Parent Guarantor, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee").

     The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The exchange notes are subject to all such terms, and reference is made to the Indenture and the Trust Indenture Act for a statement of those terms. Copies of the Indenture and the form of exchange notes are available upon request to the Company at the address set forth under the heading "Where You Can Find More Information," appearing later in this prospectus.

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes issued in the original offering, except that:

     - the exchange notes will bear a Series B designation;

     - the exchange notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting their transfer; and

     - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement dated as of July 22, 2003 by and among the Company, U.S. Can, May and Citigroup Global Markets Inc., including the provision providing for liquidated damages in certain circumstances relating to the timing of the exchange offer.

     The exchange notes will evidence the same debt as the notes issued in the original offering and will be entitled to the benefits of the Indenture. The exchange notes will rank equally with the notes issued in the original offering if all of these notes are not exchanged pursuant to the exchange offer and will vote together with the notes on all matters voted upon under the Indenture.

GENERAL

     The exchange notes are senior secured obligations of the Company and will initially be limited to $125 million aggregate principal amount. The exchange notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Except in limited circumstances, the exchange notes will be issued as a global note. See "-- Book Entry Form" below. No service charge will be made for any registration of transfer of exchange notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The payment of principal, premium, if any, and interest on the exchange notes is unconditionally guaranteed on a senior secured basis by the Parent Guarantor (the "Parent Guarantee") and the Subsidiary Guarantors (the "Subsidiary Guarantees" and, together with the Parent Guarantee, referred to as the "Guarantees"). The Parent Guarantor and the Subsidiary Guarantors are collectively referred to as the "Guarantors" and are individually referred to as a "Guarantor." See "-- Parent and Subsidiary Guarantees."

     The exchange notes will be secured, on a second-priority basis, by liens on substantially all of our, our domestic subsidiaries' and our parent's existing and after-acquired assets for which a first priority lien has been granted to the lenders under our senior secured credit facility. See "-- Security."

ADDITIONAL EXCHANGE NOTES

     The Company may, without the consent of the Holders of exchange notes, create and issue additional notes ranking equally with the exchange notes in all respects. These additional notes will be consolidated with the exchange notes and form a single series with the exchange notes and will have the same terms as to status, security, redemption or otherwise as the exchange notes. The issuance of additional notes from time to time is subject to the limitations set forth in the Indenture, including those set forth under "-- Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens."

PAYMENT TERMS

     The exchange notes will mature on July 15, 2010 and will bear interest at a rate of 10 7/8% per annum until maturity. The Company will pay interest semiannually on January 15 and July 15 of each year, beginning January 15, 2004, to the persons who are registered Holders of the exchange notes at the close of business on January 1 or July 1 immediately preceding such interest payment date. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     The Indenture provides that interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the Trustee's offices within the City and State of New York but, at the Company's option, interest may be paid by check mailed to the Holders at their addresses as they appear in the exchange notes register; provided that the Company will be required to make, by wire transfer of immediately available funds to the accounts specified by a Holder of at least $5 million aggregate principal amount of exchange notes, all payments of principal of, premium, if any, and interest with respect to such Holder's exchange notes if such Holder has given wire transfer instructions to the Company. The exchange notes may be presented for registration of transfer and exchange at the Registrar's offices, which initially will be the Trustee's offices.

     The interest rate on the exchange notes is subject to increase in certain circumstances if the Company and the Guarantors do not file a registration statement relating to the exchange offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "-- Exchange Offer; Registration Rights."

RANKING

     The exchange notes will be:

     - senior secured obligations of the Company;

     - secured by a second priority lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under "-- Security";

     - guaranteed on a senior secured, second priority lien basis by the Guarantors;

     - pari passu in right of payment with all existing and future senior Indebtedness of the Company;

     - senior in right of payment to all existing and future Indebtedness of the Company that by its terms is junior or subordinated in right of payment to the exchange notes;

     - effectively junior in right of payment to all existing and future First Lien Indebtedness, including the obligations of the Company and the Guarantors under the Credit Agreement, to the extent of the proceeds from the Collateral; and

     - effectively junior in right of payment to all existing and future debt and other liabilities of the Company's Subsidiaries that are not Subsidiary Guarantors.

     Each Guarantee at will be secured by a second priority lien, subject to certain exceptions, on the Collateral described below under "-- Security."

     As of June 29, 2003, after giving effect to the refinancing, the Company and its Restricted Subsidiaries would have had approximately $575.5 million of total outstanding Indebtedness, of which approximately $175.9 million would have been subordinated to the exchange notes and approximately $270.9 million would have been First Lien Indebtedness of the Company and the Restricted Subsidiaries that would have been effectively senior to the exchange notes. The First Lien Indebtedness includes approximately $234.1 million outstanding Indebtedness under the Credit Agreement and approximately $36.8 million of outstanding capitalized lease obligations, purchase money obligations and First Lien Indebtedness of Foreign Restricted Subsidiaries.

     The Company has only a stockholder's claim in the assets of its Subsidiaries. This stockholder's claim is structurally junior to the claims that creditors of the Company's Subsidiaries have against such Subsidiaries. Holders of the exchange notes will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of these Subsidiaries, including claims of trade creditors will be effectively senior to the exchange notes. As of June 29, 2003, our Subsidiaries that are not guarantors of the exchange notes had approximately $138.3 million of total liabilities outstanding, including trade payables, but excluding intercompany indebtedness. See "Risk Factors -- Risks Relating to Your Investment in the Exchange Notes -- The exchange notes will be structurally subordinated to the debt of our subsidiaries that are not guarantors of the exchange notes."

     Subject to the covenants described below, the Company will be permitted to issue additional senior secured debt. Under the Credit Agreement, the Company has the capacity to borrow up to an additional $55.7 million as of June 29, 2003 after giving effect to the refinancing.

SECURITY

     Pursuant to certain security agreements and pledge agreements, as amended from time to time, among the Company, certain other grantors and the Trustee (collectively, the "Second Priority Security Documents"), subject to Permitted Liens, the exchange notes will be secured by a second priority security interest in the assets of the Company and the Guarantors, other than the stock of certain subsidiaries of the Company (collectively, the "Collateral"), that secure the Bank Indebtedness outstanding under the Credit Agreement and obligations under interest rate and foreign currency hedging obligations provided by lenders under the Credit Agreement (collectively, the "First Priority Debt Obligations"). The First Priority Debt Obligations are secured on a first priority basis pursuant to the First Priority Security Documents. The Collateral consists of substantially all of the personal property of the Company and the Guarantors and certain real property owned in fee by the Company and the Guarantors. In addition, the Company and the Guarantors have pledged (1) all the capital stock of their directly owned domestic subsidiaries and (2) 65% of the capital stock of their directly owned foreign subsidiaries, in each case to the extent that such pledge of stock would not require the presentation of separate audited financial statements for such subsidiary under applicable Commission rules and regulations. Subject to the foregoing limitation on stock pledges, the Indenture and the Second Priority Security Documents require that the Trustee be granted a second priority lien on any additional assets that secure the First Priority Debt Obligations after the date hereof.

     In addition to borrowings under the Credit Agreement, the Company and its Restricted Subsidiaries finance a portion of their business and operations with other First Lien Indebtedness. As of June 29, 2003, the Company and its Restricted Subsidiaries had approximately $36.8 million of such other First Lien Indebtedness, including outstanding capital leases, other purchase money indebtedness, mortgages and First Lien Indebtedness of Foreign Restricted Subsidiaries. These obligations are generally secured by a first priority lien on the underlying assets relating to such obligations and in some instances, a second priority lien has been granted for the benefit of the lenders under the Credit Agreement. As a result, the exchange notes will be secured by a third priority security interest in such assets.

     The Company is generally permitted to issue additional debt or other obligations secured by the Collateral, subject to the covenants described below under "-- Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens" and subject to compliance with the terms of the Credit Agreement and other debt that may be secured by the Collateral. The second priority liens securing the exchange notes are junior to the first priority liens securing the First Priority Debt Obligations and to certain Permitted Liens. The persons holding liens under the First Priority Security Documents and the holders of certain Permitted Liens are entitled to control the remedies and other actions relating to the Collateral, including the sale or other disposition thereof, and such persons and holders of Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee on behalf of the Holders of the exchange notes to realize or foreclose on the Collateral. See "Risk Factors -- Risks Relating to Your Investment in the Exchange Notes -- The lenders under our senior secured credit facility have the sole right to exercise remedies against the collateral for so long as the senior secured credit facility is outstanding, including releasing the collateral securing the exchange notes."

     Upon any foreclosure or related sale of the assets constituting the Collateral, subject to Permitted Liens, the proceeds will first be applied to repay First Priority Debt Obligations. Any remaining proceeds will be used to repay obligations, including the exchange notes, secured on a second priority basis. If such remaining proceeds are insufficient, the Holders of the exchange notes will only have an unsecured claim against the Company and the Guarantors. See "Risk Factors -- Risks Relating to Your Investment in the Exchange
Notes -- The value of the collateral securing the exchange notes may not be sufficient to satisfy obligations under the exchange notes and the collateral securing the exchange notes may be reduced or diluted under certain circumstances."

     No appraisals of any Collateral have been prepared by us or on our behalf in connection with the exchange offer. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral.

     Liens on all or portions of the Collateral may be released under certain circumstances, as described below in "-- Intercreditor Agreement."

     Subject to certain terms and conditions in the Indenture and the Second Priority Security Documents, the Company and the Guarantors have the right to remain in possession and retain control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

  INTERCREDITOR AGREEMENT

     All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement among the Company, the Guarantors, the Senior Collateral Agent and the Trustee, as collateral agent for the Holders of the exchange notes. Pursuant to the Indenture, the Trustee has the authority to act as the exclusive agent for each of the Holders of the exchange notes with respect to the Collateral, including the enforcement of any remedy against the Collateral.

     For so long as the Credit Agreement (including any refinancing, substitution or replacement of the Credit Agreement) is in effect, the decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the Senior Collateral Agent and the required lenders under the Credit Agreement. Following the date on which

     - all obligations under the Credit Agreement have been paid in full,

     - there are no outstanding letters of credit under the Credit Agreement, and

     - the Credit Agreement has been terminated and not replaced,

     the Trustee will, subject to Permitted Liens, have the exclusive right to exercise any right or remedy with respect to the Collateral in accordance with the Indenture and the Second Priority Security Documents.

     The Trustee and the Holders of the exchange notes will not have any right to initiate or direct the exercise of remedies against the Collateral until such date. As a result, even during a bankruptcy proceeding, neither the Trustee nor the Holders of the exchange notes will have any right or ability to exercise or cause the exercise of remedies against the Collateral until such date. The Trustee is permitted to file a claim of interest in a bankruptcy proceeding with respect to the second priority liens in order to preserve its rights in the Collateral.

     If the Trustee or any Holder of the exchange notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when such proceeds or monies are required to be delivered to the Senior Collateral Agent under the Intercreditor Agreement, such proceeds will be applied in accordance with the terms of the Intercreditor Agreement.

     The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated under "-- Security."

     The Intercreditor Agreement provides that the second priority liens will automatically be released on the applicable portion of the Collateral if (1) the Senior Collateral Agent exercises any remedies in respect of such Collateral;
(2) such Collateral is sold or otherwise disposed of as permitted by the Credit Agreement (unless prohibited under "-- Covenants -- Limitation on Asset Dispositions"); or (3) the Senior Collateral Agent and the Company agree to a release of such Collateral and there is no default under the Indenture nor would the events giving rise to such release cause a default under the Indenture and related Second Priority Security Documents other than the general covenant requiring the maintenance of the second priority liens.

     If the lenders under the Credit Agreement enter into any amendment, waiver or consent in respect of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of such documents in respect of the Collateral or changing in any manner the rights of the Senior Collateral Agent or the lenders under the Credit Agreement, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Second Priority Security Documents without the consent of the Trustee or Holders of the exchange notes. No such amendment, waiver or consent shall apply to the Second Priority Security Documents if it shall (1) have the effect of removing assets subject to the second priority liens, except to the extent that a release of such lien is permitted by the Intercreditor Agreement, (2) modify a material remedy under the Second Priority Security Documents, (3) secure Indebtedness or obligations owed in favor of any other creditor or group of creditors, except as contemplated by the Intercreditor Agreement, or (4) change the priority of or further make junior the second priority liens. Notice of such amendment, waiver or consent must be given, in each case, to the Trustee.

     Provided that the Company has certified that there is no Event of Default under the Indenture and the Trustee has not received a notice of any Event of Default, then upon the release of the Liens on the Collateral securing the Bank Indebtedness, all of the Liens securing the exchange notes and the Parent and Subsidiary Guarantees will also be released if, and for so long as, (1) the Bank Indebtedness continues to be unsecured and (2) the Credit Agreement includes a revolving credit facility with (a) a minimum amount of $50 million and (b) an initial term of no less than 364 days.

  CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Trustee to foreclose upon and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the United States Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could foreclose upon or dispose of the Collateral or whether or to what extent Holders of the exchange notes would be adequately compensated for any delay in payment or loss of value of the Collateral.

  PARENT AND SUBSIDIARY GUARANTEES

     Each of the Parent Guarantor and the Subsidiary Guarantors unconditionally guarantees, jointly and severally, on a senior secured basis to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the exchange notes, including the payment of principal of, and interest on, the exchange notes. As of the Issue Date, USC May Verpackungen Holding, Inc., as the Company's only Domestic Restricted Subsidiary, is the only Subsidiary Guarantor. In the future, each (1) Domestic Restricted Subsidiary created or acquired by the Company that has at any time a Fair Market Value of more than $500,000 and (2) Foreign Restricted Subsidiary created or acquired by the Company that Guarantees any Indebtedness of the Company, the Parent Guarantor or any Domestic Restricted Subsidiary, is, in each case, required to become an additional Subsidiary Guarantor; provided that the aggregate Fair Market Value of Domestic Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.5 million. See "-- Covenants -- Future Subsidiary Guarantors."

     The Parent and Subsidiary Guarantees will be:

     - senior secured obligations of the Parent Guarantor and the Subsidiary Guarantors;

     - pari passu in right of payment with all unsubordinated Indebtedness of the Parent Guarantor and the Subsidiary Guarantors; and

     - senior in right of payment to all future Indebtedness of the Parent Guarantor and Subsidiary Guarantors that by its terms is junior or subordinated in right of payment to the Guarantees.

     The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Parent Guarantee or Subsidiary Guarantee, as the case may be, or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Parent Guarantee or Subsidiary Guarantee, as the case may be, not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Some, but not all of the Company's subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of the non-guarantor subsidiaries before any assets are made available for distribution to the Company.

     Each Guarantor that makes a payment or distribution under a Parent Guarantee or Subsidiary Guarantee, as the case may be, will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Merger, Consolidation and Sale of Assets." In the event the Company sells all of the capital stock of a Subsidiary Guarantor and the sale complies with the provisions set forth in "-- Covenants -- Limitation on Asset Dispositions," the Subsidiary Guarantor's Subsidiary Guarantee will be released.

REDEMPTION

  OPTIONAL REDEMPTION

     Except as set forth below, the Company may not redeem the exchange notes before July 15, 2007. On or after that date, the Company may redeem the exchange notes, in whole at any time or in part from time to time, on at least 30 but not more than 60 days prior notice, mailed by first-class mail to the Holders at their registered addresses, at the redemption prices (expressed in percentages of principal amount) specified below plus accrued and unpaid interest, if any, through the redemption date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), if redeemed during the 12-month period beginning July 15, of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2007........................................................    105.438%
2008........................................................    102.719
2009 and thereafter.........................................    100.000

  OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS

     At any time, or from time to time, on or before July 15, 2006, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the exchange notes issued at a redemption price equal to 110.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of exchange notes initially issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company will make such redemption not more than 180 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Capital Stock of the Company (other than Disqualified Stock) pursuant to a registration statement filed with the Commission in accordance with the Securities Act or a firm commitment private placement of Capital Stock (other than Disqualified Stock) pursuant to an agreement that requires the registration of the resale of such Capital Stock (or Capital Stock issued upon conversion thereof) contemporaneously with the issuance thereof or as soon as practical thereafter.

     In the case of any partial redemption, selection of the exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (and which complies with applicable legal and securities exchange requirements), although no exchange note of $1,000 in original principal amount or less will be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the exchange notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC (as defined below) procedures), unless such method is otherwise prohibited. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original exchange note.

MANDATORY SINKING FUND

     There are no mandatory sinking fund payments for the exchange notes.

CHANGE OF CONTROL

     Upon a Change of Control, each Holder will have the right to require that the Company repurchase all or any part of such Holder's exchange notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of repurchase. See

"Risk Factors -- Risks Related to Your Investment in the Exchange Notes -- We may be unable to raise the funds necessary to finance the change of control offer required by our indenture." If at the time of such Change of Control the terms of the Bank Indebtedness or other Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this provision, then before mailing the notice to Holders provided for in the next paragraph below, but in any event within 30 days following any Change of Control, the Company covenants to

     - repay in full all Bank Indebtedness or other Indebtedness to the extent required to permit the repurchase of exchange notes pursuant to this provision or

     - obtain the requisite consent under the agreements governing the Bank Indebtedness or other Indebtedness to permit the repurchase of the exchange notes as provided for in the next paragraph.

     Within 30 days following any Change of Control, the Company will send, by first-class mail to each Holder, a notice to each Holder with a copy to the Trustee stating:

     - that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

     - the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     - the instructions determined by the Company, consistent with this provision, that a Holder must follow in order to have its exchange notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have an exchange note purchased will be required to surrender the exchange note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days before the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three business days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the exchange note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such exchange note purchased.

     On the purchase date, all exchange notes purchased by the Company under this provision will be delivered by the Trustee for cancellation, and the Company will pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the exchange notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources.

     The Company can give no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the exchange notes in connection with a Change in Control would result in a default under the Indenture that would, in turn, constitute a default under the Credit Agreement. See "Risk
Factors -- Risks Related to Your Investment in the Exchange Notes -- We may be unable to raise the funds necessary to finance the change of control offer required by our indenture."

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such covenant by virtue thereof.

COVENANTS

     The Indenture contains covenants including, among others, the following:

  LIMITATION ON INDEBTEDNESS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, unless such Indebtedness is Permitted Indebtedness.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (each of which is hereafter referred to as a "Restricted Payment"):

     - declare or pay any dividend on, or make any distribution in respect of, any Capital Stock of the Company or the Parent Guarantor, as the case may be, except for dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or the Parent Guarantor, as the case may be;

     - purchase, redeem, retire or acquire for value any Capital Stock of the Company, the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor (other than a Restricted Subsidiary);

     - make any principal payment on, or purchase, repurchase, redeem, defease or acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

     - make any Investment (other than Permitted Investments) in any Person,

if at the time of and after giving effect to the proposed Restricted Payment:

     - any Default or Event of Default has occurred and is continuing;

     - the Company could not incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the definition of Permitted Indebtedness; or

     - the aggregate amount expended or declared for all Restricted Payments after the Issue Date exceeds (without duplication) the sum of

     (1) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the notes were originally issued to the end of the most recent fiscal quarter ending at least 30 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit),

     (2) 100% of the aggregate Net Cash Proceeds plus the Fair Market Value of property other than cash received by the Company from the issuance or sale of its respective Capital Stock (excluding the issuance or sale of Disqualified Stock) subsequent to the Issue Date (other than an issuance or a sale to a Subsidiary of the Company or an employee stock ownership plan or trust),

     (3) the amount by which Indebtedness of the Company or the Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Indebtedness of the Company or the Restricted Subsidiaries that is convertible or exchangeable, or is exchanged, for Capital Stock (other than Disqualified Stock) of the Company,

     (4) an amount equal to the net reduction in Investments resulting from dividends, distributions, repayments of loans or advances or other transfers of assets (to the extent not included in Consolidated

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Net Income), in each case, to the Company or any Restricted Subsidiary, not to exceed the amount of Investments previously made that were included as Restricted Payments, and

     (5) 50% of the gain realized by the Company or any Restricted Subsidiary from the cash sale (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary after the Issue Date to the extent not included in Consolidated Net Income.

     The foregoing limitations will not prevent the Company or a Restricted Subsidiary from:

          (A) paying a dividend on its Capital Stock within 60 days after the declaration thereof, if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture;

          (B) redeeming, repurchasing, defeasing, acquiring or retiring for value, Subordinated Obligations in exchange for or from proceeds of Refinancing Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness;

          (C) acquiring, redeeming or retiring Capital Stock or Subordinated Obligations of the Company in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock (other than Disqualified Stock) of the Company;

          (D) repurchasing or redeeming (or paying a dividend to the Parent Guarantor to enable the Parent Guarantor to purchase or redeem) shares of, or options to purchase shares of, Capital Stock of the Company or the Parent Guarantor or stock appreciation rights from officers, directors and employees (or the heirs of such persons) of the Company, the Parent Guarantor or any Restricted Subsidiary whose employment has terminated or who have died or retired or become disabled or upon the vesting of stock appreciation rights, so long as the aggregate amount of such payments in any fiscal year does not exceed the sum of (1) $2.5 million plus (2) the proceeds of any "key man" life insurance policies purchased by the Company for the specific purpose of making such repurchases or redemptions, it being understood that the cancellation of Indebtedness owed by management to the Company in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;

          (E) any purchase of Subordinated Obligations from Excess Proceeds remaining after an Offer made pursuant to the "Limitations on Asset Dispositions" covenant below to the extent permitted to be used for general corporate purposes;

          (F) cash dividends to the Parent Guarantor in amounts equal to

             (1) the amounts required for the Parent Guarantor to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Company and its Subsidiaries,

             (2) the amounts required for the Parent Guarantor to pay franchise taxes and other fees required to maintain its legal existence,

             (3) an amount not to exceed $200,000 in any fiscal year to permit the Parent Guarantor to pay corporate expenses incurred in the ordinary course of business, and

             (4) reasonable and customary costs and expenses incident to a public offering of the common stock of the Parent Guarantor to the extent that the proceeds therefrom are intended to be contributed to the Company;

          (G) repurchases of Capital Stock deemed to occur upon the exercise of employee stock options if such Capital Stock is surrendered in lieu of the exercise price thereof;

          (H) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its equity interests on a pro rata basis;

          (I) applying not in excess of $30 million (plus any purchase price attributable to accrued interest thereon) to repurchasing, redeeming, defeasing, acquiring or retiring for value Subordinated

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     Notes, provided that after giving pro forma effect, the Secured Debt to
     Adjusted EBITDA Ratio is less than or equal to 4.5 to 1; and

          (J) so long as no Event of Default will have occurred and be continuing, other Restricted Payments not otherwise permitted pursuant to this covenant up to $10.0 million in the aggregate.

     Proceeds of Capital Stock used to make Restricted Payments described in clause (C) of the immediately preceding paragraph will not increase the amount available for Restricted Payments. The Restricted Payments made pursuant to clauses (B), (C), (D)(2), (E), (F), (G), (H) and (J) of the immediately preceding paragraph will not be included in the calculation of subsequent Restricted Payments. Restricted Payments made pursuant to clauses (A), (D)(1) and (I) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary

     (A) to pay dividends or make any other distributions in respect of its Capital Stock or pay any debt or other obligation owed to the Company or any other Restricted Subsidiary;

     (B) to make loans or advances to the Company or any other Restricted Subsidiary; or

     (C) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     Such limitation will not apply

          (1) with respect to clauses (A), (B) and (C), to encumbrances and restrictions

             (a) in existence under or by reason of any agreements (not otherwise described in clause (c)) in effect on the Issue Date,

             (b) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

             (c) pursuant to the Credit Agreement, provided that such restrictions or encumbrances are not more restrictive with respect to dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date,

             (d) pursuant to the Indenture, the exchange notes and the Security Documents,

             (e) which result from the renewal, refinancing, extension or amendment of an agreement referred to in clauses (1)(a), (b) and (f) and in clauses (2)(a) and (b) provided, such encumbrances or restrictions, when taken as a whole, are no more restrictive to such Restricted Subsidiary and are not materially less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, or

             (f) relating to Refinancing Indebtedness incurred pursuant to the definition of Permitted Indebtedness, and

          (2) with respect to clause (C) only, to

             (a) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under "-- Limitation on Indebtedness" and "-- Limitation on Liens" that limits the right of the debtor to dispose of the assets or property securing such Indebtedness,

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             (b) any encumbrance or restriction in connection with an
        acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition,

             (c) customary non-assignment and non-transfer provisions in leases, contracts or licenses entered into in the ordinary course of business,

             (d) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale,

             (e) Liens permitted pursuant to the provisions of "-- Limitations on Liens" below and restrictions in the agreements creating such Liens,

             (f) any agreement or instrument governing Indebtedness of a Foreign Subsidiary now or hereafter outstanding if it constitutes Permitted Indebtedness, and

             (g) any amendments to any of the foregoing that, when taken as a whole, are not more restrictive than those contained in the agreement being amended.

  LIMITATION ON ASSET DISPOSITIONS

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

     (A) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

     (B) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that any securities or notes received by the Company or such Restricted Subsidiary in connection with such Asset Disposition that are converted by the Company or such Restricted Subsidiary into cash or cash equivalents within 10 business days of the date of such Asset Disposition will be deemed to be cash equivalents;

     (C) if such Asset Disposition involves the transfer of Collateral, (a) such Asset Disposition complies with the applicable provisions of the Security Documents and (b) all consideration (other than cash) received in such Asset Disposition (including Additional Assets) shall be expressly made subject to the Lien under the Security Documents;

     (D) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Disposition complies with clauses (A) and (B); and

     (E) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary)

          (1) first, to the extent the Company elects (or is required by the terms of the Credit Agreement), to prepay, repay or purchase Bank Indebtedness or other First Lien Indebtedness of the Company or the Guarantors, or, if the Asset Disposition is made by a Foreign Restricted Subsidiary, Pari Passu Indebtedness of a Foreign Restricted Subsidiary, within 270 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

          (2) second, to the extent of the balance of Net Available Cash after application in accordance with clause (1), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted

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     Subsidiary) within 270 days from the later of such Asset Disposition or the receipt of such Net Available Cash; and

          (3) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (1) and (2) (which balance should constitute "Excess Proceeds"), to make an Offer (as defined) to purchase exchange notes pursuant to and subject to the conditions of the following paragraph.

     Pending application of Net Available Cash pursuant to this provision, such Net Available Cash will be invested in Temporary Cash Investments or used to reduce revolving credit borrowings of Bank Indebtedness.

     The Indenture provides that, when the aggregate amount of Excess Proceeds exceeds $15 million, the Company will apply the Excess Proceeds to the repayment of the exchange notes pursuant to an offer to purchase (an "Offer") from all Holders in accordance with the procedures set forth in the Indenture in the principal amount (expressed as a multiple of $1,000) of exchange notes that may be purchased out of an amount (the "Note Amount") equal to such Excess Proceeds. The offer price for the exchange notes will be payable in cash in an amount equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the exchange notes tendered pursuant to the Offer is less than the Note Amount relating thereto, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of exchange notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the exchange notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the exchange notes tendered pursuant to an Offer, the amount of Excess Proceeds, if any, will be reset at zero.

     Within 10 days after the Company becomes obligated to make an Offer, the Company will deliver to the Trustee and mail to each Holder a written notice of its Offer to purchase exchange notes in whole or in part (subject to proration as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice will specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and all instructions and materials necessary to tender such exchange notes pursuant to the Offer, together with the information contained in the next following paragraph.

     Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company will deliver to the Trustee an Officers' Certificate as to

     - the Offered Price,

     - the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and

     - the compliance of such allocation with the provisions of the Indenture.

     On such date, the Company will also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in Temporary Cash Investments an amount equal to the Offered Price to be held for payment in accordance with the provisions of the Indenture.

     If the terms of any outstanding Pari Passu Indebtedness of the Company require the Company to make a similar offer to purchase to all holders of such Pari Passu Indebtedness with the proceeds from any Asset Disposition, the Excess Proceeds available to fund an Offer to the Holders of exchange notes will be reduced on a pro rata basis to reflect the Company's offer to purchase obligations under such Pari Passu Indebtedness.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange

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

notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such covenant by virtue thereof.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, unless

     (A) the terms of such transaction or series of related transactions are

     - set forth in writing, and

     - no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained at such time in a comparable arm's-length transaction with an unrelated third party;

     (B) with respect to a transaction or series of related transactions involving aggregate payments or value in excess of $3 million, the Board of Directors of the Company (including a majority of the Disinterested Directors thereof) approves such transaction or related series of transactions and, in its good faith judgment, believes that such transaction or series of related transactions complies with clause (A) of this paragraph, as evidenced by a Certified Resolution delivered to the Trustee; and

     (C) with respect to a transaction or series of related transactions involving aggregate payments or value in excess of $15 million, the Company will, prior to the consummation thereof, obtain a written opinion of a nationally recognized accounting, appraisal or investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and file the same with the Trustee.

     The provisions described above will not prohibit

     - any Restricted Payment permitted to be paid pursuant to "-- Limitation on Restricted Payments" above,

     - any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company (including a majority of the Disinterested Directors thereof),

     - any transaction pursuant to any agreement in existence on the Issue Date or any amendment or replacement thereof that, taken in its entirety, is no less favorable to the Company than the agreement as in effect on the Issue Date,

     - loans or advances to employees in the ordinary course of business of the Company, not to exceed $1 million per employee and $3 million in the aggregate,

     - the payment of indemnities provided for by the Company's charter, by-laws and written agreements and reasonable fees to directors of the Company, the Parent Guarantor and the Restricted Subsidiaries who are not employees of the Company, the Parent Guarantor or the Restricted Subsidiaries,

     - any transaction between or among the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

     - the making of payments to Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) or its Affiliates for investment banking or other financial services,

     - fees, compensation, and indemnities under employment arrangements entered into by the Company or its Restricted Subsidiaries in the ordinary course of business, and

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

     - issuance of Capital Stock (other than Disqualified Stock) of the Company and the granting of registration rights with respect thereto.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary if

     - the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary,

     - the Subsidiary to be so designated is not obligated under any Indebtedness or other obligation that, if in default, would result (with the passage of time or the giving of notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary and

     - either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under "-- Covenants -- Limitation on Restricted Payments" as a "Restricted Payment."

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary.

     Notwithstanding the foregoing sentence, the Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

     - the Company could incur $1.00 of additional Indebtedness pursuant to clause (1) of the definition of "Permitted Indebtedness" and

     - no Default will have occurred and be continuing.

     Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Certified Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

  LIMITATION ON LIENS

     Each of the Company and the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien of any kind, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale/ Leaseback Transaction if:

          (a) the Company or such Restricted Subsidiary, as the case may be, could have:

             (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale/Leaseback Transaction pursuant to the covenant described under the caption "-- Limitation on Indebtedness," and

             (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Limitations on Liens"; and

          (b) the gross cash proceeds of such Sale/Leaseback Transaction are at least equal to the Fair Market Value (as conclusively evidenced by a resolution of the Board of Directors) of the property that is the subject of such Sale/Leaseback Transaction.

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

  FUTURE SUBSIDIARY GUARANTORS

     The Company will cause each Domestic Restricted Subsidiary created or acquired after the Issue Date that has at any time a Fair Market Value of more than $500,000 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the exchange notes on the same terms and conditions as those set forth in the Indenture; provided that the aggregate Fair Market Value of Domestic Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.5 million. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if any Foreign Restricted Subsidiary shall Guarantee any Indebtedness of the Company, the Parent Guarantor or any Domestic Subsidiary while the exchange notes are outstanding, then the Company will cause such Foreign Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Foreign Restricted Subsidiary will guarantee payment of the exchange notes on the same terms and conditions as those set forth in the Indenture.

  COMMISSION REPORTS

     The Company will file with the Trustee and provide the Holders at the Company's expense, within 15 days after filing them with the Commission, copies of their annual, quarterly and other reports, documents and information that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with the annual, quarterly and other reports, documents and information specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of sec. 314(a) of the Trust Indenture Act.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) unless

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, transfer or conveyance is made (the "Surviving Entity") will be a corporation organized and existing under the laws of the United States of America or any state thereof and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, all obligations of the Company or such Restricted Subsidiary, as the case may be, pursuant to the Indenture;

          (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) will have occurred and be continuing;

          (3) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional debt pursuant to clause (1) of the definition of Permitted Indebtedness and

          (4) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

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     Notwithstanding the foregoing, no Subsidiary Guarantor will merge or consolidate with or into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets (other than to the Company or another Subsidiary Guarantor) unless the Company and its remaining Restricted Subsidiaries are in compliance with the provisions of subclauses (2), (3) and (4) above.

     The Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary, as the case may be, under the Indenture, but in the case of a lease, the Company or such Restricted Subsidiary, as the case may be, will not be released from the obligation to pay the principal of and interest on the exchange notes.

     Notwithstanding the foregoing clauses (2), (3) and (4), any Domestic Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Domestic Restricted Subsidiary, and any Foreign Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties or assets to (A) any other Foreign Restricted Subsidiary or (B) the Company or any Domestic Restricted Subsidiary, provided that the surviving company or the transferee entity, as applicable, in such consolidation, merger or transfer is the Company or such Domestic Restricted Subsidiary.

EVENTS OF DEFAULT

     An "Event of Default" occurs if:

          (1) the Company and the Guarantors default in any payment of interest on any exchange note when the same becomes due and payable, and such default continues for a period of 30 days;

          (2) the Company and the Guarantors

             (A) default in the payment of the principal of any exchange note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, or

             (B) fail to redeem or purchase exchange notes when required pursuant to the Indenture or the exchange notes;

          (3) the Company or any Restricted Subsidiary fails to comply with the provisions of "-- Merger, Consolidation and Sale of Assets" above;

          (4) the Company, the Parent Guarantor or any Restricted Subsidiary, as the case may be, fails to comply with "-- Change of Control" above, or the covenants described under "-- Limitation on Indebtedness," "-- Limitation on Sale/Leaseback Transactions," "-- Limitation on Restricted Payments," "-- Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Limitation on Asset Dispositions,"
     "-- Limitation on Transactions with Affiliates," "-- Limitation on Liens" or "-- Future Subsidiary Guarantors" in "-- Covenants" (other than a failure to purchase exchange notes when required under "-- Change of Control" or "-- Covenants -- Limitation on Asset Dispositions") above and such failure continues for 30 days after the notice specified under "-- Acceleration" below;

          (5) the Company, the Parent Guarantor or any Restricted Subsidiary fails to comply with any of its agreements in the exchange notes, or the Indenture (other than those referred to in (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice specified under "-- Acceleration" below;

          (6) the principal, any premium or accrued and unpaid interest of Indebtedness of the Company, the Parent Guarantor or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $10 million at the time and such default continues for 10 days;

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          (7) the Company, any Guarantor or any Foreign Significant Subsidiary
     pursuant to or within the meaning of any bankruptcy law:

             (A) commences a voluntary case;

             (B) consents to the entry of an order for relief against it in an involuntary case;

             (C) consents to the appointment of a custodian of it or for any substantial part of its property; or

             (D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

          (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

             (A) is for relief against the Company, any Guarantor or any Foreign Significant Subsidiary in an involuntary case;

             (B) appoints a Custodian of the Company, any Guarantor or any Foreign Significant Subsidiary or for any substantial part of the Company's, any Guarantor's or any Foreign Significant Subsidiary's property; or

             (C) orders the winding up or liquidation of the Company or any Guarantor or any Foreign Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

          (9) any judgment or decree for the payment of money in excess of $10 million at the time is entered against the Company, the Parent Guarantor or any Restricted Subsidiary and is not discharged and either

             (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or

             (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of
        (A) or (B), such default continues for 10 days;

          (10) the Parent Guarantee or any Subsidiary Guarantee is held to be unenforceable or invalid or ceases to be in full force and effect; or

          (11) any Second Priority Security Document or the Intercreditor Agreement is held to be unenforceable or invalid for any reason, the security interests purported to be created by the Second Priority Security Documents are held to be unenforceable, invalid or impaired with respect to a material portion of the Collateral, the Company or any Guarantor defaults in the performance of the terms of any of the Second Priority Security Documents or the Intercreditor Agreement in a manner which adversely affects the enforceability or validity of the security interest on a material portion of the Collateral or in a manner which adversely affects the condition or value of a material portion of the Collateral, or the Company or any Guarantor repudiates or disaffirms any of its obligations under any of the Second Priority Security Documents or the Intercreditor Agreement.

ACCELERATION

     If an Event of Default (other than an Event of Default specified in clauses
(7) or (8) in "Events of Default" above with respect to the Company or any Guarantor) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the exchange notes by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clauses (7) or (8) above with respect to the Company or any Guarantor occurs, the principal of and interest on all the exchange notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the
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Trustee or any Holders. The Holders of a majority in aggregate principal amount of the exchange notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

     Except as provided below under "-- Rights of Holders to Receive Payment," a Holder may not pursue any remedy with respect to the Indenture or the exchange notes unless:

     - such Holder gives to the Trustee written notice stating that an Event of Default is continuing;

     - the Holders of at least 25% in aggregate principal amount of the exchange notes make a written request to the Trustee to pursue the remedy;

     - such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

     - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

     - the Holders of a majority in aggregate principal amount of the exchange notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

     A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

RIGHTS OF HOLDERS TO RECEIVE PAYMENT

     Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of and interest on the exchange notes held by such Holder, on or after the respective due dates expressed in the exchange notes, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When

          (1) the Company delivers to the Trustee all outstanding exchange notes (other than exchange notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or

          (2) all outstanding exchange notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding exchange notes, including interest thereon, and if in either case the Company pays all other sums payable thereunder by the Company, then the Indenture will, subject to certain surviving provisions, cease to be of further effect. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate

          (1) all its obligations under the exchange notes and the Indenture ("legal defeasance option")

     or

          (2) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option").

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     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (2) of the immediately preceding paragraph.

     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

          (A) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the exchange notes to maturity or redemption, as the case may be;

          (B) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the exchange notes to maturity or redemption, as the case may be;

          (C) 91 days pass after the deposit is made and during the 91-day period no Default described in clauses (7) or (8) under "-- Events of Default" occurs with respect to the Company which is continuing at the end of the period;

          (D) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (E) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (F) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (G) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that

     - the Company has received from the Internal Revenue Service a ruling, or

     - since the date of the Indenture there has been a change in the applicable Federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel will confirm that, the Holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance had not occurred;

          (H) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the Holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (I) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the exchange notes have been complied with as required by the Indenture.

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TRANSFER AND EXCHANGE

     Holders may transfer or exchange the exchange notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption, or any Note for a period of 15 days before a selection of exchange notes to be redeemed, or any Note for a period of 15 days before an interest payment date. The registered Holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

     Subject to certain exceptions, the Indenture, the exchange notes, the Guarantees, the Intercreditor Agreement or any Second Priority Security Document may be amended or supplemented by the Company or the Guarantors and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of such then outstanding exchange notes (it being understood that the provisions of the Intercreditor Agreement and the Second Priority Security Documents that may by their terms be amended or waived without the consent of the Holders do not require the consent of the Holders contemplated hereby).

     Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the exchange notes, the Intercreditor Agreement or any Second Priority Security Document, among other things,

     - to cure any ambiguity, defect or inconsistency;

     - to provide for the assumption of the Company's or a Guarantor's obligations to Holders under the Indenture, the Intercreditor Agreement or any Second Priority Security Document by a Surviving Entity;

     - to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

     - to secure the exchange notes under the Indenture, to add Subsidiary Guarantees with respect to the exchange notes, or to confirm and evidence the release, termination or discharge of any such security or Subsidiary Guarantee when such release, termination or discharge is permitted by the Indenture;

     - to make any change that does not adversely affect the rights of any Holder;

     - to comply with any requirement of the Commission in connection with qualification of the Indenture under the Trust Indenture Act or otherwise; or

     - to add or release Collateral as permitted under the terms of the Indenture, the Intercreditor Agreement or the Second Priority Security Documents.

     Without the consent of each Holder affected, the Company may not

     - reduce the principal amount of exchange notes the Holders of which must consent to an amendment of the Indenture;

     - reduce the rate or extend the time for payment of interest on any exchange note;

     - reduce the principal of or extend the fixed maturity of any exchange note;

     - reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may or will be redeemed;

     - reduce the premium payable upon the repurchase of any exchange note upon a Change of Control;

     - make any exchange note payable in money other than that stated in the exchange note;

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     - make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the exchange notes or rights of Holders to receive payment of principal or interest;

     - modify or change any provision of the Indenture affecting the ranking of the exchange notes or the Subsidiary Guarantees in a manner adverse to the Holders of the exchange notes;

     - release the Company or the Guarantors from their respective obligations under the exchange notes, or the Guarantees (except pursuant to the provisions described above in "-- Merger, Consolidation and Sale of Assets"); or

     - make any change in the exchange notes not otherwise permitted by the Indenture that would adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

     No director, officer, employee or stockholder, as such, of the Company, the Guarantors or the Trustee (as the case may be) will have any personal liability in respect of the obligations of the Company, the Guarantors or the Trustee (as the case may be) under the exchange notes, the Indenture, the Guarantees, the Intercreditor Agreement or the Second Priority Security Documents by reason of his or its status as such.

THE TRUSTEE

     Wells Fargo Bank Minnesota, National Association, is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

DEFINITIONS

     In addition to terms defined elsewhere in this prospectus, set forth below is a summary of specific defined terms used in the Indenture. Reference is made to the Indenture and the Trust Indenture Act for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Additional Assets" means

          (1) any property or assets (other than Indebtedness and Capital Stock) that are used or intended to be used in a Related Business;

          (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Adjusted EBITDA" means, for any period, an amount equal to:

          (a) the net income (after taxes) for such period of each party to the Credit Agreement and its Subsidiaries (the "Credit Parties") on a consolidated basis, as determined in accordance with generally accepted accounting principles ("Credit Agreement Net Income"), (excluding the effect of any extraordinary or other non-recurring gains (including any gain from the sale of property not in the ordinary course of business)), except as permitted below, plus

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          (b) an amount which in the determination of Credit Agreement Net
     Income for such period has been deducted for

             (i) interest expense for such period (whether cash or non-cash),

             (ii) total Federal, state, foreign or other income or franchise taxes for such period,

             (iii) any cash or non-cash charges (excluding any non-cash restructuring charges that are used to write down the value of accounts receivable or inventory) incurred in connection with plant closings or consolidations ("Restructuring Charges"),

             (iv) all depreciation and amortization charges, all extraordinary non-cash losses from the sale of property (except to the extent included in Restructuring Charges) and all non-cash charges related to the write-off of goodwill, and

             (v) non-cash charges related to the write-off of inventory during the fourth fiscal quarter of 2001 in an amount not to exceed $3,200,000, minus

          (c) any cash losses associated with the Restructuring Charges that were actually paid in cash during such period, all as determined in accordance with GAAP, in excess of $25,000,000, in the aggregate, incurred pursuant to programs initiated after December 18, 2001, minus

          (d) reserve reversals taken in connection with Restructuring Charges for prior periods to the extent such Restructuring Charges were previously added back to Credit Agreement Net Income in the calculation of Adjusted EBITDA, plus

          (e) all costs associated with (i) the financial advisor retained under the Second Amendment to Credit Agreement, dated December 18, 2001 and (ii) the advisor retained by the Credit Parties in December 2001 to review their European operations.

     "Affiliate" of any specified Person means

          (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or

          (2) any other Person who is a director or officer of such specified Person, of any Subsidiary of such specified Person or of any Person described in clause (1) above.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the section
"-- Covenants -- Limitation on Transactions with Affiliates" only, "Affiliate" also means any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of the preceding paragraph.

     "Asset Disposition" means any direct or indirect sale including a lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company, the Parent Guarantor or any of the Restricted Subsidiaries other than

     - a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

     - a disposition of property or assets at Fair Market Value in the ordinary course of business of the Company or any of the Restricted Subsidiaries, as applicable,

     - a disposition with a Fair Market Value and a sale price of less than $5 million,
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     - operating leases entered in the ordinary course of business or a
       Sale/Leaseback Transaction,

     - for purposes of the provisions of "-- Covenants -- Limitation on Asset Dispositions" only, a disposition subject to the limitations set forth under "-- Covenants -- Limitation on Restricted Payments" and

     - when used with respect to the Company or any Guarantor, any Asset Disposition pursuant to "-- Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's or such Guarantor's property.

     "Attributable Indebtedness" means Indebtedness deemed to be Incurred in respect of a Sale/ Leaseback Transaction and will be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

     - the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock and the amount of such payment by

     - the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement from time to time, whether outstanding on the Issue Date or thereafter incurred, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as applicable, the Board of Directors of the Company or the Parent Guarantor, or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Expenditure Indebtedness" means Indebtedness issued to finance the purchase or construction of any assets acquired or constructed after the Issue Date

     - to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP,

     - if the acquisition or construction of such assets is not part of any acquisition of a person or business unit, and

     - if such Indebtedness is Incurred within 360 days of the acquisition or completion of construction of such assets.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

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     "Certified Resolution" means a duly adopted resolution of the Board of
Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company or the Parent Guarantor, as applicable.

     "Change of Control" means the occurrence of any of the following events:

          (A) before the first Public Equity Offering that results in a Public Market,

             (1) the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 40% of the total voting power of the Voting Stock of the Company or the Parent Guarantor, whether as a result of the issuance of securities of the Company or the Parent Guarantor, any merger, consolidation, liquidation or dissolution of the Company or the Parent Guarantor, any direct or indirect transfer of securities by the Permitted Holders or otherwise, or

             (2) any "person" or "group" (as such terms are used in Section 13(d) or Section 14(d) of the Exchange Act or any successor provisions to either of the foregoing, including any group acting for the purpose of acquiring, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the "beneficial owner" (as defined above), directly or indirectly, of more Voting Stock of the Company or the Parent Guarantor than is "beneficially owned" by the Permitted Holders (for purposes of this clause (A) the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation);

          (B) on or after the first Public Equity Offering that results in a Public Market, if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than one or more Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or the Parent Guarantor, is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or the Parent Guarantor;

          (C) the Company or the Parent Guarantor consolidates or merges with or into any other Person, other than a consolidation or merger

             (1) with a Wholly Owned Subsidiary or a Permitted Holder or

             (2) pursuant to a transaction in which the outstanding Voting Stock of the Company or the Parent Guarantor is changed into or exchanged for cash, securities or other property with the effect that the outstanding Voting Stock of the Company or the Parent Guarantor is changed into or exchanged for other Voting Stock of the Company, the Parent Guarantor or the surviving corporation, or the beneficial owners of the outstanding Voting Stock of the Company or the Parent Guarantor immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the surviving corporation immediately following such transaction,

          (D) the Company, the Parent Guarantor or any of the Restricted Subsidiaries, directly or indirectly, sells, assigns, conveys, transfers, leases, or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company, the Parent Guarantor and the Restricted Subsidiaries to any Person or group of related Persons (as such

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     term is used in Section 13(d) of the Exchange Act), other than the Company, a Wholly Owned Subsidiary or a Permitted Holder or

          (E) the stockholders of the Company or the Parent Guarantor will have approved any plan of liquidation or dissolution of the Company or the Parent Guarantor, as the case may be.

     For purposes of the definition of Change of Control, the collective parties to the Stockholder Agreement, as such may be amended from time to time, shall not constitute a group solely as a result of being parties to the Stockholder Agreement.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of

     - the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date of such determination to

     - Consolidated Interest Expense for such four fiscal quarters;

provided, however, that

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness (other than revolving credit borrowings made in the ordinary course of business for working capital purposes) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

          (2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period as if such Asset Disposition had occurred on the first day of such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period as if such Asset Disposition had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period as if such Asset Disposition had occurred on the first day of such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

          (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

          (4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning

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     of such period will have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period,

     EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, will be determined in good faith by a responsible financial or accounting officer of the Company and as further contemplated by the definition of pro forma. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense,

          (1) interest expense attributable to Capital Lease Obligations,

          (2) amortization of debt discount and debt issuance cost,

          (3) capitalized interest,

          (4) non-cash interest expense,

          (5) accrued interest,

          (6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (7) to the extent any Indebtedness of any Person is Guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest related to such Guarantee actually paid or required by GAAP to be accrued in the Company's financial statements,

          (8) net costs associated with Interest Rate Agreements and Currency Exchange Agreements (including, in each case, amortization of fees),

          (9) the interest portion of any deferred obligation,

          (10) Preferred Stock Dividends in respect of all Preferred Stock of the Company and its Restricted Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary,

          (11) fees payable in connection with financings to the extent not being amortized as contemplated by (2) above, including commitment, availability and similar fees, and

          (12) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income

          (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in
     (4) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate

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     amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below), and the Company's equity in a net loss of any such Person (including an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent funded in cash by the Company,

          (2) except as required by the pro forma requirements of the definition of "Consolidated Coverage Ratio," any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

          (3) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than pursuant to the Credit Agreement) except that subject to the limitations contained in
     (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income,

          (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

          (5) any extraordinary gain or loss,

          (6) the cumulative effect of a change in accounting principles, and

          (7) non-cash compensation charges incurred as a result of the issuance of employee stock options or restricted stock for less than fair market value.

     "Credit Agreement" means that certain Credit Agreement, dated as of October 4, 2000, as amended, among the Company and the Guarantors and the syndicate of lenders named therein, together with any Guarantees, collateral documents or other instruments or agreements executed in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time and any renewal, extensions, revisions, restructuring, refinancings or replacements thereof (whether with the original agent or agents or lenders or other agents or lenders and whether pursuant to the original credit agreement or another credit or other agreement or indenture).

     "Currency Exchange Agreement" means, in respect of any Person, any foreign currency swap agreement or other agreement pursuant to which the Company, the Parent Guarantor or any of the Company's Subsidiaries hedge their exposure to foreign currency exchange rates in connection with their business operations.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means a director of the Company other than a director (1) who is an employee of the Company or a Subsidiary of the Company, or (2) who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such Person) of a party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

     "Disqualified Stock" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the exchange notes.

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     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the
Company other than a Foreign Restricted Subsidiary.

     "Domestic Subsidiary" means any subsidiary of the Company other than a Foreign Subsidiary.

     "EBITDA" means, for any period, the sum for such period, of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication,

     - Consolidated Interest Expense,

     - net provision for plant closing costs,

     - income tax expense,

     - depreciation expense,

     - amortization expense,

     - any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, and

     - any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period (less any non-cash items increasing Consolidated Net Income for such period that were not accrued in the ordinary course of business).

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arms' length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided,

     - if such property or asset has a Fair Market Value of less than $3 million, by any Officer of the Company, or

     - if such property or asset has a Fair Market Value in excess of $3 million, by a majority of the Board of Directors of the Company and evidenced by a Certified Resolution dated within 30 days of the relevant transaction.

     "First Lien Indebtedness" means Indebtedness that is not by its terms junior or subordinated in right of payment to the exchange notes and is secured by a Lien that has priority over the Lien securing the exchange notes and is permitted under "-- Covenants -- Limitation on Liens" as a "Permitted Lien."

     "First Priority Security Documents" means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral to secure Bank Indebtedness under the Credit Agreement and interest rate and foreign hedging obligations provided by lenders under the Credit Agreement.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

     "Foreign Significant Subsidiary" means any Foreign Restricted Subsidiary of the Company meeting the standards specified in Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect on the Issue Date.

     "Foreign Subsidiary" means any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

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     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

     - the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     - statements and pronouncements of the Financial Accounting Standards Board, and

     - such other statements by such other entity as approved by a significant segment of the accounting profession.

     All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP consistently applied.

     "Guarantors" means the Parent Guarantor and the Subsidiary Guarantors, collectively.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

     - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the Person in whose name an exchange note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurred," "Incurrence" and "Incurring" will each have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations and Attributable Indebtedness of such Person;

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (4) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

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

          (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

          (8) all Indebtedness of other Persons to the extent guaranteed by such Person; and

          (9) to the extent not otherwise included in this definition, net obligations in respect of Interest Rate Agreements and Currency Exchange Agreements.

     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Intercreditor Agreement" means the lien intercreditor agreement, dated as of July 22, 2003, among the Trustee, Bank of America, N.A., in its capacity as agent for the financial institutions party to the Credit Agreement, the Company, the Parent Guarantor, and the Subsidiary Guarantors, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time (whether with the original agent or agents or lenders or other agents or lenders under the Credit Agreement).

     "Interest Rate Agreement" means, in respect of a Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or trade receivables on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under "-- Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and the limitations set forth in "-- Covenants -- Limitation on Restricted Payments,"

     - "Investment" will include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to the Company's "Investment" in such Subsidiary at the time of such redesignation less the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

     - any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

     In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset will be valued at its Fair Market Value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors, whose determination will be evidenced by a Certified Resolution.

     "Issue Date" means the date on which the notes were originally issued.

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     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any Sale/Leaseback Transaction.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of

     - all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     - all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

     - all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

     - the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Senior Vice President, Chief Financial Officer, Treasurer or Controller of the Company.

     "Officers' Certificate" means a certificate signed by two Officers at least one of whom will be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be outside counsel to the Company or an employee of or outside counsel to the Trustee.

     "Parent Guarantor" means U.S. Can Corporation, the Company's sole stockholder and parent corporation.

     "pari passu," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (1) is not subordinate in right of payment to any Indebtedness or (2) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

     "Pari Passu Indebtedness" means any Indebtedness that is not subordinated to the exchange notes, the Parent Guarantor's or such Subsidiary Guarantor's Guarantee, as the case may be.

     "Permitted Holder" means Berkshire Partners LLC (and its Affiliates) or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 75% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

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     "Permitted Indebtedness" is defined to include:

          (1) Indebtedness Incurred by the Company or the Guarantors if, after giving pro forma effect to the Incurrence and application of the proceeds thereof, the Consolidated Coverage Ratio exceeds 2.0 to 1.0;

          (2) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries pursuant to the Credit Agreement in an amount outstanding at any time not to exceed $325 million, (reduced by any required permanent repayments of the principal amount of Indebtedness under the Credit Agreement with the proceeds of Asset Dispositions that are accompanied by a corresponding permanent commitment reduction thereunder); provided that Indebtedness Incurred pursuant to the Credit Agreement by the Company's Foreign Restricted Subsidiaries at any one time outstanding shall not exceed $75 million;

          (3) Capital Expenditure Indebtedness incurred by the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $15 million in any fiscal year of the Company;

          (4) Indebtedness of the Company or any of its Restricted Subsidiaries under Interest Rate Agreements and Currency Exchange Agreements, entered into for the purpose of limiting interest rate or foreign exchange risk, as the case may be, provided that the obligations under Interest Rate Agreements are related to payment obligations on Permitted Indebtedness and provided further that obligations under Currency Exchange Agreements are entered into in connection with foreign business transactions in the ordinary course of business;

          (5) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or any other Restricted Subsidiary for so long as such Indebtedness is held by the Company or such Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness (under any clause other than clause (1) of the definition thereof) by the issuer of such Indebtedness;

          (6) Indebtedness evidenced by the notes and the Guarantees not to exceed the $125 million initially outstanding on the Issue Date;

          (7) Indebtedness outstanding immediately after the issuance of the notes and the application of the proceeds thereof reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (8) Refinancing Indebtedness incurred with respect to Indebtedness referred to in clauses (1), (3), (6), (7) and (13) of this paragraph;

          (9) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims and letters of credit and bankers acceptances for the purchase of inventory and other goods;

          (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, or other similar obligations (exclusive of any Guarantee of Indebtedness of the purchaser in such transaction), in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, provided that the maximum assumable liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
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          (11) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (12) Indebtedness of Foreign Subsidiaries not borrowed under the Credit Agreement in an amount outstanding at any time not to exceed $75 million, including any guarantees thereof by the Company, provided, however, that the amount of Indebtedness of Foreign Subsidiaries outstanding at any particular time under this clause (12) in excess of $30 million shall reduce on a dollar-for-dollar basis both the amount that may be borrowed at that time under the Credit Agreement referred to in clause
     (2) of this paragraph and under the sub-facility available to Foreign Subsidiaries under said Credit Agreement;

          (13) Indebtedness in an amount not to exceed $7 million that is incurred or assumed by the Company or a Subsidiary in connection with its acquisition of the majority interest in the Company's Formametal S.A. joint venture in Argentina; and

          (14) Indebtedness of the Company or a Guarantor not otherwise permitted to be incurred pursuant to the covenant described under "-- Covenants -- Limitation on Indebtedness" in an aggregate principal amount not to exceed at any one time outstanding $15 million.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in

     - a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however,that the primary business of such Restricted Subsidiary is a Related Business;

     - another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     - Temporary Cash Investments;

     - receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     - loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, not to exceed $1 million per employee and $3 million in the aggregate;

     - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     - Investments in foreign joint ventures in an aggregate amount not to exceed $5 million; and

     - any securities received or other Investments made as a result of the receipt of non-cash consideration received in connection with an Asset Disposition that was made pursuant to and in compliance with the provisions of the covenant described under the caption "-- Covenants -- Limitation on Asset Disposition" or in connection with any other disposition of assets not constituting an Asset Disposition.

     "Permitted Liens" means, with respect to any Person,

          (1) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to

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     secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits and other Liens as security for taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be prosecuting an appeal or other proceedings for review;

          (3) Liens for property taxes not yet delinquent or which are being contested in good faith by appropriate proceedings;

          (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6) Liens existing on the Issue Date;

          (7) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company, the Parent Guarantor or any Restricted Subsidiary; provided further that such Liens are not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

          (8) Liens on property at the time the Company, the Parent Guarantor or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company, the Parent Guarantor or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company, the Parent Guarantor or any Restricted Subsidiary; provided further that such Liens are not Incurred in anticipation of or in connection with the acquisition of such property;

          (9) Liens securing Bank Indebtedness permitted to be incurred pursuant to clause (2) of the definition of "Permitted Indebtedness" on any tangible or intangible asset or property of the Company or any Restricted Subsidiary, whether such asset or property is real, personal or mixed; provided, that any such Lien on such asset or property shall also be granted for the benefit of the Holders of the exchange notes and such Lien shall be junior only to the Liens securing the Bank Indebtedness and other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect;

          (10) Liens securing the notes and the Guarantees in an amount initially not to exceed $125 million outstanding on the Issue Date;

          (11) Liens securing Capital Expenditure Indebtedness permitted to be incurred pursuant to clause (3) of the definition of "Permitted Indebtedness" provided that if such Capital Expenditure Indebtedness is incurred under the Credit Agreement, any such Lien on such asset or property shall also be granted for the benefit of the Holders of the exchange notes and such Lien shall be junior only to the Liens securing the Bank Indebtedness and other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect;
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          (12) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (11) and (23); provided, however, that

     - such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and

     - the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of

      - the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and

      - an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

     and provided further, that if any Lien permitted under clauses (11) or (23) secures Bank Indebtedness, such Lien may secure the Bank Indebtedness as refinanced, refunded, replaced, renewed, repaid or extended from time to time without regard to the foregoing provisions of this clause (12);

          (13) Liens in favor of the Company or the Guarantors;

          (14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods incurred in the ordinary course of business;

          (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off incurred in the ordinary course of business;

          (16) Liens on assets of the Company or any Restricted Subsidiary arising as a result of a Sale/ Leaseback Transaction with respect to such assets; provided that the proceeds from such Sale/ Leaseback Transaction are applied to the repayment of Indebtedness or acquisition of Additional Assets, all pursuant to clauses (E)(1) and (2) of the covenant described above under the caption "-- Covenants -- Limitation on Asset Dispositions;"

          (17) Liens securing Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to clause (12) of the definition of "Permitted Indebtedness";

          (18) Leases or subleases granted to others and entered into in the ordinary course of business; and

          (19) Liens to secure the performance of statutory obligations and Liens imposed by law, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (20) Liens securing any Interest Rate Agreement provided by lenders under the Credit Facility;

          (21) Liens granted by any Foreign Subsidiary to vendors of materials and supplies to secure the purchase price of such materials and supplies;

          (22) Liens securing Indebtedness permitted to be incurred pursuant to the definition of "Permitted Indebtedness" on any tangible or intangible asset or property of the Company or any Restricted Subsidiary, whether such asset or property is real, personal or mixed, in an aggregate amount not to exceed at any one time outstanding $30 million; provided, that any such Lien on such asset or property shall also be granted for the benefit of the Holders of the exchange notes and such

                                       102
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     Lien shall be junior only to the Liens securing the Bank Indebtedness and other Permitted Liens, and any intercreditor agreement or other agreement pertaining to the relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect; and

          (23) Liens not otherwise permitted to be incurred pursuant to clauses
     (1) through (22) above, in an aggregate amount not to exceed at the time of incurrence 5% of the Company's Tangible Assets provided, that if such Lien is incurred under the Credit Agreement, any such Lien on such asset or property shall also be granted for the benefit of the Holders of the exchange notes and such Lien shall be junior only to the Liens securing the Bank Indebtedness and other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement that is in effect at such time or as last in effect.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend will be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

     "Principal" of an exchange note means the principal of the exchange note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable).

     "Public Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Public Equity Offerings."

     "Public Market" means any time after (1) a Public Equity Offering has been consummated and (2) at least 10.0% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

     - matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     - is convertible or exchangeable for Indebtedness or Disqualified Stock or

     - is redeemable at the option of the holder thereof, in whole or in part.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" will have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances

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Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that

     - the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

     - the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

     - such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, and

     - if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is subordinated to other Indebtedness of the Company or a Restricted Subsidiary in any respect, such Refinancing Indebtedness is subordinated at least to the same extent;

     provided further, however, that Refinancing Indebtedness will not include

     - Indebtedness of a Subsidiary that refinances Indebtedness of the Company, or

     - Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, or complementary (as determined in good faith by the Board of Directors), to the business of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means the trustee, agent or representative (if any) for an issue of Pari Passu Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means

     - U.S.C. Europe N.V.,

     - U.S.C. Europe Netherlands B.V.,

     - U.S.C. Holding U.K. Ltd.,

     - U.K. Can Ltd.,

     - U.S.C. Europe U.K. Ltd.,

     - U.S.C. Europe Italia, S.r.l.,

     - U.S.C. France Holding, S.A.S.,

     - USC Aerosols France, S.A.S.,

     - USC May Verpackungen Holding Inc.,

     - U.S.C. Aerosoldosen Deutschland GmbH,

     - U.S.C. Can Espana Holding SCpA,

     - U.S.C. Europe Espana SA,

     - May Verpackungen GmbH & Co. KG,

     - Wilhelm Wessel Nachfl. GmbH & Co. KG,

     - May Verpackungen Verwaltung GmbH,

     - May Can Company GmbH,

     - Wessel Emballagen GmbH,

     - any other direct or indirect Subsidiary of the Company that is not designated by the Board of Directors to be an Unrestricted Subsidiary, and

     - an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company, the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Company, the Parent Guarantor or a Restricted Subsidiary leases it from such Person.

     "Second Priority Security Documents" means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, among the Company, certain other grantors and the Trustee, that evidence or create a security interest in any or all of the Collateral in favor of the Trustee and any Holders of the exchange notes.

     "Secured Debt to Adjusted EBITDA Ratio" means, as of any date of determination, the ratio of

     - the aggregate amount of Secured Pari Passu Indebtedness as of such date to

     - the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date of such determination.

     "Secured Pari Passu Indebtedness" means Pari Passu Indebtedness of the Company, the Parent Guarantor or a Subsidiary Guarantor that is secured by a Lien permitted under "-- Covenants -- Limitation on Liens" as a "Permitted Lien."

     "Security Documents" mean, collectively:

          (1) the First Priority Security Documents;

          (2) the Second Priority Security Documents; and

          (3) the Intercreditor Agreement.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Stockholder Agreement" means that certain Stockholder Agreement by and among the common equity stockholders of the Parent Guarantor, including the Permitted Holders, certain management investors and the other Persons listed therein, as in effect on the date of the Indenture.

     "Subordinated Notes" means the 12 3/8% Senior Subordinated Notes Due October 1, 2010 of the Company and the 10 1/8% Senior Subordinated Notes Due 2006 of the Parent Guarantor.

     "Subordinated Obligation" means

     - any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is subordinate or junior in right of payment to the exchange notes,

     - any Indebtedness of the Guarantors (whether outstanding on the date of the Indenture or thereafter Incurred) that is subordinate or junior in right of payment to the Guarantees or

     - any Disqualified Stock of the Company or the Guarantors.

     "Subsidiary" or "subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

     - in the case of a corporation, of which at least 50% of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or

     - in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Subsidiary Guarantors" means (1) USC May Verpackungen Holding Inc. and (2) each Domestic Restricted Subsidiary that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor, provided that any Person constituting a Subsidiary Guarantor as described above will cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

     "Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Company and computed in accordance with GAAP. Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Tangible Assets.

     "Temporary Cash Investments" means any of the following:

          (1) investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof,

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt (or that of its parent) is rated "A-3" or A- or higher according to Moody's Investors Service, Inc. or Standard and Poor's (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)),

          (3) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4) investments in commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's, and

          (5) mutual funds whose assets consist primarily of Investments of the type described in clauses (1) through (4) above.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means such successor.

     "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors as permitted or required pursuant to the covenant described under "-- Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto and (2) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

  THE GLOBAL NOTES

     The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between and the trustee.

     Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as participants, or persons who hold interests through participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of participants, and the records of participants, with respect to other owners of beneficial interests in the global note.

  DEPOSITARY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global notes; and

          (2) ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

     Investors in the global notes who are participants in DTC's system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of us, the trustee or any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to applicable transfer restrictions, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between

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participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with any transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form, and to distribute such exchange notes to its participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us or the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive exchange notes in registered certificated form, which we refer to as "certificated exchange notes," if:

          (1) DTC notifies us that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated exchange notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes.

     In addition, beneficial interests in a global note may be exchanged for certificated exchange notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated exchange notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to herein, unless that legend is not required by applicable law.

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  EXCHANGE OF CERTIFICATED EXCHANGE NOTES FOR GLOBAL NOTES

     Certificated exchange notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture, to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

  SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the exchange notes represented by the global notes (including principal, premium if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders of certificated exchange notes or, if no such account is specified, by mailing a check to each such holder's registered address. Any permitted secondary market trading activity in the exchange notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

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

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold the notes on July 22, 2003 to Citigroup Global Markets Inc., who we refer to as the initial purchaser, pursuant to a purchase agreement dated July 15, 2003. The initial purchaser subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of persons outside the United States under Regulation S. As a condition to the purchase agreement, we entered into a registration rights agreement with the initial purchaser in which we agreed to:

     - file a registration statement registering the exchange notes with the Commission within 120 days after the original issuance of the notes;

     - use our best efforts to have the registration statement relating to the exchange notes declared effective by the Commission within 150 days after the original issuance of the notes; and

     - cause the exchange offer to be completed on or before the date that is 180 days after the original issuance of the notes.

     We have agreed to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to note holders.

     This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held notes, other than notes purchased directly from us or one of our affiliates.

     For each note surrendered to us pursuant to the exchange offer, the holder of the surrendered note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last date on which interest was paid on the surrendered note or, if no interest has been paid, from the date of original issuance of the surrendered note.

     Although we have not requested, and do not intend to request, the Commission to issue an interpretation with respect to resales of the exchange notes, we believe that under existing Commission interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not one of our affiliates (or if it is one of our affiliates, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable), as such terms are interpreted by the Commission. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.

     Broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. While the Commission has not taken a position with respect to this particular transaction, under existing Commission interpretations relating to transactions structured substantially like the exchange offer, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the registration statement relating to the exchange offer. Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes.

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

     A holder of notes (other than certain specified holders) tendering notes in the exchange offer is required to represent that:

     - any exchange notes to be received by it will be acquired in the ordinary course of business;

     - the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
       Act) of the exchange notes; and

     - it is not one of our "affiliates" as defined in Rule 405 of the Securities Act or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable.

If a holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, the holder will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

     In the event that

     - applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer;

     - for any other reason, we do not consummate the exchange offer within 180 days after issuance of the notes;

     - the initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer;

     - any holder of notes (other than the initial purchaser) is not eligible to participate in the exchange offer; or

     - the initial purchaser does not receive freely tradable exchange notes in exchange for notes constituting any portion of an unsold allotment (unless current interpretations by the Commission's staff permit the filing in lieu of a shelf registration statement of a post-effective amendment to the registration statement relating to the exchange offer), we will, at our cost,

     - as promptly as practicable, file a shelf registration statement covering resales of the notes or the exchange notes, as the case may be,

     - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

     - keep the shelf registration statement effective until two years after its effective date (or until one year after the effective date if the registration statement is filed at the request of the initial purchaser).

     The initial purchaser or holder of a note is ineligible to participate in the exchange offer if the initial purchaser or such holder cannot execute the letter of transmittal because it is unable to make the required representations therein. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

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

     In the event that

     - within 120 days after the issuance of the notes, neither the registration statement relating to the exchange offer nor the shelf registration statement has been filed with the Commission;

     - within 150 days after the issuance of the notes, the registration statement relating to the exchange offer has not been declared effective;

     - within 180 days after the issuance of the notes, neither the exchange offer has been consummated nor the shelf registration statement has been declared effective; or

     - after either the registration statement relating to the exchange offer or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement (each such event, a "Registration Default"), additional interest will accrue on the notes and the exchange notes (in addition to the stated interest on the notes and the exchange notes) from and including the date on which any such Registration Default has occurred to but excluding the date on which all Registration Defaults have been cured. The additional interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such rate exceed 1.00% per annum in the aggregate, regardless of the number of Registration Defaults.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all notes validly
tendered prior to 12:00 midnight, New York City time, on      , 2003, the
expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the offer in integral multiples of $1,000.

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except for the following:

     - the exchange notes bear a Series B designation and different CUSIP number from the notes;

     - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

     - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, $125.0 million aggregate principal amount of the notes is outstanding. Solely for reasons of administration and no other reason, we have fixed the close of
business on      , 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date, however, for determining registered holders of the notes entitled to participate in the exchange offer.

     The holders of notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

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

     We shall be deemed to have accepted validly tendered notes when, as and if the holder of such note has given written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Those holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

     The "expiration date" will be 12:00 midnight, New York City time, on
          , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the
expiration date beyond           , 2003.

     We have no current plans to extend the exchange offer. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, no later than the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, to

     - delay accepting any notes;

     - extend the exchange offer; or

     - terminate the exchange offer

if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, in each case by giving oral (with written notice to follow) or written notice of such delay, extension or termination to the exchange agent, and to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of such event. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes, and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we will not have an obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from their date of issuance. Interest is payable semiannually on January 15 and July 15 of each year, commencing on January 15, 2004, at the rate of 10 7/8% per annum. Interest on each exchange note will accrue from the last date on which interest was paid on the note being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering. Consequently, holders who exchange their notes for exchange notes will receive the same interest payment on January 15, 2004 that they would have received had they not accepted the exchange

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

offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

PROCEDURES FOR TENDERING

     Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under "Exchange Agent" for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

     - confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

     - you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company ("DTC") in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

     By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "-- Resale of the Exchange Notes."

     The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of the notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for such holders.

     The term "holder" with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an Eligible Institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

     We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent's account with respect to the notes in accordance with DTC's procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent's Message to the exchange agent. The term "Agent's Message" means a message transmitted by DTC that, when received by the exchange agent, forms part of the confirmation of a book-entry transfer and that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal designated for such notes, as soon as practicable following the expiration date.

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GUARANTEED DELIVERY PROCEDURES

     Those holders who wish to tender their notes and

     - whose notes are not immediately available; or

     - who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

     - the tender is made through an Eligible Institution;

     - before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such notes and the principal amount of notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, either (a) that a copy or facsimile of the letter of transmittal, together with the certificate(s) representing the notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) that a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC, will be delivered to the exchange agent; and

     - either (a) a copy or facsimile of such properly completed and executed letter of transmittal, together with the certificate(s) representing all tendered notes in proper form for transfer and all other documents required by the letter of transmittal, or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, are actually received by the exchange agent within five business days after the expiration date.

     Upon request, the exchange agent will send a notice of guaranteed delivery to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of notes may be withdrawn at any time on or prior to the expiration date.

     To validly withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein on or prior to the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the notes to be withdrawn (the "Depositor");

     - identify the notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the trustee with respect to the notes to register the transfer of such notes into the name of the person withdrawing the tender; and

     - specify the name in which any such notes are to be registered, if different from the name of the Depositor.

     We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices in our sole discretion, and our determination will be final and binding. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued in exchange for withdrawn notes unless those notes are validly retendered.
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Any notes that have been tendered but that are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     The exchange offer is subject to the condition that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in policy of the Commission such that, in the reasonable opinion of our counsel, there is a substantial question whether the exchange offer is permitted by applicable federal law, we have agreed to seek a no-action letter or other favorable decision from the Commission allowing us to consummate the exchange offer.

     If we determine that the exchange offer is not permitted by applicable federal law, we may terminate the exchange offer. In connection with any termination we may:

     - refuse to accept any notes and return any notes that have been tendered by the holders thereof;

     - extend the exchange offer and retain all notes tendered prior to the expiration date, subject to the rights of the holders of tendered notes to withdraw their tendered notes; or

     - waive the termination event with respect to the exchange offer and accept all properly tendered notes that have not been properly withdrawn.

     If the waiver of a termination event constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

BY REGISTERED AND CERTIFIED MAIL:  BY REGULAR MAIL OR OVERNIGHT COURIER:  IN PERSON BY HAND ONLY:
---------------------------------  -------------------------------------  -----------------------
Wells Fargo Bank Minnesota, N.A.   Wells Fargo Bank Minnesota, N.A.       Wells Fargo Bank Minnesota, N.A.
Corporate Trust Operations         Corporate Trust Operations             Corporate Trust Services
MAC N9303-121                      MAC N9303-121                          Northstar East Building - 12th Floor
P.O. Box 1517                      6th & Marquette Avenue                 608 2nd Avenue South
Minneapolis, MN 55480              Minneapolis, MN 55479                  12th Floor-Corporate Trust Services
                                                                          Minneapolis, MN 55402

     Any requests or deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail, but our officers, employees and affiliates may make additional solicitations in person, by telegraph or telephone.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay

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

the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the notes in the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the notes in the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities. Accordingly, those notes may be resold only as follows:

     - to us, upon redemption or otherwise;

     - so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A,
       (b) in accordance with Rule 144 under the Securities Act, or (c) pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us;

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

     - pursuant to an effective registration statement under the Securities Act.

     Persons who acquire the notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

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

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

IN GENERAL

     The following is a summary of the material U.S. federal income tax (and, with respect to non-U.S. holders, estate tax) consequences to you of the ownership and disposition of the exchange notes and, only where so indicated, the notes offered in the initial offering, which we refer to in this section as the original notes. It:

     - is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations;

     - assumes that you hold the exchange notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

     - does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, holders whose "functional currency" is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding the exchange notes as part of a hedge, straddle, "constructive sale," "conversion" or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

     - does not discuss the effect of any state, local or foreign laws;

     - does not discuss tax consequences to an owner of exchange notes held through a partnership or other pass-through entity; and

     - assumes that:

      - the exchange notes are properly characterized as debt for U.S. federal income tax purposes;

      - the exchange notes are not convertible;

      - the exchange notes cannot be integrated with any other financial instrument;

      - a substantial amount of the exchange notes will be issued for money; and

      - the exchange notes are not high yield debt obligations, are not payable in our stock or the stock of a party related to us, and do not constitute corporate acquisition indebtedness.

     WE SUGGEST YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS, STATE, LOCAL AND FOREIGN LAWS AND TAX TREATIES.

     As used in this section, a U.S. holder of an exchange note means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

     As used in this section, a non-U.S. holder means a beneficial owner of an exchange note that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a U.S. holder.

  EXCHANGE OFFER

     You will not have taxable gain or loss on the exchange of original notes for exchange notes in connection with the exchange offer. Instead, your basis in the original notes will carry over to the exchange notes received, and the holding period of the exchange notes will include the holding period of the original notes surrendered.

  PAYMENTS OF INTEREST

     In general, you must report interest on the exchange notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the exchange notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the exchange notes in your income as it accrues.

     Under the terms of the exchange notes, we may be obligated to pay you amounts in excess of stated interest or principal on the exchange notes. For example, upon a "change of control," you have the right to require us to repurchase all or part of your exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We believe that the likelihood that we will pay you these amounts is remote. Thus, under special rules governing remote contingencies, the possibility of these payments will not affect the amount of interest income you recognize in advance of those payments. Our determination of whether a contingency is remote as to amount will be binding on you unless you explicitly disclose your contrary position to the IRS in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS successfully challenged this determination, you could be required to accrue interest income on the exchange notes at a rate higher than the stated interest rate on the exchange notes.

     We have the option to redeem the exchange notes beginning on July 15, 2007, at a price equal to 105.438% of the principal amount of the exchange notes. We also have the option on or before July 15, 2006, to redeem some of the exchange notes from the proceeds of any equity offering at a price equal to 110.875% of the principal amount of the exchange notes. If we were to exercise either option, the yields on the redeemed exchange notes would be greater than they would otherwise be. Thus, under special rules governing these types of unconditional options, for tax purposes, we will be deemed not to exercise these options, and the possibility of these redemption premia will not affect the amount of interest income you recognize in advance of receiving any such redemption premia.

  SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     Subject to the discussion above and below, on the sale, exchange or retirement of the exchange note:

     - You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the exchange note. Your tax basis is the cost of the original note to you,

      - increased by any accrued market discount if you have elected to include such market discount in your income with respect to the original note; and

      - decreased by any amortizable bond premium you have applied to reduce interest on the original note, and any principal payments you receive with respect to the original note.

     - Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the exchange note (and prior to the exchange note, the original note) for more than one year. The deductibility of capital losses is subject to limitation. For taxable years beginning on or before December 31, 2008, your maximum long-term capital gain tax rate (assuming you are a U.S. holder who is an individual) will be 15%, increasing to 20% thereafter.

     - If you sell the exchange note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

  MARKET DISCOUNT AND BOND PREMIUM

     Under the market discount and bond premium provisions of the Code, generally:

     - If you have purchased (1) an original note at our initial offering of the original notes, for an amount less than its issue price or (2) an original note or exchange note subsequent to our initial offering of the original notes, for an amount less than the sum of the issue price and the aggregate amount of OID included in the income of all previous holders, the difference will be treated as market discount.

     - You will be required, subject to a de minimis exception, to treat any gain on the sale, exchange or retirement of the original note or the exchange note as ordinary income to the extent of the market discount that has not previously been included in your income and that has accrued on such original note or exchange note (including, in the case of an exchange note, any market discount accrued on the original note exchanged for such an exchange note) at the time of such sale, exchange or retirement.

     - Unless you elect to accrue under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of the exchange note to the maturity date.

     - If an original note or an exchange note has market discount, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note or the exchange note (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note exchanged for such an exchange note) until (1) the maturity of the original note or exchange note, (2) the earlier disposition in a taxable transaction of the original note or exchange note or (3) if you make an appropriate election, a subsequent taxable year in which you realize sufficient interest income with respect to the exchange note.

     - You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

     - If you have purchased an original note or an exchange note for an amount that is greater than its face value, you generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such original note or exchange note (including, in the case of an exchange note, the income on the original note exchanged for such an exchange note) and may generally not be deducted against other income. Your basis in an original note or an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

     - The rules regarding market discount and bond premium are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the tax rules concerning information reporting and backup withholding to the IRS:

     - If you hold the exchange notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on the exchange notes, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number for use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and that you are a U.S. person.

     - If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the exchange notes, including principal payments. Under current law, this percentage will be 28% for amounts paid through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the Taxpayer Identification Number you provided is incorrect.

     - Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a non-U.S. holder.

  EXCHANGE OFFER

     The exchange of original notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange.

  INTEREST

     Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that either

     - pursuant to the "portfolio interest" exception:

      - you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

      - you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

      - you are not a bank receiving interest on the exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business,

      - you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person, provided that if you hold the exchange notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries; or

     - you are otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

     Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased an exchange note with bond premium please see your own tax advisor regarding the application of the bond premium rules.

  SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain (including gain attributable to market discount) realized on the sale, exchange or retirement of the exchange note unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the exchange note, and other conditions are satisfied.

  EFFECTIVELY CONNECTED INCOME

     The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in an exchange note is effectively connected with such trade or business:

     - You will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the exchange notes in the same manner as if you were a U.S. holder.

     - If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty.

     - If you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

  U.S. FEDERAL ESTATE TAX

     An exchange note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such exchange note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such exchange note under the terms of an applicable estate tax treaty.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. rules concerning information reporting and backup withholding applicable to non-U.S. holders are as follows:

     - Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the "portfolio interest" exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

     - Sale proceeds you receive on a sale of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

     We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until      , 2003, all dealers effecting transactions
in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes and the guarantees of the exchange notes will be passed upon for United States Can Company and the guarantors by Ropes & Gray LLP, Boston, Massachusetts.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of U.S. Can Corporation and its subsidiaries as of and for the year ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain disclosures related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing herein.

     The consolidated financial statements of U.S. Can Corporation and its subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto dated March 6, 2002. Arthur Andersen LLP has not reissued its audit report included in this prospectus and has not consented to the inclusion of its audit report in this prospectus. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in the consolidated financial statements to which its audit report relates. In addition, even if you were able to assert such a claim, as a result of its recent conviction of federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under Federal securities laws or otherwise with respect to its audit report. See "Risk
Factors -- Risks Related to Our Business -- Our former independent public accountant, Arthur Andersen LLP, has been found guilty of a federal obstruction of justice charge, and you may be unable to exercise effective remedies against it in any legal action."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the Commission. Such reports and other information filed by us may be inspected and copied at the public reference facility maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes and will, if permitted, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if we were required to file such forms and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  OF U.S. CAN CORPORATION AND ITS SUBSIDIARIES

                                                               PAGE
                                                               ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Reports.............................    F-2
  Consolidated Statements of Operations for the Years Ended
     December 31, 2002, 2001
     and 2000...............................................    F-5
  Consolidated Balance Sheets as of December 31, 2002 and
     2001...................................................    F-6
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2002, 2001 and 2000...........    F-7
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2002, 2001 and 2000.......................    F-8
  Notes to Consolidated Financial Statements................    F-9
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Statements of Operations for the Quarterly
     Periods Ended June 29, 2003 and June 30, 2002..........   F-46
  Consolidated Balance Sheets as of June 29, 2003 and
     December 31, 2002......................................   F-47
  Consolidated Statements of Cash Flows for the Quarterly
     Periods Ended June 29, 2003 and June 30, 2002..........   F-48
  Notes to Consolidated Financial Statements................   F-49

                          INDEPENDENT AUDITORS' REPORT

To U.S. Can Corporation:
Lombard, Illinois

     We have audited the accompanying consolidated balance sheet of U.S. Can Corporation and Subsidiaries ("the Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2001 and 2000 and for each of the two years then ended, before the inclusion of the disclosures discussed in Note 15 to the financial statements, were audited by other auditors, who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated March 6, 2002.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of U.S. Can Corporation and Subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2, in 2002 the Company changed its method of accounting for goodwill as required by Statement of Financial Accounting Standards (Statement) No. 142, "Goodwill and Other Intangible Assets."

     As discussed above, the financial statements of U.S. Can Corporation as of December 31, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. As described in Note 15, these financial statements have been revised to include the transitional disclosures required by Statement No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 15 with respect to 2001 and 2000 included (i) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill, to the Company's underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income. In our opinion, the disclosures for 2001 and 2000 in Note 15 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

     As discussed above, the financial statements of U.S. Can Corporation for the year ended December 31, 2000 were audited by other auditors who have ceased operations. As described in Note 2(n), the financial statements for the year ended December 31, 2000 have been reclassified to give effect to Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"), which was adopted by the Company on January 1, 2003. We audited the adjustments to the Company's financial statements for the year ended December 31, 2000 as described in Note 2(n) that were applied to conform those financial statements to the presentation required by SFAS 145. Our audit procedures with respect to the financial statements for the year ended December 31, 2000 included (i) comparing the amounts previously reported as net loss from early extinguishment of debt in the Company's consolidated statement of operations to the

Company's underlying accounting analysis obtained from management, (ii) comparing the amounts comprising the loss on early extinguishment of debt and related income tax benefit to independent supporting documentation obtained from management, and (iii) testing the mathematical accuracy of the reclassifications in the Company's financial statements. In our opinion such reclassifications have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2000 financial statements of the Company other than with respect to such reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2000 financial statements taken as a whole.

Deloitte & Touche LLP
Chicago, Illinois
February 21, 2003  (September 15, 2003 as to the sixth paragraph, above)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. IN FISCAL 2002, THE COMPANY ADOPTED THE PROVISIONS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" (SFAS NO. 142). AS DISCUSSED IN
NOTE 15 TO THE CONSOLIDATED FINANCIAL STATEMENTS, THE COMPANY HAS PRESENTED THE TRANSITIONAL DISCLOSURES FOR 2001 AND 2000 REQUIRED BY SFAS NO. 142. THE ARTHUR ANDERSEN LLP REPORT DOES NOT EXTEND TO THESE TRANSITIONAL DISCLOSURES. THESE DISCLOSURES ARE REPORTED ON BY DELOITTE & TOUCHE LLP AS STATED IN THEIR REPORT APPEARING HEREIN.

To U.S. Can Corporation:

     We have audited the accompanying consolidated balance sheets of U.S. CAN CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001*. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Can Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 6, 2002

*The 1999 consolidated financial statements are not presented herein.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2002           2001           2000
                                                          ------------   ------------   ------------
                                                                       (000'S OMITTED)
Net Sales...............................................    $796,500       $772,188       $809,497
Cost of Sales...........................................     710,395        695,514        693,158
                                                            --------       --------       --------
  Gross Income..........................................      86,105         76,674        116,339
Selling, General and Administrative Expenses............      37,853         46,581         45,887
Special Charges.........................................       8,705         36,239          3,413
Recapitalization Charges................................          --             --         18,886
                                                            --------       --------       --------
  Operating Income (Loss)...............................      39,547         (6,146)        48,153
Interest Expense........................................      55,384         57,304         40,468
Loss from Early Extinguishment of Debt..................          --             --         24,167
                                                            --------       --------       --------
  Loss Before Income Taxes..............................     (15,837)       (63,450)       (16,482)
Provision (Benefit) for Income Taxes....................      37,637        (23,034)        (4,960)
                                                            --------       --------       --------
  Loss from Operations Before Cumulative Effect of
     Accounting Change..................................     (53,474)       (40,416)       (11,522)
Cumulative Effect of Accounting Change, net of income
  taxes.................................................     (18,302)            --             --
                                                            --------       --------       --------
  Net Loss Before Preferred Stock Dividends.............     (71,776)       (40,416)       (11,522)
Preferred Stock Dividend Requirement....................     (12,521)       (11,345)        (2,601)
                                                            --------       --------       --------
  Net Loss Attributable to Common Stockholders..........    $(84,297)      $(51,761)      $(14,123)
                                                            ========       ========       ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
                                                                (000'S OMITTED, EXCEPT
                                                                    PER SHARE DATA)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  11,790      $  14,743
  Accounts receivable, net of allowances....................      89,986         95,274
  Inventories, net..........................................     105,635        100,676
  Deferred income taxes.....................................       7,730         21,977
  Other current assets......................................      14,466         15,732
                                                               ---------      ---------
     Total current assets...................................     229,607        248,402
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation
  and amortization..........................................     241,674        239,234
GOODWILL, less accumulated amortization.....................      27,384         66,437
DEFERRED INCOME TAXES.......................................      29,340         20,515
OTHER NON-CURRENT ASSETS....................................      50,821         59,762
                                                               ---------      ---------
     Total assets...........................................   $ 578,826      $ 634,350
                                                               =========      =========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease
     obligations............................................   $  26,153      $  14,983
  Accounts payable..........................................      94,537         96,685
  Accrued expenses..........................................      51,446         45,437
  Restructuring reserves....................................      11,990         25,945
  Income taxes payable......................................         958          1,055
                                                               ---------      ---------
     Total current liabilities..............................     185,084        184,105
LONG TERM DEBT..............................................     523,529        521,793
LONG TERM LIABILITIES PURSUANT TO EMPLOYEE BENEFIT PLANS....      74,574         38,000
OTHER LONG-TERM LIABILITIES.................................       6,352         16,963
                                                               ---------      ---------
     Total liabilities......................................     789,539        760,861
REDEEMABLE PREFERRED STOCK, 200,000 shares authorized,
  106,667 shares issued & outstanding.......................     133,133        120,613
STOCKHOLDERS' EQUITY:
  Common stock, $10.00 par value, 100,000 shares authorized,
     53,333 shares issued & outstanding.....................         533            533
  Additional paid-in-capital................................      52,800         52,800
  Accumulated other comprehensive loss......................     (51,076)       (38,651)
  Accumulated deficit.......................................    (346,103)      (261,806)
                                                               ---------      ---------
     Total stockholders' equity/(deficit)...................    (343,846)      (247,124)
                                                               ---------      ---------
       Total liabilities and stockholders' equity...........   $ 578,826      $ 634,350
                                                               =========      =========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                ACCUMULATED
                                                        UNEARNED    TREASURY       OTHER                     COMPREHENSIVE
                                  COMMON   PAID-IN-    RESTRICTED    COMMON    COMPREHENSIVE   ACCUMULATED      INCOME
                                  STOCK     CAPITAL      STOCK       STOCK         LOSS          DEFICIT        (LOSS)
                                  ------   ---------   ----------   --------   -------------   -----------   -------------
                                                                      (000'S OMITTED)
BALANCE AT DECEMBER 31, 1999....   $135    $ 112,840     $(629)     $(1,380)     $ (7,771)      $ (34,639)
Net loss before preferred stock
  dividends.....................     --           --        --           --            --         (11,522)     $(11,522)
Redemption of common stock and
  exercise of stock options in
  connection with the
  recapitalization..............   (134)    (110,973)      305           --            --        (159,220)           --
Purchase of treasury stock......     --           --        --         (488)           --              --            --
Retirement of treasury stock....     (1)      (1,867)       --        1,868            --              --            --
Issuance of common stock in
  recapitalized company.........    533       52,800        --           --            --              --            --
Preferred stock dividends.......     --           --        --           --            --          (2,601)           --
Amortization of unearned
  restricted stock..............     --           --       324           --            --              --            --
Cumulative translation
  adjustment....................     --           --        --           --       (11,903)             --       (11,903)
                                                                                                               --------
Comprehensive loss..............                                                                               $(23,425)
                                   ----    ---------     -----      -------      --------       ---------      ========
BALANCE AT DECEMBER 31, 2000....    533       52,800        --           --       (19,674)       (207,982)
Net loss before preferred stock
  dividends.....................     --           --        --           --            --         (40,416)     $(40,416)
Settlement of shareholder
  litigation in connection with
  the recapitalization..........     --           --        --           --            --          (2,063)           --
Unrealized loss on cash flow
  hedge.........................     --           --        --           --        (3,862)             --        (3,862)
Preferred stock dividends.......     --           --        --           --            --         (11,345)           --
Equity adjustment to reflect
  minimum pension liability.....     --           --        --           --          (288)             --          (288)
Cumulative translation
  adjustment....................     --           --        --           --       (14,827)             --       (14,827)
                                                                                                               --------
Comprehensive loss..............                                                                               $(59,393)
                                   ----    ---------     -----      -------      --------       ---------      ========
BALANCE AT DECEMBER 31, 2001....    533       52,800        --           --       (38,651)       (261,806)
Net loss before preferred stock
  dividends.....................     --           --        --           --            --         (71,776)     $(71,776)
Unrealized gain (loss) on cash
  flow hedge....................     --           --        --           --           176              --        (6,783)
Preferred stock dividends.......     --           --        --           --            --         (12,521)           --
Equity adjustment to reflect
  minimum pension liability.....     --           --        --           --       (22,058)             --       (22,058)
Cumulative translation
  adjustment....................     --           --        --           --         9,457              --         9,457
                                                                                                               --------
Comprehensive loss..............                                                                               $(91,160)
                                   ----    ---------     -----      -------      --------       ---------      ========
BALANCE AT DECEMBER 31, 2002....   $533    $  52,800     $  --      $    --      $(51,076)      $(346,103)
                                   ====    =========     =====      =======      ========       =========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   ---------
                                                                       (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss before preferred stock dividends requirements....  $(71,776)   $(40,416)   $(11,522)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation and amortization...........................    36,086      34,626      33,670
    Special charge..........................................     8,705      36,239       3,413
    Recapitalization charge.................................        --          --      18,886
    Loss on extinguishment of debt..........................        --          --      24,167
    Cumulative effect of accounting change, net of tax......    18,302          --          --
    Deferred income taxes...................................    35,724     (24,369)     (5,430)
    Change in operating assets and liabilities, net of
      effect of acquired and disposed of businesses:
      Accounts receivable...................................    11,859      (5,677)    (11,869)
      Inventories...........................................     2,432      11,070      (3,587)
      Accounts payable......................................    (9,220)     (3,366)     10,733
      Accrued expenses......................................   (21,357)    (12,838)     (7,363)
      Other, net............................................    (4,591)     (2,261)    (22,366)
                                                              --------    --------    --------
      Net cash provided by (used in) operating activities...     6,164      (6,992)     28,732
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, including restructuring capital.....   (27,235)    (19,537)    (24,504)
  Acquisition of business, net of cash acquired.............        --      (4,198)         --
  Proceeds from sale of business............................        --          --      12,088
  Proceeds from sale of property............................     5,662       7,208       8,755
  Investment in Formametal S.A..............................      (133)     (7,891)     (4,914)
                                                              --------    --------    --------
      Net cash used in investing activities.................   (21,706)    (24,418)     (8,575)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..................................        --          --      53,333
  Issuance of preferred stock...............................        --          --     106,667
  Retirement of common stock and exercise of stock
    options.................................................        --          --    (270,022)
  Settlement of shareholder litigation......................        --      (2,063)         --
  Purchase of treasury stock................................        --          --        (488)
  Issuance of 12 3/8% exchange notes........................        --          --     175,000
  Repurchase of 10 1/8% exchange notes......................        --          --    (254,658)
  Net borrowings (payments) under the revolving line of
    credit..................................................    13,600      37,600     (56,100)
  Borrowing of Tranche A loan...............................        --          --      80,000
  Borrowing of Tranche B loan...............................        --          --     180,000
  Borrowing of Tranche C loan...............................        --      20,000          --
  Borrowing of other long-term debt.........................    11,079          --      19,286
  Payments of long-term debt, including capital lease
    obligations.............................................   (12,689)    (14,102)    (22,528)
  Payment of debt financing costs...........................        --      (6,294)    (16,137)
  Payment of recapitalization costs.........................        --          --     (18,886)
                                                              --------    --------    --------
      Net cash provided by (used in) financing activities...    11,990      35,141     (24,533)
                                                              --------    --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       599         228        (537)
                                                              --------    --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    (2,953)      3,959      (4,913)
CASH AND CASH EQUIVALENTS, beginning of year................    14,743      10,784      15,697
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year......................  $ 11,790    $ 14,743    $ 10,784
                                                              ========    ========    ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000

(1)  BASIS OF PRESENTATION AND OPERATIONS

     The consolidated financial statements include the accounts of U.S. Can Corporation (the "Corporation" or "U.S. Can"), its wholly owned subsidiary, United States Can Company ("United States Can"), and United States Can's subsidiaries (the "Subsidiaries"). All significant intercompany balances and transactions have been eliminated. The consolidated group is referred to herein as "the Company". Certain prior year amounts have been reclassified to conform with the 2002 presentation. The reclassifications had no effect on net loss attributable to common stockholders or total assets.

     The Company is a supplier of steel and plastic containers for personal care, household, food, automotive, paint and industrial supplies, and other specialty products. The Company owns or leases 13 plants in the United States and 8 plants located in Europe.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Cash and Cash Equivalents -- The Company considers all liquid interest-bearing instruments purchased with an original maturity of three months or less to be cash equivalents.

     (b) Accounts Receivable Allowances -- Allowances for accounts receivable are based on the customer relationships, the aging and turns of accounts receivable, credit worthiness of customers, credit concentrations and payment history. Although management monitors collections and credit worthiness, the inability of a particular customer to pay its debts could impact collectibility of receivables and could have an impact on future revenues if the customer is unable to arrange other financing. Activity in the accounts receivable allowances accounts was as follows (000's omitted):

                                                           2002      2001      2000
                                                          -------   -------   -------
Balance at beginning of year............................  $12,243   $10,971   $13,367
  Provision for doubtful accounts.......................    1,437       621       516
  Change in discounts, allowances and rebates...........    3,378       790    (2,449)
  Write-offs of doubtful accounts, net of recoveries....     (944)     (139)     (463)
                                                          -------   -------   -------
Balance at end of year..................................  $16,114   $12,243   $10,971
                                                          =======   =======   =======

     (c) Inventories -- Inventories are stated at the lower of cost or market and include material, labor and factory overhead. Costs for United States inventory have been determined using the last-in, first-out ("LIFO") method. Had the inventories been valued using the first-in, first-out ("FIFO") method, the amount would not have differed materially from the amounts as determined using the LIFO method. Costs for Subsidiaries' inventory has been determined using the first-in, first-out ("FIFO") method. Subsidiaries' inventory was approximately $48.1 million as of December 31, 2002 and 2001. The Company estimates reserves for inventory obsolescence and shrinkage based on its judgment of future realization.

     Inventories reported in the accompanying balance sheets were classified as follows (000's omitted):

                                                                2002       2001
                                                              --------   --------
Raw materials...............................................  $ 23,492   $ 27,216
Work in progress............................................    46,435     40,046
Finished goods..............................................    35,708     33,414
                                                              --------   --------
Total Inventory.............................................  $105,635   $100,676
                                                              ========   ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     In addition to the 2001 restructuring initiatives, the Company charged $3.2 million to Cost of Goods Sold for the write-off of inventory associated with discontinued product lines. See Note (4) for further information on restructuring initiatives.

     (d) Property, Plant and Equipment -- Property, plant and equipment is recorded at cost. Major renewals and betterments which extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Maintenance and repairs charged against earnings were approximately $27.4 million, $28.6 million and $27.5 million in 2002, 2001 and 2000, respectively. Upon sale or retirement of these assets, the asset cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in income.

     Depreciation for financial reporting purposes is principally provided using the straight-line method over the estimated useful lives of the assets, as follows: buildings -- 25 to 40 years; machinery and equipment -- 5 to 20 years. Equipment under capital leases is amortized over the life of the lease. Depreciation expense was $32.0 million, $29.2 million and $28.7 million for 2002, 2001 and 2000, respectively.

     Property reported in the accompanying balance sheets is classified as follows (000's omitted):

                                                                2002        2001
                                                              ---------   ---------
Land........................................................  $   5,086   $   6,025
Buildings...................................................     60,364      62,483
Machinery and equipment.....................................    409,052     396,843
Capital leases..............................................      9,036      13,135
Construction in process.....................................     23,347      24,014
                                                              ---------   ---------
                                                                506,885     502,500
Accumulated depreciation and amortization...................   (265,211)   (263,266)
                                                              ---------   ---------
Total property..............................................  $ 241,674   $ 239,234
                                                              =========   =========

     (e) Goodwill -- The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. This standard provides accounting and disclosure guidance for acquired intangibles. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. Effective January 1, 2002, the Company has ceased amortization of goodwill. The Company recorded goodwill amortization of $2.8 million and $2.9 million for the years ended December 31, 2001 and 2000. During the fourth quarter of 2002, the Company completed its transitional impairment testing and recorded a non-cash, pre-tax impairment charge of $39.1 million ($18.3 million, net of tax) as the cumulative effect of a change in accounting, effective January 1, 2002. See Note (15) for additional disclosure.

     (f) Deferred Financing Costs -- Costs related to the issuance of new debt are included in other non-current assets and are deferred and amortized over the terms of the related debt agreements. Amortization of financing costs in 2002, 2001, and 2000 were $4.1 million, $2.6 million and $1.7 million, respectively and are included in interest expense. The Company did not incur any financing costs in 2002 and paid $6.3 million of financing costs in 2001.

     (g) Impairment of Long-Lived Assets -- SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. The Company adopted

                     U.S. CAN CORPORATION AND SUBSIDIARIES
this pronouncement on January 1, 2002. There was no impact to the financial position and results of operations of the Company as a result of the adoption.

     In accordance with SFAS 144, we continually review whether events and circumstances subsequent to the acquisition of any long-lived assets have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be recoverable. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows or operating income (before amortization) on an undiscounted basis related to the tested assets is likely to exceed the recorded carrying amount of those assets, to determine if a write-down is appropriate. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the impaired assets exceeds their fair values as determined by valuation techniques appropriate in the circumstances that could include the use of similar projections on a discounted basis.

     (h) Revenue -- Revenue is recognized when goods are shipped, at which time, title and risk of loss pass to the customer. Provisions for discounts, returns, allowances, customer rebates and other adjustments are provided for in the same period as the related revenues are recorded. The Company enters into contractual agreements with certain of its customers for rebates, generally based on annual sales volumes. As sales occur, a provision for rebates is accrued on the balance sheet and is charged against net sales.

     (i) Foreign Currency Translation -- The functional currency for substantially all the Company's Subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate prevailing during the period. The gains or losses resulting from such translation are included in accumulated other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in operating income and were not material in 2002, 2001 or 2000.

     (j) Financial Instruments -- To manage interest rate exposure, the Company enters into interest rate agreements. The net interest paid or received on these agreements is recognized as interest income or expense. Our interest rate agreements are reported in the consolidated financial statements at fair value using a mark to market valuation. Changes in the fair value of the contracts are recorded each period as a component of other comprehensive income. Gains or losses on interest rate agreements are reclassified as earnings or losses in the period in which earnings are affected by the underlying hedged item. The Company does not use financial instruments for trading or speculative purposes.

     (k) Accumulated Other Comprehensive Loss -- The components of accumulated other comprehensive loss for 2002, 2001 and 2000 are as follows (000's omitted):

                                                         2002       2001       2000
                                                       --------   --------   --------
Foreign Currency Translation Adjustment..............  $(25,044)  $(34,501)  $(19,674)
Minimum Pension Liability Adjustment.................   (22,346)      (288)        --
Unrealized Loss on Cash Flow Hedges..................    (3,686)    (3,862)        --
                                                       --------   --------   --------
Total Accumulated Other Comprehensive Loss...........  $(51,076)  $(38,651)  $(19,674)
                                                       ========   ========   ========

     The components of comprehensive loss for 2002, 2001 and 2000 are included in the Statement of Stockholder's Equity. The unrealized loss on cash flow hedge included in comprehensive loss is net of reclassifications of losses included in interest expense of $7.0 million for the year ended December 31, 2002.

     (l) Stock-Based Compensation -- The Company currently issues stock-based compensation under its U.S. Can 2000 Equity Incentive Plan. The Company continues to use the intrinsic fair value method

                     U.S. CAN CORPORATION AND SUBSIDIARIES
under APB Opinion No. 25 to account for the plan; therefore, no compensation costs are recognized in the Company's financial statements for options granted. In December of 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure". SFAS No. 148 amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for companies who voluntarily change to the fair value based method of accounting for stock-based employee compensation. The statement also increases stock-based compensation quarterly and annual disclosure requirements for all companies and is effective for financial statements of companies with fiscal years ending after December 15, 2002. The Company adopted this statement in December of 2002. In accordance with SFAS No. 148, the following table presents (in thousands) what the Company's net loss would have been had the Company determined compensation costs using the fair value-based accounting method.

                         ACTUAL    PRO-FORMA    ACTUAL    PRO-FORMA    ACTUAL    PRO-FORMA
                          2002       2002        2001       2001        2000       2000
                        --------   ---------   --------   ---------   --------   ---------
Stock-Based
  Compensation Cost,
  net of tax..........  $     --   $     (5)   $     --   $    (37)   $     --   $ (4,266)
Net Loss..............   (84,297)   (84,302)    (51,761)   (51,798)    (14,123)   (18,389)

     (m) Income Taxes -- The Company accounts for income taxes using the asset and liability method under which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating losses and tax credit carry forwards. On an ongoing basis, the Company evaluates its deferred tax assets to determine whether it is more likely than not that such assets will be realized in the future and records valuation allowances against the deferred tax assets for amounts which are not considered more likely than not to be realized. The estimate of the amount that is more likely than not to be realized requires the use of assumptions concerning the amounts and timing of the Company's future income by taxing jurisdiction.

     (n) New Accounting Pronouncements -- SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 46, Amendment of FASB Statement No. 13, and Technical Corrections" was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002. This statement eliminates the current requirement that gains and losses on extinguishment of debt be classified as extraordinary items in the statement of operations. Instead, the statement requires that gains and losses on extinguishment of debt be evaluated against the criteria in APB Opinion 30 to determine whether or not such gains or losses should be classified as an extraordinary item. The statement also contains other corrections to authoritative accounting literature in SFAS 4, 44 and 46.

     In connection with the recapitalization in 2000, the Corporation completed a tender offer and consent solicitation for all of its outstanding 10 1/8% notes due 2006, plus accrued interest and a bond tender premium. $235.7 million of the $236.6 million principal amount of bonds outstanding were purchased by the Corporation in the tender offer. In the fourth quarter of 2000, the Company recorded an extraordinary net charge of $14.9 million ($24.2 million pre-tax), related to the tender premium and the write-off of related deferred financing charges.

     The Company has adopted SFAS No. 145. In accordance with the statement, the Company reviewed the criteria in Opinion 30 as it relates to the Company's early extinguishment of debt in 2000. Opinion 30 states that for an item to be considered extraordinary, the underlying event or transaction causing the gain or loss should be unusual in nature and should be of a type that would not reasonably be expected to recur in the foreseeable future. Based on its review, the Company determined that the loss from early extinguishment of debt in 2000 does not meet the criteria in Opinion 30 for classification as an extraordinary item. As such, the

                     U.S. CAN CORPORATION AND SUBSIDIARIES

Company has reported its 2000 loss from early extinguishment of debt as a deduction from income before income taxes. The restatement did not affect the Company's financial position or results of operations.

     During July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated With Exit or Disposal Activities". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 supercedes the guidance of Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity", which required that liabilities for exit costs be recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt SFAS No. 146 for any exit disposal activities initiated after such date.

     In December of 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure". SFAS No. 148 amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for companies who voluntarily change to the fair value based method of accounting for stock-based employee compensation. The statement also increases stock-based compensation quarterly and annual disclosure requirements for all companies and is effective for financial statements of companies with fiscal years ending after December 15, 2002. The Company adopted this statement in December of 2002 and there was no impact to the financial position and results of operations of the Company as a result of the adoption.

     (o) Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to: allowance for doubtful accounts; inventory valuation; purchase accounting allocations; restructuring amounts; asset impairments; depreciable lives of assets; goodwill impairments; pension assumptions and tax valuation allowances. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of management's current best reasonable judgment based on facts available. The accounting estimates used in the preparation of the Consolidated Financial Statements will change as new events occur, as more experience is acquired, as more information is obtained and as the Company's operating environments change. Significant business or customer conditions could cause material changes to the amounts reflected in the Company's financial statements. Accounting policies requiring significant management judgments include those related to revenue recognition, inventory valuation, accounts receivable allowances, goodwill impairment, restructuring reserves, tax valuation allowances and interest rate exposure. While actual results could differ from these estimates, management believes that these estimates are reasonable.

(3)  RECAPITALIZATION

     On October 4, 2000, U.S. Can Corporation and Berkshire Partners LLC completed a recapitalization of the Company through a merger. As a result of the recapitalization, all of U.S. Can's common stock, other than certain shares held by designated continuing shareholders (the rollover shareholders), was converted into the right to receive $20.00 in cash per share and options to purchase approximately 1.6 million shares of U.S. Can's common stock were retired in exchange for a cash payment of $20.00 per underlying share, less the applicable option price. Certain shares held by the rollover shareholders were converted into the right to receive $20.00 in cash per share and certain shares held by the rollover shareholders were converted into the right to receive shares of capital stock of the surviving corporation in the merger.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     The recapitalization was financed by:

     - a $106.7 million preferred stock investment by Berkshire Partners, its co-investors and certain of the rollover stockholders;

     - a $53.3 million common stock investment by Berkshire Partners, its co-investors, certain of the rollover stockholders and management;

     - $260.0 million in term loans under a new senior bank credit facility;

     - $20.5 million in borrowings under a new revolving credit facility; and

     - $175.0 million from the sale of 12 3/8% Senior Subordinated Notes due
       2010.

     The recapitalization increased the Company's accumulated deficit as follows:

     - Accumulated deficit was charged for the difference between the redemption price and the paid in value of the redeemed U.S. Can capital stock ($159.2 million).

     - The Company recorded a net charge of $14.9 million ($18.9 million pretax) for expenses related to their recapitalization in the fourth quarter of 2000.

     - The Company recorded a $24.2 million pretax charge relating to the early redemption of the Company's 10 1/8% Notes due in 2006.

     - In 2001, the shareholder litigation was settled resulting in a charge of $2.1 million.

     Funds generated from the recapitalization were used to retire all of the borrowings outstanding under the Company's former credit agreement, to repay the majority of the principal, accrued interest and tender premium applicable to U.S. Can's 10 1/8% Notes due 2006, to purchase outstanding shares at $20 per share and to pay fees and expenses associated with the transaction.

(4)  SPECIAL CHARGES

     The Company initiated several restructuring programs in 2001, consisting of a voluntary termination program offered to all corporate office salaried employees, the closure of six manufacturing facilities and the consolidation of two Georgia plastics facilities into a new plastics plant in Atlanta, Georgia.

     During the year ended December 31, 2001, the Company closed a paint can manufacturing facility and a warehouse in Baltimore, Maryland and ceased operations in Dallas, Texas. Also in conjunction with the restructuring programs established in 2001, during 2002 the Company closed a Custom & Specialty plant located in the Baltimore, Maryland area and closed its Southall, England manufacturing facility. The Company also closed two plastics facilities in Georgia and consolidated production to a new facility in Atlanta, Georgia. As scheduled, in the fourth quarter of 2002, the Company closed its Burns Harbor, Indiana lithography facility, which completed the restructuring program established in 2001, as originally planned. In addition, during the fourth quarter of 2002, the Company sold its Daegeling, Germany facility.

     During 2002, the Company recorded a net charge of $8.7 million related to restructuring. The net charge of $8.7 million consists of new restructuring reserves of $11.9 million less reversals of $3.2 million due to the reassessment of previously established reserves. The 2002 net charge included a reassessment of the restructuring reserves established in 2001, position elimination costs and the loss on the sale of the Daegeling, Germany facility. While the majority of the restructuring initiatives have been completed in 2002, certain portions of the programs will not be completed until 2003, and the Company does not expect to realize the full earnings benefits until 2004. Certain long-term liabilities (approximately $3.7 million as of December 31, 2002), consisting primarily of employee termination costs and future ongoing facility carrying costs will be paid over many years.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Total cash payments in the twelve months ended December 31, 2002 were $20.8 million and the Company anticipates spending another $15.7 million over the next several years. The remainder of the reserve consists primarily of employee termination benefits paid over time for approximately 52 salaried and 67 hourly employees (approximately 600 positions were originally identified for elimination), and other ongoing facility carrying costs.

     The table below presents the reserve categories and related activity as of December 31, 2002:

                          JANUARY 1, 2002       NET                                   DECEMBER 31, 2002
                              BALANCE       ADDITIONS(D)   DEDUCTIONS(C)   OTHER(B)        BALANCE
                          ---------------   ------------   -------------   --------   -----------------
                                                          (IN MILLIONS)
Employee Separation.....       $21.2            $4.9          $(17.6)        $0.7           $ 9.2
Facility Closing
  Costs.................        10.7             3.8            (9.6)         1.6             6.5
                               -----            ----          ------         ----           -----
Total...................       $31.9            $8.7          $(27.2)        $2.3           $15.7(a)
                               =====            ====          ======         ====           =====

---------------

(a) Includes $3.7 million classified as other long-term liabilities as of December 31, 2002.

(b) Non-cash foreign currency translation impact and the reversal of $1.5 million of asset write-offs previously expensed in the 2001 restructuring.

(c) Includes cash payments of $20.8 million. The remaining non-cash deductions represent increased pension and post-retiree benefits transferred to Other Long-Term Liabilities (see exchange notes 8 & 9) and the non-cash loss recorded on the sale of the Daegeling facility.

(d) Includes reversals of $3.2 million due to the re-assessment of reserves

  2001

     The Company initiated several restructuring programs in 2001, consisting of a voluntary termination program offered to all corporate office salaried employees, the closure of six manufacturing facilities and the consolidation of two Georgia plastics facilities into a new plastics plant in Atlanta, Georgia.

     During 2001, the Company closed a paint can manufacturing facility and a warehouse in Baltimore, Maryland and ceased operations in Dallas, Texas. Also in connection with the restructuring programs established in 2001, during 2002 the Company closed a Custom & Specialty plant located in the Baltimore, Maryland area, closed the Southall, England manufacturing facility and closed the Burns Harbor, Indiana lithography facility. The Company has also closed two plastics facilities in Georgia and transferred production to a new facility in Atlanta, Georgia. The closure of the Burns Harbor, Indiana lithography facility, in the fourth quarter of 2002 completed the restructuring program established in 2001, as originally planned.

     As of December 31, 2001, the remaining balance in the restructuring reserve included severance and related termination benefits paid over time for approximately 159 salaried and 330 hourly employees. Net charges of $36.2 million were recorded in 2001 for the cost of these programs. The net charge of $36.2 million consists of new restructuring reserves of $43.4 million less reversals of $7.2 million due to the reassessment of previously established reserves. Cash charges consist primarily of employee termination costs, future cash payments for employee benefits as required under union contracts, lease termination and other facility exit costs. Non-cash charges consist primarily of write-offs of property, plant and equipment.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     The following table summarizes the Company's 2001 restructuring programs:

                                                     SPECIAL CHARGE
                                             -------------------------------
                                                                      TOTAL    POSITIONS IDENTIFIED
PROGRAMS                                     CASH       NON-CASH      CHARGE     FOR ELIMINATION
--------                                     -----      --------      ------   --------------------
                                                                 (IN MILLIONS)
Baltimore..................................  $ 0.6       $ 1.8        $ 2.4              1
Salaried Reduction in Force................  $ 4.6          --        $ 4.6             82
International Operations...................  $ 3.4(a)    $ 5.8        $ 9.2            286
Burns Harbor...............................  $ 9.5       $ 3.8        $13.3            135
Other Facilities...........................  $ 4.9       $ 9.0        $13.9             89
Reassessment of Prior Programs.............     --       $(7.2)       $(7.2)            --
                                             -----       -----        -----            ---
Total......................................  $23.0       $13.2        $36.2            593
                                             =====       =====        =====            ===

---------------

(a) Net of cash proceeds of $11.7 million received from the sale of the Southall, UK site.

     Baltimore The Company closed a paint can manufacturing facility and a warehouse in Baltimore, Maryland and transferred a portion of its production capacity to another facility located in Baltimore, Maryland.

     Salaried Reduction in Force In the third quarter of 2001, the Company offered a voluntary termination program to all corporate office salaried employees. Approximately 82 employees accepted the voluntary program.

     International Operations After a review of its operating facilities in the United Kingdom, the Company decided to close its Southall, England manufacturing facility. Production capabilities will be transferred to the Company's Merthyr Tydfil and other European Aerosol plants. The European consolidation will reduce payroll and overhead costs in the U.K. while realigning capacity within Europe to meet customer demand. In connection with the realignment, the Company completed the sale of its Southall, United Kingdom property in late December 2001 and the manufacturing facility was closed over the first three-quarters of 2002. In addition, several other headcount reduction programs were initiated throughout the Company's International operations, including May.

     Burns Harbor The Company closed its Burns Harbor, Indiana lithography facility and transitioned its volume to other existing operations. The closure will reduce excess capacity, overhead and related payroll costs as well as leverage investments made in previous years in new technology in existing U.S. Can facilities.

     Other Facilities The Company reviewed its steel paint can capacity versus Company and industry requirements and decided to permanently reduce capacity by closing its Dallas, Texas plant. The Company closed this operation in the fourth quarter of 2001.

     In 2001, the Company entered into a lease for a new plastics manufacturing plant. The Company closed its two existing plastics plants (Newnan, Georgia and Morrow, Georgia) in the first quarter of 2002, and all goods are now produced in our new Atlanta plant.

     In order to better leverage resources and facilities, the Company closed its Columbia Specialty plant in 2002, exited certain product lines and transferred production capacity to its Steeltin and Olive Can operations. The closure was planned to provide better operating efficiencies and reduce overhead and payroll costs associated with the Columbia operation.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Reassessment of Prior Programs Due to the Olive Can acquisition, the Company revised its plan to close a lithography operation for which it had previously reserved closing costs. Accordingly, a reversal of previously provided restructuring reserves was recorded.

     The tables below present the reserve categories and related activity as of December 31, 2001 respectively:

                                JANUARY 1, 2001                                  DECEMBER 31, 2001
                                    BALANCE       ADDITIONS(A)   DEDUCTIONS(C)        BALANCE
                                ---------------   ------------   -------------   -----------------
                                                          (IN MILLIONS)
Employee Separation...........       $ 6.1           $19.8          $ (4.7)            $21.2
Facility Closing Costs........         9.3            11.2            (9.8)             10.7
Other Asset Write-Offs........          --             5.2            (5.2)(d)            --
                                     -----           -----          ------             -----
Total.........................       $15.4           $36.2          $(19.7)            $31.9(b)
                                     =====           =====          ======             =====

---------------

(a) Includes a re-assessment of prior programs of $7.2 million

(b) Includes $6.0 million of other long-term liabilities as of December 31, 2001

(c) Includes cash payments of $8.3 million

(d) Net of proceeds from sale of Southall facility of $11.7 million

     In 2000, the Company announced a reduction in force program, under which 81 salaried and 39 hourly positions were eliminated. A one-time pre-tax charge for severance and other termination related costs was recorded in conjunction with the program.

(5)  ACQUISITIONS

     On February 20, 2001, certain assets of Olive Can Company, a Custom & Specialty manufacturer, were acquired for net cash consideration of $4.2 million. The Olive acquisition is not material to the Company's operations or financial position.

     In March 1998, a European Subsidiary acquired a 36.5% equity interest in Formametal S.A. ("Formametal"), an aerosol can manufacturer located in Argentina, for $4.6 million. Including the initial investment, the Company has made advances to and investments in Formametal totaling $19.5 million. The Company has also provided a $7.5 million loan to Formametal, payable in installments through March 31, 2007.

     In January 2002, Argentina enacted legislation which, among other things, repealed the one to one U.S. dollar to Argentinean peso exchange rate. The Company has determined that the Argentinean peso denominated portion of the investment in Formametal will not be settled in the foreseeable future and therefore has reduced the investment balance by $17.0 million with an offsetting charge to accumulated other comprehensive income, representing the impact of the devaluation.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

(6)  DEBT OBLIGATIONS

     Long-term debt obligations of the Company at December 31, 2002 and 2001 consisted of the following (000's omitted):

                                                                2002       2001
                                                              --------   --------
Senior debt --
  Revolving line of credit at adjustable interest rate,
     based on market rates, due January 4, 2006.............  $ 69,700   $ 56,100
  Tranche A term loan at adjustable interest rate, based on
     market rates, due January 4, 2006......................    66,000     74,000
  Tranche B term loan at adjustable interest rate, based on
     market rates, due January 4, 2006......................   177,750    178,750
  Tranche C term loan at adjustable interest rate, based on
     market rates, due January 4, 2006......................    20,000     20,000
  Secured term loan at 8.5% interest rate, due serially to
     January 2004...........................................    18,220     19,912
  Unsecured revolving lines of credit at adjustable interest
     rate, based on market rates............................    13,384         --
  Industrial revenue bonds at adjustable interest rate,
     based on market rates, due February 1, 2015............     4,000      4,000
  Capital lease obligations.................................     1,867      4,290
  Other.....................................................     2,907      3,870
  Senior Subordinated Series B Notes at 12 3/8% interest
     rate, due October 1, 2010..............................   175,000    175,000
  Senior Subordinated Series B Notes at 10 1/8% interest
     rate, due October 15, 2006.............................       854        854
                                                              --------   --------
  Total Debt................................................   549,682    536,776
  Less -- Current maturities................................   (26,153)   (14,983)
                                                              --------   --------
  Total long-term debt......................................  $523,529   $521,793
                                                              ========   ========

     In connection with the recapitalization, United States Can Company, as Borrower, entered into a Credit Agreement among United States Can, U.S. Can Corporation and Domestic Subsidiaries of U.S. Can Corporation as Domestic Guarantors, and certain lenders including Bank of America, N.A., Citicorp North America, Inc., and Bank One NA as of October 4, 2000 (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for aggregate borrowings of $395.0 million consisting of: (i) $80.0 million Tranche A loan; (ii) $180.0 million Tranche B loan; (iii) $25.0 million Tranche C facility and (iv) $110.0 million under a revolving credit facility. All of the Tranche A and Tranche B debt and approximately $20.5 million under the revolving credit facility were used to finance the recapitalization.

     Principal repayments required under the Senior Secured Credit Facility are $10 million in 2003 increasing to $218.8 million in 2006. Also due in 2006 are any amounts outstanding at that time under the Company's revolving line of credit. Additionally, the Facility requires a prepayment in the event that excess cash flow (as defined) exists and following certain other events, including asset sales and issuances of debt and equity.

     Amounts outstanding under the Senior Secured Credit Facility bear interest at a rate per annum equal to either: (1) the base rate (as defined in the Senior Secured Credit Facility) or (2) the LIBOR rate (as defined in the Senior Secured Credit Facility), in each case, plus an applicable margin. The

                     U.S. CAN CORPORATION AND SUBSIDIARIES
applicable margins were increased in connection with the 2001 amendments and are subject to future reductions based on the achievement of certain leverage ratio targets and on the credit rating of the Senior Secured Credit Facility. The 2002 average interest rate on borrowings under the Senior Secured Credit Facility was 6.1%.

     Borrowings under the Tranche A term loan are due and payable in quarterly installments, which were initially $1.0 million and increase over time to $8.0 million, until the final balance is due. Borrowings under the Tranche B term loan are due and payable in quarterly installments of nominal amounts. No payments are due on borrowings under the Tranche C term loan prior to its final maturity. The revolving credit facility is available until January 4, 2006. In addition, the Company is required to prepay a portion of the facilities under the Senior Secured Credit Facility upon the occurrence of certain specified events.

     The Senior Secured Credit Facility is secured by a first priority security interest in all existing and after-acquired assets of the Company and its direct and indirect domestic subsidiaries' existing and after-acquired assets, including, without limitation, real property and all of the capital stock owned of its direct and indirect domestic subsidiaries (including certain capital stock of their direct foreign subsidiaries only to the extent permitted by applicable law). In addition, if loans are made to foreign subsidiaries, they will be secured by the existing and after-acquired assets of certain of our foreign subsidiaries.

     United States Can also issued $175.0 million aggregate principal amount of 12 3/8% Senior Subordinated Notes due October 1, 2010 ("Notes"). The Notes are unsecured obligations of United States Can and are subordinated in right of payment to all of United States Can's senior indebtedness. The Notes are guaranteed by U.S. Can and all of United States Can's domestic restricted subsidiaries.

     The Senior Secured Credit Facility and the Notes contain a number of financial and restrictive covenants. The covenants for the Senior Secured Credit Facility were amended in connection with the 2001 amendments. Under its Senior Secured Credit Facility, the Company is required to meet certain financial tests, including achievement of a minimum EBITDA level (as defined in the Senior Secured Credit Facility), a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. The restrictive covenants limit the Company's ability to incur debt, pay dividends or make distributions, sell assets or consolidate or merge with other companies. The Company was in compliance with all of the required financial ratios and other covenants at December 31, 2002 and anticipates being in compliance in 2003. However, the minimum EBITDA level covenant increases significantly in each of the first three quarters of 2003. Although management believes that the Company will be in compliance with these and other covenants under the Senior Secured Credit Facility, factors beyond the Company's control, such as sudden downturns in the demand for its products or significant cost increases that it cannot quickly pass through to customers or offset through cost reductions, may cause the Company's earnings levels to not achieve those forecasted. If the Company believes that it would be unable to achieve its minimum EBITDA level or other financial covenants, the Company would expect to negotiate with the lenders an amendment to its Senior Secured Credit Facility. The Company cannot be assured however, that the lenders would agree to an amendment if one were required. Without such an amendment or a waiver, the Company would be in default on almost all of its borrowings, which would have severe consequences to the Company regarding its sources of liquidity and its ability to continue operations.

     In connection with the recapitalization, the Corporation completed a tender offer and consent solicitation for all of its outstanding 10 1/8% Notes due 2006, plus accrued interest and a bond tender premium. $235.7 million of the $236.6 million principal amount of bonds outstanding were purchased by the Corporation in the tender offer. A pre-tax charge of $24.2 million ($14.9 million, net of tax) was taken in the fourth quarter of 2000, related to the tender premium and the write-off of related deferred financing charges.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Under existing agreements, contractual maturities of long-term debt as of December 31, 2002 (including capital lease obligations), are as follows (000's omitted):

2003........................................................   $ 26,153
2004........................................................     31,813
2005........................................................     21,576
2006........................................................    289,840
2007........................................................      1,300
Thereafter..................................................    179,000
                                                               --------
                                                               $549,682
                                                               ========

     See Note (10) for further information on obligations under capital leases. Other debt, consisting of various governmental loans, unsecured foreign debt and secured equipment notes bearing interest at rates between 1.4% and 8.5% matures at various times through 2015, and was used to finance the expansion of several manufacturing facilities.

     In an effort to limit foreign exchange risks, and as required by the Credit Agreement, the Company had entered into several forward hedge contracts. The payments due on the secured term loan used to finance the acquisition of the Merthyr Tydfil facility were hedged by a series of British Pound/Dollar forward contracts. Pursuant to the agreement under which the contracts had been issued, the counterparty elected to terminate the contracts in January 2003. In connection with the termination, the Company paid $1.0 million to the counterparty, which will be reflected in 2003 interest expense in accordance with the original contract terms.

     Based upon borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's total debt was approximately $453.2 million and $472.9 million as of December 31, 2002 and 2001, respectively. No quoted market value is available (except on the 12 3/8% and the 10 1/8% Notes). These amounts, because they do not include certain costs such as prepayment penalties, do not represent the amount the Company would have to pay to reacquire and retire all of its outstanding debt in a current transaction.

     The Company paid interest on borrowings of $56.0 million, $55.2 million and $27.5 million in 2002, 2001 and 2000, respectively. Accrued interest payable of $8.2 million and $11.9 million as of December 31, 2002 and 2001 respectively, is included in accrued expenses on the consolidated balance sheet.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

(7)  INCOME TAXES

     The provision (benefit) for income taxes before the cumulative effect of a change in accounting principle consisted of the following (000's omitted):

                                                          2002       2001      2000
                                                         -------   --------   -------
Current
  U.S..................................................  $    --   $     --   $    --
  Foreign..............................................    1,913      1,335       470
Deferred
  U.S..................................................      490    (19,789)   (7,003)
  Foreign..............................................   (9,484)    (4,580)    1,573
Valuation Allowance....................................   44,718         --        --
                                                         -------   --------   -------
     Total.............................................  $37,637   $(23,034)  $(4,960)
                                                         =======   ========   =======

     Due to a history of operating losses in certain countries coupled with the deferred tax assets that arose in connection with the restructuring programs and goodwill impairment charges, the Company has determined that it cannot conclude that it is "more likely than not" that all of the deferred tax assets of certain of its foreign operations will be realized in the foreseeable future. Accordingly, during the fourth quarter of 2002, the Company established a valuation allowance of $44.7 million to provide for the estimated unrealizable amount of its net deferred tax assets as of December 31, 2002. The Company will continue to assess the valuation allowance and, to the extent it is determined that such allowance is no longer required, these deferred tax assets will be recognized in the future. The provision (benefit) for income taxes above excludes the tax impact of the goodwill impairment charge recorded in 2002 of $20.8 million (see Note 15).

     The Company received refunds of $4.9 million, $0.3 million and $2.2 million in 2002, 2001 and 2000 respectively.

     The components of loss before income taxes for the three years ended December 31, 2002, 2001 and 2000 were as follows (000's omitted):

                                                         2002       2001       2000
                                                       --------   --------   --------
U.S..................................................  $ (1,726)  $(44,839)  $(18,599)
Foreign..............................................   (14,111)   (18,611)     2,117
                                                       --------   --------   --------
  Loss before income taxes...........................  $(15,837)  $(63,450)  $(16,482)
                                                       ========   ========   ========

     A reconciliation of the difference between taxes on pre-tax loss from continuing operations before the cumulative effect of a change in accounting principle and computed at the Federal statutory rate and the actual provision (benefit) for such income taxes for the years presented were as follows (000's omitted):

                                                          2002       2001      2000
                                                         -------   --------   -------
Tax benefit computed at the statutory rates............  $(5,385)  $(21,573)  $(6,691)
Nondeductible recapitalization costs and amortization
  of intangible assets.................................     (143)       398     1,658
State taxes, net of Federal tax effect.................     (880)    (1,601)      113
Valuation allowance....................................   44,718         --        --
Other, net.............................................     (673)      (258)      (40)
                                                         -------   --------   -------
  Provision (benefit) for income taxes.................  $37,637   $(23,034)  $(4,960)
                                                         =======   ========   =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Significant temporary differences representing deferred income tax benefits and obligations consisted of the following (including $2.6 million and $3.8 million of deferred tax liabilities included in Other Long-Term Liabilities as of December 31, 2002 and 2001, respectively) (000's omitted):

                                               DECEMBER 31, 2002        DECEMBER 31, 2001
                                             ----------------------   ----------------------
                                             BENEFITS   OBLIGATIONS   BENEFITS   OBLIGATIONS
                                             --------   -----------   --------   -----------
Restructuring reserves.....................  $  5,560          --     $17,355           --
Goodwill...................................    15,305          --          --       (6,174)
Retirement and post-employment benefits....    26,554          --      14,231           --
Accrued liabilities........................     8,528          --       9,317           --
Tax credit carry-forwards..................     6,112          --       7,015           --
Capitalized leases.........................        --        (930)         --         (255)
Property and equipment.....................        --     (23,745)         --      (27,804)
Inventory valuation reserves...............        --      (6,054)         --       (4,271)
Net operating losses.......................    47,983          --      30,173           --
Other......................................     2,445      (2,589)      2,386       (3,262)
                                             --------    --------     -------     --------
  Total deferred income tax benefits
     (obligations).........................   112,487     (33,318)     80,477      (41,766)
Valuation allowance........................   (44,718)         --          --           --
                                             --------    --------     -------     --------
  Total....................................  $ 67,769    $(33,318)    $80,477     $(41,766)
                                             ========    ========     =======     ========

     The Company's U.S. net operating losses expire as follows: $26.6 million in 2020 and $28.0 million in 2021 and $34.8 million in 2022 and management believes it is more likely than not that the tax benefit of the net deferred tax assets will be realized prior to expiration. The Company has foreign net operating loss carryforwards in Germany and the United Kingdom which have no expiration date. However, the Company has taken a valuation reserve against the full amount of its foreign net operating loss carryforwards.

     The Company does not provide for U.S. income taxes which would be payable if undistributed earnings of the European Subsidiaries were remitted to the U.S. because the Company either considers these earnings to be invested for an indefinite period or anticipates that if such earnings were distributed, the U.S. income taxes payable would be substantially offset by foreign tax credits. On a net basis, there were no unremitted earnings at December 31, 2002.

(8)  EMPLOYEE BENEFIT PLANS

     The Company maintains separate noncontributory defined benefit and defined contribution pension plans covering most domestic hourly employees and all domestic salaried personnel, respectively. It is the Company's policy to fund accrued pension and defined contribution plan costs in compliance with ERISA or the applicable foreign requirements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     The following tables present the changes in the projected benefit obligations for the plan years ended December 31, 2002 and 2001 (000's omitted):

U.S.                                                           2002      2001
----                                                          -------   -------
Projected benefit obligation at the beginning of the year...  $33,304   $33,510
Net increase (decrease) during the year attributed to:
  Service cost..............................................      860       886
  Interest cost.............................................    2,387     2,399
  Actuarial losses..........................................    3,028       537
  Benefits paid.............................................   (2,055)   (5,378)
  Plan amendments...........................................      286     1,350
  Plan curtailment(a).......................................      959        --
  Special termination benefit(a)............................    1,141        --
                                                              -------   -------
Net increase (decrease) during the year.....................    6,606      (206)
                                                              -------   -------
Projected benefit obligation at the end of the year.........  $39,910   $33,304
                                                              =======   =======

---------------

(a) The plan curtailment benefit and special termination benefit are associated with the closure of the Burns Harbor lithography facility.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

NON-U.S.                                                       2002      2001
--------                                                      -------   -------
Projected benefit obligation at the beginning of the year...  $56,790   $53,196
Net increase during the year attributed to:
  Service cost..............................................      635       717
  Interest cost.............................................    3,224     2,786
  Actuarial losses..........................................    5,259     2,715
  Benefits paid.............................................   (2,679)   (1,830)
  Plan amendments...........................................      119       242
  Plan curtailment(a).......................................   (1,003)       --
  Foreign currency translation impact.......................    6,283    (1,036)
                                                              -------   -------
Net increase during the year................................   11,838     3,594
                                                              -------   -------
Projected benefit obligation at the end of the year.........  $68,628   $56,790
                                                              =======   =======

---------------

(a) The plan curtailment is associated with the closure of the Southall, U.K. facility.

     The following tables present the changes in the fair value of net assets available for plan benefits for the plan years ended December 31, 2002 and 2001 (000's omitted):

U.S.                                                           2002      2001
----                                                          -------   -------
Fair value of plan assets at the beginning of the year......  $32,104   $37,299
Increase (decrease) during the year:
  Return on plan assets.....................................   (2,505)   (1,304)
  Sponsor contributions.....................................       --     1,487
  Benefits paid.............................................   (2,055)   (5,378)
                                                              -------   -------
Net decrease during the year................................   (4,560)   (5,195)
                                                              -------   -------
Fair value of plan assets at the end of the year............  $27,544   $32,104
                                                              =======   =======

NON-U.S.                                                       2002      2001
--------                                                      -------   -------
Fair value of plan assets at the beginning of the year......  $43,431   $49,462
Increase (decrease) during the year:
  Return on plan assets.....................................   (7,474)   (4,272)
  Sponsor contributions.....................................      845     1,072
  Participant contributions.................................      119       242
  Benefits paid.............................................   (2,679)   (1,830)
  Foreign currency translation impact.......................    4,584    (1,243)
                                                              -------   -------
Net decrease during the year................................   (4,605)   (6,031)
                                                              -------   -------
Fair value of plan assets at the end of the year............  $38,826   $43,431
                                                              =======   =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     The following tables set forth the funded status of the Company's defined benefit pension plans, at December 31, 2002 and 2001 (000's omitted):

U.S.                                                            2002       2001
----                                                          --------   --------
Actuarial present value of benefit obligation --
  Vested benefits...........................................  $(34,921)  $(27,489)
  Nonvested benefits........................................    (4,989)    (5,815)
                                                              --------   --------
Accumulated benefit obligation..............................   (39,910)   (33,304)
Fair value of plan assets...................................    27,544     32,104
                                                              --------   --------
Fair value of plan assets in excess of accumulated benefit
  obligation................................................   (12,366)    (1,200)
Unrecognized net loss.......................................     8,464        288
  Unrecognized prior-service costs..........................     2,929      3,181
                                                              --------   --------
Net amount recognized.......................................  $   (973)  $  2,269
                                                              ========   ========
Amounts recognized in the consolidated balance sheet consist of:
  Accrued benefit liability.................................  $(12,366)  $ (1,200)
  Intangible asset..........................................     2,930      3,181
  Deferred tax asset........................................     3,395         --
  Accumulated other comprehensive income....................     5,068        288
                                                              --------   --------
  Net amount recognized.....................................  $   (973)  $  2,269
                                                              ========   ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

NON-U.S.                                                        2002       2001
--------                                                      --------   --------
Actuarial present value of benefit obligation --
  Vested benefits...........................................  $(68,569)  $(53,818)
  Nonvested benefits........................................        (6)       (39)
                                                              --------   --------
Accumulated benefit obligation..............................   (68,575)   (53,857)
Additional amounts related to projected increases in
  compensation levels.......................................       (53)    (2,933)
                                                              --------   --------
Projected benefit obligation................................   (68,628)   (56,790)
Fair value of plan assets...................................    38,826     43,431
                                                              --------   --------
  Fair value of plan assets in excess of projected benefit
     obligation.............................................   (29,802)   (13,359)
Unrecognized net loss.......................................    26,354      7,083
                                                              --------   --------
Net amount recognized.......................................  $ (3,448)  $ (6,276)
                                                              ========   ========
Amounts recognized in the consolidated balance sheet consist of:
  Accrued benefit liability.................................  $(29,654)  $ (6,277)
  Deferred tax asset(a).....................................     9,172         --
  Accumulated other comprehensive income....................    17,034         --
                                                              --------   --------
  Net amount recognized.....................................  $ (3,448)  $ (6,277)
                                                              ========   ========

---------------

(a) Prior to recognition of valuation allowance.

     The projected benefit obligation as of December 31, 2002, 2001 and 2000 was determined using the following assumed discount rates and expected long-term rate of return on plan assets:

U.S.                                                          2002    2001    2000
----                                                          -----   -----   -----
Discount Rate...............................................  6.75%   7.25%   7.50%
Long-Term Rate of Return on Plan Assets.....................  8.50%   8.50%   8.50%

NON-U.S.                                          2002           2001           2000
--------                                      ------------   ------------   ------------
Discount Rate...............................  5.00 - 5.75%   5.00 - 6.00%   5.50 - 6.00%
Long-Term Rate of Return on Plan Assets.....         7.00%          7.00%          7.00%

     The plan has a non-pay related dollar multiplier benefit formula; accordingly, the effect of projected future compensation levels is zero. The plan's assets consist primarily of shares of equity and bond funds, corporate bonds and cash and cash equivalents.

     The net periodic pension cost was as follows (000's omitted):

U.S.                                                       2002      2001      2000
----                                                      -------   -------   -------
Service costs...........................................  $   860   $   886   $   782
Interest costs..........................................    2,387     2,399     2,296
Return on assets........................................   (2,644)   (2,981)   (2,454)
Amortization of unrecognized transition obligation......       --         2         1
Recognized (gains)/loss.................................       --       250      (318)
Recognized prior service cost...........................      392       372       246
Curtailment loss and special termination benefits(a)....    2,247        --        --
                                                          -------   -------   -------
Net periodic pension cost...............................  $ 3,242   $   928   $   553
                                                          =======   =======   =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

---------------

(a) The curtailment loss and special termination benefits include a plan curtailment benefit of $1.0 million, special termination benefit of $1.1 million, and recognition of prior service cost of $0.1 million, associated with the closure of the Burns Harbor lithography facility.

NON-U.S.                                                   2002      2001      2000
--------                                                  -------   -------   -------
Service costs...........................................  $   635   $   717   $   825
Interest costs..........................................    3,224     2,786     2,844
Return on assets........................................   (3,301)   (3,358)   (3,693)
Recognized (gains)/loss.................................      235        --        --
                                                          -------   -------   -------
Net periodic pension cost...............................  $   793   $   145   $   (24)
                                                          =======   =======   =======

     In addition, hourly employees at four plants are covered by union-sponsored collectively bargained, multi-employer pension plans. The Company contributed to these plans and charged to expense approximately $1.1 million, $1.1 million and $1.2 million in 2002, 2001 and 2000, respectively. The contributions are generally determined in accordance with the provisions of the negotiated labor contracts and are generally based on a per employee, per week amount. The Company's liability, if any, is not presently determinable and therefore no amount has been recorded for any contingent unfunded liability.

     The Company provides a 401(k) defined contribution plan to eligible employees. Company matching contributions for employees and related administration costs associated with the plan were $2.4 million, $2.5 million and $2.3 million for 2002, 2001 and 2000, respectively.

(9)  POSTRETIREMENT BENEFIT PLANS

     The Company provides health and life insurance benefits for certain domestic retired employees in connection with collective bargaining agreements.

     The following presents the changes in the accumulated postretirement benefit obligations for the plan years ended December 31, 2002 and 2001 (000's omitted):

                                                               2002      2001
                                                              -------   -------
Accumulated postretirement benefit obligations at the
  beginning of the year.....................................  $26,833   $25,351
Net increase (decrease) during the year attributable to:
  Service cost..............................................      408       225
  Interest cost.............................................    1,734     1,871
  Actuarial loss............................................    8,497     1,060
  Benefits paid.............................................   (1,947)   (1,674)
  Plan amendments...........................................   (4,506)       --
  Plan curtailment(a).......................................      479        --
  Special termination benefit(a)............................      727        --
                                                              -------   -------
Net increase for the year...................................    5,392     1,482
                                                              -------   -------
Accumulated postretirement benefit obligations at the end of
  the year..................................................  $32,225   $26,833
                                                              =======   =======

---------------

(a) The plan curtailment benefit and special termination benefit are associated with the closure of the Burns Harbor lithography facility.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Effective January 1, 2002 the Company amended the postretiree health care plan. The amendment resulted in a reduction in the accumulated postretirement benefit obligation of $4.5 million by capping the Company's contribution toward retiree medical costs at 150% of the expected 2003 medical costs.

     The Company's postretirement benefit plans are not funded. The status of the plans at December 31, 2002 and 2001, is as follows (000's omitted):

                                                               2002      2001
                                                              -------   -------
Accumulated postretirement benefit obligations:
  Active employees..........................................  $ 9,812   $ 5,777
  Retirees..................................................   22,413    21,056
                                                              -------   -------
Total accumulated postretirement benefit obligations........   32,225    26,833
Unrecognized net gain/(loss)................................   (6,953)    1,544
Unrecognized prior-service costs............................    4,125        --
                                                              -------   -------
Net liability recognized....................................  $29,397   $28,377
                                                              =======   =======

     Net periodic postretirement benefit costs for the Company's U.S. postretirement benefit plans for the years ended December 31, 2002, 2001 and 2000, included the following components (000's omitted):

                                                              2002     2001     2000
                                                             ------   ------   ------
Service cost...............................................  $  407   $  225   $  243
Interest cost..............................................   1,734    1,871    1,764
Recognized gain............................................      --       --     (152)
Recognized prior-service cost..............................    (382)      --       --
Curtailment and Special termination benefit................   1,206       --       --
                                                             ------   ------   ------
Net periodic postretirement benefit cost...................  $2,965   $2,096   $1,855
                                                             ======   ======   ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% to 4% in 2002 and 7% in 2001 and 2000. The 2002 health care assumption was based upon emerging health care trends, and begins at a 9% increase in 2003, reducing by 1% each year thereafter, until 2008. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 and 2001, by approximately $3.6 million and $2.3 million, respectively, and the total of the service and interest cost components of net postretirement benefit cost for each year then ended by approximately $0.3 million, $0.3 million and $0.2 million in 2002, 2001 and 2000. A one percentage point decrease in the assumed health care cost trend rate for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 and 2001, by approximately $3.2 million and $2.1 million in 2002 and 2001 respectively, and the total of the service and interest cost components of net postretirement benefit cost for each year then ended by approximately $0.3 million in 2002 and $0.2 million in both 2001 and 2000. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 6.75%, 7.25% and 7.5%, in 2002, 2001 and 2000, respectively. The increased health care cost trends, along with the decreased discount rate assumptions are the primary drivers of the $8.5 million actuarial loss disclosed above.

     As of December 31, 2002, 2001 and 2000, the Company has recorded a liability of $3.0 million, $3.1 million and $3.2 million, respectively, for benefit obligations for which a former executive was fully eligible to receive on a periodic payment basis beginning August 1, 1998. In 2002, the Company also

                     U.S. CAN CORPORATION AND SUBSIDIARIES
recorded a $244,000 charge to accumulated other comprehensive loss in conjunction with the benefit obligations. The principal source of funding for this obligation is an insurance policy on the executive's life.

(10)  COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL

     United States Can has been named as a potentially responsible party for costs incurred in the clean-up of a groundwater plume partially extending underneath United Sates Can's former site in San Leandro, California. We are a party to an indemnity agreement related to this matter with the owner of the property. Extensive soil and groundwater investigative work has been performed at this site in a coordinated sampling event in 1999. The results of the sampling were inconclusive as to the source of the contamination. While the State of California has not yet commented on the sampling results, we believe that the principal source of contamination is unrelated to our past operations. At the request of the State of California, the Company will provide the State with samples from monitoring wells located at the San Leandro site as part of a coordinated sampling event that is currently scheduled for the first quarter of 2003.

     Through corporate due diligence and the Company's compliance management system, a potential noncompliance with the environmental laws at our New Castle, Pennsylvania facility related to the possible use of a coating or coatings inconsistent with the conditions in the facility's Clean Air Act Title V permit was identified. In February 2001, the Company voluntarily self-reported the potential noncompliance to the Pennsylvania Department of Environmental Protection (PDEP) and the Environmental Protection Agency (EPA) in accordance with PDEP's and EPA's policies. The Company undertook a full review, revised its emissions calculations based on its review and determined that it had not exceeded its emissions cap for any reporting year. In September 2001, the Company reported to PDEP and EPA certain deviations from the requirements of its Title V permit related to the use of non-compliant coatings and corresponding recordkeeping and reporting obligations, and certain recordkeeping deviations stemming from the malfunction of the temperature recorder for an oxidizer. The Company met with PDEP officials in October 2001, and provided some supplemental information requested by PDEP in November 2001. On May 21, 2002, the Company met with PDEP officials and reached an agreement to resolve the past reported deviations by entering into a Consent Assessment of Civil Penalty for $30,000. The Company and PDEP signed a definitive agreement in October 2002 and the Company paid the first installment. The second installment is due in April 2003.

  LEGAL

     The Company is involved in litigation from time to time in the ordinary course of our business. In our opinion, the litigation is not material to our financial condition or results of operations.

     In May 1998, the National Labor Relations Board issued a decision ordering the Company to pay $1.5 million in back pay, plus interest, for a violation of certain sections of the National Labor Relations Act. The violation was a result of the Company's closure of several facilities in 1991 and its failure to offer inter-plant job opportunities to 25 affected employees. The Company appealed this decision on the ground that we are entitled to a credit against this award for certain supplemental unemployment benefits and pension payments. On June 19, 2001, the Court of Appeals issued a written decision. While the Court enforced the award of backpay, with interest, it agreed with the Company's position that the NLRB should permit the Company to present actuarial calculations of any credit due it because of overpayments or early payments of supplemental unemployment benefits or pension. On March 1, 2002, the Company settled this case. Under the settlement agreement, the Company paid approximately $1.8 million in backpay and interest, as well as certain pension adjustments that are not expected to have a material effect on the Company. The National Labor Relations Board approved the settlement on May 30, 2002. The Company

                     U.S. CAN CORPORATION AND SUBSIDIARIES
made substantially all payments due under the settlement in July 2002. In October 2002, the NLRB entered an Order officially closing this matter.

     Walter Schmidt, former finance director at May Verpackungen GmbH ("May") sued for unfair dismissal following termination of his employment contract. The contract had a five-year term and Schmidt remains in pay status through its notice period, ending January 31, 2005. Mr. Schmidt claims that he also is due a severance settlement of five years' salary at the end of the notice period. In July 2002, the labor courts of first instance ruled that Mr. Schmidt notice date and termination should be effective December 31, 2005, and that the severance settlement is due at that time. On January 7, 2003, May appealed this ruling. In its appeal, May contends that the labor courts' ruling is erroneous on four bases. The appeals court will review the ruling of the labor courts of first instance de novo, meaning that it is not bound by the prior ruling and may render an independent decision. Since the appeals court's review is not complete, the Company is unable, at this time, to determine the appeals court's position or the effect on the Company of the initial decision.

  LEASES

     The Company has entered into agreements to lease certain property under terms which qualify as capital leases. Capital leases consist primarily of various production machinery and equipment. Most capital leases contain renewal options and some contain purchase options. As of December 31, 2002 and 2001, capital lease assets were $1.4 million and $3.3 million, net of accumulated amortization of $7.6 million and $9.8 million, respectively.

     The Company also maintains operating leases on various plant and office facilities, vehicles and office equipment. Rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000, was $7.0 million, $8.3 million and $7.2 million, respectively.

     At December 31, 2002, minimum payments due under these leases were as follows (000's omitted):

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
2003........................................................  $1,143     $ 4,997
2004........................................................     764       4,326
2005........................................................      41       3,883
2006........................................................      --       3,125
2007........................................................      --       2,827
Thereafter..................................................      --       3,628
                                                              ------     -------
  Total minimum lease payments..............................   1,948     $22,786
                                                                         =======
Amount representing interest................................     (81)
                                                              ------
Present value of net minimum capital lease payments.........  $1,867
                                                              ======

(11)  EQUITY INCENTIVE PLANS

     In connection with the recapitalization, the Board of Directors and stockholders of U.S. Can Corporation approved the U.S. Can 2000 Equity Incentive Plan. The Board of Directors administers the plan and may, from time to time, grant option awards to directors of U.S. Can Corporation, including directors who are not employees of U.S. Can Corporation, all executive officers of U.S. Can Corporation and its subsidiaries, and other employees, consultants, and advisers who, in the opinion of the Board, are in a position to make a significant contribution to the success of U.S. Can and its subsidiaries. The Board of Directors may grant options that are time-vested and options that vest based on the attainment of

                     U.S. CAN CORPORATION AND SUBSIDIARIES
performance goals specified by the Board of Directors. All previous plans were terminated in connection with the recapitalization.

     In prior years, the Company made grants of restricted shares which were charged to stockholders' equity at their fair value and amortized as expense on a straight-line basis over the period earned. In 2000, all unvested outstanding restricted stock was accelerated and issued or otherwise retired in connection with the recapitalization.

     On December 20, 2002, U.S. Can Corporation amended its certificate of incorporation to effect (i) a reverse stock split which, upon filing with the Secretary of State of the State of Delaware, reclassified and converted each preexisting share of common stock and Series A preferred stock into 1/1000th of a share of common and preferred stock, respectively, and (ii) a corresponding reduction in the number of its authorized shares of common stock from 100,000,000 shares to 100,000 shares and in the number of its authorized shares of preferred stock from 200,000,000 shares to 200,000 shares. The reverse stock split did not affect the relative percentages of ownership for any shareholders.

     A summary of the status of the Company's stock option plans (as restated for the reverse stock split) at December 31, 2002, 2001 and 2000, and changes during the years then ended, are presented in the tables below:

                                       OPTIONS OUTSTANDING            EXERCISABLE OPTIONS
                                  -----------------------------   ----------------------------
                                    SHARES     WEIGHTED AVERAGE    SHARES     WEIGHTED AVERAGE
                                  (IN 000S)     EXERCISE PRICE    (IN 000S)    EXERCISE PRICE
                                  ----------   ----------------   ---------   ----------------
December 31, 1999...............   1,438.150       $16,820         801.212        $15,900
  Granted.......................     433.500        14,190
  Exercised.....................  (1,855.859)       16,290
  Canceled......................     (15.791)        6,200
                                  ----------       -------
October 4, 2000.................          --            --
  Granted.......................   2,476.542         1,000              --             --
  Exercised.....................          --            --
  Canceled......................          --            --
                                  ----------       -------
December 31, 2000...............   2,476.542         1,000              --             --
  Granted.......................     154.000         1,000
  Exercised.....................          --            --
  Canceled......................    (387.622)        1,000
                                  ----------       -------
December 31, 2001...............   2,242.920         1,000         325.547          1,000
  Granted.......................      25.000         1,000
  Exercised.....................          --            --
  Canceled......................    (461.186)        1,000
                                  ----------       -------
December 31, 2002...............   1,806.734         1,000         551.744          1,000

                                                                        EXERCISABLE OPTIONS AT
                         OPTIONS OUTSTANDING AT DECEMBER 31, 2002         DECEMBER 31, 2002
                        -------------------------------------------   --------------------------
                                     REMAINING
                                    CONTRACTUAL    WEIGHTED AVERAGE             WEIGHTED AVERAGE
                         SHARES     LIFE (YEARS)    EXERCISE PRICE    SHARES     EXERCISE PRICE
                        ---------   ------------   ----------------   -------   ----------------
$1,000.00.............  1,806.734       7.40           1,000.00       551.744      $1,000.00
                        =========                                     =======      =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     The Company accounts for the plan using the intrinsic fair value method under APB Opinion No. 25; therefore, no compensation costs have been recognized for options granted. Had compensation costs been determined on the fair value-based accounting method for options granted in 2002, 2001 and 2000, pro forma net income (loss) would have been $(84.3) million, $(51.8) million and $(18.4) million for 2002, 2001 and 2000, respectively.

     The weighted-average estimated fair value of options granted during 2002, 2001, and 2000 after and before the recapitalization was $341.10, $388.42, $440.02, and $13,515.71, respectively. The fair value of each option grant is determined on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in 2002, 2001, and 2000 after and before the recapitalization, respectively: risk-free interest rate of 4.26%, 5.04%, 6.0% and 6.0%; expected lives of 10 years in all cases; expected volatility of 0%, 0%, 0%, and 35.2%; and no dividends for any year.

(12)  REDEEMABLE PREFERRED STOCK

     As part of the recapitalization, U.S. Can Corporation issued shares of preferred stock having an aggregate value of $106.7 million to Berkshire Partners and its affiliates and the rollover stockholders. Dividends accrue on the preferred stock at an annual rate of 10%, are cumulative from the date of issuance and compounded quarterly, on March 31, June 30, September 30 and December 31 of each year and are payable in cash when and as declared by our Board of Directors, so long as sufficient cash is available to make the dividend payment and has been obtained in a manner permitted under the terms of our new senior secured credit facility and the indenture. As of December 31, 2002 and 2001, dividends of approximately $26.5 million and $13.9 million, respectively, have been accrued. Holders of the preferred stock have no voting rights, except as otherwise required by law. The preferred stock has a liquidation preference equal to the purchase price per share, plus all accrued and unpaid dividends. The preferred stock ranks senior to all classes of U.S. Can Corporation common stock and is not convertible into common stock.

     The Company is required to redeem the preferred stock, at the option of the holders, at a price equal to its liquidation preference, plus accrued and unpaid dividends, upon the occurrence of any of the following events and so long as sufficient cash is available to the Company or available from dividend payments permitted under the terms of the Company's debt agreement:

     - the bankruptcy of the Company

     - the acceleration of debt under any major loan agreement to which the Company or any of its subsidiaries is a party; or

     - public offerings of shares of capital stock of the Company

     The Company's certificate of incorporation expressly states that any redemption rights of holders of preferred stock shall be subordinate or otherwise subject to prior rights of the lenders under the Company's Senior Secured Credit Facility and the holders of the exchange notes.

     At this time, the Company's Senior Secured Credit Facility prohibits the Company's ability to redeem the preferred stock and the debt agreement restricts the Company's ability to obtain funds that may be necessary to redeem the preferred stock.

(13)  RELATED PARTIES

     Berkshire Partners is the majority shareholder (77.3%) of the Company. Berkshire received a fee of $2.0 million upon the completion of the recapitalization and receives a management fee of $750,000 per year.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Under the provisions of the second amendment to the Senior Secured Credit Facility, Berkshire Partners may be required to cash collateralize and ultimately repurchase the Tranche C term loan facility. In consideration for Berkshire's agreement to purchase a participation in the Tranche C term loan, the Company has agreed to accrue for and pay to Berkshire an annual fee of 2.75% of the amount of the Tranche C term loan then outstanding, which was $550,000 for 2002. This amount was included in accrued liabilities in the accompanying balance sheet. This fee is payable in advance, is non-refundable and may not be paid in cash (without the requisite senior lenders' consent) so long as the Company's current senior bank debt is outstanding. If Berkshire were required to purchase a Tranche C term loan participation in the future, the Company would be required to pay Berkshire the amount of such Tranche C term loan, plus accrued interest, to the extent of Berkshire's participation. The Company also agreed to reimburse Berkshire's out-of-pocket costs and expenses incurred in connection with the purchase agreement and the second amendment to the credit agreement.

     Salomon Smith Barney currently beneficially owns 4.90% of the Company's common stock. Salomon Smith Barney was paid $2.0 million in fees in 2000 for financial advisory services provided in connection with the recapitalization.

(14)  REVERSE STOCK SPLIT

     On December 5, 2002, the board of directors authorized (i) a reverse stock split in which each issued share of the Company's common stock and Series A preferred stock, $0.01 par value per share, would be reclassified as and converted into 1/1000th of a share of common stock and preferred stock, $10.00 par value per share, subject to approval of the Company's shareholders and (ii) a corresponding reduction in the number of its authorized shares of common stock from 100,000,000 shares to 100,000 shares and in the number of its authorized shares of preferred stock from 200,000,000 shares to 200,000 shares. During December, the Company obtained the necessary shareholder consents and on December 20, 2002, U.S. Can Corporation, upon filing with the Secretary of State of the State of Delaware, amended its certificate of incorporation to effect the reverse stock split. The reverse stock split did not affect the relative percentages of ownership for any shareholders. The reverse stock split did not affect the annual rate at which dividends on preferred stock accrue, their cumulation or quarterly compounding. Dividends remain payable in cash when and as declared by our Board of Directors, so long as sufficient cash is available to make the dividend payment and such payment would not violate the terms of the Facility and the Notes.

(15)  ACCOUNTING CHANGE

     The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. This standard provides accounting and disclosure guidance for acquired intangibles. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. Effective January 1, 2002, the Company has ceased amortization of goodwill. The Company recorded goodwill amortization of $2.8 million and $2.9 million for the years ended December 31, 2001 and 2000. SFAS No. 142 required the Company to make an initial assessment of goodwill impairment within six months after the adoption date. The initial step was designed to identify potential goodwill impairment by comparing an estimated fair value for each applicable reporting unit to its respective carrying value. For the reporting units where the carrying value exceeds the fair value, a second step was performed to measure the amount of the goodwill impairment.

     During the first six months of 2002, the Company completed the initial transitional goodwill impairment test as of January 1, 2002, and reported that a non-cash impairment charge was required in the Custom & Specialty and International segments. During the fourth quarter of 2002, the Company determined the amount of the goodwill impairment and recorded a pre-tax goodwill impairment charge of $39.1 million ($18.3 million, net of tax) relating to the Custom & Specialty and International segments.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

The charge has been presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002 and is primarily due to competitive pressures in the Custom & Specialty and International segment marketplaces. To determine the amount of goodwill impairment, the Company measured the impairment loss as the excess of the carrying amount of goodwill over the implied fair value of goodwill. The impairment charge has no impact on covenant compliance under the Senior Secured Credit Agreement.

     The changes in the carrying amount of goodwill by segment for the year ended December 31, 2002 were as follows (in 000's):

                                                         PAINT, PLASTIC &   CUSTOM &
                               AEROSOL   INTERNATIONAL     GENERAL LINE     SPECIALTY    TOTAL
                               -------   -------------   ----------------   ---------   --------
Balance, December 31, 2001...  $7,255      $ 25,826          $20,129        $ 13,227    $ 66,437
Impairment write-offs........      --       (25,826)              --         (13,227)    (39,053)
                               ------      --------          -------        --------    --------
Balance, December 31, 2002...  $7,255      $     --          $20,129        $     --    $ 27,384
                               ======      ========          =======        ========    ========

     Pursuant to SFAS No. 142, the results for 2001 and 2000 have not been restated. A reconciliation of net loss as if SFAS 142 had been adopted is presented below for the years ended December 31, 2001 and 2000.

                                                              YEAR ENDED       YEAR ENDED
                                                             DECEMBER 31,     DECEMBER 31,
                                                                 2001             2000
                                                            --------------   --------------
                                                                    (IN THOUSANDS)
Reported Net Loss Attributable to Common Stockholders.....     $(51,761)        $(14,123)
Add back: Goodwill amortization (net of tax)..............        1,858            1,914
                                                               --------         --------
Adjusted Net Loss Attributable to Common Stockholders.....     $(49,903)        $(12,209)
                                                               ========         ========

(16)  BUSINESS SEGMENTS

     Management monitors and evaluates performance, customer base and market share for four business segments. The segments have separate management teams and distinct product lines. The Aerosol segment primarily produces steel aerosol containers in the U.S. for personal care, household, automotive, paint and industrial products. The International segment produces aerosol cans in the Europe and Latin America (through Formametal S.A., a joint venture in Argentina) as well as steel food packaging in Europe. The Paint, Plastic & General Line segment produces round cans in the U.S. for paint and coatings, oblong cans for items such as lighter fluid and turpentine as well as plastic containers for paint and industrial and consumer products. The Custom & Specialty segment produces a wide array of functional and decorative tins, containers and other products in the U.S. In 2002, the Company realigned certain plants from the Paint, Plastic & General Line to the Custom & Specialty segments. The amounts for 2001 and 2000 were reclassified to reflect the realignment.

     The accounting policies of the segments are the same as those described in Note (2) to the Consolidated Financial Statements. No single customer accounted for more than 10% of the Company's total net sales during 2002, 2001 or 2000.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

     Financial information relating to the Company's operations by geographic area was as follows (000's omitted):

                                                       UNITED
                                                       STATES     EUROPE    CONSOLIDATED
                                                      --------   --------   ------------
2002
Net sales...........................................  $555,303   $241,197     $796,500
Identifiable assets.................................   359,737    219,089      578,826
2001
Net sales...........................................  $542,722   $229,466     $772,188
Identifiable assets.................................   395,150    239,200      634,350
2000
Net sales...........................................  $569,870   $239,627     $809,497
Identifiable assets.................................   388,918    248,946      637,864

     The following is a summary of revenues from external customers, income
(loss) from operations, capital spending, depreciation and amortization and identifiable assets for each segment as of December 31, 2002, 2001 and 2000 (000's omitted):

                                                         2002       2001       2000
                                                       --------   --------   --------
Revenues from external customers:
  Aerosol............................................  $364,133   $334,716   $357,688
  International......................................   241,197    229,466    239,627
  Paint, Plastic, & General Line.....................   119,952    130,412    136,054
  Custom & Specialty.................................    71,218     77,594     76,128
                                                       --------   --------   --------
     Total revenues..................................  $796,500   $772,188   $809,497
                                                       ========   ========   ========
Income (loss) from operations:
  Aerosol............................................  $ 59,545   $ 47,299   $ 66,395
  International......................................       742       (267)    12,802
  Paint, Plastic, & General Line.....................    11,378     12,544     14,348
  Custom & Specialty.................................       734       (998)     7,559
                                                       --------   --------   --------
  Total Segment Income From Operations...............    72,399     58,578    101,104
  Corporate and eliminations(a)(b)...................   (32,852)   (64,724)   (52,951)
  Interest Expense...................................   (55,384)   (57,304)   (40,468)
  Loss from Early Extinguishment of Debt.............        --         --    (24,167)
                                                       --------   --------   --------
     Total loss before income taxes..................  $(15,837)  $(63,450)  $(16,482)
                                                       ========   ========   ========
Capital spending:
  Aerosol............................................  $  6,879   $  3,514   $  6,499
  International......................................    11,996      4,556      8,063
  Paint, Plastic, & General Line.....................     3,770      6,536      3,650
  Custom & Specialty.................................     3,002      1,043        609
  Corporate..........................................     1,588      3,888      5,683
                                                       --------   --------   --------
     Total capital spending..........................  $ 27,235   $ 19,537   $ 24,504
                                                       ========   ========   ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                                         2002       2001       2000
                                                       --------   --------   --------
Depreciation and amortization:
  Aerosol............................................  $ 12,014   $ 11,856   $ 10,842
  International......................................    10,182      9,355      9,288
  Paint, Plastic, & General Line.....................     5,561      5,462      5,025
  Custom & Specialty.................................     1,942      2,165      2,182
  Corporate..........................................     6,387      5,788      6,333
                                                       --------   --------   --------
     Total depreciation and amortization.............  $ 36,086   $ 34,626   $ 33,670
                                                       ========   ========   ========
Identifiable assets:
  Aerosol............................................  $166,136   $168,214   $183,150
  International......................................   219,089    239,200    248,946
  Paint, Plastic, & General Line.....................    80,566     82,627     91,209
  Custom & Specialty.................................    27,087     45,125     50,017
  Corporate..........................................    85,948     99,184     64,542
                                                       --------   --------   --------
     Total identifiable assets.......................  $578,826   $634,350   $637,864
                                                       ========   ========   ========

---------------

(a) Includes special charges and recapitalization costs. Management does not evaluate segment performance including such charges.

(b) Selling, general and administrative costs are not allocated to the domestic segments.

(17)  SUBSIDIARY GUARANTOR INFORMATION

     The following presents the condensed consolidating financial data for U.S. Can Corporation (the "Parent Guarantor"), United States Can Company (the "Issuer"), USC May Verpackungen Holding Inc. (the "Subsidiary Guarantor"), and the Issuer's European subsidiaries, including May Verpackungen GmbH & Co., KG (the "Non-Guarantor Subsidiaries"), as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000. Investments in subsidiaries are accounted for by the Parent Guarantor, the Issuer and the Subsidiary Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in their parent's investment accounts and earnings. This consolidating information reflects the guarantors and non-guarantors of the 12 3/8% senior subordinated notes due 2010.

     The 12 3/8% senior subordinated notes due 2010 are guaranteed on a full, unconditional, unsecured, senior subordinated, joint and several basis by the Parent Guarantor, the Subsidiary Guarantor and any other domestic restricted subsidiary of the Issuer. USC May Verpackungen Holding Inc., which is wholly owned by the Issuer, currently is the only Subsidiary Guarantor. The Parent Guarantor has no assets or operations separate from its investment in the Issuer.

     Separate financial statements of the Issuer or the Subsidiary Guarantors have not been presented as management has determined that such information is not material to the holders of the 12 3/8% senior subordinated notes due 2010.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                           USC
                                             UNITED      USC MAY       EUROPE/MAY
                                             STATES    VERPACKUNGEN   VERPACKUNGEN
                               U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                              CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   -------------   ------------   ------------
                                                                (000'S OMITTED)
NET SALES...................   $     --     $555,303     $     --       $241,197        $     --       $796,500
COST OF SALES...............         --      483,647         (406)       227,154              --        710,395
                               --------     --------     --------       --------        --------       --------
  Gross income..............         --       71,656          406         14,043              --         86,105
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...         --       24,146           --         13,707              --         37,853
SPECIAL CHARGES.............         --        3,080           --          5,625              --          8,705
                               --------     --------     --------       --------        --------       --------
  Operating income (loss)...         --       44,430          406         (5,289)             --         39,547
INTEREST EXPENSE............         --       46,156        6,465          2,763              --         55,384
EQUITY EARNINGS (LOSS) FROM
  SUBSIDIARY................    (71,776)     (59,871)     (19,837)            --         151,484             --
                               --------     --------     --------       --------        --------       --------
  Income (loss) before
     income taxes...........    (71,776)     (61,597)     (25,896)        (8,052)        151,484        (15,837)
PROVISION FOR INCOME
  TAXES.....................         --        2,005       22,197         13,435              --         37,637
                               --------     --------     --------       --------        --------       --------
NET INCOME (LOSS) BEFORE
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE AND
  PREFERRED STOCK
  DIVIDENDS.................    (71,776)     (63,602)     (48,093)       (21,487)        151,484        (53,474)
CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, NET OF
  TAX.......................         --       (8,174)       4,717        (14,845)             --        (18,302)
                               --------     --------     --------       --------        --------       --------
NET INCOME BEFORE PREFERRED
  STOCK DIVIDENDS...........    (71,776)     (71,776)     (43,376)       (36,332)        151,484        (71,776)
PREFERRED STOCK DIVIDENDS...    (12,521)          --           --             --              --        (12,521)
                               --------     --------     --------       --------        --------       --------
NET INCOME (LOSS)
  ATTRIBUTABLE TO COMMON
  STOCKHOLDERS..............   $(84,297)    $(71,776)    $(43,376)      $(36,332)       $151,484       $(84,297)
                               ========     ========     ========       ========        ========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                           USC
                                             UNITED      USC MAY       EUROPE/MAY
                                             STATES    VERPACKUNGEN   VERPACKUNGEN
                               U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                              CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   -------------   ------------   ------------
                                                                (000'S OMITTED)
NET SALES...................   $     --     $542,722     $    --        $229,466        $    --        $772,188
COST OF SALES...............         --      483,878          --         211,636             --         695,514
                               --------     --------     -------        --------        -------        --------
  Gross income..............         --       58,844          --          17,830             --          76,674
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...         --       28,484       1,423          16,674             --          46,581
SPECIAL CHARGES.............         --       27,063          --           9,176             --          36,239
                               --------     --------     -------        --------        -------        --------
  Operating income (loss)...         --        3,297      (1,423)         (8,020)            --          (6,146)
INTEREST EXPENSE............         --       48,136       6,500           2,668             --          57,304
EQUITY EARNINGS (LOSS) FROM
  SUBSIDIARY................    (40,416)     (13,010)     (1,198)             --         54,624              --
                               --------     --------     -------        --------        -------        --------
  Income (loss) before
     income taxes...........    (40,416)     (57,849)     (9,121)        (10,688)        54,624         (63,450)
PROVISION FOR INCOME
  TAXES.....................         --      (17,433)     (3,506)         (2,095)            --         (23,034)
                               --------     --------     -------        --------        -------        --------
NET INCOME (LOSS) BEFORE
  PREFERRED STOCK
  DIVIDENDS.................    (40,416)     (40,416)     (5,615)         (8,593)        54,624         (40,416)
PREFERRED STOCK DIVIDENDS...    (11,345)          --          --              --             --         (11,345)
                               --------     --------     -------        --------        -------        --------
NET INCOME (LOSS)
  ATTRIBUTABLE TO COMMON
  STOCKHOLDERS..............   $(51,761)    $(40,416)    $(5,615)       $ (8,593)       $54,624        $(51,761)
                               ========     ========     =======        ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                           USC
                                             UNITED      USC MAY       EUROPE/MAY
                                             STATES    VERPACKUNGEN   VERPACKUNGEN
                               U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                              CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   -------------   ------------   ------------
                                                                (000'S OMITTED)
NET SALES...................   $     --     $569,870     $    --        $239,627        $    --        $809,497
COST OF SALES...............         --      481,217          --         211,941             --         693,158
                               --------     --------     -------        --------        -------        --------
  Gross income..............         --       88,653          --          27,686             --         116,339
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...         --       29,525       1,478          14,884             --          45,887
SPECIAL CHARGES.............         --        3,413          --              --             --           3,413
RECAPITALIZATION CHARGES....     18,886           --          --              --             --          18,886
                               --------     --------     -------        --------        -------        --------
  Operating income (loss)...    (18,886)      55,715      (1,478)         12,802             --          48,153
INTEREST EXPENSE............         --       31,261       6,220           2,987             --          40,468
LOSS FROM EARLY
  EXTINGUISHMENT OF DEBT....         --       24,167          --              --             --          24,167
EQUITY EARNINGS (LOSS) FROM
  SUBSIDIARY................         55         (135)      4,476              --         (4,396)             --
                               --------     --------     -------        --------        -------        --------
     Income (loss) before
       income taxes.........    (18,831)         152      (3,222)          9,815         (4,396)        (16,482)
PROVISION FOR INCOME
  TAXES.....................     (7,309)          97        (178)          2,430             --          (4,960)
                               --------     --------     -------        --------        -------        --------
NET INCOME (LOSS) BEFORE
  PREFERRED STOCK
  DIVIDENDS.................    (11,522)          55      (3,044)          7,385         (4,396)        (11,522)
PREFERRED STOCK DIVIDENDS...     (2,601)          --          --              --             --          (2,601)
                               --------     --------     -------        --------        -------        --------
NET INCOME (LOSS)
  ATTRIBUTABLE TO COMMON
  STOCKHOLDERS..............   $(14,123)    $     55     $(3,044)       $  7,385        $(4,396)       $(14,123)
                               ========     ========     =======        ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002

                                                                           USC
                                             UNITED      USC MAY       EUROPE/MAY
                                             STATES    VERPACKUNGEN   VERPACKUNGEN
                               U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                              CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   -------------   ------------   ------------
                                                             (000'S OMITTED)
CURRENT ASSETS:
  Cash and cash
     equivalents............   $      --    $  5,707     $     --       $  6,083       $      --      $  11,790
  Accounts receivable.......          --      43,623           --         46,363              --         89,986
  Inventories...............          --      57,500         (600)        48,735              --        105,635
  Prepaid expenses and other
     assets.................          --      11,719        1,977          8,500              --         22,196
                               ---------    --------     --------       --------       ---------      ---------
     Total current assets...          --     118,549        1,377        109,681              --        229,607
NET PROPERTY, PLANT AND
  EQUIPMENT.................          --     147,588           --         94,086              --        241,674
INTANGIBLE ASSETS...........          --      27,384           --             --              --         27,384
OTHER ASSETS................          --      66,216          606         13,339              --         80,161
INTERCOMPANY ADVANCES.......          --     249,649           --             --        (249,649)            --
INVESTMENT IN
  SUBSIDIARIES..............          --     (48,265)      61,360             --         (13,095)            --
                               ---------    --------     --------       --------       ---------      ---------
     Total assets...........   $      --    $561,121     $ 63,343       $217,106       $(262,744)     $ 578,826
                               =========    ========     ========       ========       =========      =========
CURRENT LIABILITIES
  Current maturities of
     long-term debt.........   $      --    $ 11,078     $     --       $ 15,075       $      --      $  26,153
  Accounts payable..........          --      47,901           --         46,636              --         94,537
  Other current
     liabilities............          --      48,389           31         15,974              --         64,394
                               ---------    --------     --------       --------       ---------      ---------
     Total current
       liabilities..........          --     107,368           31         77,685              --        185,084
TOTAL LONG TERM DEBT........         854     503,238           --         19,437              --        523,529
OTHER LONG-TERM
  LIABILITIES...............          --      48,317          673         31,936              --         80,926
PREFERRED STOCK.............     133,133          --           --             --              --        133,133
INTERCOMPANY LOANS..........     112,057          --      114,863         22,729        (249,649)            --
INVESTMENT IN
  SUBSIDIARIES..............      97,802          --           --             --         (97,802)            --
STOCKHOLDERS' EQUITY........    (343,846)    (97,802)     (52,224)        65,319          84,707       (343,846)
                               ---------    --------     --------       --------       ---------      ---------
     Total liabilities and
       stockholders'
       equity...............   $      --    $561,121     $ 63,343       $217,106       $(262,744)     $ 578,826
                               =========    ========     ========       ========       =========      =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2001

                                                                           USC
                                             UNITED      USC MAY       EUROPE/MAY
                                             STATES    VERPACKUNGEN   VERPACKUNGEN
                               U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                              CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   -------------   ------------   ------------
                                                             (000'S OMITTED)
CURRENT ASSETS:
  Cash and cash
     equivalents............   $      --    $  8,249     $    --        $  6,494       $      --      $  14,743
  Accounts receivable.......          --      51,806          --          43,468              --         95,274
  Inventories...............          --      52,625        (600)         48,651              --        100,676
  Prepaid expenses and other
     assets.................          --      26,518       1,049          10,142              --         37,709
                               ---------    --------     -------        --------       ---------      ---------
     Total current assets...          --     139,198         449         108,755              --        248,402
NET PROPERTY, PLANT AND
  EQUIPMENT.................          --     152,779          --          86,455              --        239,234
INTANGIBLE ASSETS...........          --      40,611       1,544          24,282              --         66,437
OTHER ASSETS................          --      62,561          --          17,716              --         80,277
INTERCOMPANY ADVANCES.......          --     239,414          --              --        (239,414)            --
INVESTMENT IN
  SUBSIDIARIES..............          --      11,044      72,287              --         (83,331)            --
                               ---------    --------     -------        --------       ---------      ---------
     Total assets...........   $      --    $645,607     $74,280        $237,208       $(322,745)     $ 634,350
                               =========    ========     =======        ========       =========      =========
CURRENT LIABILITIES
  Current maturities of
     long-term debt.........   $      --    $ 12,801     $    --        $  2,182       $      --      $  14,983
  Accounts payable..........          --      47,995          --          48,690              --         96,685
  Other current
     liabilities............          --      51,834      (1,759)         22,362              --         72,437
                               ---------    --------     -------        --------       ---------      ---------
     Total current
       liabilities..........          --     112,630      (1,759)         73,234              --        184,105
TOTAL LONG TERM DEBT........         854     499,339          --          21,600              --        521,793
OTHER LONG-TERM
  LIABILITIES...............          --      47,239         514           7,210              --         54,963
PREFERRED STOCK.............     120,613          --          --              --              --        120,613
INTERCOMPANY LOANS..........     112,056          --      93,283          34,075        (239,414)            --
INVESTMENT IN
  SUBSIDIARIES..............      13,601          --          --              --         (13,601)            --
STOCKHOLDERS' EQUITY........    (247,124)    (13,601)    (17,758)        101,089         (69,730)      (247,124)
                               ---------    --------     -------        --------       ---------      ---------
     Total liabilities and
       stockholders'
       equity...............   $      --    $645,607     $74,280        $237,208       $(322,745)     $ 634,350
                               =========    ========     =======        ========       =========      =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                        USC
                                                          UNITED      USC MAY       EUROPE/MAY
                                                          STATES    VERPACKUNGEN   VERPACKUNGEN
                                            U.S. CAN       CAN        HOLDING          (NON-         U.S. CAN
                                           CORPORATION   COMPANY    (SUBSIDIARY-     GUARANTOR     CORPORATION
                                            (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   CONSOLIDATED
                                           -----------   --------   ------------   -------------   ------------
                                                                     (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES.....      $--       $19,114      $(41,410)        $28,460       $  6,164
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................       --       (15,239)           --         (11,996)       (27,235)
  Proceeds on the sale of property.......       --           817            --           4,845          5,662
  Investment in Formametal S.A...........       --          (133)           --              --           (133)
                                               ---       -------      --------         -------       --------
     Net cash used in investing
       activities........................       --       (14,555)           --          (7,151)       (21,706)
                                               ---       -------      --------         -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Changes in intercompany advances.......       --       (10,195)       41,410         (31,215)            --
  Net borrowings under the revolving line
     of credit...........................       --        13,600            --              --         13,600
  Borrowing of long-term debt............       --            --            --          11,079         11,079
  Payments of long-term debt, including
     capital lease obligations...........       --       (10,506)           --          (2,183)       (12,689)
                                               ---       -------      --------         -------       --------
     Net cash (used in) provided by
       financing activities..............       --        (7,101)       41,410         (22,319)        11,990
                                               ---       -------      --------         -------       --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH...................................       --            --            --             599            599
                                               ---       -------      --------         -------       --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................       --        (2,542)           --            (411)        (2,953)
CASH AND CASH EQUIVALENTS, beginning of
  year...................................       --         8,249            --           6,494         14,743
                                               ---       -------      --------         -------       --------
CASH AND CASH EQUIVALENTS, end of
  period.................................      $--       $ 5,707      $     --         $ 6,083       $ 11,790
                                               ===       =======      ========         =======       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                       USC
                                                         UNITED      USC MAY       EUROPE/MAY
                                                         STATES    VERPACKUNGEN   VERPACKUNGEN
                                           U.S. CAN       CAN        HOLDING          (NON-         U.S. CAN
                                          CORPORATION   COMPANY    (SUBSIDIARY-     GUARANTOR     CORPORATION
                                           (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   CONSOLIDATED
                                          -----------   --------   ------------   -------------   ------------
                                                                    (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES....      $--       $  3,658     $(10,186)        $  (464)      $ (6,992)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................       --        (14,981)          --          (4,556)       (19,537)
  Acquisition of business, net of cash
     acquired...........................       --         (4,198)          --              --         (4,198)
  Proceeds on the sale of property......       --             --           --           7,208          7,208
  Investment in Formametal S.A..........       --         (7,891)          --              --         (7,891)
                                              ---       --------     --------         -------       --------
     Net cash used in investing
       activities.......................       --        (27,070)          --           2,652        (24,418)
                                              ---       --------     --------         -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Changes in intercompany advances......       --        (10,289)      10,186             103             --
  Settlement of shareholder
     litigation.........................       --         (2,063)          --              --         (2,063)
  Net borrowings under the revolving
     line of credit.....................       --         37,600           --              --         37,600
  Borrowing of Term C loan..............       --         20,000           --              --         20,000
  Payments of long-term debt, including
     capital lease obligations..........       --         (9,569)          --          (4,533)       (14,102)
  Payment of debt financing costs.......       --         (6,294)          --              --         (6,294)
                                              ---       --------     --------         -------       --------
     Net cash (used in) provided by
       financing activities.............       --         29,385       10,186          (4,430)        35,141
                                              ---       --------     --------         -------       --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH..................................       --             --           --             228            228
                                              ---       --------     --------         -------       --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       --          5,973           --          (2,014)         3,959
CASH AND CASH EQUIVALENTS, beginning of
  year..................................       --          2,276           --           8,508         10,784
                                              ---       --------     --------         -------       --------
CASH AND CASH EQUIVALENTS, end of
  period................................      $--       $  8,249     $     --         $ 6,494       $ 14,743
                                              ===       ========     ========         =======       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                      USC MAY           USC
                                                         UNITED     VERPACKUNGEN     EUROPE/MAY
                                          U.S. CAN     STATES CAN     HOLDING       VERPACKUNGEN      U.S. CAN
                                         CORPORATION    COMPANY     (SUBSIDIARY    (NON-GUARANTOR   CORPORATION
                                          (PARENT)      (ISSUER)     GUARANTOR)    SUBSIDIARIES)    CONSOLIDATED
                                         -----------   ----------   ------------   --------------   ------------
                                                                     (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES...   $  18,886    $  14,231      $(8,809)        $  4,424       $  28,732
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................          --      (16,371)          --           (8,133)        (24,504)
  Proceeds on sale of business.........          --       12,088           --               --          12,088
  Proceeds on the sale of property.....          --        8,755           --               --           8,755
  Investment in Formametal S.A.........          --           --           --           (4,914)         (4,914)
                                          ---------    ---------      -------         --------       ---------
    Net cash used in investing
       activities......................          --        4,472           --          (13,047)         (8,575)
                                          ---------    ---------      -------         --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Changes in intercompany advances.....     365,168     (392,408)       8,809           18,431              --
  Issuance of common stock.............      53,333           --           --               --          53,333
  Issuance of preferred stock..........     106,667           --           --               --         106,667
  Retirement of common stock and
    exercise of stock options..........    (270,022)          --           --               --        (270,022)
  Purchase of treasury stock...........        (488)          --           --               --            (488)
  Issuance of 12 3/8% notes............          --      175,000           --               --         175,000
  Repurchase of 10 1/8% notes..........    (254,658)          --           --               --        (254,658)
  Net borrowings (payments) under the
    old revolving line of credit and
    changes in cash overdrafts.........          --      (56,100)          --               --         (56,100)
  Borrowing of Tranche A loan..........          --       80,000           --               --          80,000
  Borrowing of Tranche B loan..........          --      180,000           --               --         180,000
  Borrowing of other long-term debt,
    including capital lease
    obligations........................          --       18,500           --              786          19,286
  Payments of long-term debt, including
    capital lease obligations..........          --       (7,377)          --          (15,151)        (22,528)
  Payment of debt financing costs......          --      (16,137)          --               --         (16,137)
  Payment of recapitalization costs....     (18,886)          --           --               --         (18,886)
                                          ---------    ---------      -------         --------       ---------
    Net cash (used in) provided by
       financing activities............     (18,886)     (18,522)       8,809            4,066         (24,533)
                                          ---------    ---------      -------         --------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH.................................          --           --           --             (537)           (537)
                                          ---------    ---------      -------         --------       ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..........................          --          181           --           (5,094)         (4,913)
CASH AND CASH EQUIVALENTS, beginning of
  year.................................          --        2,095           --           13,602          15,697
                                          ---------    ---------      -------         --------       ---------
CASH AND CASH EQUIVALENTS, end of
  period...............................   $      --    $   2,276      $    --         $  8,508       $  10,784
                                          =========    =========      =======         ========       =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited interim results of operations for each of the quarters in 2002 and 2001 (000's omitted).

                           FIRST QUARTER        SECOND QUARTER         THIRD QUARTER        FOURTH QUARTER
                        -------------------   -------------------   -------------------   -------------------
                          2002       2001       2002       2001       2002       2001       2002       2001
                        --------   --------   --------   --------   --------   --------   --------   --------
Net Sales.............  $186,038   $191,168   $203,624   $193,329   $205,474   $204,175   $201,364   $183,516
Gross Income..........    18,968     24,451     22,893     26,361     19,800     23,730     24,444      2,132
Special Charges(a)....        --         --         --         --      5,071       (284)     3,634     36,523
Income (loss) from
  Operations before
  Accounting Change...    (2,382)    (1,328)      (876)       423     (5,229)    (1,426)   (44,987)   (38,085)
Net Income (Loss)
  Available for Common
  Shareholders(b).....  $(23,658)  $ (4,053)  $ (3,957)  $ (2,369)  $ (8,387)  $ (4,288)  $(48,295)  $(41,051)

---------------

(a) See Note (4)

(b) Amount has been restated to reflect the Company's $18.3 million goodwill impairment charge, net of tax, effective as of January 1, 2002. See Note
    (15) for further detail.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                             -----------------------------   -----------------------------
                                             JUNE 29, 2003   JUNE 30, 2002   JUNE 29, 2003   JUNE 30, 2002
                                             -------------   -------------   -------------   -------------
                                                                      (UNAUDITED)
                                                                    (000'S OMITTED)
Net Sales..................................    $210,312        $203,624        $409,202        $389,662
Cost of Sales..............................     185,602         180,731         363,148         347,801
                                               --------        --------        --------        --------
     Gross Income..........................      24,710          22,893          46,054          41,861
Selling, General and Administrative
  Expenses.................................       8,661           9,867          18,337          19,198
Special Charges............................         591              --           1,621              --
                                               --------        --------        --------        --------
     Operating Income......................      15,458          13,026          26,096          22,663
Interest Expense...........................      14,159          14,100          28,261          27,843
                                               --------        --------        --------        --------
     Income (Loss) Before Income Taxes.....       1,299          (1,074)         (2,165)         (5,180)
Provision (Benefit) for Income Taxes.......       2,301            (198)          2,874          (1,922)
                                               --------        --------        --------        --------
Net Loss Before Cumulative Effect of
  Accounting Change........................      (1,002)           (876)         (5,039)         (3,258)
Cumulative Effect of Accounting Change, net
  of income taxes..........................          --              --              --         (18,302)
                                               --------        --------        --------        --------
Net Loss Before Preferred Stock
  Dividends................................      (1,002)           (876)         (5,039)        (21,560)
Preferred Stock Dividend Requirement.......      (3,400)         (3,081)         (6,646)         (6,055)
                                               --------        --------        --------        --------
Net Loss Attributable to Common
  Stockholders.............................    $ (4,402)       $ (3,957)       $(11,685)       $(27,615)
                                               ========        ========        ========        ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 29,    DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                                                    (UNAUDITED)
                                                               (000'S OMITTED, EXCEPT
                                                                  PER SHARE DATA)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  19,046    $  11,790
  Accounts receivable, net of allowances....................    118,061       89,986
  Inventories...............................................    107,634      105,635
  Deferred income taxes.....................................      7,749        7,730
  Other current assets......................................     10,201       14,466
                                                              ---------    ---------
       Total current assets.................................    262,691      229,607
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation
  and amortization..........................................    238,743      241,674
GOODWILL....................................................     27,384       27,384
DEFERRED INCOME TAXES.......................................     28,017       29,340
OTHER NON-CURRENT ASSETS....................................     51,216       50,821
                                                              ---------    ---------
       Total assets.........................................  $ 608,051    $ 578,826
                                                              =========    =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease
     obligations............................................  $  45,716    $  26,153
  Accounts payable..........................................    104,491       94,537
  Accrued expenses..........................................     49,610       51,446
  Restructuring reserves....................................      7,613       11,990
  Income taxes payable......................................      1,913          958
                                                              ---------    ---------
       Total current liabilities............................    209,343      185,084
LONG TERM DEBT..............................................    522,142      523,529
LONG TERM LIABILITIES PURSUANT TO EMPLOYEE BENEFIT PLANS....     75,305       74,574
OTHER LONG-TERM LIABILITIES.................................      6,960        6,352
                                                              ---------    ---------
       Total liabilities....................................    813,750      789,539
REDEEMABLE PREFERRED STOCK, 200,000 shares authorized,
  106,667 shares issued & outstanding.......................    139,780      133,133
STOCKHOLDERS' EQUITY:
  Common stock, $10.00 par value, 100,000 shares authorized,
     53,333 shares issued & outstanding.....................        533          533
  Additional paid in capital................................     52,800       52,800
  Accumulated other comprehensive loss......................    (41,024)     (51,076)
  Accumulated deficit.......................................   (357,788)    (346,103)
                                                              ---------    ---------
       Total stockholders' equity/(deficit).................   (345,479)    (343,846)
                                                              ---------    ---------
       Total liabilities and stockholders' equity...........  $ 608,051    $ 578,826
                                                              =========    =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE SIX MONTHS
                                                                     ENDED
                                                              -------------------
                                                              JUNE 29,   JUNE 30,
                                                                2003       2002
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (000'S OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss before preferred stock dividend requirements.....  $ (5,039)  $(21,560)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................    18,326     17,663
     Special charge.........................................     1,621         --
     Cumulative effect of accounting change.................        --     18,302
     Deferred income taxes..................................     1,916     (3,546)
  Change in operating assets and liabilities, net of effect
     of acquired businesses:
     Accounts receivable....................................   (24,332)    (9,180)
     Inventories............................................     2,040     (5,662)
     Accounts payable.......................................     6,162     10,278
     Accrued expenses.......................................    (5,520)    (6,472)
     Other, net.............................................    (1,220)    (3,984)
                                                              --------   --------
       Net cash used in operating activities................    (6,046)    (4,161)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures including restructuring capital......    (7,409)   (11,036)
  Proceeds from sale of property............................     5,429        591
  Investment in Formametal S.A..............................        --       (133)
                                                              --------   --------
       Net cash used in investing activities................    (1,980)   (10,578)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under the revolving line of credit.........    20,300      8,900
  Borrowings of other debt..................................     3,557     13,750
  Payments of other debt, including capital lease
     obligations............................................    (7,126)    (5,689)
                                                              --------   --------
       Net cash provided by financing activities............    16,731     16,961
                                                              --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................    (1,449)      (452)
                                                              --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     7,256      1,770
CASH AND CASH EQUIVALENTS, beginning of year................    11,790     14,743
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 19,046   $ 16,513
                                                              ========   ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 29, 2003
                                  (UNAUDITED)

(1)  PRINCIPLES OF REPORTING

     The consolidated financial statements include the accounts of U.S. Can Corporation (the "Corporation" or "U.S. Can"), its wholly owned subsidiary, United States Can Company ("United States Can"), and United States Can's subsidiaries (the "Subsidiaries"). The consolidated group is referred to herein as "the Company". All significant intercompany balances and transactions have been eliminated. These financial statements, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year. These financial statements should be read in conjunction with the previously filed financial statements and footnotes included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

     Certain prior year amounts have been reclassified to conform with the 2003 presentation. Additionally, results for the first six months of 2002 were restated related to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under the standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested annually for impairment. During the fourth quarter of 2002, the Company determined the amount of its goodwill impairment and recorded a pre-tax goodwill impairment charge of $39.1 million ($18.3 million, net of tax) effective as of January 1, 2002. The charge has been presented as a cumulative effect of a change in accounting principle.

  STOCK-BASED COMPENSATION

     The Company periodically issues stock options under the U.S. Can 2000 Equity Incentive Plan. The Company continues to use the intrinsic fair value method under APB Opinion No. 25 to account for the plan; therefore, no compensation costs are recognized in the Company's financial statements for options granted.

     During the three and six months ended June 29, 2003 and June 30, 2002, the Company did not issue any stock options. In accordance with SFAS No. 148, the following table presents (in thousands) what the Company's net loss would have been had the Company determined compensation costs using the fair value-based accounting method.

                                                  THREE MONTHS ENDED               SIX MONTHS ENDED
                                             -----------------------------   -----------------------------
                                             JUNE 29, 3003   JUNE 30, 2002   JUNE 29, 2003   JUNE 30, 2002
                                             -------------   -------------   -------------   -------------
Net Loss...................................     $(4,402)        $(3,957)       $(11,685)       $(27,615)
Stock-Based Compensation Cost, net of
  tax......................................         (20)            (38)            (40)            (76)
                                                -------         -------        --------        --------
Pro-Forma Net Loss.........................     $(4,422)        $(3,995)       $(11,725)       $(27,691)
                                                =======         =======        ========        ========

  NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 46, Amendment of FASB Statement No. 13, and Technical Corrections" was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002. This statement eliminates the current requirement that gains and losses on extinguishment of debt be classified as extraordinary items in the statement of operations. Instead, the statement requires that gains and losses on extinguishment of debt be evaluated against the criteria in APB Opinion 30 to determine whether or not such gains or losses should be classified as an extraordinary item. The statement also contains other corrections to authoritative accounting literature in SFAS 4, 44 and 46.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

In accordance with the pronouncement, the Company adopted the standard on January 1, 2003. There was no impact to the financial position and results of operations of the Company as a result of the adoption.

     The Financial Accounting Standards Board (FASB) issued SFAS No. 146 "Accounting for Costs Associated With Exit or Disposal Activities," in July 2002. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 supercedes the guidance of Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which required that liabilities for exit costs be recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. As discussed in Note 3, the Company recorded restructuring charges in 2003 in accordance with the provisions of SFAS No. 146.

     In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments including certain derivative instruments embedded in other contracts and hedging activities under SFAS No.
133. It is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In accordance with the pronouncement, the Company will adopt the standard on June 30, 2003. At June 29, 2003, the Company had $139.8 million of redeemable preferred stock. As the Company's redeemable preferred stock does not contain an unconditional obligation requiring the Company to redeem it by transferring assets at a specified or determinable date, or upon an event certain to occur, the adoption of SFAS No. 150 will not have an impact on the Company's balance sheet or statement of operations.

(2)  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid interest of approximately $21.8 million and $29.0 million for the six months ended June 29, 2003 and June 30, 2002, respectively. The Company paid $0.8 million in income taxes for the six months ended June 29, 2003 and $1.2 million for the six months ended June 30, 2002.

(3)  SPECIAL CHARGES

  2003

     During the first six months of 2003, the Company recorded restructuring charges of $1.6 million. $1.0 million of the charges were recorded in the first quarter of 2003 related to position elimination costs in the U.S. and Europe. The position eliminations consisted of 16 employees, including two management level employees and an early termination program in one European facility. $0.6 million of the charges were recorded in the second quarter of 2003 related to potential additional severance costs for a previously terminated employee at May Verpackungen. The employee sued the Company for unfair dismissal requesting additional severance in accordance with his employment agreement. In June 2003, the

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company was informed that the courts intended to rule in favor of the terminated employee and the Company recorded a charge for the potential additional severance. The Company has not yet received the appeals court's opinion. See Note (10).

     The Company recorded the 2003 charges in accordance with SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the commitment date. The adoption of SFAS No. 146 did not have a material effect on the timing of the special charge recorded in the second quarter of 2003. Total cash payments in the first six months of 2003 were $6.0 million (primarily severance and facility shut down costs) and the Company anticipates spending another $11.3 million over the next several years. The remaining reserve consists primarily of employee termination benefits paid over time for approximately 29 salaried and 51 hourly employees (approximately 600 positions were originally identified for elimination) and other ongoing facility exit costs.

     The table below presents the reserve categories and related activity as of June 29, 2003:

                                            JANUARY 1,       NET        CASH       JUNE 29,
                                           2003 BALANCE   ADDITIONS   PAYMENTS   2003 BALANCE
                                           ------------   ---------   --------   ------------
Employee Separation......................     $ 9.2         $1.6       $(3.3)       $ 7.5
Facility Closing Costs...................       6.5           --        (2.7)         3.8
                                              -----         ----       -----        -----
Total....................................     $15.7         $1.6       $(6.0)       $11.3(a)
                                              =====         ====       =====        =====

---------------

(a) Includes $3.7 million classified as other long-term liabilities as of June 29, 2003.

  2002

     During 2002, restructuring programs resulted in the closure of the Burns Harbor, Indiana lithography facility, the Columbia Specialty facility located in Maryland and the Southall, England manufacturing facility. During the first six months of 2002, the Company consolidated two plastics facilities into a new facility in Atlanta, Georgia. Total cash payments in the first six months of 2002 were $6.2 million.

     The table below presents the reserve categories and related activity as of June 30, 2002:

                                   JANUARY 1,       NET        CASH                  JUNE 30,
                                  2002 BALANCE   ADDITIONS   PAYMENTS   OTHER(B)   2002 BALANCE
                                  ------------   ---------   --------   --------   ------------
Employee Separation.............     $21.2          $--       $(4.3)      $0.4        $17.3
Facility Closing Costs..........      10.7           --        (1.9)       1.7         10.5
                                     -----          ---       -----       ----        -----
Total...........................     $31.9          $--       $(6.2)      $2.1        $27.8(a)
                                     =====          ===       =====       ====        =====

---------------

(a) Includes $6.0 million classified as other long-term liabilities as of June 30, 2002.

(b) Non-cash foreign currency translation impact and the reversal of $1.5 million of asset write-offs previously expensed in the 2001 restructuring.

(4)  INVENTORIES

     All domestic inventories are stated at cost determined by the last-in, first-out ("LIFO") cost method, not in excess of market. Subsidiaries' inventories of approximately $55.9 million at June 29, 2003 and $48.1 million at December 31, 2002 are stated at cost determined by the first-in, first-out ("FIFO") cost method, not in excess of market. FIFO cost of LIFO inventories approximated their LIFO value at June 29, 2003 and at December 31, 2002.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Inventories reported in the accompanying balance sheets are classified as follows (000's omitted):

                                                              JUNE 29,   DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
Raw materials...............................................  $ 24,024     $ 23,492
Work in process.............................................    47,391       46,435
Finished goods..............................................    36,219       35,708
                                                              --------     --------
                                                              $107,634     $105,635
                                                              ========     ========

(5)  DEBT OBLIGATIONS

     On July 22, 2003, the Company issued $125.0 million of 10 7/8% Senior Secured Notes due 2010 and amended its Senior Secured Credit Facility. See Note
(8) for further information on the Senior Secured Notes and the Senior Secured Credit Facility amendment.

     The Senior Secured Credit Facility, the Senior Secured Notes and the Senior Subordinated Notes contain a number of financial and restrictive covenants. The covenants for the Senior Secured Credit Facility were amended on July 22, 2003, effective as of June 29, 2003. Under the Company's Senior Secured Credit Facility, it is required to meet certain financial tests, including achievement of a minimum EBITDA level, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. The restrictive covenants limit the Company's ability to incur debt, pay dividends or make distributions, sell assets or consolidate or merge with other companies. The Company was in compliance with all of the required financial ratios and other covenants under both facilities, as amended, at June 29, 2003.

     May Verpackungen ("May") has various bank facilities originating under loan agreements dated between 1996 and 1999. These agreements provided for up to ten-year terms with floating interest rates, and among other things, included provisions for the banks (i) to terminate the credit lines upon giving notice and (ii) rightfully demand security for the credit lines, have a negative pledge from May not to grant security without the bank's approval and the requirement that any bank lending to May be treated on terms no less favorable than any other bank's loans to May.

     During April 2003, a formal demand for security was made by the lenders under May's credit facilities. On April 30, 2003, May granted two of its banks a collateral interest in its inventory and accounts receivable in exchange for their agreement to allow the continuation of facilities in the amount of E11.8 million through June 30, 2003. In addition, United States Can Company made payments of E1.5 million on May 7, 2003 and E1.0 on June 30, 2003 in full payment of term loans for which one of May's lenders demanded early payment in accordance with terms of the borrowings. These term loans were guaranteed by U.S. Can. May has initiated discussions with several banks to secure a new facility that would replace the existing facilities and allow it to meet its seasonal borrowing needs and has received an extension of the existing facilities through August 30, 2003. This facility is expected to be in an amount comparable to historical credit lines and secured in the same manner as the existing borrowings. Discussions with our banks are in the early stages; however, management believes that it will be able to secure adequate financing to meet May's working capital needs. If May is unable to secure adequate substitute financing or defaults on payments of debt under its borrowing agreements, the Company will need to provide financing for May from other sources available to it, including currently existing or new lines of credit in the United States and Europe. There can be no assurance that the existing banks will extend or replace the current facilities, that new banks will extend the required level of credit, that May will not default under its borrowing agreements or that funds will be available from other sources to finance May's requirements, each of which could have a material adverse effect on our financial position.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  BUSINESS SEGMENTS

     Management monitors and evaluates business performance, customer base and market share for four business segments. The segments have separate management teams and distinct product lines. The Aerosol segment primarily produces steel aerosol containers for personal care, household, automotive, paint and industrial products. The International segment produces aerosol cans in Europe and Latin America (through Formametal S.A., a joint venture in Argentina) as well as steel food packaging in Europe. The Paint, Plastic & General Line segment produces round cans for paint and coatings, oblong cans for such items as lighter fluid and turpentine as well as plastic containers for paint and industrial and consumer products. The Custom & Specialty segment produces a wide array of functional and decorative tins, containers and other products.

     The following is a summary of revenues from external customers and income
(loss) from operations for the three and six month periods ended June 29, 2003 and June 30, 2003, respectively (000's omitted):

                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                             -------------------   -------------------
                                             JUNE 29,   JUNE 30,   JUNE 29,   JUNE 30,
                                               2003       2002       2003       2002
                                             --------   --------   --------   --------
REVENUES FROM EXTERNAL CUSTOMERS:
Aerosol....................................  $ 94,768   $ 96,900   $183,546   $183,364
International..............................    70,800     57,447    133,865    111,951
Paint, Plastic & General Line..............    31,113     32,677     62,358     61,588
Custom & Specialty.........................    13,631     16,600     29,433     32,759
                                             --------   --------   --------   --------
Total revenues.............................  $210,312   $203,624   $409,202   $389,662
                                             ========   ========   ========   ========
INCOME (LOSS) FROM OPERATIONS:
Aerosol....................................  $ 17,378   $ 15,848   $ 31,386   $ 28,535
International..............................       362        325       (467)       109
Paint, Plastic & General Line..............     3,676      3,350      7,861      5,626
Custom & Specialty.........................       303       (355)       854        274
                                             --------   --------   --------   --------
Total Segment Income From Operations.......    21,719     19,168     39,634     34,544
Corporate Expenses.........................    (6,261)    (6,142)   (13,538)   (11,881)
Interest Expense...........................   (14,159)   (14,100)   (28,261)   (27,843)
                                             --------   --------   --------   --------
Income (Loss) Before Income Taxes..........  $  1,299   $ (1,074)  $ (2,165)  $ (5,180)
                                             ========   ========   ========   ========

(7)  COMPREHENSIVE NET INCOME (LOSS)

     The components of accumulated other comprehensive loss are as follows (000's omitted):

                                                              JUNE 29,   DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
Foreign Currency Translation Adjustment.....................  $(16,806)    $(25,044)
Minimum Pension Liability Adjustment........................   (22,762)     (22,346)
Unrealized Loss on Cash Flow Hedges.........................    (1,456)      (3,686)
                                                              --------     --------
Total Accumulated Other Comprehensive Loss..................  $(41,024)    $(51,076)
                                                              ========     ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of comprehensive loss for the three and six months ended June 29, 2003 and June 30, 2002 are as follows (000's omitted):

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                -------------------   -------------------
                                                JUNE 29,   JUNE 30,   JUNE 29,   JUNE 30,
                                                  2003       2002       2003       2002
                                                --------   --------   --------   --------
Net Loss Before Preferred Stock Dividends.....  $(1,002)   $  (876)   $(5,039)   $(21,560)
Unrealized Gain (Loss) on Cash Flow
  Hedges(a)...................................    1,200     (1,324)     2,230         (34)
Foreign Currency Translation Adjustment.......    5,524     14,127      7,822       1,203
                                                -------    -------    -------    --------
Comprehensive Income (Loss)...................  $ 5,722    $11,927    $ 5,013    $(20,391)
                                                =======    =======    =======    ========

---------------

(a) Net of reclassification of losses included in interest expense of $1.6 million and $1.4 million for the three months ended June 29, 2003 and June 30, 2002, respectively and $3.2 million and $2.8 million for the six months ended June 29, 2003 and June 30, 2002, respectively.

(8)  RECENT DEVELOPMENTS

     On July 22, 2003, the Company completed an offering of $125 million of 10 7/8% Senior Secured Notes due 2010. The Notes are secured, on a second priority basis, by substantially all of the collateral that currently secures the Company's Senior Secured Credit Facility.

     The Company also amended its Senior Secured Credit Facility to permit the offering of the Second Priority Senior Secured Notes and adjust certain financial covenants, among other things. These amendments also permit, from time to time and subject to certain conditions, the Company to make borrowings under its revolving credit facility for repurchases of a portion of its outstanding
12 3/8% senior subordinated notes.

     The Company used the $125 million in proceeds generated from the offering to prepay $23.3 million of its Tranche A term loan, $46.7 million of its Tranche B term loan and to reduce its borrowings under its revolving credit facility by $55.0 million. The repayments under the revolving credit facility did not reduce the $110.0 million amount available for borrowings under the facility. The Company expects to incur approximately $7.6 million of fees and expenses related to the offering and senior secured credit facility amendment.

(9)  COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL

     United States Can has been named as a potentially responsible party for costs incurred in the clean-up of a groundwater plume partially extending underneath United Sates Can's former site in San Leandro, California. We are a party to an indemnity agreement related to this matter with the owner of the property. Extensive soil and groundwater investigative work has been performed at this site in a coordinated sampling event in 1999. The results of the sampling were inconclusive as to the source of the contamination. In November 2002, as part of a larger sampling scheme, the State requested that the Company sample existing monitoring wells at the San Leandro property. The Company completed the sampling and received the results in the first quarter of 2003. These results generally show that the concentration of contamination is declining, which the Company views as a positive development. While the State of California has not yet commented on either the 1999 or the 2003 sampling results, the Company believes that the principal source of contamination is unrelated to its past operations.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LEGAL

     The Company is involved in litigation from time to time in the ordinary course of our business. In our opinion, the litigation is not material to our financial condition or results of operations.

     Walter Schmidt, former finance director at May Verpackungen GmbH ("May") sued for unfair dismissal following termination of his employment contract. The contract had a five-year term and Schmidt remains in pay status through its notice period, ending January 31, 2005. Mr. Schmidt claims that he also is due a severance settlement of five years' salary at the end of the notice period. In July 2002, the labor courts of first instance ruled that Mr. Schmidt notice date and termination should be effective December 31, 2005, and that the severance settlement is due at that time. On January 7, 2003, May appealed this ruling. On June 2, 2003, a German appeals court heard the appeal. On June 4, 2003, the appeals court indicated to the parties that it intended to rule in Mr. Schmidt's favor and would issue an opinion detailing its decision. We have not yet received the appeals court's opinion.

(10)  SUBSIDIARY GUARANTOR INFORMATION

     The following presents the condensed consolidating financial data for U.S. Can Corporation (the "Parent Guarantor"), United States Can Company (the "Issuer"), USC May Verpackungen Holding Inc. (the "Subsidiary Guarantor"), and the Issuer's European subsidiaries, including May Verpackungen GmbH & Co., KG (the "Non-Guarantor Subsidiaries"), as of June 29, 2003 and December 31, 2002 and for the six months ended June 29, 2003 and June 30, 2002. Investments in subsidiaries are accounted for by the Parent Guarantor, the Issuer and the Subsidiary Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in their parent's investment accounts and earnings. This consolidating information reflects the guarantors and non-guarantors of the Issuer's 12 3/8% senior subordinated notes and 10 7/8% senior secured notes.

     The 12 3/8% senior subordinated notes and 10 7/8% senior secured notes are guaranteed on a full, unconditional, unsecured, senior subordinated, joint and several basis by the Parent Guarantor, the Subsidiary Guarantor and any other domestic restricted subsidiary of the Issuer. USC May Verpackungen Holding Inc., which is wholly owned by the Issuer, currently is the only Subsidiary Guarantor. The Parent Guarantor has no assets or operations separate from its investment in the Issuer.

     Separate financial statements of the Issuer or the Subsidiary Guarantors have not been presented as management has determined that such information is not material to the holders of the 12 3/8% senior subordinated notes and 10 7/8% senior secured notes.

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 29, 2003

                                                                            USC
                                                                        EUROPE/MAY
                                             UNITED       USC MAY      VERPACKUNGEN
                                             STATES    VERPACKUNGEN     GMBH & CO.,
                               U.S. CAN       CAN         HOLDING        KG (NON-                       U.S. CAN
                              CORPORATION   COMPANY     (GUARANTOR       GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)   SUBSIDIARIES)   SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   -------------   -------------   ------------   ------------
                                                                  (UNAUDITED)
                                                                (000'S OMITTED)
NET SALES...................   $     --     $275,337      $    --        $133,865        $    --        $409,202
COST OF SALES...............         --      235,235           --         127,913             --         363,148
                               --------     --------      -------        --------        -------        --------
     Gross income...........         --       40,102           --           5,952             --          46,054
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...         --       11,918           --           6,419             --          18,337
SPECIAL CHARGES.............         --          527           --           1,094             --           1,621
                               --------     --------      -------        --------        -------        --------
     Operating income.......         --       27,657           --          (1,561)            --          26,096
INTEREST EXPENSE............         --       23,453        3,192           1,616             --          28,261
EQUITY IN LOSS OF
  SUBSIDIARIES..............     (5,039)      (7,558)      (4,294)             --         16,891              --
                               --------     --------      -------        --------        -------        --------
     Loss before income
       taxes................     (5,039)      (3,354)      (7,486)         (3,177)        16,891          (2,165)
PROVISION FOR INCOME
  TAXES.....................         --        1,685           --           1,189             --           2,874
                               --------     --------      -------        --------        -------        --------
NET LOSS BEFORE PREFERRED
  STOCK DIVIDENDS...........     (5,039)      (5,039)      (7,486)         (4,366)        16,891          (5,039)
PREFERRED STOCK DIVIDEND
  REQUIREMENT...............     (6,646)          --           --              --             --          (6,646)
                               --------     --------      -------        --------        -------        --------
NET LOSS ATTRIBUTABLE TO
  COMMON STOCKHOLDERS.......   $(11,685)    $ (5,039)     $(7,486)       $ (4,366)       $16,891        $(11,685)
                               ========     ========      =======        ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                            USC
                                                                        EUROPE/MAY
                                             UNITED       USC MAY      VERPACKUNGEN
                                             STATES    VERPACKUNGEN     GMBH & CO.,
                               U.S. CAN       CAN         HOLDING        KG (NON-                       U.S. CAN
                              CORPORATION   COMPANY     (GUARANTOR       GUARANTOR                    CORPORATION
                               (PARENT)     (ISSUER)   SUBSIDIARIES)   SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   -------------   -------------   ------------   ------------
                                                                  (UNAUDITED)
                                                                (000'S OMITTED)
NET SALES...................   $     --     $277,711     $     --        $111,951        $    --        $389,662
COST OF SALES...............         --      243,280           --         104,521             --         347,801
                               --------     --------     --------        --------        -------        --------
  Gross income..............         --       34,431           --           7,430             --          41,861
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...         --       11,877           --           7,321             --          19,198
                               --------     --------     --------        --------        -------        --------
  Operating income..........         --       22,554           --             109             --          22,663
INTEREST EXPENSE............         --       23,394        3,268           1,181             --          27,843
EQUITY IN LOSS OF
  SUBSIDIARIES..............    (21,560)     (12,870)     (16,027)             --         50,457              --
                               --------     --------     --------        --------        -------        --------
  Loss before income
     taxes..................    (21,560)     (13,710)     (19,295)         (1,072)        50,457          (5,180)
PROVISION (BENEFIT) FOR
  INCOME TAXES..............         --         (324)      (1,992)            394             --          (1,922)
                               --------     --------     --------        --------        -------        --------
NET LOSS BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING
  CHANGE....................    (21,560)     (13,386)     (17,303)         (1,466)        50,457          (3,258)
CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, net of
  income taxes..............         --       (8,174)       4,717         (14,845)            --         (18,302)
                               --------     --------     --------        --------        -------        --------
NET LOSS BEFORE PREFERRED
  STOCK DIVIDENDS...........    (21,560)     (21,560)     (12,586)        (16,311)        50,457         (21,560)
PREFERRED STOCK DIVIDEND
  REQUIREMENT...............     (6,055)          --           --              --             --          (6,055)
                               --------     --------     --------        --------        -------        --------
NET LOSS ATTRIBUTABLE TO
  COMMON STOCKHOLDERS.......   $(27,615)    $(21,560)    $(12,586)       $(16,311)       $50,457        $(27,615)
                               ========     ========     ========        ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 29, 2003

                                                                                 USC
                                                                             EUROPE/MAY
                                                  UNITED       USC MAY      VERPACKUNGEN
                                                  STATES    VERPACKUNGEN     GMBH & CO.,
                                    U.S. CAN       CAN         HOLDING        KG (NON-                       U.S. CAN
                                   CORPORATION   COMPANY     (GUARANTOR       GUARANTOR                    CORPORATION
                                    (PARENT)     (ISSUER)   SUBSIDIARIES)   SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                                   -----------   --------   -------------   -------------   ------------   ------------
                                                                       (UNAUDITED)
                                                                      (000S OMITTED)
CURRENT ASSETS:
     Cash and cash equivalents...   $      --    $ 18,198     $     --        $    848       $      --      $  19,046
     Accounts receivable.........          --      59,257           --          58,804              --        118,061
     Inventories.................          --      51,743         (600)         56,491              --        107,634
     Deferred income taxes.......          --       5,535        1,977             237              --          7,749
     Other current assets........          --       5,733           --           4,468              --         10,201
                                    ---------    --------     --------        --------       ---------      ---------
          Total current assets...          --     140,466        1,377         120,848              --        262,691
NET PROPERTY, PLANT AND
  EQUIPMENT......................          --     142,476           --          96,267              --        238,743
GOODWILL.........................          --      27,384           --              --              --         27,384
DEFERRED INCOME TAXES............          --      26,951          606             460              --         28,017
OTHER NON-CURRENT ASSETS.........          --      36,899           --          14,317              --         51,216
INTERCOMPANY ADVANCES............          --     247,492           --              --        (247,492)            --
INVESTMENT IN SUBSIDIARIES.......          --          --       60,511              --         (60,511)            --
                                    ---------    --------     --------        --------       ---------      ---------
          Total assets...........   $      --    $621,668     $ 62,494        $231,892       $(308,003)     $ 608,051
                                    =========    ========     ========        ========       =========      =========
CURRENT LIABILITIES
     Current maturities of
       long-term debt............   $      --    $ 10,544     $     --        $ 35,172       $      --      $  45,716
     Accounts payable............          --      48,921           --          55,570              --        104,491
     Other current liabilities...          --      44,572           31          14,533              --         59,136
                                    ---------    --------     --------        --------       ---------      ---------
          Total current
            liabilities..........          --     104,037           31         105,275              --        209,343
TOTAL LONG TERM DEBT.............         854     521,288           --              --              --        522,142
LONG TERM LIABILITIES PURSUANT TO
  EMPLOYEE BENEFIT PLANS.........          --      44,645          672          29,988              --         75,305
OTHER LONG-TERM LIABILITIES......          --       3,958           --           3,002              --          6,960
PREFERRED STOCK..................     139,780          --           --              --              --        139,780
INTERCOMPANY LOANS...............     112,056          --      118,056          17,380        (247,492)            --
INVESTMENT IN SUBSIDIARIES.......      92,789      40,529           --              --        (133,318)            --
STOCKHOLDERS' EQUITY/
  (DEFICIT)......................    (345,479)    (92,789)     (56,265)         76,247          72,807       (345,479)
                                    ---------    --------     --------        --------       ---------      ---------
          Total liabilities and
            stockholders'
            equity...............   $      --    $621,668     $ 62,494        $231,892       $(308,003)     $ 608,051
                                    =========    ========     ========        ========       =========      =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002

                                                                                USC
                                                  UNITED      USC MAY       EUROPE/MAY
                                                  STATES    VERPACKUNGEN   VERPACKUNGEN
                                    U.S. CAN       CAN        HOLDING       GMBH (NON-                      U.S. CAN
                                   CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR                    CORPORATION
                                    (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                                   -----------   --------   ------------   -------------   ------------   ------------
                                                                       (UNAUDITED)
                                                                     (000'S OMITTED)
CURRENT ASSETS:
     Cash and cash equivalents...   $      --    $  5,707     $     --       $  6,083       $      --      $  11,790
     Accounts receivable.........          --      43,623           --         46,363              --         89,986
     Inventories.................          --      57,500         (600)        48,735              --        105,635
     Deferred income taxes.......          --       5,535        1,977            218              --          7,730
     Other current assets........          --       6,184           --          8,282              --         14,466
                                    ---------    --------     --------       --------       ---------      ---------
          Total current assets...          --     118,549        1,377        109,681              --        229,607
NET PROPERTY, PLANT AND
  EQUIPMENT......................          --     147,588           --         94,086              --        241,674
GOODWILL.........................          --      27,384           --             --              --         27,384
DEFERRED INCOME TAXES............          --      28,312          606            422              --         29,340
OTHER NON-CURRENT ASSETS.........          --      37,904           --         12,917              --         50,821
INTERCOMPANY ADVANCES............          --     240,791           --             --        (240,791)            --
INVESTMENT IN
  SUBSIDIARIES...................          --          --       61,360             --         (61,360)            --
                                    ---------    --------     --------       --------       ---------      ---------
          Total assets...........   $      --    $600,528     $ 63,343       $217,106       $(302,151)     $ 578,826
                                    =========    ========     ========       ========       =========      =========
CURRENT LIABILITIES
     Current maturities of
       long-term debt............   $      --    $ 11,078     $     --       $ 15,075       $      --      $  26,153
     Accounts payable............          --      47,901           --         46,636              --         94,537
     Other current liabilities...          --      48,389           31         15,974              --         64,394
                                    ---------    --------     --------       --------       ---------      ---------
          Total current
            liabilities..........          --     107,368           31         77,685              --        185,084
TOTAL LONG TERM DEBT.............         854     503,238           --         19,437              --        523,529
LONG TERM LIABILITIES PURSUANT TO
  EMPLOYEE BENEFIT PLANS.........          --      44,603          672         29,299              --         74,574
OTHER LONG-TERM LIABILITIES......          --       3,714           --          2,638              --          6,352
PREFERRED STOCK..................     133,133          --           --             --              --        133,133
INTERCOMPANY LOANS...............     112,057          --      114,864         13,870        (240,791)            --
INVESTMENT IN SUBSIDIARIES.......      97,802      39,407           --             --        (137,209)            --
STOCKHOLDERS' EQUITY/
  (DEFICIT)......................    (343,846)    (97,802)     (52,224)        74,177          75,849       (343,846)
                                    ---------    --------     --------       --------       ---------      ---------
          Total liabilities and
            stockholders'
            equity...............   $      --    $600,528     $ 63,343       $217,106       $(302,151)     $ 578,826
                                    =========    ========     ========       ========       =========      =========

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 29, 2003

                                                                                  USC
                                                    UNITED      USC MAY       EUROPE/MAY
                                                    STATES    VERPACKUNGEN   VERPACKUNGEN
                                      U.S. CAN       CAN        HOLDING          (NON-         U.S. CAN
                                     CORPORATION   COMPANY    (SUBSIDIARY      GUARANTOR     CORPORATION
                                      (PARENT)     (ISSUER)    GUARANTOR)    SUBSIDIARIES)   CONSOLIDATED
                                     -----------   --------   ------------   -------------   ------------
                                                                 (UNAUDITED)
                                                               (000'S OMITTED)
CASH FLOWS (USED IN) PROVIDED BY
  OPERATING ACTIVITIES.............      $--       $ 7,148      $(7,495)        $(5,699)       $(6,046)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.............       --        (5,868)          --          (1,541)        (7,409)
  Proceeds from sale of property...       --           256           --           5,173          5,429
                                         ---       -------      -------         -------        -------
     Net cash (used in) provided by
       investing activities........       --        (5,612)          --           3,632         (1,980)
                                         ---       -------      -------         -------        -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Changes in intercompany
     advances......................       --        (6,561)       7,495            (934)            --
  Net borrowings under revolving
     line of credit................       --        20,300           --              --         20,300
  Payments of other long-term
     debt..........................       --        (2,784)          --          (4,342)        (7,126)
  Borrowings of other debt.........       --            --           --           3,557          3,557
                                         ---       -------      -------         -------        -------
     Net cash (used in) provided by
       financing activities........       --        10,955        7,495          (1,719)        16,731
                                         ---       -------      -------         -------        -------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH.............................       --            --           --          (1,449)        (1,449)
                                         ---       -------      -------         -------        -------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       --        12,491           --          (5,235)         7,256
CASH AND CASH EQUIVALENTS,
  beginning of period..............       --         5,707           --           6,083         11,790
                                         ---       -------      -------         -------        -------
CASH AND CASH EQUIVALENTS, end of
  period...........................      $--       $18,198      $    --         $   848        $19,046
                                         ===       =======      =======         =======        =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                  USC
                                                    UNITED      USC MAY       EUROPE/MAY
                                                    STATES    VERPACKUNGEN   VERPACKUNGEN
                                      U.S. CAN       CAN        HOLDING          (NON-         U.S. CAN
                                     CORPORATION   COMPANY     (GUARANTOR      GUARANTOR     CORPORATION
                                      (PARENT)     (ISSUER)   SUBSIDIARY)    SUBSIDIARIES)   CONSOLIDATED
                                     -----------   --------   ------------   -------------   ------------
                                                                 (UNAUDITED)
                                                               (000'S OMITTED)
CASH FLOWS (USED IN) PROVIDED BY
  OPERATING ACTIVITIES.............      $--       $ 9,699      $(4,524)        $(9,336)       $ (4,161)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.............       --        (6,765)          --          (4,271)        (11,036)
  Proceeds from the sale of
     property......................       --           475           --             116             591
  Investment in Formametal S.A.....       --          (133)          --              --            (133)
                                         ---       -------      -------         -------        --------
     Net cash used in investing
       activities..................       --        (6,423)          --          (4,155)        (10,578)
                                         ---       -------      -------         -------        --------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Changes in intercompany
     advances......................       --        (4,179)       4,524            (345)             --
  Net borrowings under revolving
     line of credit................       --         8,900           --              --           8,900
  Payments of other long-term
     debt..........................       --        (4,340)          --          (1,349)         (5,689)
  Borrowings of other long-term
     debt..........................       --            --           --          13,750          13,750
                                         ---       -------      -------         -------        --------
     Net cash provided by financing
       activities..................       --           381        4,524          12,056          16,961
                                         ---       -------      -------         -------        --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH.............................       --            --           --            (452)           (452)
                                         ---       -------      -------         -------        --------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       --         3,657           --          (1,887)          1,770
CASH AND CASH EQUIVALENTS,
  beginning of period..............       --         8,249           --           6,494          14,743
                                         ---       -------      -------         -------        --------
CASH AND CASH EQUIVALENTS, end of
  period...........................      $--       $11,906      $    --         $ 4,607        $ 16,513
                                         ===       =======      =======         =======        ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           UNITED STATES CAN COMPANY

                                 EXCHANGE OFFER

                                  $125,000,000

                 10 7/8% SERIES B SENIOR SECURED NOTES DUE 2010

                             ---------------------

                                  [USCAN LOGO]

                             ---------------------

                                       , 2003

Until           , all dealers effecting transactions in the notes or the
exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify and advance reasonable expenses to any person who was a party, is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 145 of the DGCL states that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she was fairly and reasonably entitled to indemnity for the expenses which the court deems proper.

     Our Certificate of Incorporation includes indemnification provisions that mirror Section 145 of the DGCL Consequently, any of our directors or officers or any person serving at our request in those capacities will be fully indemnified against such judgments, penalties, fines, settlements and reasonable expenses actually incurred, except if (1) he or she did not conduct himself or herself in good faith and did not reasonably believe his or her conduct was in the corporation's best interests; or (2) in the case of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful.

     Our Certificate of Incorporation also contains a provision eliminating liability to us or our shareholders for monetary damages from breach of fiduciary duty as a director, except under certain specified circumstances. The inclusion of these indemnification provisions in our Certificate of Incorporation and is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to serve.

ITEM 21.  EXHIBITS

     (a) Exhibits

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------
 2.1      Agreement and Plan of Merger (the "Merger Agreement") dated as of June 1, 2000 between U.S. Can Corporation and Pac
          Packaging Acquisition Corporation (Exhibit 2 to the current report on Form 8-K, filed on June 15, 2000).(1)
 2.2      First Amendment to Merger Agreement dated as of June 28,
          2000 (Exhibit 2.2 to the current report on Form 8-K, filed on June 30, 2000).(1)
 2.3      Second Amendment to Merger Agreement dated as of August 22,
          2000 (Exhibit 2.3 to the current report on Form 8-K, filed on August 31, 2000).(1)
 3.1      Amended and Restated Certificate of Incorporation of U.S.
          Can Corporation (Exhibit 3.7 to the quarterly report on Form
          10-Q for the quarter ended June 29, 2003, filed on August 8,
          2003).(1)
 3.2      Amended and Restated By-laws of U.S. Can Corporation
          (Exhibit 3.2 to the registration statement on Form S-4 (No.
          333-53276), filed on January 5, 2001).(1)
 3.3      Restated Certificate of Incorporation of United States Can
          Company (Exhibit 3.3 to the registration statement on Form
          S-4 (No. 333-53276), filed on January 5, 2001).(1)

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------
 3.4      Amended and Restated By-laws of United States Can Company
          (Exhibit 3.4 to the registration statement on Form S-4 (No.
          333-53276), filed on January 5, 2001).(1)
 3.5      Certificate of Incorporation of USC May Verpackungen Holding
          Inc (Exhibit 3.5 to the registration statement on Form S-4
          (No. 333-53276), filed on January 5, 2001).(1)
 3.6      By-Laws of USC May Verpackungen Holding Inc (Exhibit 3.6 to
          the registration statement on Form S-4 (No. 333-53276),
          filed on January 5, 2001).(1)
 4.1      Indenture dated as of October 4, 2000 between United States
          Can Company and Bank One Trust Company, N.A., as Trustee
          (Exhibit 4.1 to the current report on Form 8-K, filed on
          October 18, 2000).(1)
 4.2      Indenture dated as of July 22, 2003 among U.S. Can
          Corporation, United States Can Company, USC May Verpackungen
          Holding Inc. and Wells Fargo Bank Minnesota, National
          Association (Exhibit 4.3 to the current report on Form 8-K, filed on July 22, 2003).(1)
 4.3      Registration Rights Agreement dated as of July 22, 2003
          among U.S. Can Corporation, United States Can Company, USC
          May Verpackungen Holding Inc. and Citigroup Global Markets
          Inc. (Exhibit 4.4 to the current report on Form 8-K, filed on July 22, 2003).(1)
 4.4      Form of Exchange Note (filed as an exhibit to the Indenture relating to the notes -- see Exhibit 4.2).
 5.1      Opinion of Ropes & Gray LLP.**
10.1      Credit Agreement dated as of October 4, 2000, among United
          States Can Company, the guarantors and Bank of America, N.A.
          and the other financial institutions listed therein, as
          Lenders (Exhibit 10.1 to the current report on Form 8-K,
          filed on October 18, 2000).(1)
10.2      Pledge Agreement dated as of October 4, 2000 among U.S. Can
          Corporation, United States Can Company, each of the domestic subsidiaries of United States Can Company and Bank of
          America, N.A (Exhibit 10.2 to the registration statement on
          Form S-4 (No. 333-53276), filed on January 5, 2001).(1)
10.3      Amended and Restated Security Agreement dated as of July 22,
          2003 among U.S. Can Corporation, United States Can Company, each of the domestic subsidiaries of United States Can
          Company and Bank of America, N.A.*
10.4      Sublease Agreement, dated 2/10/89, relating to the Commerce,
          CA property (Exhibit 10.10 to the quarterly report on Form
          10-Q for the quarter ended April 6, 1997 (No. 001-13678),
          filed on May 20, 1997).(1)
10.5      Lease Agreement, dated 1/1/76, as amended, relating to the
          Weirton, WV property (Exhibit 10.11 to the quarterly report on Form 10-Q, for the quarter ended April 6, 1997 (No.
          001-13678), filed on May 20, 1997).(1)
10.6      First Amendment to Credit Agreement dated as of April 1,
          2001 (Exhibit 10.27 to the quarterly report on Form 10-Q for the period ended April 1, 2001, filed on May 15, 2001).(1)
10.7      Amendment No. 4 to the Lease Agreement, dated 1/1/76, as
          amended, relating to the Weirton, WV property (Exhibit 10.7 to the registration statement on Form S-4 (No. 333-53276), filed on January 5, 2001).(1)
10.8      Lease relating to Dragon Parc Industrial Estate, Merthyr
          Tydfil, Wales, dated November 27, 1996 (Exhibit 10.24 to the annual report on Form 10-K for the fiscal year ended
          December 31, 1996 (No. 001-13678), filed on March 26,
          1997).(1)
10.9      Nonqualified Supplemental 401(k) Plan (Exhibit 10.33 to the
          annual report on Form 10-K for the fiscal year ended
          December 31, 1995 (No. 001-13678), filed on March 26,
          1996).(1)
10.10     Nonqualified Benefit Replacement Plan (Exhibit 10.34 to the
          annual report on Form 10-K for the fiscal year ended
          December 31, 1995 (No. 001-13678), filed on March 26,
          1996).(1)
10.11     Lease Agreement between May Grundbesitz GmbH & Co. KG and
          May Verpackungen GmbH & Co. KG (Exhibit 10.1 to the
          quarterly report on Form 10-Q for the quarter ended July 2,
          2000, filed on August 15, 2000).(1)

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------
10.12     Amendment No. 3 to the Lease Agreement, dated 1/1/76, as
          amended, relating to the Weirton, WV property (Exhibit 10.55 to the annual report on Form 10-K for the fiscal year ended
          December 31, 1995 (No. 001-13678), filed on March 26,
          1996).(1)
10.13     Employment Agreement dated October 4, 2000 by and among John
          L. Workman, United States Can Company and U.S. Can
          Corporation (Exhibit 10.14 to the registration statement on
          Form S-4 (No. 333-53276), filed January 5, 2001).(1)
10.14     Lease Agreement dated June 15, 2000, related to Atlanta, GA plastics facility (Exhibit 10.15 to the annual report on
          Form 10-K for the fiscal year ended December 31, 2001, filed on March 22, 2002).(1)
10.15     Employment Agreement dated October 4, 2000 by and among
          Thomas A. Scrimo, United States Can Company and U.S. Can
          Corporation (Exhibit 10.18 to the registration statement on
          Form S-4 (No. 333-53276), filed January 5, 2001).(1)
10.16     U.S. Can Corporation Executive Deferred Compensation Plan
          (Exhibit 10.30 to the annual report on Form 10-K for the
          fiscal year ended December 31, 1998, filed on March 31,
          1999).(1)
10.17     Amendment No. 1 to the U.S. Can Corporation Executive
          Deferred Compensation Plan, dated as of October 4, 2000
          (Exhibit 10.23 to the registration statement on Form S-4
          (No. 333-53276), filed January 5, 2001).(1)
10.18     U.S. Can Corporation 2000 Equity Incentive Plan (Exhibit
          10.24 to the registration statement on Form S-4 (No.
          333-53276), filed January 5, 2001).(1)
10.19     United States Can Company Executive Severance Plan, dated as of October 13, 1999 (Exhibit 10.34 to the annual report on
          Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000).(1)
10.20     U.S. Can Corporation Stockholders Agreement, dated as of
          October 4, 2000 (Exhibit 10.26 to the registration statement on Form S-4 (No. 333-53276), filed January 5, 2001).(1)
10.21     Berkshire Fee Letter dated December 18, 2001 (Exhibit 10.27 to the annual report on Form 10-K for the fiscal year ended
          December 31, 2001, filed on March 22, 2002).(1)
10.22     Second Amendment to Credit Agreement dated December 18, 2001
          (Exhibit 10.28 to the annual report on Form 10-K for the
          fiscal year ended December 31, 2001, filed on March 22,
          2002).(1)
10.23     Sale Agreement of the Scotts Road, Southall, United Kingdom
          factory premises dated December 18, 2001 (Exhibit 10.29 to the annual report on Form 10-K for the fiscal year ended
          December 31, 2001, filed on March 22, 2002).(1)
10.24     Compromise Agreement and General Release between United
          States Can Company and David R. Ford dated June 30, 2002.
          (Exhibit 10(a) to the quarterly report on Form 10-Q, for the quarter ended September 29, 2002, filed on November 12,
          2002).(1)
10.25     Compromise Agreement and General Release between United
          States Can Company and J. Michael Kirk dated October 16,
          2002 (Exhibit 10(b) to the quarterly report on Form 10-Q,
          for the quarter ended September 29, 2002, filed on November
          12, 2002).(1)
10.26     Separation Agreement and General Release between United
          States Can Company and Paul W. Jones dated November 26, 2002
          (Exhibit 10.27 to the annual report on Form 10-K for the
          fiscal year ended December 31, 2002, filed on March 26,
          2003).(1)
10.27     Separation Agreement and General Release between United
          States Can Company and Roger B. Farley dated March 27,
          2003.*
10.28     Amendment No. 1 to the U.S. Can Corporation Nonqualified
          Supplemental 401(k), dated as of February 25, 2002 (Exhibit
          10.27 to the annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 26, 2003).(1)
10.29     Third Amendment to Credit Agreement dated July 22, 2003
          (Exhibit 10.5 to the current report on Form 8-K, filed on
          July 22, 2003).(1)
10.30     Security Agreement dated as of July 22, 2003 among United
          States Can Company, U.S. Can Corporation, USC May
          Verpackungen Holding Inc. and Wells Fargo Bank Minnesota,
          National Association.*

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------
10.31     Pledge Agreement dated as of July 22, 2003 among United
          States Can Company, U.S. Can Corporation, USC May
          Verpackungen Holding Inc. and Wells Fargo Bank Minnesota,
          National Association.*
10.32     Lien Intercreditor Agreement dated as of July 22, 2003 among
          Wells Fargo Bank Minnesota, National Association, Bank of
          America, N.A., United States Can Company, U.S. Can
          Corporation and USC May Verpackungen Holding Inc.*
12.1      Computation of Ratio of Earnings to Fixed Charges.*
21.1      Subsidiaries of the Registrant (Exhibit 21 to the annual
          report on Form 10-K for the fiscal year ended December 31,
          2002, filed on March 26, 2003).(1)
23.1      Independent Auditor's Consent.*
23.2      Consent of Ropes & Gray LLP (see Exhibit 5.1).**
24.1      Powers of Attorney (included on signature pages).
25.1      Statement of Eligibility and Qualification of Trustee on
          Form T-1.*
99.1      Form of Letter of Transmittal used in connection with the
          Exchange Offer.*
99.2      Form of Notice of Guaranteed Delivery used in connection
          with the Exchange Offer.*
99.3      Form of Exchange Agent Agreement.**

---------------

*  Filed herewith.

** To be filed by amendment.

(1) Incorporated by reference.

     (b) Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the accompanying notes.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrants hereby undertake:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (x) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (y) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (z) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (3) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (4) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on September 19, 2003.

                                          U.S. CAN CORPORATION

                                          By      /s/ SANDRA K. VOLLMAN
                                            ------------------------------------
                                                     Sandra K. Vollman
                                              Senior Vice President and Chief
                                                      Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John L. Workman and Sandra K. Vollman, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on September 19, 2003.

                   SIGNATURE                                             TITLE
                   ---------                                             -----



              /s/ JOHN L. WORKMAN                  Director and Chief Executive Officer
------------------------------------------------   (Principal executive officer)
                John L. Workman




             /s/ SANDRA K. VOLLMAN                 Senior Vice President and Chief Financial Officer
------------------------------------------------   (Principal financial and accounting officer)
               Sandra K. Vollman




               /s/ CARL FERENBACH                  Chairman of the Board
------------------------------------------------
                 Carl Ferenbach




              /s/ GEORGE V. BAYLY                  Director
------------------------------------------------
                George V. Bayly




              /s/ RICHARD K. LUBIN                 Director
------------------------------------------------
                Richard K. Lubin




              /s/ PHILIP R. MENGEL                 Director
------------------------------------------------
                Philip R. Mengel




             /s/ FRANCISCO A. SOLER                Director
------------------------------------------------
               Francisco A. Soler




              /s/ LOUIS B. SUSMAN                  Director
------------------------------------------------
                Louis B. Susman

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on September 19, 2003.

                                          UNITED STATES CAN COMPANY

                                          By      /s/ SANDRA K. VOLLMAN
                                            ------------------------------------
                                                     Sandra K. Vollman
                                              Senior Vice President and Chief
                                                      Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John L. Workman and Sandra K. Vollman, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on September 19, 2003.

                   SIGNATURE                                             TITLE
                   ---------                                             -----



              /s/ JOHN L. WORKMAN                  Director and Chief Executive Officer
------------------------------------------------   (Principal executive officer)
                John L. Workman




             /s/ SANDRA K. VOLLMAN                 Senior Vice President and Chief Financial Officer
------------------------------------------------   (Principal financial and accounting officer)
               Sandra K. Vollman




               /s/ CARL FERENBACH                  Chairman of the Board
------------------------------------------------
                 Carl Ferenbach




              /s/ GEORGE V. BAYLY                  Director
------------------------------------------------
                George V. Bayly




              /s/ RICHARD K. LUBIN                 Director
------------------------------------------------
                Richard K. Lubin




              /s/ PHILIP R. MENGEL                 Director
------------------------------------------------
                Philip R. Mengel




             /s/ FRANCISCO A. SOLER                Director
------------------------------------------------
               Francisco A. Soler




              /s/ LOUIS B. SUSMAN                  Director
------------------------------------------------
                Louis B. Susman

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on September 19, 2003.

                                          USC MAY VERPACKUNGEN HOLDING INC.

                                          By      /s/ SANDRA K. VOLLMAN
                                            ------------------------------------
                                                     Sandra K. Vollman
                                              Senior Vice President and Chief
                                                      Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John L. Workman and Sandra K. Vollman, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on September 19, 2003.

                   SIGNATURE                                             TITLE
                   ---------                                             -----



              /s/ JOHN L. WORKMAN                  Director and Chief Executive Officer
------------------------------------------------   (Principal executive officer)
                John L. Workman




             /s/ SANDRA K. VOLLMAN                 Senior Vice President and Chief Financial Officer
------------------------------------------------   (Principal financial and accounting officer)
               Sandra K. Vollman




            /s/ PATRICIA M. COSGROVE               Director, Assistant General Counsel and Acting
------------------------------------------------   Secretary
              Patricia M. Cosgrove